As filed with the U.S. Securities and Exchange Commission on August 13, 2026.

Registration No. 333-296157

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No.1

to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RUI HOLDINGS INC

(Exact name of registrant as specified in its charter)

Cayman Islands	8744	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Plot 2224, Block 6739, Al-Zanbaq Street,

King Abdullah Economic City,

Makkah Province, Saudi Arabia 23982

+ 966 539245853

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ningxin Sun, Esq.

Charles Wilson LLP

418 Broadway

Albany

New York, 12207

+852 9565 6373

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the Selling Shareholders may sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED August 13, 2026

6,392,500 Class A Ordinary Shares

Consisting of:

300,000 Class A Ordinary Shares offered by the Company

6,092,500 Class A Ordinary Shares offered by the Selling Shareholders

RUI Holdings Inc

This is an initial public offering of class A ordinary shares, par value $0.0001 per share (each a “Class A Ordinary Share,” and collectively, the “Class A Ordinary Shares”) of RUI Holdings Inc, a Cayman Islands exempted company (“we,” “us,” “our,” “RUI Cayman,” “our Company,” and the “Company”). We are offering 300,000 Class A Ordinary Shares at a price of $1.00 per Class A Ordinary Share on a self-underwritten, “best efforts”, no minimum basis. There is no minimum number of Class A Ordinary Shares required to be purchased by each investor. Prior to this offering, there has been no public market for our Class A Ordinary Shares.

The selling shareholders identified in this prospectus are offering an additional 6,092,500 Class A Ordinary Shares (the “Selling Shareholders”).

Our registration of the Ordinary Shares covered by this prospectus does not mean that the Selling Shareholders will offer or sell any of the shares. The Selling Shareholders may offer and sell or otherwise dispose of our Ordinary Shares described in this prospectus from time to time through public or private transactions at a fixed price of $1.00 per Ordinary Share until our Ordinary Shares are listed on a national securities exchange or quoted on the OTCID, OTCQX, OTCQB or OTC Pink Market, at which time they may be sold at prevailing market prices or in privately negotiated transactions. See “Plan of Distribution” beginning on page 120 for more information.

We will not receive any of the proceeds from the Class A Ordinary Shares sold by the Selling Shareholders.

No underwriter or other person has been engaged to facilitate the sale of Class A Ordinary Shares in this offering. The Selling Shareholders may be deemed underwriters of the Class A Ordinary Shares that they are offering. We have agreed to pay certain expenses in connection with this registration statement. The Selling Shareholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares of Class A Ordinary Shares.

We are not an operating company but a Cayman Islands holding company with operations conducted by our subsidiaries. Investors in our Class A Ordinary Shares thus are purchasing an equity interest in a Cayman Islands holding company instead of equity interests in our operating subsidiaries. We hold equity interests in our subsidiaries and do not operate business through variable interest entities. This structure involves unique risks to investors. As a holding company, we may rely on dividends from our subsidiaries for our cash requirements, including any payment of dividends to our shareholders. The ability of our subsidiaries to pay dividends to us may be restricted by the debt they incur on their own behalf or laws and regulations applicable to them.

Holders of the Class A Ordinary Shares and class B ordinary shares, par value $0.0001 per share (each a “Class B Ordinary Share,” and collectively, the “Class B Ordinary Shares,” and together with the Class A Ordinary Shares, the “Ordinary Shares”) have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 20 votes per Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis, and shall be automatically converted into Class A Ordinary Shares upon the holder of the Class B Ordinary Shares transferring to any person which is not an affiliate of such holder. For a detailed description of the rights and privileges associated with holders of our share capital, see “Description of Share Capital.”

We intend to have a market-maker file an application with FINRA for our ordinary shares to be eligible for quotation on the over-the-counter markets administered by the SEC (“OTCQB”). To be eligible for quotation, registrants must remain current in their periodic filings with the SEC. We plan to apply for quotation on OTCQB. We currently do not have a market-maker who has agreed to file such application for quotation on OTCQB. There can be no assurance that our ordinary shares will ever be quoted on a quotation service or listed on a stock exchange, or that any public market for our stock will develop.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 13 to read about factors you should consider before buying our Class A Ordinary Shares.

Unless otherwise stated, as used in this prospectus, the terms “we,” “us,” “our,” “RUI Cayman,” “our Company,” and the “Company” refer to RUI Holdings Inc, a Cayman Islands exempted company; “RUI Singapore” refers to RUI International Pte. Ltd., a company formed under the laws of the Republic of Singapore (“Singapore”), which is wholly owned by RUI Cayman; “RUI UAE” refers to RUI International Enterprise LLC, a company formed under the laws of the United Arab Emirates (“UAE”), which is 50% owned by RUI Singapore; “Aish Alnas” refers to Aish Alnas For Logistics, a company formed under the laws of The Kingdom of Saudi Arabia (“KSA”), which is wholly owned by RUI Singapore; “RUI Thailand” refers to RUI Energy (Thailand) Co., Ltd, a company formed under the laws of the Kingdom of Thailand (“Thailand”), which is 55% owned by RUI Singapore; “RUI Beijing” refers to Beijing Ruiwuhang Information Technology Co., Ltd., a limited liability company formed under the laws of the People’s Republic of China (“PRC”), which is wholly owned by RUI Singapore; “RUI Shanghai” refers to Ruiwuhang (Shanghai) Information Technology Co., Ltd., a limited liability company formed under the laws of the PRC, which is wholly owned by RUI Singapore; “RUI Facility Management” refers to Ruiwuhang (Shanghai) Facility Management Co., Ltd., a limited liability company formed under the laws of the PRC, which is wholly owned by RUI Shanghai; “RUI Catering” refers to Ruiwuhang (Shanghai) Catering Management Co., Ltd., a limited liability company formed under the laws of the PRC and is wholly owned by RUI Facility Management; “Jiangsu Ruimu” refers to Jiangsu Ruimu Boshi Technology Co., Ltd., a limited liability company formed under the laws of the PRC and is wholly owned by RUI Facility Management; “RUI Wuxi” refers to Ruiwuxing (Wuxi) Facility Management Co., Ltd., a limited liability company formed under the laws of the PRC and is wholly owned by RUI Facility Management (collectively, the “PRC Operating Entities” or “PRC Subsidiaries”); and “Deep Quest” refers to Company Deep Quest, a company formed under the laws of the KSA and is wholly owned by Jiangsu Ruimu.

We are a holding company incorporated in the Cayman Islands with no material operations of our own and not a Chinese operating company. As a result, we conduct a substantial majority of our operations through our subsidiaries in the PRC, Singapore, and the KSA. We do not conduct any material business operations in the UAE. The Class A Ordinary Shares offered in this prospectus are shares of the Cayman Islands holding company instead of shares of our subsidiaries. Holders of our Class A Ordinary Shares do not directly own any equity interests in our subsidiaries, but will instead own shares of a Cayman Islands holding company. The Chinese regulatory authorities could disallow our corporate structure, which would likely result in a material change in our operations and/or a material change in the value of our Class A Ordinary Shares, including that it could cause the value of our Class A Ordinary Shares to significantly decline or become worthless. See “Risk Factors—Risks Relating to Doing Business in the PRC—Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.”

We are subject to certain legal and operational risks associated with the business operations of the PRC Subsidiaries being based in China, which could cause the value of our securities to significantly decline or become worthless. Applicable PRC laws and regulations governing such current business operations are sometimes vague and uncertain, and as a result, these risks may result in material changes in the operations of the PRC Subsidiaries, significant depreciation or a complete loss of the value of our Class A Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On December 28, 2021, 13 governmental departments of the PRC, including the Cyberspace Administration of China (the “CAC”), issued the Cybersecurity Review Measures, which became effective on February 15, 2022. As of the date of this prospectus, neither we nor our subsidiaries have been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction related to cybersecurity review under the Cybersecurity Review Measures. We are not subject to cybersecurity review by the CAC under the Cybersecurity Review Measures, since we currently are not critical information infrastructure operators (“CIIOs”) purchasing network products and services, or network platform operators conducting data processing activities that affect or may affect national security, and we do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures. We are also not subject to national security review by the relevant authorities under the Regulation on Network Data Security Management, which became effective on January 1, 2025, because neither we nor our subsidiaries currently conduct data activities that may affect national security. See “Risk Factors—Risks Relating to Doing Business in the PRC— Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact the PRC Subsidiaries’ business and our offering.”

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which came into effect on March 31, 2023. We are not required to file with the CSRC for this offering pursuant to the Trial Measures because (i) our PRC Subsidiaries contributed only a minority portion of our consolidated operating revenue, total profit, total assets and consolidated net assets for the most recent fiscal year; (ii) our core business functions and management activities are primarily conducted outside of the PRC; (iii) the majority of the members of our board of directors and senior management in charge of our business operations or management are neither citizens nor habitual residents of the PRC. See “Risk Factors—Risks Relating to Doing Business in the PRC—The Opinions, the Trial Measures, and the revised Provisions recently issued by the PRC authorities subject us to additional compliance requirements.” Other than the foregoing, as of the date of this prospectus, no relevant PRC laws or regulations in effect require that we obtain permission from any PRC authorities to issue securities to foreign investors, and neither we nor our subsidiaries have received any inquiry, notice, warning, or sanction regarding our overseas listing from the CSRC or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries, our ability to accept foreign investments, and our listing on a U.S. exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us and our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S. See “Risk Factors—Risks Relating to Doing Business in the PRC—Any actions by the Chinese government, including any decision to intervene or influence the operations of the PRC Subsidiaries or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of the PRC Subsidiaries, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless” and “Risk Factors—Risks Relating to Doing Business in the PRC—Recent regulatory actions and statements by the Chinese government regarding oversight of overseas offerings and foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.”

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our and our PRC Subsidiaries’ part to ensure compliance with such regulations or interpretations. As such, our PRC Subsidiaries may be subject to governmental and regulatory interference in the provinces in which it operates. See “Risk Factors—Risks Relating to Doing Business in the PRC—The PRC government exerts substantial influence over the manner in which the PRC Subsidiaries conduct their business activities. The PRC government may also intervene or influence our PRC Subsidiaries’ operations at any time, which could result in a material change in our PRC Subsidiaries’ operations.”

In addition, our Class A Ordinary Shares may be prohibited from trading in the United States, including on the OTCQB or other U.S. trading markets under the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2022. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. Our auditor, Guangdong Prouden CPAs GP (“Prouden”), is headquartered in the PRC and registered with the PCAOB in November 2024. As of the date of this prospectus, the PCAOB has not determined that Prouden was unable to be inspected or investigated completely. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the U.S. Securities and Exchange Commission (the “SEC”), the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by former President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducingthe time before securities may be prohibited from trading or delisted. See “Risk Factors—Risks Relating to Doing Business in the PRC—Recent joint statement by the SEC and the PCAOB and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to the continued trading or future offerings of our securities in the U.S.”

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on the receipt of funds from our Singapore subsidiary, RUI Singapore. RUI Singapore will rely on payments made from RUI UAE, Aish Alnas, RUI Beijing, and RUI Shanghai, which will in turn rely on payments made from RUI Facility Management as dividends. RUI Facility Management will rely on its operating profit and payments from RUI Catering, Jiangsu Ruimu, RUI Wuxi, and Deep Quest as dividends. However, as the PRC government imposes control over currency conversion, it has the authority to conduct exchange transfer reviews, which may impose certain limitations on our ability to transfer cash between our Company, our subsidiaries, and our investors, primarily reflected in the following aspects: (i) we are restricted from injecting capital or providing loans to our PRC Subsidiaries, which may adversely affect the operations of our PRC Subsidiaries; (ii) our PRC Subsidiaries may be restricted from paying dividends to us; and (iii) if we are unable to obtain dividends from our PRC Subsidiaries, it may adversely impact our dividends distribution to investors. See “Risk Factors—Risks Relating to Doing Business in the PRC—PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or the PRC Subsidiaries to liability or penalties, limit our ability to inject capital into the PRC Subsidiaries, limit the PRC Subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us,” “Risk Factors—Risks Relating to Doing Business in the PRC—PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to the PRC Subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business,” and “Risk Factors—Risks Relating to Doing Business in the PRC—Governmental control of currency conversion may affect the value of your investment and our payment of dividends.” Further, to the extent cash or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets. There is no assurance the PRC government will not intervene in or impose restrictions on the ability of our Company or our subsidiaries to transfer cash or assets. We have established controls and procedures for cash flows within our organization based on internal cash management policies established by our finance department, discussed, considered, and reviewed by the relevant departments in our Company, and approved by our chief financial officer. Specifically, our finance department supervises cash management, following the instructions of our management. Our finance department is responsible for establishing our cash operation plan and coordinating cash management matters among our subsidiaries and departments. Each subsidiary and department initiates a cash request by putting forward a cash demand plan, which explains the specific amount and timing of cash requested, and submitting it to our finance department. The finance department reviews the cash demand plan and prepares a summary for the management of our Company. Management examines and approves the allocation of cash based on the sources of cash and the priorities of the needs. Other than the above, we currently do not have other cash management policies or procedures that dictate how funds are transferred. As of the date of this prospectus, no cash transfer or transfer of other assets has occurred between our Company and our subsidiaries. See “Prospectus Summary—Asset Transfers Between Our Company and Our Subsidiaries,” “Prospectus Summary—Dividends or Distributions Made to Our Company and U.S. Investors and Tax Consequences,” our audited consolidated financial statements for the fiscal years ended August 31, 2024 and 2025, and our unaudited consolidated financial statements for the six months ended February 28, 2026.

We are both an “emerging growth company” and a “foreign private issuer” under applicable SEC rules and will be eligible for reduced public company disclosure requirements. See section titled “Prospectus Summary—Implications of Being an ‘Emerging Growth Company’” and “Prospectus Summary—Foreign Private Issuer Status” for additional information.

This offering is being conducted on a self-underwritten, “best efforts” basis. There is no minimum number of shares required to be purchased by each investor. We do not have an underwriter to assist us in the sale of the shares. We are dependent upon our chief financial officer and director, Mr. Xiang Chen, and our chief executive officer, Mr. Peng Yu, to offer the shares on our behalf. Mr. Xiang Chen and Mr. Peng Yu will not receive compensation for sales of the shares. We will rely on Rule 3(a)4-11 in that both of our chief financial officer and chief executive officer have never been either a registered securities broker-dealer or an affiliate or associated person thereof. We will receive the net proceeds from the sale of the shares. You have no assurance we will be able sell all of the shares. We expect to sell the shares in transactions negotiated directly with investors or their representatives.

We expect to deliver the Class A Ordinary Shares against payment in U.S. dollars in New York, New York on or about [●], 2026.

Neither the U.S Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should not assume that the information contained in the registration statement of which this prospectus forms a part is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or of any sale of the Class A Ordinary Shares being registered in the registration statement of which this prospectus forms a part.

No dealer, salesperson, or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us nor the Selling Shareholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Prospectus dated August [●], 2026

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ABOUT THIS PROSPECTUS

Neither we nor the Selling Shareholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. Neither we nor the Selling Shareholders take responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Class A Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Class A Ordinary Shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Neither we nor the Selling Shareholders have taken any action to permit a public offering of the Class A Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus or any filed free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A Ordinary Shares and the distribution of this prospectus or any filed free-writing prospectus outside the United States.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“AI” are to artificial intelligence;

●	“AIoT” are to artificial intelligence of things;

●	“Aish Alnas” are to Aish Alnas For Logistics, a company formed under the laws of The Kingdom of Saudi Arabia;

●	“Articles” or “Articles of Association” are to the Amended and Restated Articles of Association of the Company, as amended or restated from time to time;

●	“China,” “mainland China,” or the “PRC” are to the People’s Republic of China;

●	“Class A Ordinary Shares” are to Class A ordinary shares of the Company, par value $0.0001 per share;

●	“Class B Ordinary Shares” are to Class B ordinary shares of the Company, par value $0.0001 per share;

●	“Deep Quest” are to Company Deep Quest, a company formed under the laws of The Kingdom of Saudi Arabia;

●	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

●	“Group” are to RUI Holdings Inc and its subsidiaries;

●	“IPO” are to initial public offering;

●	“Jiangsu Ruimu” are to Jiangsu Ruimu Boshi Technology Co., Ltd., a limited liability company formed under the laws of the PRC;

●	“KSA” are to The Kingdom of Saudi Arabia;

●	“Memorandum” or “Memorandum of Association” are to the Amended and Restated Articles of Association of the Company, as amended or restated from time to time;

●	“Memorandum and Articles” or “Memorandum and Articles of Association” are to the Memorandum of Association and the Articles of Association;

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●	“PRC Operating Entities” or “PRC Subsidiaries” are to Beijing Ruiwuhang Information Technology Co., Ruiwuhang (Shanghai) Information Technology Co., Ltd., Ruiwuhang (Shanghai) Facility Management Co., Ltd., Ruiwuhang (Shanghai) Catering Management Co., Ltd., Jiangsu Ruimu Boshi Technology Co., Ltd., and Ruiwuxing (Wuxi) Facility Management Co., Ltd.;

●	“R&D” are to research and development;

●	“Renminbi” or “RMB” are to the legal currency of the PRC;

●	“RUI Beijing” are to Beijing Ruiwuhang Information Technology Co., Ltd., a limited liability company formed under the laws of the PRC;

●	“RUI Catering” are to Ruiwuhang (Shanghai) Catering Management Co., Ltd., a limited liability company formed under the laws of the PRC;

●	“RUI Facility Management” are to Ruiwuhang (Shanghai) Facility Management Co., Ltd., a limited liability company formed under the laws of the PRC;

●	“RUI Shanghai” are to Ruiwuhang (Shanghai) Information Technology Co., Ltd., a limited liability company formed under the laws of the PRC;

●	“RUI Singapore” are to RUI International Pte. Ltd., a company formed under the laws of the Republic of Singapore;

●	“RUI Thailand” are to RUI Energy (Thailand) Co., Ltd, a company formed under the laws of the Kingdom of Thailand;

●	“RUI UAE” are to RUI International Enterprise L.L.C-FZ, a company formed under the laws of the United Arab Emirates;

●	“RUI Wuxi” are to Ruiwuhang (Wuxi) Facility Management Co., Ltd., a limited liability company formed under the laws of the PRC;

●	“Saudi Riyal” or “SAR” are to the legal currency of the KSA;

●	“Securities Act” are to the Securities Act of 1933, as amended;

●	“Ordinary Shares” are to the Class A Ordinary Shares and Class B Ordinary Shares of RUI Cayman, par value $0.0001 per share;

●	“Singapore” are to the Republic of Singapore;

●	“Singapore Dollar” or “SGD” are to the legal currency of Singapore;

●	“UAE” are to the United Arab Emirates;

●	“U.S. dollars,” “USD,” “US$,” “$,” or “dollars” are to the legal currency of the United States; and

●	“we,” “us,” “our,” “RUI Cayman,” “our Company,” and “Company” are to RUI Holdings Inc, an exempted company incorporated in the Cayman Islands with limited liability.

Our business is conducted by our PRC Subsidiaries using RMB, RUI Singapore using SGD, and Aish Alnas and Deep Quest using Saudi Riyal. Our consolidated financial statements are presented in U.S. dollars. In this prospectus, we refer to assets, obligations, commitments, and liabilities in our consolidated financial statements in U.S. dollars. These dollar references are based on the exchange rate of RMB, SGD and Saudi Riyal to U.S. dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A Ordinary Shares, discussed under “Risk Factors” before deciding whether to buy our Class A Ordinary Shares.

Our Corporate Structure

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. We conduct our operations through our subsidiaries established in the PRC, Singapore, and the KSA. We do not conduct any material business operations in the UAE. The Class A Ordinary Shares offered in this prospectus are shares of the Cayman Islands holding company instead of shares of any of our subsidiaries. Holders of our Class A Ordinary Shares do not directly own any equity interests in our subsidiaries, but will instead own shares of a Cayman Islands holding company. The Chinese regulatory authorities could disallow our corporate structure, which would likely result in a material change in our operations and/or a material change in the value of our Class A Ordinary Shares, including that it could cause the value of our Class A Ordinary Shares to significantly decline or become worthless. See “Risk Factors—Risks Relating to Doing Business in the PRC—Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.”

The following diagram illustrates our corporate structure as of the date of this prospectus and upon the completion of this offering. Certain entities immaterial to our results of operations, business and financial condition are omitted. For more details on our corporate history, please refer to “Corporate History and Structure.”

Notes: all percentages reflect the voting rights held by each of our shareholders.

*	As of the date of this prospectus, the Company’s authorized share capital is US$50,000, divided into 450,000,000 Class A Ordinary Shares, with one vote per share, and 50,000,000 Class B Ordinary Shares, with 20 votes per share. As of the date of this prospectus, 15,690,000 Class A Ordinary Shares (representing 15,690,000 votes) and 18,935,000 Class B Ordinary Shares (representing 378,700,000 votes) are issued and outstanding, representing an aggregate of 394,390,000 votes. Immediately upon the completion of this offering, there will be 15,990,000 Class A Ordinary Shares issued and outstanding and 18,935,000 Class B Ordinary Shares issued and outstanding.

As of the date of this prospectus, holders of the outstanding Class B Ordinary Shares beneficially own approximately 95.97% of the aggregate voting power of our issued and outstanding Ordinary Shares. Following the completion of this offering, they will beneficially own approximately 95.06% of the aggregate voting power. As a result, they have the ability to control matters requiring shareholder approval, including the election of directors, amendment of memorandum and articles of association, and approval of certain major corporate transactions in accordance with the Cayman Companies Act. This concentrated control may limit or preclude the ability of holders of Class A Ordinary Shares to influence corporate matters for the foreseeable future. See “Risk Factors—Risks Relating to this Offering and Our Ordinary Shares —The dual class structure of our Ordinary Shares has the effect of concentrating voting control with our director, and her interests may not be aligned with the interests of our other shareholders”.

(1)	Represents 10,505,000 Class B Ordinary Shares indirectly held by Manli Zhang Robinson, our chief compliance officer and director and the 100% beneficial owner of Serenity Prime Limited, as of the date of this prospectus. Serenity Prime Limited is incorporated at Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Virgin Islands.

(2)	Represents 4,215,000 Class B Ordinary Shares indirectly held by Xiang Chen, our chief financial officer and director and the 100% beneficial owner of RUI Horizon Holding Ltd., as of the date of this prospectus. RUI Horizon Holding Ltd. is incorporated with ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(3)	Represents 4,215,000 Class B Ordinary Shares indirectly held by Peng Yu, our chief executive officer and director and the 100% beneficial owner of Southenlake Holding Ltd., as of the date of this prospectus. Southenlake Holding Ltd. is incorporated with ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(4)	Represents 1,725,000 Class A Ordinary Shares indirectly held by Lim Choon San, our director and the 100% beneficial owner of MAIS HOLDING LIMITED, as of the date of this prospectus. MAIS HOLING LIMITED is incorporated with ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.
(5)	Represents an aggregate of 13,965,000 Class A Ordinary Shares held by seven shareholders, each one of which holds less than 5% of our voting interests, as of the date of this prospectus.

We are subject to certain legal and operational risks associated with the business operations of our PRC Subsidiaries being based in China, which could cause the value of our securities to significantly decline or become worthless. Applicable PRC laws and regulations governing such current business operations are sometimes vague and uncertain, and as a result, these risks may result in material changes in the operations of the PRC Subsidiaries, significant depreciation of the value of our Class A Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this prospectus, neither we nor our subsidiaries have been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction related to cybersecurity review under the Cybersecurity Review Measures. On December 28, 2021, 13 governmental departments of the PRC, including the CAC, issued the Cybersecurity Review Measures, which became effective on February 15, 2022. We are not subject to cybersecurity review by the CAC under the Cybersecurity Review Measures, because none of our PRC Subsidiaries is a CIIO, a network platform operator that conducts data processing activities that affect or may affect national security, or an online platform operator with personal information of more than one million users. We are not subject to national security review by the relevant authorities under the Regulation on Network Data Security Management, because neither we nor our subsidiaries currently conduct data activities that may affect national security. See “Risk Factors—Risks Relating to Doing Business in the PRC—Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact the PRC Subsidiaries’ business and our offering.”

On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. We are not required to file with the CSRC for this offering pursuant to the Trial Measures because (i) our PRC Subsidiaries contributed only a minority portion of our consolidated operating revenue, total profit, total assets and consolidated net assets for the most recent fiscal year; (ii) our core business functions and management activities are primarily conducted outside of the PRC; (iii) the majority of the members of our board of directors and senior management in charge of our business operations or management are neither citizens nor habitual residents of the PRC. See “Risk Factors—Risks Relating to Doing Business in the PRC—The Opinions, the Trial Measures, and the revised Provisions recently issued by the PRC authorities subject us to additional compliance requirements.” As of the date of this prospectus, neither we nor our subsidiaries have received any inquiry, notice, warning, or sanctions regarding our overseas listing from the CSRC or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries, our ability to accept foreign investments, and our listing on a U.S. exchange. The SCNPC or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us and our subsidiaries to obtain regulatory approval from Chinese authorities for listing in the U.S. If we do not receive or maintain the approval, or inadvertently conclude that such approval is not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. See “Risk Factors—Risks Relating to Doing Business in the PRC—Any actions by the Chinese government, including any decision to intervene or influence the operations of the PRC Subsidiaries or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of the PRC Subsidiaries, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless” and “Risk Factors—Risks Relating to Doing Business in the PRC—Recent regulatory actions and statements by the Chinese government regarding oversight of overseas offerings and foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.”

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our and our PRC Subsidiaries’ part to ensure compliance with such regulations or interpretations. As such, our PRC Subsidiaries may be subject to governmental and regulatory interference in the provinces in which it operates. See “Risk Factors—Risks Relating to Doing Business in the PRC—The PRC government exerts substantial influence over the manner in which the PRC Subsidiaries conduct their business activities. The PRC government may also intervene or influence our PRC Subsidiaries’ operations at any time, which could result in a material change in our PRC Subsidiaries’ operations.”

In addition, our Class A Ordinary Shares may be prohibited from trading in the United States, including on the OTCQB or other U.S. trading markets under the HFCA Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2022. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, the Consolidated Appropriations Act was signed into law by former President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China, because of positions taken by PRC authorities in those jurisdictions. Our auditor, Prouden, is headquartered in the PRC and registered with the PCAOB in November 2024. As of the date of this prospectus, the PCAOB has not determined that Prouden was not unable to be inspected or investigated completely. On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of accounting firms based in mainland China, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination. See “Risk Factors—Risks Relating to Doing Business in the PRC—Recent joint statement by the SEC and the PCAOB and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to the continued trading or future offerings of our securities in the U.S.”

Business Overview

Through our subsidiaries, we provide two primary lines of services: integrated facility management and integrated logistics services. Moreover, our subsidiaries provide a secondary line of service in equipment leasing and software development services as value-added offerings that we believe complement and enhance our two primary lines of service.

Our integrated facility management offerings include security management, fire safety management, energy management, and cleaning and landscaping. These services are provided through deployed personnel, “intelligent systems,” or a combination of both. For personnel deployment, our PRC Subsidiaries engage third-party human resource companies to supply the necessary workforce. In terms of “intelligent systems,” our PRC Subsidiaries source sensors and other smart hardware from third-party providers, integrate them with our proprietary AIoT cloud platform, and deploy them across client sites. We believe this AIoT cloud platform serves as the backbone of our facility management services, connecting physical devices to digital systems and enabling automation, incident alerts, and system-wide optimization.

In addition, we offer integrated logistics services, providing comprehensive logistics solutions that cover the supply chain from port operations and customs clearance to land transportation and delivery to designated project sites.

Competitive Strengths

We believe that the following strengths contribute to our subsidiaries’ success and are the differentiating factors that set them apart from their peers:

●	Integrated service model;

●	Customer loyalty driven by embedded AIoT solutions;

●	Early-mover advantage in emerging markets;

●	AIoT cloud platform’s seamless compatibility with a wide range of branded hardware; and

●	Experienced management team.

Challenges

Set forth below are the challenges we believe our subsidiaries face in their business operations:

●	Geopolitical risks and market uncertainty in the Middle East;

●	Supply chain complexities in expanding operations to the Middle East; and

●	Upfront costs and integration complexity of our service model.

Growth Strategies

We intend to develop our business and strengthen brand loyalty by implementing the following strategies:

●	Driving growth through exemplary case studies;

●	Leveraging acquisitions for market consolidation; and

●	Expansion into new markets.

Corporate Information

Our principal executive office is located at Plot 2224, Block 6739, Al-Zanbaq Street, King Abdullah Economic City, Makkah Province, the KSA, 23982, and our phone number is +966 567794806. Our registered office in the Cayman Islands is located at the Office of ICS Corporate Services (Cayman) Limited, 3-212 Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 30746, Seven Mile Beach, Grand Cayman KY1-1203, Cayman Islands, and the phone number of our registered office is +1(345)917-1939. We maintain a corporate website at www.ruigroup.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Our Business (for a more detailed discussion, see “Risk Factors—Risks Related to Our Business” beginning on page 13 of this prospectus)

Our business face risks and uncertainties, including, but not limited to, the following:

●	We conduct our operations in the Middle East. The current hostilities involving Israel, the Gaza Strip, and their regional neighbors may materially and adversely impact our operations (see page 13 of this prospectus);

●	Our service model requires substantial upfront investment and ongoing integration efforts, which could have a material adverse effect on our business, financial condition, and results of operations (see page 13 of this prospectus);

●	Defects, errors, or any other problems associated with our subsidiaries’ products and services could diminish demand for our subsidiaries’ products or services, harm our business and results of operations, and subject us to liability (see page 14 of this prospectus);

●	Our PRC Subsidiaries’ products incorporate open-source AI and third-party technologies, and our PRC Subsidiaries’ use of open-source AI technology and third-party technologies could negatively affect both our PRC Subsidiaries’ and our business, results of operations, financial condition, and prospects (see page 14 of this prospectus);

●	Our business depends on a license to use the AIoT cloud platform, and the loss or restriction of this license could materially adversely affect our business, financial condition, or results of operations (see page 14 of this prospectus);

●	Breaches of and other types of security incidents involving our PRC Subsidiaries’ systems could negatively impact our business, our brand and reputation, our ability to retain existing customers and attract new customers, may cause us to incur significant liabilities and adversely affect our business, results of operations, financial condition, and future prospects (see page 15 of this prospectus);

●	Disruptions in our subsidiaries’ supply chain could adversely affect our subsidiaries’ operations, ultimately harming our business, financial condition, and results of operations (see page 15 of this prospectus);

●	High customer concentration exposes our subsidiaries to all of the risks faced by their major customers and may subject them to significant fluctuations or declines in revenue, which may have a material adverse impact on our business, financial condition, and results of operations (see page 15 of this prospectus);

●	If our subsidiaries lose one or more of their major suppliers, their operation may be disrupted, and both our subsidiaries’ and our results of operations may be adversely and materially impacted (see page 16 of this prospectus);

●	Our equipment leasing operations rely on third-party suppliers for equipment, and disruptions, cost increases, or issues with these third-party suppliers’ relationships could materially impact our business, financial condition, or results of operations (see page 16 of this prospectus);

●	Aish Alnas faces risks associated with the items it delivers and the contents of shipments handled through its logistics networks, including real or perceived quality or health issues with the products that are handled through its logistics networks, and risks inherent in the logistics industry, including personal injury, product damage, and transportation-related incidents (see page 17 of this prospectus);

●	If our PRC Subsidiaries fail to keep up with the technological developments and implementation of advanced technologies, our business, results of operations and prospects may be materially and adversely affected (see page 17 of this prospectus);

●	Some of our directors and executive officers have commitments to other companies, which may create competing time demands and could adversely affect their ability to devote sufficient time and attention to our business (see page 17 of this prospectus);

●	Overall tightening of the labor market, increases in labor costs, or any possible labor unrest may adversely affect both our subsidiaries’ and our business, financial condition, and results of operations (see page 17 of this prospectus); and

●	Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment (see page 19 of this prospectus).

Risks Relating to Doing Business in the PRC (for a more detailed discussion, see “Risk Factors—Risks Relating to Doing Business in the PRC” beginning on page 21 of this prospectus)

We face risks and uncertainties relating to doing business in the PRC in general, including, but not limited to, the following:

●	Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on our PRC Subsidiaries’ business and operations (see page 21 of this prospectus);

●	Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us (see page 21 of this prospectus);

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in the KSA, Singapore, or China against us or our management named in this prospectus based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within the KSA, Singapore, or China (see page 22 of this prospectus);

●	The PRC government exerts substantial influence over the manner in which the PRC Subsidiaries conduct their business activities. The PRC government may also intervene or influence our PRC Subsidiaries’ operations at any time, which could result in a material change in our PRC Subsidiaries’ operations (see page 23 of this prospectus);

●	Any actions by the Chinese government, including any decision to intervene or influence the operations of the PRC Subsidiaries or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of the PRC Subsidiaries, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless (see page 23 of this prospectus);

●	Recent regulatory actions and statements by the Chinese government regarding oversight of overseas offerings and foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless (see page 24 of this prospectus);

●	Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact the PRC Subsidiaries’ business and our offering (see page 24 of this prospectus);

●	The Opinions, the Trial Measures, and the revised Provisions recently issued by the PRC authorities subject us to additional compliance requirements (see page 25 of this prospectus);

●	Recent joint statement by the SEC and the PCAOB and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to the continued trading or future offerings of our securities in the U.S. (see page 26 of this prospectus);

●	The approval of the CSRC may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for this offering under such regulation (see page 32 of this prospectus);

●	The M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China (see page 33 of this prospectus); and

●	Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless (see page 33 of this prospectus).

Risks Relating to Doing Business in the Certain Countries and Regions (for a more detailed discussion, see “Risk Factors—Risks Relating to Doing Business in Certain Countries and Regions” beginning on page 34 of this prospectus)

We face risks and uncertainties relating to doing business in the certain countries and regions in general, including, but not limited to, the following:

●	Investments in emerging markets are subject to greater risks than those in more developed markets (see page 34 of this prospectus);

●	The economies within the GCC region are highly dependent upon the oil and gas industry (see page 35 of this prospectus);

●	Our business may be adversely affected by changes in government policies, laws, and regulations in the KSA (see page 36 of this prospectus); and

●	Our subsidiary’s non-compliance with certain KSA regulatory requirements may render its contracts unenforceable and expose our subsidiary to penalties, operational suspension, or other adverse consequences (see page 36 of this prospectus).

Risks Relating to this Offering and Our Ordinary Shares (for a more detailed discussion, see “Risk Factors—Risks Relating to this Offering and Our Ordinary Shares ” beginning on page 37 of this prospectus)

We face risks and uncertainties relating to this offering and our ordinary shares, including, but not limited to, the following:

●	There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you pay for them, or at all (see page 37 of this prospectus);

●	The initial public offering price for our Class A Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile (see page 37 of this prospectus);

●	You will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased (see page 37 of this prospectus);

●	If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A Ordinary Shares may be materially and adversely affected (see page 37 of this prospectus);

●	Substantial future sales of our Class A Ordinary Shares or the anticipation of future sales of our Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline (see page 38 of this prospectus);

●	The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price (see page 39 of this prospectus);

●	The price of our Class A Ordinary Shares could be subject to rapid and substantial volatility (see page 39 of this prospectus);

●	If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer (see page 40 of this prospectus);

●

Because we are a foreign private issuer and are permitted to take advantage of exemptions from certain corporate governance standards applicable to U.S. issuers, you may have less protection than you would have if we were a domestic issuer (see page 40 of this prospectus);

●	The dual class structure of our Ordinary Shares has the effect of concentrating voting control with our director, and her interests may not be aligned with the interests of our other shareholders (see page 40 of this prospectus);

●	Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Class A Ordinary Shares (see page 41 of this prospectus);

●	If we are classified as a PFIC, United States taxpayers who own our Class A Ordinary Shares may have adverse United States federal income tax consequences (see page 42 of this prospectus); and

●	Our pre-IPO shareholders will be able to sell their shares upon completion of this offering subject to restrictions under Rule 144 under the Securities Act (see page 42 of this prospectus).

Permissions or Approval Required from the PRC Authorities for Our Operating and Offering

In order to operate our business activities as currently conducted in China, the PRC Subsidiaries are required to obtain business licenses from the State Administration for Market Regulation (the “SAMR”). As of the date of this prospectus, each of our PRC Subsidiaries has obtained a valid business license from the SAMR and no application for any such license has been denied. However, it is uncertain whether we or our PRC Subsidiaries will be required to obtain additional approvals, licenses, or permits in connection with our business operations pursuant to evolving PRC laws and regulations, and whether we would be able to obtain and renew such approvals on a timely basis or at all. Failing to do so could result in a material change in our operations, and the value of our Class A Ordinary Shares could depreciate significantly or become worthless. As of the date of this prospectus, neither we nor any of the PRC Subsidiaries (1) are subject to approval requirements from the CSRC, the CAC, or any other entity to approve our operations, and (2) have been denied such permissions by any PRC authorities.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the “Opinions,” which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the need to strengthen the supervision over overseas listings by Chinese companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-concept overseas-listed companies and the demand for cybersecurity and data privacy protection. On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. We are not required to file with the CSRC for this offering pursuant to the Trial Measures because (i) our PRC Subsidiaries contributed only a minority portion of our consolidated operating revenue, total profit, total assets and consolidated net assets for the most recent fiscal year; (ii) our core business functions and management activities are primarily conducted outside of the PRC; (iii) the majority of the members of our board of directors and senior management in charge of our business operations or management are neither citizens nor habitual residents of the PRC. See “Regulations—Regulations Related to Mergers and Acquisitions and Overseas Listings” and “Risk Factors—The Opinions, the Trial Measures, and the revised Provisions recently issued by the PRC authorities subject us to additional compliance requirements.”

On February 24, 2023, the CSRC, together with the MOF, the National Administration of State Secrets Protection, and the National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing, which were issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009 (the “Provisions”). The revised Provisions were issued under the title “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by our Company, or our PRC Subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, we cannot assure you that we will be able to comply with new regulatory requirements relating to our quotation on OTCQB and our future overseas capital-raising activities and we may become subject to more stringent requirements with respect to matters such as cross-border investigation, data privacy, and enforcement of legal claims. See “Risk Factors—Risks Relating to Doing Business in the PRC—Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us.” Notwithstanding the foregoing, as of the date of this prospectus, we have not received any inquiry, notice, warning, sanction, or any regulatory objection to this offering from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations.

The Cybersecurity Review Measures, which became effective on February 15, 2022, provide that, in addition to CIIOs that intend to purchase Internet products and services, online platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures further require that CIIOs and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries. As of the date of this prospectus, we have not received any notice from any authorities identifying any of our PRC Subsidiaries as a CIIO or requiring us to go through cybersecurity review or network data security review by the CAC. We are not subject to cybersecurity review by the CAC under the Cybersecurity Review Measures, because our PRC Subsidiaries are not CIIOs or online platform operators with personal information of more than one million users. We are also not subject to national security review by the relevant authorities under the Regulation on Network Data Security Management, because neither we nor our subsidiaries currently conduct data activities that may affect national security. There remains uncertainty, however, as to how the Cybersecurity Review Measures will be interpreted or implemented and whether the PRC’s oversight of data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our PRC Subsidiaries’ business and our offering.

Asset Transfers Between Our Company and Our Subsidiaries

As of the date of this prospectus, no cash transfer or transfer of other assets has occurred between our Company and our subsidiaries. We have established controls and procedures for cash flows within our organization based on internal cash management policies established by our finance department, discussed, considered, and reviewed by the relevant departments in our Company, and approved by our chief financial officer. Specifically, our finance department supervises cash management, following the instructions of our management. Our finance department is responsible for establishing our cash operation plan and coordinating cash management matters among our subsidiaries and departments. Each subsidiary and department initiate a cash request by putting forward a cash demand plan, which explains the specific amount and timing of cash requested, and submitting it to our finance department. The finance department reviews the cash demand plan and prepares a summary for the management of our Company. Management examines and approves the allocation of cash based on the sources of cash and the priorities of the needs. Other than the above, we currently do not have other cash management policies or procedures that dictate how funds are transferred.

Dividends or Distributions Made to Our Company and U.S. Investors and Tax Consequences

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Subject to the passive foreign investment company (“PFIC”) rules, the gross amount of distributions we make to investors with respect to our Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid out of share premium if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on the receipt of funds from our Singapore subsidiary, RUI Singapore, who will be dependent on our subsidiaries in the UAE, the KSA and the PRC. However, as the PRC government imposes control over currency conversion, it has the authority to conduct exchange transfer reviews, which may impose certain limitations on our ability to transfer cash between our Company, our subsidiaries, and our investors, primarily reflected in the following aspects: (i) we are restricted from injecting capital or providing loans to our PRC Subsidiaries, which may adversely affect the operations of our PRC Subsidiaries; (ii) our PRC Subsidiaries may be restricted from paying dividends to us; and (iii) if we are unable to obtain dividends from our PRC Subsidiaries, it may adversely impact our dividends distribution to investors. See “Risk Factors—Risks Relating to Doing Business in the PRC—PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or the PRC Subsidiaries to liability or penalties, limit our ability to inject capital into the PRC Subsidiaries, limit the PRC Subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us,” “Risk Factors— Risks Relating to Doing Business in the PRC—PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to the PRC Subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business,” and “Risk Factors—Risks Relating to Doing Business in the PRC—Governmental control of currency conversion may affect the value of your investment and our payment of dividends.” Further, to the extent cash or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets. There is no assurance the PRC government will not intervene in or impose restrictions on the ability of our Company or our subsidiaries to transfer cash or assets. See “Risk Factors—Risks Relating to Doing Business in the PRC—To the extent cash or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets.” Current PRC regulations permit RUI Shanghai and RUI Beijing to pay dividends to RUI Singapore only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. For instance, the Circular on Promoting the Reform of Foreign Exchange Management and Improving Authenticity and Compliance Review, or “SAFE Circular 3,” issued on January 26, 2017, provides that banks shall, when dealing with dividend remittance transactions from a domestic enterprise to its offshore shareholders of more than $50,000, review the relevant board resolutions, original tax filing form, and audited financial statements of such domestic enterprise based on the principle of genuine transaction. Furthermore, if RUI Shanghai, RUI Beijing, and RUI Facility Management, incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our PRC Subsidiaries are unable to receive all of the revenue from its operations, we may be unable to pay dividends on our Class A Ordinary Shares.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. RUI Singapore may be considered a non-resident enterprise for tax purposes, so that any dividends RUI Beijing and RUI Shanghai pay to RUI Singapore may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Material Income Tax Consideration—Regulations on Tax in the PRC.”

In order for us to pay dividends to our shareholders, we will rely on payments from RUI Singapore, as dividends. RUI Singapore will rely on payments made from RUI Beijing and RUI Shanghai, which will in turn rely on payments made from RUI Facility Management. RUI Facility Management will rely on its operating profit and payments from RUI Catering, Jiangsu Ruimu, RUI Wuxi, and Deep Quest’s dividends. If RUI Facility Beijing, RUI Shanghai, and their subsidiaries, RUI Facility Management, RUI Catering, Jiangsu Ruimu, RUI Wuxi, and Deep Quest, incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

See our audited consolidated financial statements for the fiscal years ended August 31, 2024 and 2025 and our unaudited consolidated financial statements for the six months ended February 28, 2026 on pages F-3 to F-49.

Implications of Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer’s pay ratio disclosure; and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of the above-described reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act until we no longer meet the definition of an “emerging growth company.” Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a semi-annual basis as press releases, distributed pursuant to the rules and regulations of the OTCQB. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

THE OFFERING

Class A Ordinary Shares offered by us	300,000 Class A Ordinary Shares

Class A Ordinary Shares offered by the Selling Shareholders	6,092,500 Class A Ordinary Shares

Assumed Offering Price per Class A Ordinary Share	Assumed offering price will be $1.00 per Class A Ordinary Share.

Ordinary Shares issued and outstanding prior to completion of this offering	15,690,000 Class A Ordinary Shares and 18,935,000 Class B Ordinary Shares

Ordinary Shares outstanding immediately after this offering	15,990,000 Class A Ordinary Shares and 18,935,000 Class B Ordinary Shares

Market for our Class A Ordinary Shares	There is no market for our securities. Our Class A Ordinary Shares are not traded on any exchange or quoted on the OTCQB. After the effective date of the registration statement relating to this prospectus, we intend to have a market maker file an application for our shares to be eligible for quotation on the OTCQB. We do not yet have a market maker who has agreed to file such application.

Transfer Agent	Transhare Corporation

Use of proceeds	We do not expect to receive any net proceeds from this offering. See “Use of Proceeds” on page 45 for more information.

Risk factors	The Class A Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 13 for a discussion of factors to consider before deciding to invest in our Class A Ordinary Shares.

RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Class A Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business

Our subsidiaries’ operating history may not be indicative of their future growth or financial results and our subsidiaries may not be able to sustain their historical growth rates.

Our subsidiaries’ operating history may not be indicative of their future growth or financial results. There is no assurance that our subsidiaries will be able to grow their revenue in future periods. Their growth rates may decline for any number of possible reasons, and some of them are beyond their control, including decreasing client demand, increasing competition, declining growth of the industry in general, emergence of alternative business models, or changes in government policies or general economic conditions. Our subsidiaries expect to continue to expand their offerings to and to increase their customer base. However, the execution of their expansion plan is subject to uncertainty and the number of clients may not grow at the rate they expect for the reasons stated above. If their growth rates decline, investors’ perceptions of their business and prospects may be adversely affected and the market price of our Class A Ordinary Shares could decline.

Our subsidiaries operate in a highly-competitive market and their failure to compete effectively could adversely affect both their and our business, financial condition, and results of operations.

The industries of integrated facility management and integrated transportation are highly-competitive and rapidly evolving, with many new companies joining the competition in recent years. See “Business—Competition.” Some of our subsidiaries’ competitors and potential competitors have greater product development capabilities and financial, marketing, and human resources than we do. Other companies have developed technologies that could be the basis for competitive products. Some of these products have an entirely different approach or means of accomplishing the desired effect than products we are developing. Alternative products may be developed that are more effective, more efficient, and are less costly than our products. Competitors may succeed in developing products earlier than our PRC Subsidiaries, or developing products that are more effective than our PRC Subsidiaries’ products. Over time, our PRC Subsidiaries’ technology or products may become obsolete or uncompetitive, which may adversely impact both our subsidiaries’ and our business, financial condition, and results of operations.

We conduct our operations in the Middle East. The current hostilities involving Israel, the Gaza Strip, and their regional neighbors may materially and adversely impact our operations.

Our business and operations could be influenced by the economic, political, geopolitical, and military conditions in and around the KSA and the UAE.

On October 7, 2023, Hamas, a U.S. designated terrorist organization, launched a series of coordinated attacks from the Gaza Strip onto Israel. On October 8, 2023, Israel formally declared war on Hamas, and the armed conflict is ongoing as of the date of this prospectus. As of the date of this prospectus, our operations have not experienced material and adverse impacts from the current hostilities involving Israel, the Gaza Strip, and their regional neighbors. However, the ongoing conflict could lead to a decrease in customs closures, disruptions in supply chains and shipping, alter market demand and lead to changes in regulatory environments, which could materially and adversely affect our business, financial condition, and results of operations in the future.

Our service model requires substantial upfront investment and ongoing integration efforts, which could have a material adverse effect on our business, financial condition, and results of operations.

Our integrated logistics and integrated facility management service model requires substantial upfront investment. To effectively deliver both services involves acquiring and maintaining a fleet of logistics equipment, hiring and training personnel with expertise across both logistics and facility management, and establishing systems and processes to support coordinated service delivery. These investments are significant and may require time before generating returns proportional to the resources committed.

In addition, the service model entails ongoing integration complexities. Coordinating logistics and facility management operations requires aligning scheduling, workflows, and resource allocation across multiple service lines, managing teams across different functional areas, and standardizing operational procedures to maintain consistent service quality. Inefficient management of these integration efforts could increase operating costs, delay service delivery, reduce client satisfaction, or limit the scalability of operations, which could materially affect our business, financial condition, and results of operations.

Defects, errors, or any other problems associated with our subsidiaries’ products and services could diminish demand for our subsidiaries’ products or services, harm our business and results of operations, and subject us to liability.

Our subsidiaries’ customers use our subsidiaries’ products and services for important aspects of their businesses, and any errors, defects, or disruptions to our subsidiaries’ products and services and any other performance problems with our subsidiaries’ products and services could damage the customers’ businesses and, in turn, hurt our subsidiaries’ brand and reputation. Our subsidiaries’ products and services may contain undetected errors, failures, vulnerabilities, and bugs when first introduced or released. Real or perceived errors, failures, bugs, or security vulnerabilities in our PRC Subsidiaries’ products could result in negative publicity, loss of or delay in market acceptance of their products, loss of competitive position, lower customer retention, or claims by customers for losses sustained by them. In such an event, our subsidiaries may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem. As a result, both our subsidiaries’ and our reputation and our brand could be harmed, and our business, operating results, and financial condition may be adversely affected. Moreover, our PRC Subsidiaries source smart hardware and devices from their suppliers for the clients or their integrated facility management. Such smart hardware and devices may contain defects, errors, or other product issues, which may negatively impact the performance of the AIoT cloud platform and our PRC Subsidiaries’ services, damage our PRC Subsidiaries’ reputation, harm their ability to attract new and existing customers, and incur significant support, repair, or replacement costs even if our PRC Subsidiaries can be reimbursed from the third-party suppliers.

Our PRC Subsidiaries’ products incorporate open-source AI and third-party technologies, and our PRC Subsidiaries’ use of open-source AI technology and third-party technologies could negatively affect both our PRC Subsidiaries’ and our business, results of operations, financial condition, and prospects.

Our PRC Subsidiaries’ products incorporate open-source AI and third-party technologies, which may expose them to various risks. Our PRC Subsidiaries rely on contributions from a community of external developers to maintain and update these technologies, which introduces uncertainty regarding their availability and development timeline. Any discontinuation or delay in updates could force our PRC Subsidiaries to seek alternative solutions, increasing their costs, and potentially disrupting their operations. Additionally, compliance with the complex landscape of open-source licenses is challenging. Non-compliance could lead to significant legal penalties or the requirement to release our PRC Subsidiaries’ proprietary code.

Open-source AI technologies may also pose security and reliability concerns, as they are more susceptible to exploitation due to their public nature. Security vulnerabilities or bugs could compromise the integrity of our PRC Subsidiaries’ products, resulting in reputational harm, loss of customer trust, and financial damage. Open-source software may not always align with regulatory requirements in different jurisdictions, potentially exposing our PRC Subsidiaries to legal and compliance risks. Ensuring that the use of open-source AI technology complies with applicable laws and regulations adds complexity and could incur additional costs. The inherent lack of control over these external technologies and their development could limit our PRC Subsidiaries’ ability to customize solutions and promptly respond to market demands, impacting our PRC Subsidiaries’ innovation capabilities and market position. In addition, Companies that incorporate open-source software into their solutions and services have, from time to time, faced claims challenging the ownership of open-source software and compliance with open-source license terms. As a result, our PRC Subsidiaries could be subject to suits by parties claiming ownership of what our PRC Subsidiaries believe to be open-source software or noncompliance with open-source licensing terms. Some open-source software licenses may require users who distribute open-source software as part of their software to publicly disclose all or part of the source code to such software and make available any derivative works of the open-source code on unfavorable terms or at no cost. Any requirement to disclose our PRC Subsidiaries’ source code or pay damages for breach of contract could be harmful to both our PRC Subsidiaries’ and our business, financial condition, and results of operations.

Our business depends on a license to use the AIoT cloud platform, and the loss or restriction of this license could materially adversely affect our business, financial condition, or results of operations.

Our subsidiaries do not directly own the copyrights for our AIoT cloud platform, which are held by Jiangsu Ruiwuhang Zhilian Technology Co., Ltd. (“Zhilian Technology”), a related party, which is a company indirectly controlled by our chief financial officer. Our subsidiaries, RUI Facility Management and Deep Quest, rely on a license from Zhilian Technology to use the software underlying these copyrights for a period of ten years at no cost since September 20, 2025.

Our ability to provide integrated facility management depends substantially on these licensed intellectual properties. If the license were to be terminated, restricted, revoked, or otherwise become unavailable for any reason, our subsidiaries would lose the right to use critical components of the AIoT cloud platform. Such an event could materially impair our ability to deliver services, affect the quality or functionality of our offerings, and delay the deployment of new solutions. In addition, reliance on licensed intellectual property exposes us to operational and strategic risks. For example, any disputes with the licensor regarding the scope of the license, its interpretation, or compliance with its terms could disrupt our business. Dependence on a third-party license may also limit our ability to modify, enhance, or commercialize the AIoT cloud platform independently. Any of these outcomes could adversely affect our business, financial condition, or results of operations.

Breaches of and other types of cybersecurity incidents involving our PRC Subsidiaries’ systems could negatively impact our business, our brand and reputation, our ability to retain existing customers and attract new customers, may cause us to incur significant liabilities and adversely affect our business, results of operations, financial condition, and future prospects.

Developing and maintaining the AIoT cloud platform may necessitate periodic collection, usage, storage, transmission, or processing of data or information. While our PRC Subsidiaries have been taking steps to mitigate the cyberattack risks and protect the confidential information that our PRC Subsidiaries may have access to, including but not limited to installation and periodical updates of antivirus software and backup of information on our PRC Subsidiaries computer systems, the security measures could be breached. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, our PRC Subsidiaries may be unable to anticipate these techniques or to implement adequate preventative measures. Any cybersecurity incident, accidental or willful security breaches, or other unauthorized access to our PRC Subsidiaries’ systems could cause confidential information to be stolen and used for criminal purposes. Cybersecurity incidents, security breaches, or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation, and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance, or otherwise, or if design flaws in our PRC Subsidiaries’ technology infrastructure are exposed and exploited, our PRC Subsidiaries’ relationships with their business partners could be severely damaged, our PRC Subsidiaries could incur significant liability, and our business and operations could be adversely affected. Additionally, if our PRC Subsidiaries fail to protect confidential information, they may be susceptible to potential claims such as breach of contract, negligence, or other claims. Such claims will require significant time and resources to defend and there can be no assurances that favorable final outcomes will be obtained. In addition, the costs to respond to a cybersecurity event or to mitigate any identified security vulnerabilities could be significant, including costs for remediating the effects of such an event, paying a ransom, restoring data from backups, and conducting data analysis to determine what data may have been affected by the breach. In addition, our PRC Subsidiaries’ efforts to contain or remediate a security breach or any system vulnerability may be unsuccessful, and their efforts and any related failures to contain or remediate any breach or vulnerabilities could result in interruptions, delays, loss in customer trust, and harm to our PRC Subsidiaries’ reputation.

Disruptions in our subsidiaries’ supply chain could adversely affect our subsidiaries’ operations, ultimately harming our business, financial condition, and results of operations.

Our subsidiaries’ operations depend on a consistent and reliable supply chain. This supply chain is subject to various risks, including:

●	Geopolitical Events and Trade Restrictions: Changes in international trade policies, export or import restrictions, and geopolitical instability between China and the United States or other regions could disrupt the flow of goods and increase costs. The uncertainty surrounding any tariffs, trade barriers, export restrictions, renegotiation of trade agreements, and potential future trade actions can disrupt our subsidiaries’ supply chain planning and operational capabilities, ultimately affecting our subsidiaries’ sales volume and revenue.

●	Supplier and Customer Disruptions: Our subsidiaries may experience disruptions due to the financial instability, labor disputes, quality control issues, or the termination of agreements with their key suppliers and customers. Identifying alternative suppliers and customers can be time-consuming and costly.

●	Logistics and Transportation Challenges: Disruptions in shipping, port congestion, transportation delays, and increased freight costs could impact our subsidiaries’ ability to receive smart devices and hardware for their solutions and deliver their services in a timely and cost-effective manner.

●	Natural Disasters and Public Health Crises: Events such as earthquakes, typhoons, floods, pandemics, or other natural disasters could cause significant disruptions to manufacturing operations, transportation networks, and the availability of essential raw materials and components.

The occurrence of one or more of these supply chain risks could materially and adversely affect our subsidiaries’ operational ability, ultimately harming our business, financial condition, and results of operations.

Supply chain complexities arising from our expansion into the Middle East may adversely affect our subsidiaries’ ability to deliver products and services on time and to expected quality standards.

As our subsidiaries expand operations into Dubai and Saudi Arabia, our subsidiaries are increasingly reliant on a more complex and internationalized supply chain. A significant portion of the smart sensor models required for our subsidiaries’ solutions are currently manufactured exclusively in China, with limited alternative suppliers available in Middle Eastern markets. Consequently, our subsidiaries must procure these components from China and ship them to their project locations in the Middle East. This cross-border procurement process introduces additional logistical challenges, including longer shipping and lead times, increased exposure to customs or transportation delays, and added difficulties in maintaining quality control across multiple jurisdictions.

Operating across several markets also requires enhanced coordination among our subsidiaries’ procurement, logistics, and project management teams. Any breakdown in this coordination, including delays in component delivery, variability in product quality, or failures to synchronize supply timelines with project schedules, could impair our subsidiaries’ ability to meet client expectations, increase the costs, and negatively affect our subsidiaries’ operational efficiency. If our subsidiaries are unable to effectively manage these supply chain complexities, our subsidiaries’ project delivery timelines, customer satisfaction, and overall business performance in these new markets could be materially and adversely affected.

High customer concentration exposes our subsidiaries to all of the risks faced by their major customers and may subject them to significant fluctuations or declines in revenue, which may have a material adverse impact on our business, financial condition, and results of operations.

For the fiscal year ended August 31, 2024, two clients, Shanghai Haichang Polar Ocean World Co., Ltd. (“Shanghai Haichang”) and Shanghai Wangting Logistics Management Service Co., Ltd. (“Shanghai Wangting”), accounted for 30.55% and 19.34% of our total revenue, respectively. For the fiscal year ended August 31, 2025, one client, The Metallurgical Corporation of China Ltd. Saudi Branch (“Metallurgical Saudi”), accounted for 60.62% of our total revenue. For the six months ended February 28, 2026, one client, FFT Technologies LLC, accounted for 44.67% of our total revenue.

Although our subsidiaries continually seek to diversify their customer base, we cannot assure you that the proportion of the revenue contribution from these customers to our subsidiaries’ total revenue will decrease in the near future. Dependence on these customers will expose our subsidiaries to the risks of substantial losses. Specifically, any one of the following events, among others, may cause material fluctuations or declines in our subsidiaries’ revenue and have a material and adverse effect on our business, financial condition, and results of operations:

●	an overall decline in the business of these clients;

●	the decision by these clients to switch to our subsidiaries’ competitors;

●	the reduction in the prices of our subsidiaries’ services agreed by these clients; or

●	the failure or inability of any of these clients to make timely payment for our subsidiaries’ services.

If our subsidiaries fail to maintain relationships with these clients, and if they are unable to find replacement clients on commercially desirable terms or in a timely manner or at all, our business, financial condition, and results of operations may be materially and adversely affected.

If our subsidiaries lose one or more of the major suppliers, their operation may be disrupted, and both our subsidiaries and our results of operations may be adversely and materially impacted.

For the fiscal year ended August 31, 2024, one supplier, Shanghai Saying Information Technology Ltd. (“Shanghai Saying”), accounted for approximately 16.57% of our subsidiaries’ total supplies purchased. For the fiscal year ended August 31, 2025, one supplier, Shenzhen Minsheng GEFCO Logistics Co., Ltd. (“Shenzhen Minsheng”), accounted for approximately 30.63% of our subsidiaries’ total supplies purchased. For the six months ended February 28, 2026, one supplier, Heng Y Logistics Co., Ltd., accounted for approximately 18.41% of our subsidiaries’ total supplies purchased.

If our subsidiaries lose suppliers and are unable to swiftly engage new suppliers, our subsidiaries’ operations may be disrupted or suspended, and they may not be able to deliver products or services to their clients on time. Our subsidiaries may also have to pay a higher price to source from a different supplier on short notice. While our subsidiaries are actively searching for and negotiating with new suppliers, there is no guarantee that they will be able to locate appropriate new suppliers in their desired timeline. As such, our subsidiaries’ and our results of operations may be adversely and materially impacted.

Our equipment leasing operations rely on third-party suppliers for equipment, and disruptions, cost increases, or issues with these third-party supplier relationships could materially impact our business, financial condition, or results of operations.

Our equipment leasing operations primarily involve leasing material-handling equipment from third-party suppliers and re-leasing the equipment to our customers. Our subsidiaries depend on third-party suppliers for the availability and reliability of the equipment we lease. Any disruptions in the supply of equipment, such as delays in delivery, changes in pricing, or supply chain interruptions, could negatively impact our ability to meet customer demand and result in operational delays.

Additionally, as our subsidiaries do not own the majority of the equipment they lease, they are subject to the terms and conditions set by third-party lessors. Changes in lease rates, lease durations, or other terms imposed by these lessors could increase our operating costs or reduce our profitability. If our subsidiaries are unable to pass on such increased costs to their customers, it could adversely affect our financial performance.

Furthermore, our business is reliant on maintaining favorable relationships with third-party lessors. If these relationships were to deteriorate, or if lessors fail to meet their obligations, our subsidiaries could face challenges in obtaining or renewing equipment leases, which may materially affect our ability to operate and could have a material adverse impact on our business, financial condition, or results of operations.

Aish Alnas faces risks associated with the items it delivers and the contents of shipments handled through its logistics networks, including real or perceived quality or health issues with the products that are handled through its logistics networks, and risks inherent in the logistics industry, including personal injury, product damage, and transportation-related incidents.

Our subsidiary in the KSA, Aish Alnas, handles cargo and freight across its logistics network, and faces challenges with respect to the protection and examination of these shipments. Cargo may be delayed, stolen, damaged, or lost during delivery for various reasons, and Aish Alnas may be perceived or found liable for such incidents. In addition, Aish Alnas may fail to screen parcels and detect unsafe, prohibited, or restricted items. Unsafe items, such as flammables and explosives, toxic or corrosive items, and radioactive materials, may damage other items in the network, harm the personnel and facilities, or even injure the recipients. Furthermore, if Aish Alnas fails to prevent prohibited or restricted items from entering into its network and if Aish Alnas participates in the transportation and delivery of such items unknowingly, it may be subject to administrative or even criminal penalties, and if any personal injury or property damage is concurrently caused, it may also be liable for civil compensation. The delivery also involves inherent risks. From time to time, the vehicles and personnel in our integrated transportation business may be involved in transportation and vehicle accidents, and the cargo carried by them may be lost or damaged.

Any of the foregoing could disrupt Aish Alnas’s services, cause it to incur substantial expenses, and divert the time and attention of the management. Aish Alnas may face claims and incur significant liabilities if found liable or partially liable for any of injuries, damages, or losses. Governmental authorities may also impose significant fines on Aish Alnas or require it to adopt costly preventive measures. Furthermore, if Aish Alnas’s services are perceived to be insecure or unsafe by its customers, its business volume may be significantly reduced, and both Aish Alnas’s and our business, financial condition, and results of operations may be materially and adversely affected.

Our PRC Subsidiaries’ R&D, acquisitions, and licensing efforts may fail to generate new products.

Our future success depends on both the existing product portfolio and the pipeline of new products, including new products that our PRC Subsidiaries may develop and products that they are able to obtain through licenses or acquisitions.

Our PRC Subsidiaries may be unable to determine with accuracy when or whether any of their products now under development will be launched, or they may be unable to develop, license, or otherwise acquire product candidates or products. In addition, they cannot predict whether any products, once launched, will be commercially successful or will achieve sales and revenue that are consistent with their expectations. Furthermore, the timing and cost of their R&D may increase, making the R&D less predictable.

If our PRC Subsidiaries R&D, acquisition, and licensing efforts fail to generate new products, both our PRC Subsidiaries and our business, results of operations, and financial condition will be materially adversely affected.

If our PRC Subsidiaries fail to keep up with the technological developments and implementation of advanced technologies, our business, results of operations and prospects may be materially and adversely affected.

Our PRC Subsidiaries apply technology to serve their clients more efficiently and bring them better user experience. Our PRC Subsidiaries’ success in part depends on their ability to keep up with the changes in technology and the continued successful implementation of advanced technology. If our PRC Subsidiaries fail to adapt the AIoT cloud platform and services to changes in technological development in an effective and timely manner, their business operations may suffer. Changes in technologies may require substantial expenditures in R&D as well as in modification of our PRC Subsidiaries’ services. Technical hurdles in implementing technological advances may result in our PRC Subsidiaries’ services becoming less attractive to clients, which, in turn, may materially and adversely affect our business, results of operations, and prospects.

Some of our directors and executive officers have commitments to other companies, which may create competing time demands and could adversely affect their ability to devote sufficient time and attention to our business.

Certain of our directors and executive officers currently serve in consulting or management roles at companies other than ours. For example, Lim Choon San and Ooi Kok Ling, our chief operating officer and chief marketing officer, currently serve as consultants at Zhonghui Middle East W.L.L., and Manli Zhang Robinson, our director and chief compliance officer, serves as the general manager of Beijing Yituotongda Enterprise Management Co., Ltd. As a result, these individuals devote a portion of their professional time to other business activities. Competing professional obligations may create conflicts of interest or result in limitations on the time and attention our directors and executive officers are able to devote to our business. If any of these individuals are unable to dedicate sufficient time and attention to effectively perform their duties, our business operations, financial condition, and results of operations could be materially and adversely affected.

Overall tightening of the labor market, increases in labor costs, or any possible labor unrest may adversely affect both our subsidiaries’ and our business, financial condition, and results of operations.

Our subsidiaries’ business requires a substantial number of personnel. Any failure to retain stable and dedicated labor by them may lead to disruption to their business operations. Although they have not experienced any labor shortages as of the date of this prospectus, they have observed an overall tightening and increasingly competitive labor market. Our subsidiaries have experienced, and expect to continue to experience, increases in labor costs due to increases in salary, social benefits, and employee headcount. Our subsidiaries compete with other companies in their industry and other labor-intensive industries for labor, and they may not be able to offer competitive remuneration and benefits compared to their competitors. If they are unable to manage and control their labor costs, their business, financial condition, and results of operations, our financial condition and results of operations may be materially and adversely affected.

Our PRC Subsidiaries may not be able to prevent others from unauthorized use of their intellectual property, which could harm their business and competitive position and adversely affect our business, financial condition, and results of operations.

Our PRC Subsidiaries rely on a combination of trademark, fair trade practice, patent, copyright and trade secret protection laws in China, as well as confidentiality procedures, to protect their intellectual property rights. Our PRC Subsidiaries are careful to remain current in their annual patent fee payments. They regard their trademark, patents, know-how, proprietary technologies, and similar intellectual property as critical to their success. Our PRC Subsidiaries may become an attractive target to intellectual property attacks in the future with the increasing recognition of their brands. Any of their intellectual property rights could be challenged, invalidated, circumvented, or misappropriated, or such intellectual property may not be sufficient to provide them with competitive advantages. In addition, there can be no assurance that (i) all of their intellectual property rights will be adequately protected, or (ii) their intellectual property rights will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. Intellectual property protection may not be sufficient in China. Accordingly, our PRC Subsidiaries may not be able to effectively protect their intellectual property rights or to enforce their contractual rights in China. In addition, policing any unauthorized use of their intellectual property is difficult, time-consuming, and costly and the steps taken may be inadequate to prevent the misappropriation of their intellectual property. In the event that our PRC Subsidiaries resort to litigation to enforce their intellectual property rights, such litigation could result in substantial costs and a diversion of their managerial and financial resources. We can provide no assurance that the PRC Subsidiaries will prevail in such litigation. In addition, their trade secrets may be leaked or otherwise become available to, or be independently discovered by, their competitors. Any failure in protecting or enforcing their intellectual property rights could have a material adverse effect on their and our business, financial condition, and results of operations.

Our PRC Subsidiaries may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt their business and operations.

We cannot be certain that our PRC Subsidiaries’ operations or any aspects of our PRC Subsidiaries’ business do not or will not infringe upon or otherwise violate patents, copyrights, or other intellectual property rights held by third parties. Our PRC Subsidiaries, from time to time in the future may be, subject to legal proceedings and claims relating to the intellectual property rights of others. There could also be existing patents of which our PRC Subsidiaries are not aware that their solutions or services may inadvertently infringe. We cannot assure you that holders of patents purportedly relating to some aspects of our PRC Subsidiaries’ technology or business, if any such holders exist, would not seek to enforce such patents against us in China, the United States, or any other jurisdictions. Further, the application and interpretation of China’s patent laws and the procedures and standards for granting patents in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If our PRC Subsidiaries are found to have violated the intellectual property rights of others, our PRC Subsidiaries may be subject to liability for their infringement activities or may be prohibited from using such intellectual property, and they may incur licensing fees or be forced to develop alternatives of their own. In addition, our PRC Subsidiaries may incur significant expenses, and may be forced to divert management’s time and other resources from their business and operations to defend against these third-party infringement claims, regardless of their merits. Successful infringement or licensing claims made against our PRC Subsidiaries may result in significant monetary liabilities and may materially disrupt their business and operations by restricting or prohibiting their use of the intellectual property in question.

Damage to our brand image could have a material adverse effect on our growth strategy and our business, financial condition, results of operations, and prospects.

Maintaining and enhancing our brand is critical to expanding our base of clients. Our ability to maintain and enhance our brand depends largely on our ability to maintain client confidence in our service offerings. If clients do not have a satisfactory experience with our products and services, our clients may seek out alternatives from our competitors and may not return to us in the future, or at all.

In addition, unfavorable publicity regarding, for example, our practices relating to privacy and data protection, competitive pressures, litigation, or regulatory activity, could seriously harm our reputation. Such negative publicity also could have an adverse effect on the size, engagement, and loyalty of our client base and result in decreased total revenue which could adversely affect our business, financial condition, and results of operations. Client complaints or negative publicity about our products and services, company practices, employees, client data handling, and security practices could rapidly and severely diminish our clients’ confidence in us and result in harm to our brands.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

During the fiscal years ended August 31, 2024 and 2025, and the six months ended February 28, 2026, our sales to the KSA, the PRC, and Singapore markets accounted for substantially all of our revenue. Our sales to customers located in the KSA, the PRC, and Singapore are denominated in the U.S. dollar, with the actual settlement amount converted to an amount denominated in Saudi Riyal, the RMB, and the SGD, respectively, at the time of payment. As a result, fluctuations in the exchange rate among the U.S. dollar, the Saudi Riyal, the RMB, and the SGD will affect the relative purchasing power, in the Saudi Riyal, the RMB, and the SGD terms, of our U.S. dollar assets. Gains and losses from the re-measurement of assets and liabilities receivable or payable in the Saudi Riyal, the RMB, and the SGD are included in our consolidated statements of operations. The re-measurement has caused the U.S. dollar value of our results of operations to vary with exchange rate fluctuations, and the U.S. dollar value of our results of operations will continue to vary with exchange rate fluctuations.

A fluctuation in the value of the Saudi Riyal, the RMB, or the SGD relative to the U.S. dollar could reduce our profits from operations and the translated value of our net assets when reported in U.S. dollars in our financial statements. This change in value could negatively impact our business, financial condition, or results of operations as reported in U.S. dollars. In the event that we decide to convert our Saudi Riyal, RMB or SGD into U.S. dollars to make payments for dividends on our Class A Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the Saudi Riyal, the RMB, or the SGD will harm the U.S. dollar amount available to us. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

It is difficult to predict how market forces or any KSA, Singapore, PRC, or U.S. government policy may impact the exchange rate among the U.S. dollar, Saudi Riyal, SGD, and RMB in the future. Any significant appreciation or depreciation of the Saudi Riyal, the SGD, or the RMB may materially and adversely affect our revenue, earnings and financial position, and the value of, and any dividends payable on, our Class A Ordinary Shares in U.S. dollars. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. If the exchange rate between the U.S. dollar, the Saudi Riyal, the SGD, and the RMB fluctuates in an unanticipated manner, our business, financial condition, and results of operations could be materially adversely affected.

If our subsidiaries are not able to implement their strategies to achieve their business objectives, their business operations and financial performance will be adversely affected.

Our subsidiaries’ business plan and growth strategy are based on currently prevailing circumstances and the assumption that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that our subsidiaries will be successful in implementing their strategies or that their strategies, even if implemented, will lead to the successful achievement of their objectives. If they are not able to successfully implement their strategies, their business operations and financial performance will be adversely affected, which will adversely affect our financial condition and results of operations as well.

Our subsidiaries may not successfully acquire and integrate other businesses, form and manage alliances, or divest businesses.

Our subsidiaries may pursue acquisitions, strategic alliances, or divestitures of some of their businesses as part of the business strategy. Our subsidiaries may not complete these transactions in a timely manner, on a cost-effective basis or at all. In addition, it may be subject to regulatory constraints or limitations or other unforeseen factors that prevent them from realizing the expected benefits. Even if they are successful in making an acquisition, the business that are acquired may not be successful or may require significantly greater resources and investments than originally anticipated. They may be unable to integrate acquisitions successfully into their existing business, and they may be unable to achieve expected gross margin improvements or efficiencies. They also could incur or assume significant debt and unknown or contingent liabilities. Their reported results of operations could be negatively affected by acquisition or disposition-related charges, amortization of expenses related to intangibles, and charges for impairment of long-term assets. They may be subject to litigation in connection with, or as a result of, acquisitions, dispositions, or alliances, including claims from terminated employees, clients, or third parties, and they may be liable for future or existing litigation and claims related to the acquired business, disposition, or alliance because either they are not indemnified for such claims or the indemnification is insufficient. These effects could cause our subsidiaries to incur significant expenses and could materially adversely affect our operating results and financial condition.

If we do not obtain substantial additional financing, including the financing sought in this offering, our ability to execute our business plan as outlined in this prospectus will be impaired.

Our plans for business expansion and development are dependent upon our raising significant additional capital, including the capital sought in this offering. Our plans call for significant new investments in (i) market expansion and sales channel development and (ii) technology development. As of the date of this prospectus, management estimates that our capital needs for expansion will be approximately $8 million. Should our capital needs be higher than estimated, or should additional capital be required after the closing of this offering, we will be required to seek additional investments, loans, or debt financing to fully pursue our business plans. Such additional investment may not be available to us on terms that are favorable or acceptable. Should we be unable to meet our full capital needs, our ability to fully implement our business plan will be impaired.

If we cannot retain, attract, and motivate key personnel, we may be unable to effectively implement our business plan.

Our success depends in large part upon our ability to retain, attract, and motivate highly skilled management, R&D, marketing, and sales personnel. The loss of and failure to replace key technical management and personnel could adversely affect multiple development efforts. Recruitment and retention of senior management and skilled technical, sales, and other personnel is very competitive, and we may not be successful in either attracting or retaining such personnel. We may lose key personnel to other high technology companies, and many larger companies with significantly greater resources than us may aggressively recruit key personnel. As part of our strategy to attract and retain key personnel, we may offer equity compensation through grants of share options, restricted share awards, or restricted share units. Potential employees, however, may not perceive our equity incentives as attractive enough. In addition, due to the intense competition for qualified employees, we may be required to, and have had to, increase the level of compensation paid to existing and new employees, which could materially increase our operating expenses.

Pandemics and epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could disrupt our subsidiaries’ operations, which could materially and adversely affect our subsidiaries’ and our business, financial condition, and results of operations.

Global pandemics, or fear of spread of contagious diseases, such as Ebola virus disease, Coronavirus Disease 2019, Middle East respiratory syndrome, severe acute respiratory syndrome, H1N1 flu, H7N9 flu, and avian flu, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt our subsidiaries’ business operations, reduce or restrict their supply of services, incur significant costs to protect their employees, or result in regional or global economic distress, which may materially and adversely affect our subsidiaries’ and our business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical uncertainty could have a similar adverse effect on our subsidiaries’ and our business, financial condition, and results of operations. Any one or more of these events may impede our subsidiaries’ operating efforts and adversely affect their operating results, or even for a prolonged period of time, which could materially and adversely affect our subsidiaries’ and our business, financial condition, and results of operations. We cannot assure you that our subsidiaries are adequately protected from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks, or similar events. Any of the foregoing events may give rise to interruptions, damage to our subsidiaries’ property, breakdowns, system failures, technology platform failures, or internet failures, which could adversely affect our subsidiaries and our business, financial condition, and results of operations.

Our subsidiaries are subject to legal and regulatory proceedings from time to time in the ordinary course of their business.

Our subsidiaries have not been subject to any material allegations or complaints in the past, but they may be involved in legal and other disputes in the ordinary courses of their business, including allegations against them for potential infringement of third-party copyrights or other intellectual property rights, as well as client complaints in relation to the quality of their products or services and other dissatisfaction. Our subsidiaries might also be involved in governmental investigations for content posted on their websites or other aspect of their business operation in the future. Any claims against them, with or without merit, could be time-consuming and costly to defend or litigate, divert the management’s attention and resources or harm the brand equity. If a lawsuit or governmental proceeding against our subsidiaries is successful, they may be required to pay substantial damages or fines. Our subsidiaries may also lose, or be limited in, the rights to offer some of their services or be required to make changes to their offerings or business model. As a result, the scope of our subsidiaries’ service offerings could be reduced, which could adversely affect their ability to attract new clients, harm their reputation and have a material adverse effect our business, financial condition, and results of operations.

Moreover, becoming a public company will raise our public profile, which may result in increased litigation as well as increased public awareness of any such litigation. There is substantial uncertainty regarding the scope and application of many of the laws and regulations to which we are subject, which increases the risk that we will be subject to claims alleging violations of those laws and regulations. In the future, we may also be accused of having, or be found to have, infringed, misappropriated, or otherwise violated third-party intellectual property rights.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

We are facilitating overseas business development. The U.S. Foreign Corrupt Practices Act and similar anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. Practices in the local business communities of many countries outside the United States have a level of government corruption that is greater than that found in the developed world. Our policies mandate compliance with these anti-bribery laws and we have established policies and procedures designed to monitor compliance with these anti-bribery law requirements; however, we cannot assure you that our policies and procedures will protect us from all potential reckless or criminal acts committed by individual employees or agents. If we are found to be liable for anti-bribery law violations, we could suffer from criminal or civil penalties or other sanctions that could have a material adverse effect on our business.

Risks Relating to Doing Business in the PRC

Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on our PRC Subsidiaries’ business and operations.

Part of our PRC Subsidiaries’ assets and operations are currently located in China. Accordingly, their business, financial condition, results of operations, and prospects may be influenced to a significant degree by political, economic, and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, including the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government, or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our PRC Subsidiaries’ business and operating results, reduce demand for their products, and weaken their competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on our PRC Subsidiaries. For example, our PRC Subsidiaries’ financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustments, to control the pace of economic growth. These measures may cause decreased economic activities in China, which may adversely affect the PRC Subsidiaries’ business and operating results.

Furthermore, our Company, our PRC Subsidiaries, and our investors may face uncertainty about future actions by the government of China that could significantly affect the PRC Subsidiaries’ financial performance and operations. As of the date of this prospectus, neither our Company nor the PRC Subsidiaries have received or were denied permission from Chinese authorities to list on U.S. exchanges. However, there is no guarantee that our Company or the PRC Subsidiaries will receive or not be denied permission from Chinese authorities to list on U.S. exchanges in the future.

Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The legislation over the past three decades has significantly increased the protection afforded to various forms of foreign or private-sector investment in China. The PRC Subsidiaries are subject to various PRC laws and regulations generally applicable to companies in China. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, and due to the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties. These laws and regulations may be subject to future changes, which could result in a material change in our PRC Subsidiaries’ operations and reduce the value of your investment.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, however, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies, internal rules, and regulations (some of which are not published in a timely manner or at all) that may have retroactive effect and may change quickly with little advance notice. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property), and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in the KSA, Singapore, or China against us or our management named in this prospectus based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within the KSA, Singapore, or China.

As a company incorporated under the laws of the Cayman Islands, we conduct substantially part of our operations in the KSA, Singapore, and China and a substantial part of our assets are located in these jurisdictions. In addition, all of our senior executive officers reside within the KSA, Singapore, and China for a significant portion of the time and are nationals of Singapore, the United Kingdom or the PRC. Mr. Peng Yu, our chief executive officer and director, and Mr. Xiang Chen, our chief financial officer and director, are PRC citizens and reside in the KSA. Mr. Lim Choon San, our chief operating officer and director, and Ms. Ooi Kok Ling, our chief marketing officer and director, are Singapore citizens and reside in Singapore. Ms. Manli Zhang Robinson, our chief compliance officer and director, is a United Kingdom citizen and resides in both the United Kingdom and the PRC. As a result, it may be difficult for you to effect service of process upon those persons. It may be difficult for you to enforce judgments obtained in U.S. courts based on civil liability provisions of the U.S. federal securities laws against us and our officers and directors who do not currently reside in the U.S. or have substantial assets in the U.S. In addition, there is uncertainty as to whether the courts of the Cayman Islands, the KSA, Singapore, or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state.

The recognition and enforcement of foreign judgments are provided for under civil procedure laws of the KSA, Singapore, and the PRC. The KSA, Singapore, and PRC courts may recognize and enforce foreign judgments in accordance with the requirements of their laws based either on treaties between them and the country where the judgment is made or on principles of reciprocity between jurisdictions. The KSA, Singapore, and China do not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. Under the Enforcement Law of the KSA, a foreign judgment may be enforced by a KSA court only when five conditions are satisfied, amongst one of which, is that the judgment or order must not conflict with public order in the KSA for the reciprocity and the applicant of such enforcement shall prove that the judgment issuing court in the United States will enforce KSA judgments in return. Therefore, it is subject to KSA courts’ discretion on whether a certain foreign judgment issued by a court in United States will be enforced in the KSA, and it is uncertain whether and on what basis a KSA court would render such decision.

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within the KSA, Singapore, or China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with counterparts of another country or region to monitor and oversee cross border securities activities, such regulatory cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the State Council and the competent departments of the State Council. While detailed interpretation of or implementing rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

On August 26, 2022, the PCAOB announced that it had signed the Protocol with the CSRC and the MOF, which aims to regulate the inspections and investigations of audit firms in mainland China and Hong Kong. The Protocol includes detailed and specific commitments from the CSRC to allow the PCAOB to conduct inspections and investigations in accordance with U.S. standards and to establish a cooperative mechanism for audit inspection and investigation procedures. However, the ability of foreign securities regulatory authorities to conduct investigations or evidence collection activities directly within China’s territory is still subject to certain limitations, which may further increase the difficulties you face in protecting your interests.

In the KSA, information rights established the KSA are limited to the shareholders and the competent KSA legal and regulatory authorities. The collection of evidence by foreign regulators is not aligned with the principle of state sovereignty unless expressly permitted by the competent authority in the KSA. Should, in any event that the company established in the KSA were to provide such information voluntarily, it would be required to comply with all applicable data protection policies and regulations.

The PRC government exerts substantial influence over the manner in which the PRC Subsidiaries conduct their business activities. The PRC government may also intervene or influence our PRC Subsidiaries’ operations at any time, which could result in a material change in our PRC Subsidiaries’ operations.

Because a portion of our operations are conducted in China through our PRC Subsidiaries, the Chinese government may exercise significant oversight and discretion over the conduct of our business, may intervene in or influence our operations at any time, and may, in general, exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. The Chinese government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The central government or local governments may impose new, stricter regulations, or interpretations of existing regulations, that could require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. As such, our PRC Subsidiaries may be subject to governmental and regulatory interference in the provinces in which it operates. We could also be subject to regulation by various political and regulatory entities, including local and municipal agencies and other governmental subdivisions. Our ability to operate in China may be impaired by any such laws or regulations, or any changes in laws and regulations in the PRC. We may incur increased costs necessary to comply with existing and future laws and regulations or penalties for any failure to comply.

Furthermore, the Cybersecurity Review Measures were released on December 28, 2021, and became effective on February 15, 2022, and provide that CIIOs that intend to purchase Internet products and online platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may arise in connection with any procurement of data processing. The Cybersecurity Review Measures further requires that an online platform operator that possesses the personal data of more than one million users shall declare to the Office of Cybersecurity Review for cybersecurity review before listing in a foreign country. We are not subject to cybersecurity review or network data security review by the CAC under the Cybersecurity Review Measures or the Regulations for the Security Administration of Network Data Security (which came into effect on January 1, 2025), because none of our PRC Subsidiaries is a CIIO, a network platform operator that conduct data processing activities that affect or may affect national security, or an online platform operator with personal information of more than one million users.

Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. Such modified or new laws and regulations may have a potential impact on the daily business operations of our subsidiaries and our ability to accept foreign investments. We also cannot guarantee that we will not be subject to cybersecurity review in the future. If such review is or becomes necessary, we may be required to suspend our operations or experience other disruptions to our operations. Cybersecurity review could also result in negative publicity with respect to our Company and the diversion of our managerial and financial resources, which could materially and adversely affect our business, financial conditions, and results of operations.

Any actions by the Chinese government, including any decision to intervene or influence the operations of the PRC Subsidiaries or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of the PRC Subsidiaries, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The ability of the PRC Subsidiaries to operate in China may be impaired by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, foreign investment limitations, and other matters. The central or local governments of China may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts for the PRC Subsidiaries to ensure their compliance with such regulations or interpretations. As such, the PRC Subsidiaries may be subject to various government and regulatory interference in the provinces in which they operate in China. They could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. They may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. We are not required to file with the CSRC for this offering pursuant to the Trial Measures because (i) our PRC Subsidiaries contributed only a minority portion of our consolidated operating revenue, total profit, total assets and consolidated net assets for the most recent fiscal year; (ii) our core business functions and management activities are primarily conducted outside of the PRC; (iii) the majority of the members of our board of directors and senior management in charge of our business operations or management are neither citizens nor habitual residents of the PRC. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries, our ability to accept foreign investments, and our listing on a U.S. exchange. The SCNPC or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us and our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S. If we do not receive or maintain the approval, or inadvertently conclude that such approval is not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by competent regulators, fines, or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

While we believe we and our subsidiaries are currently not required to obtain any other permission from any PRC authorities to operate or to issue our Class A Ordinary Shares to foreign investors or otherwise relating to our Class A Ordinary Shares, there are risks that our operations and the issuance of our Class A Ordinary Shares could require permission or consent from various PRC authorities. In addition, neither we nor our PRC Subsidiaries have received any approvals or denial for our operations or the issuance of our Class A Ordinary Shares with respect to this offering. Therefore, we believe that we and our PRC Subsidiaries are not currently covered by permission requirements from the CSRC, the CAC, or any other governmental agency that is required to approve our operations, and no such permissions or approvals have been received or denied. We and our investors would be adversely affected if we or our PRC Subsidiaries were required to receive or maintain such permission or approvals and did not do so, if we inadvertently concluded that such approvals are not required, or if applicable laws, regulations, or interpretations change and we become required to obtain approval in the future.

Accordingly, government actions in the future, including any decision to intervene or influence the operations of the PRC Subsidiaries at any time or to exert control over an offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of the PRC Subsidiaries, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.

Recent regulatory actions and statements by the Chinese government regarding oversight of overseas offerings and foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

We are aware that the PRC government has recently indicated an intent to exert more oversight and control over listings conducted overseas and foreign investment in issuers based in mainland China. For example, on July 6, 2021, relevant PRC governmental authorities promulgated the Opinions on Strictly Cracking Down on Illegal Securities Activities, which emphasized the need to strengthen supervision over overseas listings by companies based in mainland China.

We are a holding company with operations conducted in mainland China, Singapore, and the KSA. As a China-based issuer, we may be materially affected by recent statements, policies, or regulatory actions by the PRC government indicating an intention to exert greater oversight and control over offerings conducted overseas and foreign investment in mainland China-based issuers.

If the PRC government adopts new laws, regulations, rules, or interpretations, or implements enforcement actions that increase regulatory scrutiny or control over overseas offerings or foreign investment, our ability to offer or continue to offer securities to investors could be significantly limited or completely hindered. Any such actions could materially and adversely affect our business, financial condition, results of operations, and prospects, and could cause the value of our securities to significantly decline or become worthless.

In addition, under U.S. federal securities laws, the term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) refers to the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract, or otherwise. PRC regulatory authorities may interpret or apply the concept of “control” differently in determining whether additional approvals, filings, or regulatory oversight are required for overseas offerings or foreign investment, which could further increase regulatory uncertainty and risk for investors.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact the PRC Subsidiaries’ business and our offering.

On December 28, 2021, 13 governmental departments of the PRC, including the CAC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provide that, in addition to CIIO that intends to purchase Internet products and services, net platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures requires that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries.

On September 24, 2024, the State Council promulgated the Regulation on Network Data Security Management, which became effective on January 1, 2025. According to such regulations, network data processors conducting network data processing activities that may affect or potentially affect national security shall conduct national security reviews in accordance with national regulations.

As of the date of this prospectus, we have not received any notice from any authorities identifying our PRC Subsidiaries as CIIOs or requiring us to go through cybersecurity review or network data security review by the CAC. Neither the operations of our PRC Subsidiaries, nor our listing are expected to be affected, and that we are not subject to cybersecurity review by the CAC under the Cybersecurity Review Measures, given that none of our PRC Subsidiaries is a CIIO, a network platform operator that conduct data processing activities that affect or may affect national security, or an online platform operator with personal information of more than one million users. We are also not subject to national security review by the relevant authorities under the Regulation on Network Data Security Management, because neither we nor our subsidiaries currently conduct data activities that may affect national security. There remains uncertainty, however, as to how the Cybersecurity Review Measures and the Regulation on Network Data Security Management will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures and the Regulation on Network Data Security Management. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that our PRC Subsidiaries will not be subject to cybersecurity review and network data security review in the future. During such reviews, our PRC Subsidiaries may be required to suspend their operations or experience other disruptions to their operations. Cybersecurity review and network data security review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect our business, financial conditions, and results of operations.

The Opinions, the Trial Measures, and the revised Provisions recently issued by the PRC authorities subject us to additional compliance requirements.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirements in the future. On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. The required filing materials with the CSRC include (without limitation): (i) record-filing reports and related undertakings; (ii) compliance certificates, filing, or approval documents from the primary regulators of applicants’ businesses (if applicable); (iii) security assessment opinions issued by related departments (if applicable); (iv) PRC legal opinions issued by domestic law firms (with related undertakings); and (v) the prospectus or listing documents. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. We are not required to file with the CSRC for this offering pursuant to the Trial Measures because (i) our PRC Subsidiaries contributed only a minority portion of our consolidated operating revenue, total profit, total assets and consolidated net assets for the most recent fiscal year; (ii) our core business functions and management activities are primarily conducted outside of the PRC; (iii) the majority of the members of our board of directors and senior management in charge of our business operations or management are neither citizens nor habitual residents of the PRC.

On February 24, 2023, the CSRC, together with the MOF, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009. The revised Provisions were issued under the title “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by our Company, or our PRC Subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

The Opinions, the Trial Measures, the revised Provisions and any related implementing rules to be enacted subject us to additional compliance requirements. As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, we cannot assure you that we will be able to comply with all new regulatory requirements of the Opinions, the Trial Measures, the revised Provisions, or any future implementing rules on a timely basis, or at all.

Recent joint statement by the SEC and the PCAOB and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to the continued trading or future offerings of our securities in the U.S.

On April 21, 2020, the then SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited from trading in the United States, including on the OTCQB marketplace or other U.S. trading markets. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act. On December 18, 2020, the HFCA Act was signed into law.

On March 24, 2021, the SEC announced the adoption of interim final amendments to implement the submission and disclosure requirements of the HFCA Act. In the announcement, the SEC clarifies that before any issuer will have to comply with the interim final amendments, the SEC must implement a process for identifying covered issuers. The announcement also states that the SEC staff is actively assessing how best to implement the other requirements of the HFCA Act, including the identification process and the trading prohibition requirements.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the board of directors of a company is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act, which became effective on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. For example, on December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. The Board made these determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the HFCA Act.

On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination. In addition, the PCAOB can restart its “inspection clock” if circumstances change and it no longer believes that it can inspect China and Hong Kong-based auditors.

On December 29, 2022, the Consolidated Appropriations Act was signed into law by former President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our Class A Ordinary Shares to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our auditor, Prouden, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Prouden is headquartered in the PRC and registered with the PCAOB in November 2024. As of the date of this prospectus, the PCAOB has not determined that Prouden was unable to be inspected or investigated completely. However, these developments add uncertainties to our offering, and we cannot assure you whether regulatory authorities would apply additional and more stringent criteria to us since we are an emerging growth company and the majority of our operations are conducted in the KSA, the PRC and Singapore. Furthermore, if the PCAOB is unable to inspect our accounting firm in the future, the HFCA Act will prohibit trading in our securities.

Transferability of Shares

The OTCQB is not designated as a “recognized exchange” for the purposes of the Securities and Investment Business Act, any shares in our Company will not benefit from the provisions of the Securities and Investment Business Act which relate to the transferability of shares in our Company while listed on a recognized exchange. As such, any transfer of shares in our Company would need to be made by way of the registration of such shares with a brokerage which would take legal title to such shares and thereby allow the beneficial title in such shares to be transferred in accordance with the rules of the OTC, or, such transfer would be required to be made by a written instrument of transfer signed by the transferor and containing the name and address of the transferee.

To the extent cash or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets.

Relevant PRC laws and regulations permit the companies in the PRC to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, each of the companies in the PRC are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. The companies in the PRC are also required to further set aside a portion of their after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at their discretion. These reserves are not distributable as cash dividends. Furthermore, in order for us to pay dividends to our shareholders, we will rely on the receipt of funds from our PRC Subsidiaries, RUI Beijing and RUI Shanghai, as dividends. RUI Shanghai will rely on payments made from RUI Facility Management, which will in turn rely on payments made from RUI Catering, Jiangsu Ruimu, RUI Wuxi, and Deep Quest. If RUI Beijing and RUI Shanghai and its subsidiaries, incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Our cash dividends, if any, will be paid in U.S. dollars. If we are considered a tax resident enterprise of the PRC for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “—Risks Relating to Doing Business in the PRC—Under the PRC Enterprise Income Tax Law, we may be classified as a PRC ‘resident enterprise’ for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.”

The PRC government also imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The majority of our PRC Subsidiaries’ income is received in Renminbi and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange (“SAFE”) as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

As a result of the above, to the extent cash or assets in the business are in the PRC or a PRC entity, such funds or assets may not be available to fund operations or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the competent government to the transfer of cash or assets.

Increases in labor costs in the PRC may adversely affect our PRC Subsidiaries’ business and profitability.

China’s economy has experienced increases in labor costs in recent years. China’s overall economy and the average wage in China are expected to continue to grow. The average wage level for our PRC Subsidiaries’ employees has also increased in recent years. We expect that their labor costs, including wages and employee benefits, will continue to increase. Unless our PRC Subsidiaries are able to pass on these increased labor costs to its customers by increasing prices for its products or services, its profitability and results of operations may be materially and adversely affected.

In addition, our PRC Subsidiaries have been subject to stricter regulatory requirements in terms of entering into labor contracts with its employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance to designated government agencies for the benefit of its employees. Pursuant to the PRC Labor Contract Law, or the “Labor Contract Law,” that became effective in January 2008 and its amendments that became effective in July 2013 and its implementing rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation, and unilaterally terminating labor contracts. In the event that our PRC Subsidiaries decide to terminate some of their employees or otherwise change their employment or labor practices, the Labor Contract Law and its implementation rules may limit their ability to effect those changes in a desirable or cost-effective manner, which could adversely affect their business and results of operations.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our PRC Subsidiaries’ employment practices do not and will not violate labor-related laws and regulations in China, which may subject our PRC Subsidiaries to labor disputes or government investigations. If our PRC Subsidiaries are deemed to have violated relevant labor laws and regulations, they could be required to provide additional compensation to their employees and their business, and, in such case, our financial condition, and results of operations could be materially and adversely affected.

PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or the PRC Subsidiaries to liability or penalties, limit our ability to inject capital into the PRC Subsidiaries, limit the PRC Subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

On July 4, 2014, SAFE issued the Circular on Issues Concerning Foreign Exchange Control over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or “SAFE Circular 37.” According to SAFE Circular 37, prior registration with the local SAFE branch is required for PRC residents, (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose), in connection with their direct or indirect contribution of domestic assets or interests to offshore special purpose vehicles, or “SPVs.” SAFE Circular 37 further requires amendments to the SAFE registrations in the event of any changes with respect to the basic information of the offshore SPV, such as change of a PRC individual shareholder, name, and operation term, or any significant changes with respect to the offshore SPV, such as an increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. In February 2015, SAFE promulgated a Circular on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or “SAFE Circular 13,” effective in June 2015. Under SAFE Circular 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

In addition to SAFE Circular 37 and SAFE Circular 13, our ability to conduct foreign exchange activities in China may be subject to the interpretation and enforcement of the Implementation Rules of the Administrative Measures for Individual Foreign Exchange promulgated by SAFE in January 2007 (as amended and supplemented, the “Individual Foreign Exchange Rules”). Under the Individual Foreign Exchange Rules, any PRC individual seeking to make a direct investment overseas or engage in the issuance or trading of negotiable securities or derivatives overseas must make the appropriate registrations in accordance with SAFE provisions, the failure of which may subject such PRC individual to warnings, fines, or other liabilities.

We may not be informed of the identities of all the PRC residents holding direct or indirect interest in our Company, however, and we have no control over any of our future beneficial owners. Thus, we cannot provide any assurance that our current or future PRC resident beneficial owners will comply with our request to make or obtain any applicable registrations or continuously comply with all registration procedures set forth in these SAFE regulations. Such failure or inability of our PRC residents beneficial owners to comply with these SAFE regulations may subject us or our PRC resident beneficial owners to fines and legal sanctions, restrict our cross-border investment activities, or limit the PRC Subsidiaries’ ability to distribute dividends to or obtain foreign-exchange-dominated loans from us, or prevent us from being able to make distributions or pay dividends, as a result of which our business operations and our ability to distribute profits to you could be materially and adversely affected.

PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to the PRC Subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business.

We are an offshore holding company conducting some of our operations in China through our PRC Subsidiaries, to which we can make loans and make additional capital contributions. Most of these loans or contributions are subject to PRC regulations and approvals or registration. For example, any loans to the PRC Subsidiaries, which are treated as foreign-invested enterprises under PRC law, are subject to PRC regulations and foreign exchange loan registrations. Furthermore, loans made by us to the PRC Subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE, or filed with SAFE in its information system. Pursuant to relevant PRC regulations, we may provide loans to our PRC Subsidiaries up to the larger amount of (i) the balance between the registered total investment amount and registered capital of these entities, or (ii) twice the amount of the net assets of these entities calculated in accordance with the Circular on Full-Coverage Macro-Prudent Management of Cross-Border Financing, or the “PBOC Circular 9.” Moreover, any medium or long-term loan to be provided by us to the PRC Subsidiaries, or other domestic PRC entities must also be filed and registered with the National Development and Reform Commission (the “NDRC”). We may also decide to finance the PRC Subsidiaries by means of capital contributions. These capital contributions are subject to registration with the SAMR or its local branch, reporting of foreign investment information with the Ministry of Commerce of the PRC (the “MOFCOM”), or registration with other governmental authorities in China.

On March 30, 2015, SAFE issued the Notice of the State Administration of Foreign Exchange on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capital of Foreign-invested Enterprises, or “SAFE Circular 19,” which took effect and replaced previous regulations effective on June 1, 2015, and was amended on December 30, 2019. Pursuant to SAFE Circular 19, up to 100% of foreign currency capital of a foreign-invested enterprise may be converted into RMB capital according to the actual operation, and within the business scope, of the enterprise at its will. Although SAFE Circular 19 allows for the use of RMB converted from the foreign currency-denominated capital for equity investments in the PRC, the restrictions continue to apply as to foreign-invested enterprises’ use of the converted RMB for purposes beyond their business scope, for entrusted loans or for inter-company RMB loans. On June 9, 2016, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or “SAFE Circular 16,” effective on June 9, 2016, which reiterates some rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-affiliated enterprises. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from our offshore offerings, to the PRC Subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in China. On October 23, 2019, SAFE issued the Notice of the State Administration of Foreign Exchange on Further Facilitating Cross-border Trade and Investment, or “SAFE Circular 28,” which, among other things, expanded the use of foreign exchange capital to domestic equity investment area. Non-investment foreign-funded enterprises are allowed to lawfully make domestic equity investments by using their capital on the premise without violation to prevailing Special Administrative Measures for Access of Foreign Investments (Edition 2024), or the “Negative List,” and the authenticity and compliance with the regulations of domestic investment projects. However, it is unclear how SAFE and competent banks will carry it out in practice.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, including SAFE Circular 19, SAFE Circular 16, and other relevant rules and regulations, we cannot assure you that we will be able to complete the necessary registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans or capital contributions to the PRC Subsidiaries. As a result, uncertainties exist as to our ability to provide prompt financial support to the PRC Subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received or expect to receive from our offshore offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect the PRC Subsidiaries’ business, including their liquidity and their ability to fund and expand their business.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. Since June 2010, the RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future.

Some of our business is conducted in the PRC through the PRC Subsidiaries, and their books and records are maintained in RMB. The financial statements that we file with the SEC and provide to our shareholders are presented in U.S. dollars. Changes in the exchange rates between the RMB and U.S. dollar affect the value of the PRC Subsidiaries’ assets and results of operations, when presented in U.S. dollars. The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue, and financial condition. Further, our Class A Ordinary Shares offered in the U.S. are offered in U.S. dollars, we need to convert the net proceeds we receive into RMB in order to use the funds for the PRC Subsidiaries’ business. Changes in the conversion rate among the U.S. dollar and the RMB will affect the amount of proceeds we will have available for the PRC Subsidiaries’ business.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. As of the date of this prospectus, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Under the PRC Enterprise Income Tax Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which became effective in January 2008 and latest amended in December 2018, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances, and properties of an enterprise. In April 2009, the State Administration of Taxation (the “SAT”) issued the Circular on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the Actual Standards of Organizational Management, or “SAT Circular 82,” which was amended in December 2017. SAT Circular 82 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision-making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. In addition to SAT Circular 82, the SAT issued the Measures for the Administration of Enterprise Income Tax of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises (for Trial Implementation), or “SAT Bulletin 45,” which took effect in September 2011 and was amended in April 2015, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups, or by PRC or foreign individuals.

RUI Cayman may be deemed to be a PRC resident enterprise for PRC enterprise income tax purposes and a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Finally, dividends payable by us to our investors and gains on the sale of our Class A Ordinary Shares may become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our Class A Ordinary Shares. Although up to the date of this prospectus, RUI Cayman has not been notified or informed by the PRC tax authorities that it has been deemed to be a resident enterprise for the purpose of the EIT Law, we cannot assure you that it will not be deemed to be a resident enterprise in the future.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

In February 2015, SAT issued a Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or “SAT Circular 7.” SAT Circular 7 provides comprehensive guidelines relating to indirect transfers of PRC taxable assets (including equity interests and real properties of a PRC resident enterprise) by a non-resident enterprise. In addition, in October 2017, SAT issued an Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or “SAT Circular 37,” effective in December 2017, which, among others, amended certain provisions in SAT Circular 7 and further clarify the tax payable declaration obligation by non-resident enterprise. Indirect transfer of equity interest and/or real properties in a PRC resident enterprise by their non-PRC holding companies are subject to SAT Circular 7 and SAT Circular 37.

SAT Circular 7 provides clear criteria for an assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. As stipulated in SAT Circular 7, indirect transfers of PRC taxable assets are considered as reasonable commercial purposes if the shareholding structure of both transaction parties falls within the following situations: (i) the transferor directly or indirectly owns 80% or above equity interest of the transferee, or vice versa; (ii) the transferor and the transferee are both 80% or above directly or indirectly owned by the same party; and (iii) the percentages in bullet points (i) and (ii) shall be 100% if over 50% the share value of a foreign enterprise is directly or indirectly derived from PRC real properties. Furthermore, SAT Circular 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers PRC taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the relevant tax authority and the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

According to SAT Circular 37, where the non-resident enterprise fails to declare the tax payable pursuant to Article 39 of the EIT Law, the tax authority may order it to pay the tax due within required time limits, and the non-resident enterprise shall declare and pay the tax payable within such time limits specified by the tax authority. If the non-resident enterprise, however, voluntarily declares and pays the tax payable before the tax authority orders it to do so within required time limits, it shall be deemed that such enterprise has paid the tax in time.

We face uncertainties as to the reporting and assessment of reasonable commercial purposes and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries, and investments. In the event of being assessed as having no reasonable commercial purposes in an indirect transfer transaction, we may be subject to filing obligations or taxed if we are a transferor in such transactions, and may be subject to withholding obligations (to be specific, a 10% withholding tax for the transfer of equity interests) if we are a transferee in such transactions, under SAT Circular 7 and SAT Circular 37. For transfer of shares by investors who are non-PRC resident enterprises, the PRC Subsidiaries may be requested to assist in the filing under the SAT circulars. As a result, we may be required to expend valuable resources to comply with the SAT circulars or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that we should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC Subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.

We are a holding company incorporated in the Cayman Islands. We may need dividends and other distributions on equity from the PRC Subsidiaries to satisfy our liquidity requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If the PRC Subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Current PRC regulations permit the PRC Subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, the PRC Subsidiaries are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. The PRC Subsidiaries may also allocate a portion of their respective after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. These limitation on the ability of the PRC Subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments, or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Governmental control of currency conversion may affect the value of your investment and our payment of dividends.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive part of our revenue in RMB. Under our current corporate structure, RUI Cayman may rely on dividend payments from our PRC Subsidiaries, RUI Beijing and RUI shanghai, to fund any cash and financing requirements we may have. RUI Shanghai will rely on payments made from RUI Facility Management, which will in turn rely on payments made from RUI Catering, Jiangsu Ruimu, RUI Wuxi, and Deep Quest. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, the PRC Subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from or registration with appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demand, we may not be able to pay dividends in foreign currencies to our shareholders.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of the PRC Subsidiaries, and dividends payable by our PRC Subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the EIT Law and its implementation rules, the profits of a foreign-invested enterprise generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%.

However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the “SAT Circular 81,” which became effective on February 20, 2009, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to Circular on Several Issues regarding the “Beneficial Owner” in Tax Treaties, which became effective as of April 1, 2018, when determining an applicant’s status as the “beneficial owner” regarding tax treatments in connection with dividends, interests, or royalties in the tax treaties, several factors will be taken into account. Such factors include whether the business operated by the applicant constitutes actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax, grant tax exemption on relevant incomes, or levy tax at an extremely low rate. This circular further requires any applicant who intends to be proved of being the “beneficial owner” to file relevant documents with the relevant tax authorities. RUI Beijing and RUI Shanghai are wholly owned by RUI Singapore. However, we cannot assure you that our determination regarding our qualification to enjoy the preferential tax treatment will not be challenged by the relevant PRC tax authority or we will be able to complete the necessary filings with the relevant PRC tax authority.

If we become directly subject to the scrutiny, criticism, and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price, and reputation.

U.S. public companies that have substantial operations in China have been the subject of intense scrutiny, criticism, and negative publicity by investors, financial commentators, and regulatory agencies, such as the SEC. Much of the scrutiny, criticism, and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism, and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, have become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism, and negative publicity will have on us, our business, and the price of our Class A Ordinary Shares. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our Company. This situation will be costly and time consuming and could distract our management from developing our business. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our Class A Ordinary Shares.

The approval of the CSRC may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for this offering under such regulation.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the “M&A Rules,” adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas SPV formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC, prior to the listing and trading of such SPV’s securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by an SPV seeking the CSRC approval of its overseas listings. The application of the M&A Rules remains unclear.

Based on our understanding of the current PRC law, rules, and regulations, that the CSRC’s approval under the M&A Rule is not required for the quotation and trading of our Class A Ordinary Shares on OTCQB in the context of this offering, given that (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under this prospectus are subject to the M&A Rules; and (ii) we shall complete filing procedures with the CSRC for this offering pursuant to the requirements of the Trial Measures that recently came into effect and provided clearer guidance for such requirements.

However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC governmental agencies, including the CSRC, would reach the same conclusion as we have. If it is determined that the CSRC approval under the M&A Rules is required for our offerings in the U.S., we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for our offerings in the U.S. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from our offerings in the U.S. into the PRC, restrictions on or prohibition of the payments or remittance of dividends by the PRC Subsidiaries, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation, and prospects, as well as the trading price of our Class A Ordinary Shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt our offerings in the U.S. before the settlement and delivery of the Class A Ordinary Shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the Class A Ordinary Shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

The M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules and recently adopted PRC regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Mergers or acquisitions that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the “Prior Notification Rules,” issued by the State Council in August 2008 is triggered. In addition, the Provisions of the Ministry of Commerce on the Implementation of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “Security Review Rules”) issued by MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM, and the Security Review Rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is clear that the PRC Subsidiaries’ business would not be deemed to be in an industry that raises “national defense and security” or “national security” concerns. MOFCOM or other government agencies, however, may publish explanations in the future determining that the PRC Subsidiaries’ business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. The PRC Subsidiaries’ ability to expand their business or maintain or expand their market share through future acquisitions would as such be materially and adversely affected.

Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.

We indirectly hold the equity of our PRC Subsidiaries through RUI Hongkong, and thus our PRC Subsidiaries are directly or indirectly foreign-invested enterprises. Although the PRC government has increasingly open attitude towards absorbing foreign investment in general, it still implements the Negative List, which restricts or prohibits overseas enterprises from holding the equity of Chinese companies whose operations are included in the Negative List. As the boundaries stipulated in the Negative List are relatively vague, they are subject to further determination and clarification by the Chinese government. As of the date of this prospectus, the business operated by our PRC Subsidiaries has not been included in the Negative List, but we cannot fully guarantee that the Chinese government will not make a different interpretation, so as to disallow our holding corporate structure. Moreover, the Chinese government revises the Negative List from time to time; although the scope of the Negative List is narrowing as a whole, it remains uncertain whether our existing business or future business will be included in future revisions. If the business of our PRC Subsidiaries is deemed as a restricted or prohibited business based on the Negative List, our existing corporate structure may be considered illegal and required to be restructured by the Chinese government, which may adversely affect our operations and the value of the securities we are registering for sale.

On July 4, 2014, SAFE issued the SAFE Circular 37, which requires PRC residents, including PRC individuals and institutions, to register with SAFE or its local branches in connection with their direct establishment or indirect control of an offshore special purpose vehicle, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. In addition, such PRC residents must update their foreign exchange registrations with SAFE or its local branches when the offshore special purpose vehicles in which such residents directly hold equity interests undergo material events relating to any changes of basic information (including changes of such PRC individual shareholders, names, and operation terms), increases or decreases in investment amount, share transfers or exchanges, or mergers or divisions. We may not be fully informed of the identities of all our shareholders or beneficial owners who are PRC residents, and therefore, we may not be able to identify all our shareholders or beneficial owners who are PRC residents to ensure their compliance with the SAFE Circular 37 or other related rules. In addition, we cannot provide any assurance that all of our shareholders and beneficial owners who are PRC residents will comply with our request to make, obtain, or update any applicable registrations or comply with other requirements required by the SAFE Circular 37 or other related rules in a timely manner. Even if our shareholders and beneficial owners who are PRC residents comply with such request, we cannot provide any assurance that they will successfully obtain or update any registration required by the SAFE Circular 37 or other related rules in a timely manner. If any of our shareholders who is a PRC resident as determined by SAFE Circular 37 fails to fulfill the required foreign exchange registration, it will be deemed illegal for such shareholders to directly or indirectly hold our equity under the PRC laws. Furthermore, if PRC authorities disallow such shareholders to own our equity, our PRC Subsidiaries may be prohibited from distributing dividends to us or from carrying out other subsequent cross-border foreign exchange activities, and we may be restricted in our ability to contribute additional capital to our PRC Subsidiaries, which may adversely affect our operations and our values of the securities we are registering for sale.

Furthermore, if future laws, administrative regulations, or provisions mandate further actions to be taken by us or our PRC Subsidiaries with respect to our existing corporate structure, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, resulting in a material change in our operations and/or a material change in the value of our Class A Ordinary Shares, including that it could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.

Risks Related to Doing Business in Certain Countries and Regions

Investments in emerging markets are subject to greater risks than those in more developed markets.

You should be aware that investments in emerging markets, such as the Gulf Cooperation Council (the “GCC”) region, are subject to greater risks than those in more developed markets, including risks such as:

●	political, social, and economic instability;

●	exposure to local economic and social conditions, including cultural and communication challenges;

●	exposure to local political conditions, including political disputes, requirements to expend a portion of funds locally, and government-imposed industrial cooperation requirements, as well as increased risks of fraud and political corruption;

●	exposure to potentially undeveloped legal systems which make it difficult to enforce contractual rights and to potentially adverse changes in laws and regulatory practices, including licensing, approvals, grants, adjudications, and concessions, among others;

●	war, terrorism, rebellion, coup, revolution, or similar events;

●	drought, famine, epidemics, pandemics, and other complications due to natural or manmade disasters;

●	governments’ actions or interventions, including tariffs, protectionism, subsidies, various forms of exchange controls, expropriation of assets and cancellation of contractual rights;

●	boycotts and embargoes that may be imposed by the international community;

●	ambiguities, uncertainties, and changes in taxation, licensing, and other laws and regulations;

●	arbitrary or inconsistent government action, including capricious application of tax laws and selective tax audits;

●	controls on the repatriation of profits and/or dividends, including the imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries;

●	difficulties and delays in obtaining new permits, licenses, and consents for business operations or renewing existing ones;

●	difficulties or an inability to obtain legal remedies in a timely manner;

●	compliance with a variety of U.S. and other foreign laws, including (i) compliance (historical and future) with the requirements of applicable anti-bribery laws, including the U.K. Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act of 1977; and (ii) compliance (historical and future) with sanctions and export control provisions (including the U.S. Export Administration Regulations) in several jurisdictions, including the European Union, the United Kingdom, and the United States; and

●	potential lack of reliability as to title to real property in certain jurisdictions.

Although the GCC region has enjoyed significant economic growth over the last several years, there can be no assurance that such growth will continue. Moreover, while certain governments’ policies have generally resulted in improved economic performance, there can be no assurance that such a level of performance can be sustained.

Accordingly, you should exercise particular care in evaluating the risks involved and must decide whether, in the light of those risks, your investment is appropriate. Generally, investment in emerging markets is only suitable for sophisticated investors who fully appreciate the significance of the risks involved.

Investing in GCC markets carries certain risks that should be taken into consideration. Some of the key risks include:

●	Regulatory Environment: The regulatory landscape in GCC countries may vary, and changes in regulations or government policies can impact the investment climate. It is essential to stay updated on regulations related to foreign investments, technology transfers, intellectual property rights, and data privacy.

●	Economic and Political Stability: GCC markets are subject to geopolitical tensions and economic fluctuations. Political instability, regional conflicts, or changes in government policies can affect the business environment and investor confidence, however its evident that the local governments policies are focusing on their economic growth and avoiding political conflicts.

●	Market Maturity: While GCC markets are rapidly growing, the technology sector may still be in its early stages of development. The level of market maturity, infrastructure, and adoption rates for certain technologies can vary across different countries within the GCC region.

●	Talent Availability: Finding skilled and experienced talent, particularly in specialized integrated facility management and integrated logistics fields, can be a challenge in certain GCC countries. Assessing the availability of qualified professionals and building a strong team is vital for the success of tech investments, however the GCC countries have succeeded for decades to attract talents and competencies by offering high wages and unique lifestyle as well as wellbeing and comfort of life.

●	Cultural Considerations: Cultural norms and business practices in the GCC region may differ from other markets. Adapting to local customs, building relationships, and understanding the local business culture can contribute to successful investments, however the government of the UAE and the KSA are adopting more western related culture to make it easier for expats with western cultures to adapt with the local culture.

The economies within the GCC region are highly dependent upon the oil and gas industry.

The KSA’s economy as well as a number of other economies within the GCC region are highly dependent upon the oil and gas industry. Oil and gas prices fluctuate in response to changes in many factors, including, but not limited to:

●	economic and political developments in oil producing regions;

●	global and regional supply and demand, and expectations regarding future supply and demand, for oil and gas products;

●	the ability of members of Organization of the Petroleum Exporting Countries and other crude oil producing nations to agree upon and maintain specified global production levels and prices;

●	the impact of international environmental regulations designed to reduce carbon emissions;

●	actions taken by major crude oil and gas producing or consuming countries;

●	prices and availability of alternative fuels;

●	global economic and political conditions;

●	development of new technologies; and

●	global weather and environmental conditions.

If oil prices decline, the economies of oil-producing countries, such as the KSA, could be adversely affected, which could reduce demand for our products and services and have a material adverse effect on our business, financial condition, and results of operations.

Our business may be adversely affected by changes in government policies, laws, and regulations in the KSA.

We conduct a substantial part of our business through our subsidiaries in the KSA. As such, our business may be adversely affected by changes in government policies, laws, and regulations in the KSA.

As the KSA accelerates its Vision 2030 transformation, government authorities continue to introduce new regulatory frameworks and revise existing ones to promote economic diversification, strengthen governance, and attract private investment. These reforms have resulted in new requirements across a range of sectors, including foreign investment and the transport and logistics industry, such as the recently issued Investment Law and Transport Law. Changes to licensing obligations, compliance standards, or enforcement practices arising from these reforms may increase operational uncertainty for our subsidiaries. If we are unable to adapt to these developments in a timely and effective manner, such changes could have a material adverse effect on our business, financial condition, and results of operations.

Our subsidiary’s non-compliance with certain KSA regulatory requirements may render its contracts unenforceable and expose our subsidiary to penalties, operational suspension, or other adverse consequences.

Aish Alnas was, from June 6, 2024 until March 9, 2025, held through a nominee shareholding arrangement pursuant to which NORAH SHANSHAN YUANDA held the legal title to 100% of the equity interests in the subsidiary on behalf of Xiang Chen, while the beneficial ownership, economic interests, and shareholder rights associated with such equity interests remained vested in Xiang Chen. The arrangement was terminated on March 9, 2025 following the transfer of the equity interests to RUI Singapore and completion of the relevant registration updates. Under applicable Saudi laws and regulations, including anti-concealment regulations, nominee or concealed ownership arrangements is subject to regulatory scrutiny and could be considered non-compliant with applicable legal and regulatory requirements. If any governmental or regulatory authority were to determine that the nominee arrangement violated applicable anti-concealment laws, foreign investment restrictions, or other regulatory requirements, Aish Alnas and/or the relevant parties could become subject to investigations, fines, penalties, suspension or revocation of licenses, restrictions on business activities, or other regulatory actions. In addition, any finding or allegation of non-compliance may adversely affect Aish Alnas’s reputation, business operations, financial condition, and ability to conduct business in the KSA. Aish Alnas may also incur substantial costs in responding to regulatory inquiries, defending claims, or implementing remedial measures.

Our subsidiary in the KSA, Aish Alnas, has entered into sub-lease arrangements with third parties; however, the underlying lease agreements do not grant Aish Alnas the contractual right to sub-lease the premises. Sub-leasing without the lessor’s prior written consent constitutes a breach of the primary lease and may give rise to termination and compensation claims. In addition, the sub-lease agreements are not registered on the Ejar platform or with the Economic Cities and Special Zones Authority (“ECSZ”), which affects their validity and enforceability. Certain lease agreements for premises located within the King Abdullah Economic City are also not registered with ECSZ, and therefore may not receive regulatory recognition or protection.

Separately, Aish Alnas is currently engaging in (i) the leasing of vehicles for the transport of goods; and (ii) the transport of heavy goods within the KSA without holding the licenses required by the Transport General Authority (“TGA”). Aish Alnas also does not currently meet the mandatory conditions for such licenses, including fleet-size, vehicle-classification, and operating-card requirements. Conducting regulated activities without a TGA license may result in suspension of operations, financial penalties, and seizure of vehicles for a period of 20 days, and repeated violations may lead to further enforcement actions.

As of the date of this prospectus, neither we nor Aish Alnas is aware of any warnings, investigations, disputes, or penalties relating to these matters. However, there can be no assurance that the relevant authorities will not initiate enforcement actions in the future. Any finding of non-compliance could result in suspension or termination of lease rights, invalidity of sub-lease contracts, operational disruption, or financial penalties, any of which could materially and adversely affect our business, financial condition, and results of operations. See “Regulation.”

The economic, political, and social conditions in the GCC region, as well as government policies, laws, and regulations, could affect our business, financial condition, and results of operations.

Our subsidiaries in the KSA provide integrated logistics services in the GCC region, therefore, they must comply with the applicable laws and regulations in the jurisdictions of the GCC region. The regulatory bodies in the GCC region may not be as fully matured and as established as those of the United States. Existing laws and regulations may be applied inconsistently with anomalies in their interpretation or implementation. Inconsistent interpretation or implementation in relation to existing laws and regulations could restrict our subsidiaries’ ability to offer their services in the relevant jurisdictions, which could materially and adversely affect our business, financial condition, and results of operations.

Our failure to obtain, maintain or renew licenses, approvals, permits, registrations, or filings necessary to conduct our subsidiaries’ operations could have a material adverse impact on our business, financial condition, and results of operations.

Regulatory authorities in various jurisdictions oversee different aspects of our subsidiaries’ business operations. Our subsidiaries are required to obtain a number of licenses, approvals, permits, registrations, and filings and are subject to certain reporting obligations required for maintaining our subsidiaries and personnel in such jurisdictions. We cannot assure you that our subsidiaries have obtained all of these licenses, approvals, permits, registrations, and filings or will continue to maintain or renew all of them or that our subsidiaries have complied with these requirements in full. If our subsidiaries fail to obtain necessary authorizations, they may be subject to various penalties, such as confiscation of illegal revenue, fines and discontinuation or restriction of business operations, which may materially and adversely affect our business, financial condition, and results of operations. In addition, there can be no assurance that our subsidiaries will be able to maintain their existing licenses, approvals, registrations or permits in the relevant jurisdictions, renew any of them when their current term expires, or update existing licenses or obtain additional licenses, approvals, permits, registrations, or filings necessary for our subsidiaries’ business expansion from time to time. If our subsidiaries fail to do so, our business, financial conditions and operational results may be materially and adversely affected.

Risks Relating to this Offering and Our Ordinary Shares

There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Class A Ordinary Shares. We have applied for quotation of our Class A Ordinary Shares on OTCQB. An active public market for our Class A Ordinary Shares, however, may not develop or be sustained after the offering, in which case the market price and liquidity of our Class A Ordinary Shares will be materially and adversely affected. Shareholders may not be able to resell their Class A Ordinary Shares at or above the purchase price, or at all. And our Class A Ordinary Shares may be less attractive for margin loans, for investments by financial institutions, for consideration in future capital raising transactions or for other purposes.

The initial public offering price for our Class A Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our Class A Ordinary Shares may not bear a direct relationship to our earnings, book value, or any other indicia of value. We cannot assure you that the market price of our Class A Ordinary Shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Class A Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

You will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased.

The initial public offering price of our Class A Ordinary Shares is substantially higher than the net tangible book value per share of our Class A Ordinary Shares. Consequently, when you purchase our Class A Ordinary Shares in the offering, upon completion of the offering you will incur immediate dilution of $1.06 per share, assuming an initial public offering price of $1.00. See “Dilution.” In addition, you may experience further dilution to the extent that additional Class A Ordinary Shares are issued upon exercise of outstanding options we may grant from time to time.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A Ordinary Shares may be materially and adversely affected.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the fiscal years ended August 31, 2024 and 2025, we have identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the PCAOB, and other control deficiencies. The material weaknesses identified included (i) a lack of sufficient skilled staff with U.S. GAAP knowledge and the SEC reporting knowledge for the purpose of financial reporting as well as a lack of formal accounting policies and procedures manual to ensure proper financial reporting in accordance with U.S. GAAP and SEC reporting requirements; and (ii) a lack of formal policies and procedures to establish risk assessment process and internal control framework.

To address the material weaknesses identified before this offering, as of the date of this prospectus, we have implemented a range of measures aimed at remediating these weaknesses. These actions involve, but are not limited to: recruiting additional accounting staff in the KSA, switching to more professional accounting and taxes service providers in the KSA and the PRC, and hiring accounting and group financial reporting service providers with proficiency in U.S. GAAP and experience in SEC reporting; arranging recurring training sessions for our accounting staff, particularly concerning U.S. GAAP standards and SEC reporting obligations; preparing to enforce more stringent authentication and access control systems, while bolstering the authorization process and supervision of system alterations; instituting proper controls for data backup and system restoration; and intensifying the supervision of third-party vendors. The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation.

However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Class A Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the year ending August 31, 2027. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

We will incur substantially increased costs as a result of being a public company.

Upon consummation of this offering, we will incur significant legal, accounting, and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the OTCQB, impose various requirements on the corporate governance practices of public companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. We will obtain director and officer liability insurance upon the closing of this offering, which will represent additional costs to us. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior February 28 or 29, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures.

We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

Substantial future sales of our Class A Ordinary Shares or the anticipation of future sales of our Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline.

Sales of substantial amounts of our Class A Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Class A Ordinary Shares to decline. An aggregate of 15,690,000 Class A Ordinary Shares are outstanding before the consummation of this offering. An aggregate of 15,990,000 Class A Ordinary Shares will be outstanding immediately after the consummation of this offering. Sales of these shares into the market could cause the market price of our Class A Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A Ordinary Shares if the market price of our Class A Ordinary Shares increases.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Class A Ordinary Shares, the price of our Class A Ordinary Shares and trading volume could decline.

Any trading market for our Class A Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Class A Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Class A Ordinary Shares and the trading volume to decline.

The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our Class A Ordinary Shares may vary from the market price of our Class A Ordinary Shares following our initial public offering. If you purchase our Class A Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Class A Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our Class A Ordinary Shares that have occurred from time to time prior to our initial public offering. The market price of our Class A Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have filed securities class litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

The price of our Class A Ordinary Shares could be subject to rapid and substantial volatility.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with a relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence the price of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional shares of Class A Ordinary Shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act. On December 18, 2025, the Holding Foreign Insiders Accountable Act was enacted as part of the National Defense Authorization Act for Fiscal Year 2026, mandating directors and officers of foreign private issuers to file Section 16(a) reports (Forms 3, 4, and 5) with the SEC to report beneficial ownership interests in companies, effective on March 18, 2026. Our principal shareholders who are not our officers or directors, however, remain exempt from Section 16(a) reporting requirements. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we will not be required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future, in which case we would incur significant additional expenses that could have a material adverse effect on our results of operations.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a semi-annual basis as press releases, distributed pursuant to the rules and regulations of the OTCQB. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

The dual class structure of our Ordinary Shares has the effect of concentrating voting control with our director, and her interests may not be aligned with the interests of our other shareholders.

We have a dual-class voting structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Under this structure, holders of Class A Ordinary Shares are entitled to one vote per Class A Ordinary Share, and holders of Class B Ordinary Shares are entitled to 20 votes per Class B ordinary share, which may cause the holders of Class B Ordinary Shares to have an unbalanced, higher concentration of voting power. Upon the completion of this offering, Ms. Manli Zhang Robinson, our director and chief compliance officer, through Serenity Prime Limited, beneficially owns 10,505,000 Class B Ordinary Shares, representing approximately 53.27% of the voting rights in our Company. Upon the completion of this offering, Ms. Robinson, through Serenity Prime Limited, will hold 10,505,000 Class B Ordinary Shares, representing approximately 52.74% of the voting rights in our Company. As a result, until such time as Ms. Robinson’s voting power, through Serenity Prime Limited, is below 50%, Ms. Robinson as the controlling shareholder has substantial influence over our business, including decisions regarding mergers, consolidations, and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. Ms. Robinson will have the ability to control matters requiring shareholder approval, including the election of directors, amendment of memorandum and articles of association and approval of certain major corporate transactions in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”). She may take actions that are not in the best interests of us or our other shareholders. These corporate actions may be taken even if they are opposed by our other shareholders. Further, such concentration of voting power may discourage, prevent, or delay the consummation of change of control transactions that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. Future issuances of Class B Ordinary Shares may also be dilutive to the holders of Class A Ordinary Shares. As a result, the market price of our Class A Ordinary Shares could be adversely affected.

The disparate voting rights associated with our dual-class share structure significantly limit the ability of holders of our Class A Ordinary Shares to influence corporate matters and expose them to risks that do not apply to holders of Class B Ordinary Shares.

Our Class A Ordinary Shares carry one vote per share, while our Class B Ordinary Shares carry 20 votes per share. Upon the completion of this offering, holders of our Class B Ordinary Shares will collectively hold approximately 95.06% of the aggregate voting power of our issued and outstanding Ordinary Shares. Accordingly, holders of our Class A Ordinary Shares will have limited ability to influence the outcome of any matter submitted to a shareholder vote, including, without limitation: the election and removal of directors; amendments to our Memorandum and Articles of Association; approval of mergers, consolidations, asset sales, and other significant corporate transactions; the declaration and payment of dividends; and other matters requiring shareholder approval under the Cayman Companies Act or our Memorandum and Articles of Association.

Because holders of Class B Ordinary Shares will be able to determine the outcome of virtually all matters submitted to a shareholder vote, investors in our Class A Ordinary Shares will have little or no practical ability to affect the governance or strategic direction of the Company. This concentration of voting power may enable the holders of Class B Ordinary Shares to take actions that are not in the best interests of holders of Class A Ordinary Shares, including approving transactions that may dilute the economic interests of Class A holders, blocking transactions that a majority of Class A holders might otherwise favor, or otherwise acting in a manner that benefits the holders of Class B Ordinary Shares at the expense of other shareholders.

Furthermore, because Class A Ordinary Shares are not convertible into Class B Ordinary Shares, investors in our Class A Ordinary Shares have no mechanism by which to acquire enhanced voting rights. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at the option of the holder, which means that any such conversion would reduce the aggregate voting power of the Class B holders but would not confer any additional voting rights on existing Class A holders. As a result, the voting disadvantage experienced by holders of Class A Ordinary Shares is structural and may persist indefinitely.

The foregoing risks may adversely affect the market price of our Class A Ordinary Shares, reduce investor demand for our securities, and limit the ability of holders of Class A Ordinary Shares to protect their economic interests through the exercise of shareholder rights.

The dual-class structure of our Ordinary Shares may adversely affect the trading market for our Class A Ordinary Shares.

Our dual-class share structure with different voting rights may adversely affect the value and liquidity of the Class A Ordinary Shares. We cannot predict whether our dual-class share structure with different voting rights will result in a lower or more volatile market price of the Class A Ordinary Shares, adverse publicity, or other adverse consequences. Certain index providers have announced restrictions on including companies with multiple class share structures in certain of their indices. Because of our dual-class structure, we will likely be excluded from these indices and other stock indices that take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make the Class A Ordinary Shares less attractive to investors. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our Ordinary Shares may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A Ordinary Shares.

Anti-takeover provisions in our Memorandum and Articles of Association may discourage, delay, or prevent a change in control.

Some provisions of our Memorandum and Articles of Association, which will become effective on or before the completion of this offering, may discourage, delay, or prevent a change in control of our Company or management that shareholders may consider favorable, including, among other things, the following:

●	provisions that authorize our board of directors to offer, allot, grant options over or otherwise dispose of unissued authorized shares to such persons at such times and for such consideration, and upon such terms and conditions as the board of directors may determine without any further vote or action by our shareholders; and

●	provisions that limit the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings.

Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Class A Ordinary Shares.

For as long as we remain an “emerging growth company,” as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. Further, we elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. If some investors find our Class A Ordinary Shares less attractive as a result, there may be a less active trading market for our Class A Ordinary Shares and our share price may be more volatile. See “Prospectus Summary—Implications of Being an ‘Emerging Growth Company.’”

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our Memorandum and Articles of Association, the Cayman Companies Act, and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. The decisions of those courts are of persuasive authority, but are not binding on courts in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands may have a less developed body of securities laws than the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders and their abilities to protect their rights thought the courts of the United States maybe limited than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies) or to obtain copies of the lists of shareholders of these companies. Our directors have discretion under our Memorandum and Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Cayman Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our articles of association allow any of our shareholders holding shares representing in aggregate not less than 10% of total number of our issued and paid up voting shares, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting.

Advance notice of at least seven clear days counting from the date service is deemed to take place is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of one or more shareholders holding at least one third of the total number of the issued and paid up shares of the Company (which include the Class A Ordinary Shares and Class B Ordinary Shares) present in person or by proxy.

If we are classified as a PFIC, United States taxpayers who own our Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as us will be classified as a PFIC for any taxable year if, for such year, either

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2025 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse U.S. federal income tax consequences for U.S. taxpayers who are shareholders. We will make this determination following the end of any particular tax year. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Material Income Tax Consideration—United States Federal Income Taxation—PFIC Consequences.”

Our pre-IPO shareholders will be able to sell their shares upon completion of this offering subject to restrictions under Rule 144 under the Securities Act.

Our pre-IPO shareholders may be able to sell their Class A Ordinary Shares under Rule 144 after the completion of this offering. See “Shares Eligible for Future Sale.” Because these shareholders have paid a lower price per Class A Ordinary Share than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144, they may be more willing to accept a lower sales price than the IPO price. This fact could impact on the trading price of the Class A Ordinary Shares following the completion of the offering, to the detriment of participants in this offering. Under Rule 144, before our pre-IPO shareholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of the Class A Ordinary Shares to be sold pursuant to Rule 144 during the pendency of this offering.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	trends and competition in the facility management solution industry; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains data related to the integrated facility management and integrated logistics industries. This industry data includes projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The integrated facility management and integrated logistics industries may not grow at the rate projected by industry data, or at all. The failure of the industry to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Class A Ordinary Shares. In addition, the rapidly changing nature of the industries subjects any projections or estimates relating to the growth prospects or future condition of the industries to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated under the laws of the Cayman Islands in order to enjoy certain benefits, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include: (i) the Cayman Islands may have a less exhaustive body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors than the United States; and (ii) Cayman Islands companies may not have standing to sue before the federal courts of the United States. Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated.

Substantially all of our assets are located in the KSA, Singapore, and PRC. In addition, most of our directors and officers are nationals or residents of Singapore, the United Kingdom, or the PRC, and all or a substantial portion of their assets are located outside the United States. Mr. Peng Yu, our chief executive officer and director, and Mr. Xiang Chen, our chief financial officer and director, are PRC citizens and reside in the KSA. Mr. Lim Choon San, our chief operating officer and director, and Ms. Ooi Kok Ling, our chief marketing officer and director, are Singapore citizens and reside in Singapore. Ms. Manli Zhang Robinson, our chief compliance officer and director, is a United Kingdom citizen and resides in both the United Kingdom and the PRC. As a result, it may be difficult or impossible for shareholders to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for shareholders to enforce judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

There may be uncertainty as to whether the courts of the Cayman Islands, the PRC, Singapore, and the KSA would (i) recognize or enforce judgments of United States courts based on certain civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Appleby, our counsel with respect to the laws of the Cayman Islands, has advised that any final and conclusive judgment for a definite sum (not being a sum payable in respect of taxes or other charges of a like nature nor a fine or other penalty) and/or certain non-monetary judgments rendered in any action or proceedings brought against our Company on the basis of documents in a U.S. court will be recognized as a valid judgment by the courts of the Cayman Islands without re-examination of the merits of the case. On general principles, such proceedings would be expected to be successful provided that the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in the Cayman Islands and the judgment is not contrary to public policy in the Cayman Islands, has not been obtained by fraud or in proceedings contrary to natural justice.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments. Furthermore, under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

In making a determination as to enforceability of a judgment of the courts of the United States, and subject to the Singapore courts having jurisdiction over the judgment debtor, the Singapore courts would have regard to whether the judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, an in personam foreign judgment that is final and conclusive (that is, in general, a judgment that makes a final determination of rights between the parties and cannot be re-opened or altered by the court that delivered it, or be overridden by another body not being an appellate or supervisory body, although it may be subject to an appeal), given by a competent court of law having jurisdiction over the parties subject to such judgment, and for a fixed and ascertainable sum of money, may be enforceable as a debt in the Singapore courts under common law unless procured by fraud, or the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or the enforcement thereof would be contrary to public policy, or if the judgment would conflict with earlier judgment(s) from Singapore or earlier foreign judgment(s) recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws (save where any such component of the judgment can be duly severed from the rest of the judgment sought to be enforced). Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our directors and officers. It is uncertain as to whether a judgment of the courts of the United States under civil liability provisions of the federal securities law of the United States would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such a determination has yet to be conclusively made by a Singapore court in a reported decision.

Although there is no standing treaty, the courts of the KSA do not require the existence of a treaty to enforce foreign judgments before the Saudi Enforcement Courts. Pursuant to Article 11 of the Enforcement Law by Royal Decree No. M/53, dated July 3, 2012 (corresponding to 13/8/1433H), the key requirement is reciprocity. In addition, the following conditions must be satisfied: 1) jurisdiction: the courts of the KSA must have no jurisdiction over the dispute for which the foreign judgment or order was issued, and the foreign court must have had proper jurisdiction in accordance with the international jurisdiction rules under its own laws; 2) due process: all parties must have been duly summoned, properly represented, and afforded the right to present their defense; 3) finality: The judgment or order must have become final under the law of the issuing court; 4) no conflict of judgments: the judgment or order must not conflict with any judgment or order previously issued by a competent judicial authority in the KSA on the same matter; 5) public order: the judgment or order must not conflict with public orders in the KSA.

It should be noted that the burden of proving reciprocity lies with the applicant for the enforcement of one or more foreign judgments. Accordingly, the party seeking to enforce a judgment in the KSA must demonstrate that courts in the issuing country would, in turn, enforce the KSA judgments.

This framework does not apply to arbitral awards. As the KSA is a signatory to the New York Convention, arbitral awards are enforced in accordance with the New York Convention. The KSA is an arbitration-friendly jurisdiction and recognizes and respects arbitration as a dispute-resolution mechanism. While the KSA has entered a reciprocity reservation to the New York Convention stipulating that it will enforce awards only from countries that enforce the KSA awards, common practice indicates that New York Convention member states generally enforce each other’s awards.

USE OF PROCEEDS

We estimate that the net cash outflow from the sale of 300,000 Class A Ordinary Shares in this offering will be approximately $616,025, after deducting the estimated offering expenses payable by us, based on the assumed initial public offering price of $1.00 per Class A Ordinary Share, the estimated price set forth on the cover page of this prospectus. We do not expect to receive any net proceeds from this offering.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees and obtain additional capital in the future after a public market is created.

DETERMINATION OF OFFERING PRICE

We and the Selling Shareholders will offer Class A Ordinary Shares at a fixed price of $1.00 per share until the ordinary shares are quoted on OTCQB, at which time they may be sold at prevailing market prices or in privately negotiated transactions. The offering price was determined by us and the Selling Shareholders and is based on our own assessment of our financial condition and prospects, limited offering history, and the general condition of the securities market. The offering price of our Class A Ordinary Shares does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Class A Ordinary Shares might not trade at market prices in excess of the offering price, as prices for Class A Ordinary Shares in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

MARKET PRICE OF ORDINARY SHARES

There is no public market for our ordinary shares. We plan to apply for listing of our Class A Ordinary Shares on OTCQB, but we cannot assure you that we will be successful or that a liquid public market for our Class A Ordinary Shares will develop. If an active public market for our Class A Ordinary Shares does not develop following the completion of this offering, the market price and liquidity of our Class A Ordinary Shares may be materially and adversely affected.

DIVIDEND POLICY

As of the date of this prospectus, neither of our subsidiaries in the PRC, the UAE, the KSA or Singapore have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Subject to the PFIC rules, the gross amount of distributions we make to investors with respect to our Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Our board of directors has complete discretion in deciding whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our Company may pay dividends out of profit or share premium account, and provided always that in no circumstances may a dividend be paid out of share premium account if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a final dividend, but no dividend shall exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the timing, amount, and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions, and other factors deemed relevant by our board of directors. Please see the section entitled “Material Income Tax Consideration” of this prospectus for information on the potential tax consequences of any cash dividends declared.

In order for us to pay dividends to our shareholders, we will rely on payments from RUI Singapore, as dividends. RUI Singapore will rely on payments made from RUI Beijing and RUI Shanghai, which will in turn rely on payments made from RUI Facility Management. RUI Facility Management will rely on its operating profit and payments from RUI Catering, Jiangsu Ruimu, RUI Wuxi, and Deep Quest, as dividends. If the PRC Subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Current PRC regulations permit RUI Beijing and RUI Shanghai, to pay dividends to RUI Singapore only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, RUI Beijing and RUI Shanghai are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. For instance, SAFE Circular 3 issued on January 26, 2017, provides that banks shall, when dealing with dividend remittance transactions from a domestic enterprise to its offshore shareholders of more than $50,000, review the relevant board resolutions, original tax filing form, and audited financial statements of such domestic enterprise based on the principle of genuine transaction. Furthermore, if our PRC Subsidiaries incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or the PRC Subsidiaries are unable to receive all of the revenue from our operations, we may be unable to pay dividends on our Class A Ordinary Shares.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. RUI Singapore may be considered a non-resident enterprise for tax purposes, so that any dividends RUI Beijing and RUI Shanghai pays to RUI Singapore may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Material Income Tax Consideration—Enterprise Taxation in Mainland China.”

Pursuant to the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Singapore resident enterprise owns no less than 25% of a PRC project. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Singapore project must be the beneficial owner of the relevant dividends; and (b) the Singapore project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Singapore project must obtain a tax resident certificate from the Singapore tax authority to apply for the 5% lower PRC withholding tax rate. As the Singapore tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Singapore tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends paid by RUI Beijing and RUI Shanghai to their immediate holding company, RUI Singapore. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Singapore tax authority. RUI Singapore intends to apply for the tax resident certificate if and when RUI Beijing and RUI Shanghai plans to declare and pay dividends to RUI Singapore. See “Risk Factors—Risks Relating to Doing Business in the PRC—There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of the PRC Subsidiaries, and dividends payable by our PRC Subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

KSA companies may distribute annual or interim dividends from their distributable profits in accordance with the KSA Companies Law and their constitutional documents. For the interim dividends, the regulatory rules governing dividend distributions provided that: (i) the articles of association authorize the distribution of interim dividends and the partners have, by annual resolution, authorized the manager to effect such distributions; (ii) the company has reasonable liquidity and visibility over its expected profits; and (iii) the most recent financial statements reflect sufficient distributable dividends to cover the proposed distribution after taking into account any dividends previously distributed or capitalized. Distributable dividends consist of retained earnings as shown in the latest financial statements, together with any distributable reserves. Distributable reserves are reserves formed from profits that have not been allocated for specific purposes, or those subject to a decision canceling the purpose for which they were formed. No distribution may be made if it would contravene any agreed reserves in accordance with the company’s constitutional documents or creditor-protection requirements. Any dividend distributed in breach of these requirements may be subject to recovery by the company or its creditors, whereas dividends lawfully declared and paid are not required to be returned even if the company subsequently incurs losses. Unless otherwise stipulated in the articles of association, partners and shareholders share profits and losses in proportion to their interests, and a personal creditor may enforce its claim against a partner’s or shareholder’s share of distributed profits or, in certain circumstances, request the judicial sale of interests or shares. Dividends distributed by a KSA resident company to non-resident shareholders constitute KSA-source income under the Income Tax Law and are generally subject to withholding tax, including amounts treated as dividends such as liquidation proceeds exceeding paid-up capital and in-kind distributions intended to allocate profits to shareholders. Our ability to pay dividends to our shareholders will depend on the upstreaming of distributable profits from our subsidiaries in the KSA, which will in turn rely on distributions from operating subsidiaries such as Aish Alnas and Deep Quest, each of which depends on its operating results, cash flow, financial condition, and compliance with applicable legal and contractual restrictions. If any of our subsidiaries in the KSA incurs indebtedness in the future, the covenants governing such indebtedness may restrict their ability to declare dividends or otherwise remit funds to us, which could materially limit our capacity to pay dividends to our shareholders.

CAPITALIZATION

The following table sets forth our capitalization as of February 28, 2026:

●	on an actual basis;

●	on an as-adjusted basis to reflect the issuance and sale of the Class A Ordinary Shares by us in this offering at the assumed initial public offering price of $1.00 per Class A Ordinary Share, which is the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Actual	As-adjusted (1)
	$	$
Shareholders’ Equity:
Class A Ordinary Shares, ($0.0001 par value, 450,000,000 Class A Ordinary Shares authorized, 15,690,000 Class A Ordinary Shares issued and outstanding, actual; 15,990,000 Class A Ordinary Shares issued and outstanding, as-adjusted)	$1,569	$1,599
Class B Ordinary Shares, ($0.0001 par value, 50,000,000 Class B Ordinary Shares authorized, 18,935,000 Class B Ordinary Shares issued and outstanding)	1,894	1,894
Additional paid-in capital (2)	$499,887	$184,290
Accumulated deficit	$(2,142,124)	$(2,324,290)
Accumulated other comprehensive income	$58,573	$58,573
Total Shareholders’ Equity	$(1,580,201)	$(2,077,768)
Total Capitalization	$(823,174)	$(1,320,741)

(1)	The as-adjusted information discussed above is illustrative only. Additional paid-in capital reflects the net cash outflow we expect to incur, after deducting estimated offering expenses. We expect to incur a net cash outflow of approximately $616,025 (gross offering proceeds of $300,000, less offering expenses of approximately $916,025). Our additional paid-in capital, accumulated deficit, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)	Reflects the sale of 300,000 Class A Ordinary Shares in this offering at an assumed initial public offering price of $1.00 per share, and after deducting the estimated offering expenses payable by us. The as-adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net cash outflow we expect to incur, after deducting estimated offering expenses payable by us. We estimate that such net cash outflow will be approximately $616,025.

A $1.00 increase (decrease) in the assumed initial public offering price of $1.00 per Class A Ordinary Share would increase (decrease) each of additional paid-in capital, accumulated deficit, total shareholders’ equity and total capitalization by $300,000, assuming the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated offering expenses payable by us.

DILUTION

If you invest in our Class A Ordinary Shares, your ownership interest will be diluted to the extent of the difference between the initial public offering price per Class A Ordinary Share and our net tangible book value per Class A Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Class A Ordinary Share is substantially in excess of the net tangible book value per Class A Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares.

Our net tangible book value as of February 28, 2026, was $(2,088,167), or $(0.06) per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities.

Dilution is determined by subtracting the net tangible book value per Class A Ordinary Share (as adjusted for the offering) from the initial public offering price per Class A Ordinary Share and after deducting the estimated offering expenses payable by us.

After giving effect to our sale of 300,000 Class A Ordinary Shares offered in this offering based on the assumed initial public offering price of $1.00 per Class A Ordinary Share after deduction of the estimated offering expenses payable by us, our as-adjusted net tangible book value as of February 28, 2026, would have been $(2,077,768), or $(0.06) per outstanding Ordinary Share. This represents an immediate increase in net tangible book value of $0.0008 per Ordinary Share to the existing shareholders, and an immediate dilution in net tangible book value of $1.06 per Class A Ordinary Share to investors purchasing Class A Ordinary Shares in this offering. The as-adjusted information discussed above is illustrative only.

The following table illustrates such dilution:

Post Offering
Assumed Initial public offering price per Ordinary Share	$1.00
Net tangible book value per Ordinary Share as of February 28, 2026	$(0.06)
Increase in as-adjusted net tangible book value per Ordinary Share attributable to payments by new investors	$0.00
As-adjusted net tangible book value per Ordinary Share immediately after this offering	$(0.06)
Amount of dilution in net tangible book value per Class A Ordinary Share to new investors in the offering	$1.06

The following tables summarize, on an as-adjusted basis as of February 28, 2026, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Class A Ordinary Share before deducting the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary
	Number	Percent	Amount	Percent	Share
	($ in thousands)
Existing shareholders	15,690,000	98.12%	$501	62.57%	$0.03
New investors	300,000	1.88%	$300	37.43%	$1.00
Total	15,990,000	100.00%	$801	100.00%	$0.05

The as-adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A Ordinary Shares and other terms of this offering determined at the pricing.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

RUI Cayman was incorporated on February 17, 2025, as an exempted company with limited liability in the Cayman Islands.

On January 26, 2024, RUI Singapore was incorporated in Singapore as a private company limited by shares, which was 50.02% owned by Xiang Chen, a shareholder and the CFO of RUI Cayman, through MAIS Holding Limited, which was wholly owned by Xiang Chen. On January 11, 2024, Xiang Chen and Fangfang An entered into a nominee shareholding agreement and a concerted action and voting rights delegation agreement. Pursuant to these agreements, Xiang Chen, designated Fangfang An as the nominee shareholder to hold 100% of the equity interests in MAIS Holding Limited on his behalf and delegated all voting rights associated with such equity interests to Fangfang An, to be exercised in accordance with Xiang Chen’s instructions. All ownership rights, including economic benefits (such as dividends, distributions, and liquidation proceeds), disposal rights, and other shareholder rights associated with such equity interests remained vested in Xiang Chen, with Fangfang An acting solely as the registered holder. On May 31, 2025, all shareholders of RUI Singapore transferred their shares to RUI Cayman. Following such transfer, Rui Singapore became a wholly owned subsidiary of RUI Cayman. As a result, Xiang Chen was the ultimate controlling party of RUI Singapore both prior to and immediately following the acquisitions.

On April 19, 2024, RUI UAE was incorporated in the UAE, which was wholly owned by Xiang Chen. On July 23, 2025, Xiang Chen transferred 50% of his equity in RUI UAE to RUI Singapore. Following such transfer, RUI UAE became a 50% owned subsidiary of RUI Singapore.

On June 6, 2024, Aish Alnas was incorporated in the KSA as a limited liability company, which was wholly owned by Xiang Chen. On June 6, 2024, Xiang Chen, NORAH SHANSHAN YUANDA, and Peng Yu (a shareholder and the Chief Executive Officer of RUI Cayman) entered into a nominee shareholding agreement and a concerted action and voting rights delegation agreement. Pursuant to these agreements, Xiang Chen appointed Peng Yu as the general manager of Aish Alnas, responsible for its daily operation and management in accordance with Xiang Chen’s instructions, and designated NORAH SHANSHAN YUANDA as the nominee shareholder to hold 100% of the equity interests in Aish Alnas on his behalf and delegated all voting rights associated with such equity interests to NORAH SHANSHAN YUANDA, to be exercised in accordance with Xiang Chen’s instructions. All ownership rights, including economic benefits (such as dividends, distributions, and liquidation proceeds), disposal rights, and other shareholder rights associated with such equity interests remained vested in Xiang Chen, with NORAH SHANSHAN YUANDA acting solely as the registered holder. On March 9, 2025, Xiang Chen and NORAH SHANSHAN YUANDA entered into a termination agreement with respect to the nominee shareholding arrangement, pursuant to which Xiang Chen directed NORAH SHANSHAN YUANDA to transfer all equity interests in Aish Alnas to RUI Singapore. The nominee arrangement terminated upon completion of the relevant registration changes in connection with such transfer. Following the transfer, Aish Alnas became a wholly owned subsidiary of RUI Singapore, which was then controlled by Xiang Chen.

On September 13, 2024, RUI Shanghai was incorporated in the PRC as a limited liability company, which is a wholly owned subsidiary of RUI Singapore.

On May 28, 2025, RUI Beijing was incorporated in the PRC as a limited liability company, which is a wholly owned subsidiary of RUI Singapore.

On January 25, 2021, RUI Facility Management was incorporated in the PRC as a limited liability company, which was wholly owned by Xiang Chen. On September 28, 2022, Xiang Chen, Ying Xia, and Yao Chen entered into a nominee shareholding agreement and a concerted action and voting rights delegation agreement. Pursuant to these agreements, Xiang Chen designated Ying Xia and Yao Chen as the nominee shareholders to hold 99% and 1%, respectively, of the equity interests in RUI Facility Management on his behalf, and delegated all voting rights associated with such equity interests to Ying Xia and Yao Chen, to be exercised in accordance with Xiang Chen’s instructions. All ownership rights, including economic benefits (such as dividends, distributions, and liquidation proceeds), disposal rights, and other shareholder rights associated with such equity interests remained vested in Xiang Chen, with Ying Xia and Yao Chen acting solely as the registered holders. On August 13, 2024, Xiang Chen, Ying Xia, and Yao Chen entered in to a termination agreement with respect to the nominee shareholding arrangement, pursuant to which Xiang Chen directed Ying Xia and Yao Chen to transfer 99% and 1%, respectively, of the equity interests in RUI Facility Management to Jing Wu and Chengcheng An, respectively, and the nominee arrangement terminated upon completion of the relevant registration changes in connection with such transfer. On August 13, 2024, Xiang Chen entered into a new nominee shareholding agreement and a new concerted action and voting rights delegation agreement with Jing Wu and Chengcheng An on substantially the same terms, pursuant to which Jing Wu and Chengcheng An were designated as nominee shareholders to hold 99% and 1%, respectively, of the equity interests in RUI Facility Management on Xiang Chen’s behalf, and were delegated all voting rights associated with such equity interests, to be exercised in accordance with Xiang Chen’s instructions. On September 19, 2024, Xiang Chen, Jing Wu, and Chengcheng An entered into a termination agreement with respect to the nominee shareholding arrangement, pursuant to which Xiang Chen directed Jing Wu and Chengcheng An to transfer 99% and 1%, respectively, of the equity interests in RUI Facility Management to RUI Shanghai, and the nominee arrangement terminated upon completion of the relevant registration changes in connection with such transfer. Following the transfer, RUI Facility Management became a wholly owned subsidiary of RUI Shanghai. On September 19, 2024, Jing Wu and Chengcheng An entered into a stock transfer agreement with RUI Shanghai. Pursuant to this agreement, RUI Shanghai purchased 99% and 1% equity interests in RUI Facility Management from Jing Wu and Chengcheng An, respectively, in consideration of approximately US$140 (RMB1,000) and US$14 (RMB100). Upon the completion of this transaction, RUI Facility Management became a wholly owned subsidiary of RUI Shanghai, a wholly owned subsidiary of RUI Singapore, which was then controlled by Xiang Chen.

On October 14, 2020, Jiangsu Ruimu was incorporated in the PRC as a limited liability company, which is wholly owned by RUI Facility Management.

On September 26, 2022, RUI Catering was incorporated in the PRC as a limited liability company, which is wholly owned by RUI Facility Management.

On February 3, 2021, RUI Wuxi was incorporated in the PRC as a limited liability company, which is wholly owned by RUI Facility Management.

On May 27, 2025, Deep Quest was incorporated in the KSA as a limited liability company, which is wholly owned by Jiangsu Ruimu. On January 26, 2026, Jiangsu Ruimu transferred 100% of its interest in Deep Quest to RUI Singapore, as a result of which Deep Quest became a wholly-owned subsidiary of RUI Singapore.

On April 17, 2026, RUI Thailand was incorporated in Thailand, which is 55% owned by RUI Singapore.

Our Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus and after giving effect to this offering.

Certain entities immaterial to our results of operations, business and financial condition are omitted.

Notes: all percentages reflect the voting rights held by each of our shareholders.

*

As of the date of this prospectus, the Company’s authorized share capital is US$50,000, divided into 450,000,000 Class A Ordinary Shares, with one vote per share, and 50,000,000 Class B Ordinary Shares, with 20 votes per share. As of the date of this prospectus, 15,690,000 Class A Ordinary Shares (representing 15,690,000 votes) and 18,935,000 Class B Ordinary Shares (representing 378,700,000 votes) are issued and outstanding, representing an aggregate of 394,390,000 votes. Immediately upon the completion of this offering, there will be 15,990,000 Class A Ordinary Shares issued and outstanding and 18,935,000 Class B Ordinary Shares issued and outstanding.

As of the date of this prospectus, holders of the outstanding Class B Ordinary Shares beneficially own approximately 95.97% of the aggregate voting power of our issued and outstanding Ordinary Shares. Following the completion of this offering, they will beneficially own approximately 95.06% of the aggregate voting power. As a result, they have the ability to control matters requiring shareholder approval, including the election of directors, amendment of memorandum and articles of association, and approval of certain major corporate transactions in accordance with the Cayman Companies Act. This concentrated control may limit or preclude the ability of holders of Class A Ordinary Shares to influence corporate matters for the foreseeable future. See “Risk Factors—Risks Relating to this Offering and Our Ordinary Shares —The dual class structure of our Ordinary Shares has the effect of concentrating voting control with our director, and her interests may not be aligned with the interests of our other shareholders”.

(1)	Represents 10,505,000 Class B Ordinary Shares indirectly held by Manli Zhang Robinson, our chief compliance officer and director and the 100% beneficial owner of Serenity Prime Limited, as of the date of this prospectus. Serenity Prime Limited is incorporated at Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Virgin Islands.

(2)	Represents 4,215,000 Class B Ordinary Shares indirectly held by Xiang Chen, our chief financial officer and director and the 100% beneficial owner of RUI Horizon Holding Ltd., as of the date of this prospectus. RUI Horizon Holding Ltd. is incorporated with ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(3)	Represents 4,215,000 Class B Ordinary Shares indirectly held by Peng Yu, our chief executive officer and Director and the 100% beneficial owner of Southenlake Holding Ltd., as of the date of this prospectus. Southenlake Holding Ltd. is incorporated with ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(4)	Represents 1,725,000 Class A Ordinary Shares indirectly held by Lim Choon San, our director and the 100% beneficial owner of MAIS HOLDING LIMITED, as of the date of this prospectus. MAIS HOLING LIMITED is incorporated with ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands. On October 29, 2025, Xiang Chen and Fangfang An entered into a termination agreement with respect to the aforementioned nominee shareholding arrangement, pursuant to which Xiang Chen directed Fangfang An to transfer all equity interests in MAIS Holding Limited to Lim Choon San. The nominee arrangement terminated upon completion of the relevant registration changes in connection with such transfer.

(5)	Represents an aggregate of 13,965,000 Class A Ordinary Shares held by seven shareholders, each one of which holds less than 5% of our voting interests, as of the date of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that included elsewhere in this prospectus. The following discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

We are a holding company incorporated on February 17, 2025 under the laws of the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations through our subsidiaries in the KSA, Singapore, and the PRC. We do not conduct any material business operations in the UAE.

We, through our subsidiaries, currently provide integrated facility management services in the PRC. Our integrated facility management services, enhanced by AIoT, streamline and optimize the management of facilities, encompassing a wide range of services such as maintenance, security, energy management, fire safety, and operational support within facilities and infrastructures. By integrating AIoT, our PRC Subsidiaries’ services leverage real-time data collection, predictive analytics, and automation to enhance efficiency, reduce costs, ensure safety, and improve decision-making.

We, through our subsidiary in the KSA, also provide integrated logistics services, by offering comprehensive logistics solutions that cover the supply chain from port operations and customs clearance to land transportation and delivery to designated project sites. Furthermore, our subsidiaries commenced providing transportation equipment lease services and software development services in October 2024 and September 2024, respectively. Our subsidiaries also provide equipment leasing and software development services as value-added offerings that complement and enhance our core services.

For the fiscal years ended August 31, 2024 and 2025, our total revenue was approximately $3.14 million and $13.67 million, respectively. Revenue from providing integrated facility management services represented approximately 96.68% and 22.87% of our total revenue for the fiscal years ended August 31, 2024 and 2025, respectively. We started our integrated logistics services since September 2024. Revenue from integrated logistics services was approximately $6.44 million, contributing approximately 47.11% of our total revenue for the fiscal year ended August 31, 2025. Revenue generated from the transportation equipment lease services, software development services and other services was $2.86 million, $0.92 million, and $0.32 million, respectively, representing approximately 20.95%, 6.74%, and 2.33% of our total revenue for the fiscal year ended August 31, 2025, respectively.

For the six months ended February 28, 2025 and 2026, our total revenue was approximately $9.40 million and $4.04 million, respectively. Revenue from integrated facility management services was approximately $1.66 million and $0.78 million, representing approximately 17.63% and 19.41% of our total revenue for the respective periods. Revenue from integrated logistics services was approximately $5.74 million and $2.37 million, contributing approximately 61.13% and 58.77% of our total revenue for the respective periods. Revenue from transportation equipment lease services, software development services and other services was approximately $1.61 million, $0.29 million and $0.10 million, respectively, representing approximately 17.10%, 3.07% and 1.11% of our total revenue for the six months ended February 28, 2025, and approximately $0.21 million, $0.24 million and $0.43 million, respectively, representing approximately 5.26%, 5.99% and 10.57% of our total revenue for the six months ended February 28, 2026.

Key Factors that Affect Operating Results

Our financial performance and growth are influenced by a combination of macroeconomic, industry-specific, and company-specific factors.

Client Acquisition and Repeat Engagement

Our ability to attract new clients and retain existing ones is critical to our revenue generation and long-term sustainability. Our revenue growth depends on both expanding our client base and deepening our relationships with existing clients. Many of our clients rely on us for ongoing integrated logistics and facility management needs. We compete based on the strong relationship with our clients, the breadth of our facility types and logistic coverage, and the quality and effectiveness of our service teams. Failure to maintain strong client relationships or deliver consistent high-quality service outcomes may result in lower client retention rates and a reduction in repeat business.

Capitalization on Vision-driven Mega-projects in the Middle East and Policy-led Digitalization in China

We believe that Saudi Vision 2030 and the UAE smart city programs drive demand for integrated AIoT-enabled facility management and specialized logistics. In the PRC, we believe that the “dual-carbon” goal also accelerates the adoption of AIoT-driven energy optimization solutions. We believe our ability to capture the above policy driven opportunities in both the Middle East and the PRC is essential to the expansion of our customer base, broadening and deepening of our service scopes, and strengthening our revenue stream.

Mitigation of Risks Related to Supply-Chain Disruptions, Cybersecurity, and Regulatory Compliance

Infrastructure bottlenecks in remote regions in the Middle East may delay equipment procurement and maintenance. Dependence on complex cross-border logistics also exposes our business to risks of disruptions in shipping, customs, or geopolitical tensions. High upfront costs for AIoT hardware/software deployment could pressure short-term profitability. Legacy building retrofitting in China poses technical and financial challenges due to structural constraints and fragmented ownership. Cybersecurity threats connected IoT systems to risks of operational shutdowns and data breaches.

Our ability to mitigate above risks will secure the Company’s operating efficiency, technology implementation, profitability, and long-term sustainability.

Balancing Short-Term Margin Pressure from Upfront Investments against Long-Term Scalability

In the Middle East, the “Saudization” policies, stringent customs regulations, and sector-specific permits increase compliance costs and entry barriers. See “Regulations—Regulations Related to Labor—Labor Law and Saudization.” In China, the data privacy laws impose strict requirements on AIoT data collection and usage. Significant initial investments are required for warehouses, transport fleets, IoT hardware, and local team setup. Price competition in early-stage market penetration may compress margins until scale is achieved.

Our ability to manage and balance the above sector- and region-specific situations is essential to the success of our new market and business expansion.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the fiscal years presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

For the fiscal years ended August 31, 2024 and 2025

	For the fiscal years ended August 31,			%
	2024	2025	Change	Change
	USD	USD	USD
REVENUE:
Total revenue	3,143,556	13,667,904	10,524,348	334.79%

COST OF REVENUE:
Total cost of revenue	(3,178,978)	(10,861,525)	(7,682,547)	241.67%
GROSS PROFIT/(LOSS)	(35,422)	2,806,379	2,841,801	8,022.70%

OPERATING EXPENSES:
Selling, general and administrative expenses	(774,419)	(1,307,874)	(533,455)	68.88%
Research and development expenses	(144,600)	(92,344)	52,256	(36.14)%
Total operating expenses	(919,019)	(1,400,218)	(481,199)	52.36%
Income (loss) from operations	(954,441)	1,406,161	2,360,602	(247.33)%

Other (expenses)/income
Other (expenses)/income, net	823	(62,814)	(63,637)	(7,723.32)%
Total other income, net	823	(62,814)	(63,637)	(7,723.32)%

INCOME (LOSS) BEFORE INCOME TAXES	(953,618)	1,343,347	2,296,965	(240.87)%

Income tax expenses	(875)	(310,201)	(309,326)	35,351.54%
NET INCOME (LOSS)	(954,493)	1,033,146	1,987,639	(208.24)%

Other comprehensive income/(loss)	(71,539)	42,441	113,980	(159.33)%

COMPREHENSIVE INCOME (LOSS)	$(1,026,032)	$1,075,587	$2,101,619	(204.83)%

Revenue

We derive revenue from five main sources: (1) integrated facility management services, (2) integrated logistics services, (3) transportation equipment lease services, (4) software development services, and (5) other services.

	For the fiscal years ended August 31,			%
	2024	2025	Change	Change
	USD	USD	USD
REVENUE:
Integrated facility management services	3,039,055	3,126,119	87,064	2.86%
Integrated logistics services	-	6,438,886	6,438,886	N/A	%
Transportation equipment lease services	-	2,863,148	2,863,148	N/A	%
Software development services	-	920,810	920,810	N/A	%
Other services	104,501	318,941	214,440	205.20%
Total revenue	3,143,556	13,667,904	10,524,348	334.79%

The Company’s total revenue increased by approximately $10.52 million, or 334.79%, from approximately $3.14 million for the fiscal year ended August 31, 2024 to approximately $13.67 million for the fiscal year ended August 31, 2025. The overall increase in total revenue was mainly attributable to new revenue streams, consisting of approximately $6.44 million integrated logistics services, approximately $2.86 million from transportation equipment lease service, and approximately $0.92 million from software development services.

Revenue from integrated facility management services

Revenue generated from our integrated facility management service increased by approximately $0.09 million or 2.86%, from approximately $3.04 million for the fiscal year ended August 31, 2024 to approximately $3.13 million for the fiscal year ended August 31, 2025. The increase in integrated facility management service revenue was mainly due to the Company completing more projects in the fiscal year ended August 31, 2025 compared to August 31, 2024. The Company’s facility management capability has been well-recognized by customers, which resulted in additional orders from customers in the fiscal year ended August 31, 2025.

Revenue from integrated logistics services

The Company started generating revenue from providing integrated logistics service since September 2024, recognizing approximately $6.44 million revenue for the fiscal year ended August 31, 2025. The increase in integrated logistics service revenue was mainly due to the Company expanding its operation in the Middle East and commencing its integrated logistics business in the KSA in the fiscal year ended August 31, 2025.

Revenue from transportation equipment lease services

The Company started generating revenue from providing transportation equipment lease service since October 2024, recognizing approximately $2.86 million revenue for the fiscal year ended August 31, 2025. The transportation equipment lease service was initially provided to the existing logistic customer as value-added service. The Company then expanded this service to other non-logistic customers.

Revenue from software development services

The Company started generating revenue from providing software development service since September 2024, recognizing approximately $0.92 million revenue for the fiscal year ended August 31, 2025. The new footprint in software development services was mainly due to the Company optimizing its information technology development capabilities, resources in talents, and knowledge of local culture, which together empower existing customers and industry partners in their business operations in the KSA and the PRC.

Cost of Revenue

Our cost of revenue mainly consists of expenditures paid for outsourced services providers, leased transportation equipment, and staff compensation. The detailed breakdown of cost of revenue are shown below according to different sources of revenue.

	For the fiscal years ended August 31,			%
	2024	2025	Change	Change
	USD	USD	USD
COST OF REVENUE:
Integrated facility management services	3,176,210	2,667,630	(508,580)	(16.01)%
Integrated logistics services	-	5,247,292	5,247,292	N/A	%
Transportation equipment lease services	-	2,553,438	2,553,438	N/A	%
Software development services	-	245,660	245,660	N/A	%
Other services	2,768	147,505	144,737	5,228.93%
Total cost of revenue	3,178,978	10,861,525	7,682,547	241.67%

Cost of integrated facility management services

Our cost of integrated facility management services decreased by approximately $0.51 million, or 16.01%, from approximately $3.18 million for the fiscal year ended August 31, 2024, to approximately $2.67 million for the fiscal year ended August 31, 2025. The decrease in cost of integrated facility management services was primarily due to the Company’s improved cost management through more stringent internal controls and enhanced external supplier selection, which in turn helped minimize losses in this business.

Cost of integrated logistics services

The Company started to recognize its cost of integrated logistics services since September 2024. The cost of integrated logistics services was approximately $5.25 million for the fiscal year ended August 31, 2025, including the cost of outsourced logistics service providers hired for cargo pick-up, in-bound and in-land transportation, custom clearing, and other necessary services needed to fulfill the logistics contracts.

Cost of transportation equipment lease service

The Company started to recognize its cost of transportation equipment lease services since October 2024. The cost of transportation equipment lease services was approximately $2.55 million for the fiscal year ended August 31, 2025, including the cost of equipment leased from third parties and depreciation of equipment purchased by the Company.

Cost of software development services

The Company started to recognize its cost of software development services since September 2024. The cost of software development services was approximately $0.25 million for the fiscal year ended August 31, 2025, including the cost of software development service providers hired from third party and staff compensation.

Gross profit

	For the fiscal years ended August 31,
	2024	2024	2025	2025
	Gross Profit	Gross Margin	Gross Profit/(loss)	Gross Margin	Change	% Change
	USD		USD		USD
Integrated facility management services	(137,155)	(4.51)%	458,489	14.67%	595,644	19.18%
Integrated logistics services	-	-	1,191,594	18.51%	1,191,594	N/A	%
Transportation equipment lease services	-	-	309,710	10.82%	309,710	N/A	%
Software development services	-	-	675,150	73.32%	675,150	N/A	%
Other services	101,733	97.35%	171,436	53.75%	69,703	(43.60)%
Total gross profit/(loss)	(35,422)	(1.13)%	2,806,379	20.53%	2,841,801	21.66%

Our total gross profit increased by approximately $2.84 million, or 21.66%, from a gross loss of approximately $0.03 million for the fiscal year ended August 31, 2024 to a gross profit of approximately $2.81 million for the fiscal year ended August 31, 2025. Gross profit (loss) margin as a percentage of overall revenue for the fiscal years ended August 31, 2024 and 2025 was approximately (1.13)% and 20.53%, respectively.

Gross profit for integrated facility management services increased by approximately $0.60 million or 19.18% from a loss of approximately $0.14 million for the fiscal year ended August 31, 2024 to a gross profit of approximately $0.46 million for the fiscal year ended August 31, 2025. Gross profit (loss) margin for the fiscal years ended August 31, 2024 and 2025 was approximately (4.51)% and 14.67%, respectively. The increase in gross profit margin was due enhanced margin oversight and reduced costs resulting from more restrictive outsourcing contracts.

Gross profit for integrated logistics services was approximately $1.20 million for the fiscal year ended August 31, 2025 according to the newly generated integrated logistics service revenue. Gross profit margin for the fiscal year ended August 31, 2025 was approximately 18.51%.

Gross profit for transportation equipment lease services was approximately $0.31 million for the fiscal year ended August 31, 2025 according to the newly generated transportation equipment lease service revenue. Gross profit margin for the fiscal year ended August 31, 2025 was approximately 10.82%.

Gross profit for software development services was approximately $0.68 million for the fiscal year ended August 31, 2025 according to the newly generated software development service revenue. Gross profit margin for the fiscal year ended August 31, 2025 was approximately 73.32%.

Operating Expenses

	For the fiscal years ended August 31,			%
	2024	2025	Change	Change
	USD	USD	USD
Selling, general and administrative expenses	774,419	1,307,874	533,455	68.88%
Research and development expenses	144,600	92,344	(52,256)	(36.14)%
Total operating expenses	919,019	1,400,218	481,199	52.36%

Our operating expenses consist of selling, general and administrative expenses and research and development expenses. Operating expenses increased by approximately $0.48 million, or 52.36%, from approximately $0.92 million for the fiscal year ended August 31, 2024 to approximately $1.40 million for the fiscal year ended August 31, 2025. The increase in our operating expenses was primarily due to the Company’s business expansion into the KSA resulting in additional professional fees, rental costs, employment salaries, and other administrative and marketing expenses.

Selling, general and administrative expenses

Selling, general and administrative expenses primarily consisted of salary and compensation expenses relating to our sales, accounting, human resources and executive office personnel, and included rental expenses, depreciation and amortization expenses, office overhead, professional service fees and travel and transportation costs. Selling, general and administrative expenses increased by 68.88% from $0.77 million for the fiscal year ended August 31, 2024, to $1.31 million for the fiscal year ended August 31, 2025, mainly due to an increase in operating costs in the KSA for new business operations in the region. For more details on segment reporting, see “Note 2” of our consolidated financial statements.

Research and development expenses

Our research and development expenses mainly consist of salaries of IT staff and office rents related to research and development department. Research and development expenses decreased by approximately $0.05 million, or 36.14% from approximately $0.14 million for the fiscal year ended August 31, 2024 to approximately $0.09 million for the fiscal year ended August 31, 2025. The decrease in our research and development expenses was primarily due to reallocating a portion of these costs to cost of revenue associated with newly generated software development revenue.

Other Income/(expenses), net

Other income/(expenses), net primarily consists of interest expenses, foreign currency exchange loss, losses from investment accounted under other non-operating income and other non-operating income and expenses. Our other net expenses increased by $63,637 from net income of $823 for the fiscal year ended August 31, 2024 to net expenses of $62,814 for the fiscal year ended August 31, 2025. The increase in other net expenses was mainly due to newly incurred losses from investment under other non-operating income of $27,743 and foreign currency exchange loss of $10,728 for the fiscal year ended August 31, 2025, and an increase in interest expenses of $26,644 for the fiscal year ended August 31, 2025 from $301 for the fiscal year ended August 31, 2024.

Income tax expenses

In the fiscal years ended August 31, 2024 and 2025, income tax expenses was $875 and $0.31 million, respectively. The increase in income tax expenses is mainly due to reason that the Company was profiting from newly established operation in KSA and Singapore and was taxed accordingly in both regions.

Net Income/(Loss)

As a result of the foregoing, our net income increased by approximately $1.99 million, or 208.24%, from a net loss of approximately $0.95 million for the fiscal year ended August 31, 2024 to a net income of approximately $1.03 million for the fiscal year ended August 31, 2025. The increase of net income is mainly attributed to an increase of approximately $2.84 million in gross profit.

For the six months ended February 28, 2025 and 2026

	Six months ended February 28,			%
	2025	2026	Change	Change
	USD	USD	USD
REVENUE:
Total revenue	9,396,333	4,036,801	(5,359,532)	(57.04)%

COST OF REVENUE:
Total cost of revenue	(7,644,428)	(3,179,347)	4,465,081	(58.41)%
GROSS PROFIT	1,751,905	857,454	(894,451)	(51.06)%

OPERATING EXPENSES:
Selling, general and administrative expenses	(479,703)	(510,495)	(30,792)	6.42%
Research and development expenses	(54,586)	(24,219)	30,367	(55.63)%
Total operating expenses	(534,289)	(534,714)	(425)	0.08%
Income from operations	1,217,616	322,740	(894,876)	(73.49)%

Other expenses
Other expenses, net	(928)	(22,234)	(21,306)	2,295.91%
Total other expenses, net	(928)	(22,234)	(21,306)	2,295.91%

INCOME BEFORE INCOME TAX	1,216,688	300,506	(916,182)	(75.30)%

Income tax expenses	(519)	(63,842)	(63,323)	12,200.96%
NET INCOME	1,216,169	236,664	(979,505)	(80.54)%

Other comprehensive income/(loss)	85,862	(102,145)	(188,007)	(218.96)%

TOTAL COMPREHENSIVE INCOME	$1,302,031	$134,519	$(1,167,512)	(89.67)%

Revenue

We derive revenue from five main sources: (1) integrated facility management services, (2) integrated logistics services, (3) transportation equipment lease services, (4) software development services, and (5) other services.

	Six months ended February 28,			%
	2025	2026	Change	Change
	USD	USD	USD
REVENUE:
Integrated facility management services	1,656,460	783,538	(872,922)	(52.70)%
Integrated logistics services	5,740,248	2,372,608	(3,367,640)	(58.67)%
Transportation equipment lease services	1,606,602	212,355	(1,394,247)	(86.78)%
Software development services	288,168	241,809	(46,359)	(16.09)%
Other services	104,855	426,491	321,636	306.74%
Total revenue	9,396,333	4,036,801	(5,359,532)	(57.04)%

The Company’s total revenue decreased by approximately $5.36 million or 57.04%, from approximately $9.40 million for the six months ended February 28, 2025 to approximately $4.04 million for the six months ended February 28, 2026. This decline mainly resulted from a decrease in integrated logistics services, integrated facility management services and transportation equipment lease services.

Revenue from integrated facility management services

Revenue generated from our integrated facility management service decreased by approximately $0.87 million or 52.70%, from approximately $1.66 million for the six months ended February 28, 2025 to approximately $0.78 million for the six months ended February 28, 2026. The decrease in integrated facility management service revenue was mainly due to the Company’s strategic reorientation to prioritize its operations in Saudi Arabia, which resulted in the deliberate scaling back of this service line.

Revenue from integrated logistics services

Revenue generated from our integrated logistics service decreased by approximately $3.37 million or 58.67%, from approximately $5.74 million for the six months ended February 28, 2025 to approximately $2.37 million for the six months ended February 28, 2026. The decrease in integrated logistics service revenue was mainly due to the completion of several large-value customer contracts in the prior reporting period, while no comparable large-scale new engagements have commenced execution in the current period. Ongoing contracts are predominantly smaller in individual contract value, driving the period-over-period revenue decline.

Revenue from transportation equipment lease services

Revenue generated from our transportation equipment lease service decreased by approximately $1.39 million or 86.78%, from approximately $1.61 million for the six months ended February 28, 2025 to approximately $0.21 million for the six months ended February 28, 2026. The decrease in transportation equipment lease service revenue was mainly due to the same contract transition circumstances that resulted in the reduction of integrated logistics service revenue.

Revenue from software development services

Revenue generated from our software development service decreased by approximately $0.05 million or 16.09%, from approximately $0.29 million for the six months ended February 28, 2025 to approximately $0.24 million for the six months ended February 28, 2026.

Revenue from other services

Revenue generated from our other service increased by approximately $0.32 million or 306.74%, from approximately $0.10 million for the six months ended February 28, 2025 to approximately $0.43 million for the six months ended February 28, 2026. The increase in other service revenue was mainly due to the provision of housing rental services to a limited number of customers in the KSA after February 2025, resulting in a full six months of related revenue recognized in the current period versus minimal contribution in the prior comparable period.

Cost of Revenue

Our cost of revenue mainly consists of expenditures paid for outsourced services providers, leased transportation equipment, staff compensation and housing rental cost. The detailed breakdown of cost of revenue are shown below according to different sources of revenue.

	Six months ended February 28,			%
	2025	2026	Change	Change
	USD	USD	USD
COST OF REVENUE:
Integrated facility management services	1,469,777	779,164	(690,613)	(46.99)%
Integrated logistics services	4,676,901	1,992,913	(2,683,988)	(57.39)%
Transportation equipment lease services	1,436,107	186,352	(1,249,755)	(87.02)%
Software development services	32,347	34,664	2,317	7.16%
Other services	29,296	186,254	156,958	535.77%
Total cost of revenue	7,644,428	3,179,347	(4,465,081)	(58.41)%

Cost of integrated facility management services

Our cost of integrated facility management services decreased by approximately $0.69 million or 46.99%, from approximately $1.47 million for the six months ended February 28, 2025 to approximately $0.78 million for the six months ended February 28, 2026. The decrease in cost of integrated facility management services revenue was mainly due to the Company’s scaling back of this service line to prioritize Saudi Arabian operations, which drove a corresponding reduction in direct operating costs including on-site staffing, third-party outsourced services and project-related consumables.

Cost of integrated logistics services

Our cost of integrated logistics services decreased by approximately $2.68 million or 57.39%, from approximately $4.68 million for the six months ended February 28, 2025 to approximately $1.99 million for the six months ended February 28, 2026. The decrease in cost of integrated logistics services revenue was mainly due to the contract transition gap between large customer engagements, consistent with the revenue trend. With fewer large-scale projects in execution, the Company incurred correspondingly lower costs for outsourced logistics providers, in-land transportation and customs clearance services.

Cost of transportation equipment lease service

Our cost of transportation equipment lease services decreased by approximately $1.25 million or 87.02%, from approximately $1.44 million for the six months ended February 28, 2025 to approximately $0.19 million for the six months ended February 28, 2026. The decrease in cost of transportation equipment lease services revenue was mainly due to the same contract transition dynamic noted for integrated logistics services, with a corresponding decline in third-party equipment leasing costs and operating expenses as active lease volumes contracted.

Cost of software development services

Our cost of software development services increased by approximately $2,317 or 7.16%, from approximately $32,347 for the six months ended February 28, 2025 to approximately $34,664 for the six months ended February 28, 2026.

Cost of other services

Our cost of other services increased by approximately $0.16 million or 535.77%, from approximately $0.03 million for the six months ended February 28, 2025 to approximately $0.19 million for the six months ended February 28, 2026. The increase in was mainly due to the provision of housing rental services in the KSA after February 2025, which gave rise to a full six-month period of property operation and service delivery costs in the current period, versus minimal related costs in the prior comparable period.

Gross profit

	Six months ended February 28,					%
	2025	2025	2026	2026	Gross	Gross
	Gross Profit	Gross Margin	Gross Profit	Gross Margin	Profit Change	Margin Change
	USD		USD		USD
Integrated facility management services	186,683	11.27%	4,374	0.56%	(182,309)	(10.71)%
Integrated logistics services	1,063,347	18.52%	379,695	16.00%	(683,652)	(2.52)%
Transportation equipment lease services	170,495	10.61%	26,003	12.25%	(144,492)	1.64%
Software development services	255,821	88.77%	207,145	85.66%	(48,676)	(3.11)%
Other services	75,559	72.06%	240,237	56.33%	164,678	(15.73)%
Total gross profit	1,751,905	18.64%	857,454	21.24%	(894,451)	2.60%

Total gross profit of the Company decreased by approximately $0.89 million or 51.06%, from approximately $1.75 million for the six months ended February 28, 2025 to approximately $0.86 million for the six months ended February 28, 2026. The overall gross margin increased from approximately 18.64% to approximately 21.24%, representing an increase of approximately 2.60%. The decrease in total gross profit was mainly due to the overall contraction of the Company’s core business scale during the contract transition period, which led to a significant decline in total revenue. The gross margin increased slightly primarily due to a change in the mix of business lines, with a higher proportion of higher-margin services in the current period, as well as the Company’s continued focus on cost management and control.

Gross profit generated from our integrated facility management services decreased by approximately $0.18 million, or 97.66%, from approximately $0.19 million for the six months ended February 28, 2025 to $4,374 for the six months ended February 28, 2026. The gross margin decreased from approximately 11.27% to approximately 0.56%, a decrease of approximately 10.71%. The declines in both gross profit and gross margin were primarily attributable to management's redirection of focus and resources to overseas markets, under which the Company did not renew several major domestic customer contracts that had historically commanded higher margins due to their customized service requirements; the non-renewal of these high-margin contracts simultaneously reduced revenue and shifted the remaining revenue mix toward lower-margin standard service offerings.

Gross profit generated from our integrated logistics services decreased by approximately $0.68 million, or 64.29%, from approximately $1.06 million for the six months ended February 28, 2025 to approximately $0.38 million for the six months ended February 28, 2026. The gross margin decreased from approximately 18.52% to approximately 16.00%, a decrease of approximately 2.52%. The decline in gross profit was primarily driven by a contraction in revenue scale, as a major customer contract entered its wrap-up phase in the first half of 2026 and no comparable large-scale new engagements commenced execution during the current period. Gross margin remained generally stable, with a slight decrease attributable to the lower-margin wrap-up phase of this contract and the competitive pricing adopted to win new customers and orders.

Gross profit generated from our transportation equipment lease services decreased by approximately $0.14 million, or 84.75%, from approximately $0.17 million for the six months ended February 28, 2025 to approximately $0.03 million for the six months ended February 28, 2026. The gross margin increased from approximately 10.61% to approximately 12.25%, an increase of approximately 1.64%, primarily because the Company has been gradually purchasing transportation equipment, and leasing out self-owned equipment generates higher margins than leasing in third-party equipment. The decrease in gross profit was primarily driven by the reduced demand for transportation equipment leases resulting from the contraction in the Company's integrated logistics business, as these services are closely associated with the Company's integrated logistics operations.

Gross profit generated from our software development services decreased by approximately $0.05 million, or 19.03%, from approximately $0.26 million for the six months ended February 28, 2025 to approximately $0.21 million for the six months ended February 28, 2026. The gross margin decreased from approximately 88.77% to approximately 85.66%, a decrease of approximately 3.11%. The decrease in both gross profit and gross margin was mainly due to a modest decline in service revenue, coupled with a slight increase in personnel costs and third-party technical service fees related to preliminary development work for upcoming customer projects, which together led to a contraction in both gross profit amount and gross margin.

Gross profit generated from our other services increased by approximately $0.16 million, or 217.95%, from approximately $0.08 million for the six months ended February 28, 2025 to approximately $0.24 million for the six months ended February 28, 2026. The gross margin decreased from approximately 72.06% to approximately 56.33%, a decrease of approximately 15.73%. The increase in gross profit was mainly driven by the provision of housing rental services in the KSA after February 2025, which contributed a full six months of revenue in the current period versus negligible contribution in the prior comparable period, while the decline in gross margin was primarily attributable to the higher property operation and service delivery costs associated with the housing rental business.

Operating Expenses

	Six months ended February 28,			%
	2025	2026	Change	Change
	USD	USD	USD
Selling, general and administrative expenses	479,703	510,495	30,792	6.42%
Research and development expenses	54,586	24,219	(30,367)	(55.63)%
Total operating expenses	534,289	534,714	425	0.08%

Our operating expenses consist of selling, general and administrative expenses and research and development expenses. Total operating expenses increased by $425, or 0.08%, from $534,289 for the six months ended February 28, 2025 to $534,714 for the six months ended February 28, 2026. The overall operating expenses remained largely flat period over period, as a moderate rise in selling, general and administrative expenses was substantially offset by a decrease in research and development expenses of similar absolute magnitude.

Selling, general and administrative expenses

Selling, general and administrative expenses primarily consisted of salary and compensation expenses relating to our sales, accounting, human resources and executive office personnel, and included rental expenses, depreciation and amortization expenses, office overhead, professional service fees and travel and transportation costs. Selling, general and administrative expenses increased by 6.42% from approximately $0.48 million for the six months ended February 28, 2025 to approximately $0.51 million for the six months ended February 28, 2026, mainly due to sustained administrative and marketing expenditures to maintain ongoing business operations in the KSA amid the contract transition phase across our core service lines, along with increased professional service fees associated with the Company’s initial public offering process.

Research and development expenses

Our research and development expenses mainly consist of salaries of IT staff and office rents related to research and development department. Research and development expenses decreased by approximately $0.03 million, or 55.63%, from approximately $0.05 million for the six months ended February 28, 2025 to approximately $0.02 million for the six months ended February 28, 2026. The decrease in our research and development expenses was primarily attributable to reduced investment in non-customer-facing research and development initiatives, as the Company optimized resource allocation and prioritized personnel input for ongoing project delivery amid the contract transition period.

Other expenses, net

Other expenses, net primarily consists of interest expenses, foreign currency exchange loss, and other non-operating income and expenses. Our other net expenses increased by approximately $0.02 million, from $928 for the six months ended February 28, 2025 to approximately $0.02 million for the six months ended February 28, 2026. The increase was mainly due to an increase in interest expenses of $14,480 for the six months ended February 28, 2026 from $4,099 for the six months ended February 28, 2025. The rise in interest expenses was primarily because the Company’s bank loans were outstanding for substantially the entire current reporting period, compared to only a partial period in the prior comparable period.

Income tax expenses

In the six months ended February 28, 2025 and 2026, income tax expenses were $519 and approximately $0.06 million, respectively. The increase was mainly attributable to the tax regime change of our KSA subsidiary Aish Alnas. Under the framework of the Zakat, Tax and Customs Authority (“ZATCA”), Aish Alnas was subject to Zakat rather than corporate income tax from its inception through May 31, 2025, and became subject to 20% corporate income tax thereafter. As the Group’s profits are primarily derived from KSA operations, this tax status shift drove the material rise in income tax expenses in the current period.

Net Income

As a result of the foregoing, our net income decreased by approximately $0.98 million, or 80.54%, from approximately $1.22 million for the six months ended February 28, 2025 to approximately $0.24 million for the six months ended February 28, 2026. The decrease in net income was mainly attributed to the significant decline of approximately $0.89 million in gross profit.

Liquidity and Capital Resources

The Company evaluated whether existing conditions and events, considered in the aggregate, raised substantial doubt about the Company’s ability to continue as a going concern within one year from the date of this prospectus. For the six months ended February 28, 2026, the Company experienced persistent shortages in working capital and available cash, driven primarily by declining revenues, ongoing net cash outflows from operating and financing activities, and a shareholders’ deficit. The Company’s revenue decreased from approximately $9.40 million for the six months ended February 28, 2025 to approximately $4.04 million for the six months ended February 28, 2026. The Company recorded net cash outflows of $9,384 from operating activities and $353,530 from financing activities. As of February 28, 2026, the total shareholders' deficit amounted to $1,580,201. The Company’s declining revenues, persistent shortages in working capital and available cash, ongoing net cash outflows from operating and financing activities, and shareholders’ deficit raised substantial doubt about the Company's ability to continue as a going concern within one year from the date of this prospectus.

In response to these challenges, the Company has developed and begun implementing a series of strategic actions aimed at improving liquidity and ensuring business continuity. These actions include:

(a)	The Company will continue to collect its outstanding accounts receivable in the ordinary course of business. Substantially all of the accounts receivable outstanding as of February 28, 2026 are expected to be collected in accordance with their contractual payment terms during the second half of fiscal year 2026 and the first half of fiscal year 2027.

(b)	The Company has entered into and intends to enter into several large-scale integrated logistics service contracts in Saudi Arabia. It anticipates that services under the majority of such contracts will be performed and corresponding payments received in the second half of fiscal year 2026 and fiscal year 2027.

(c)	The Company plans to expand its geographic footprint and launch AIoT services in Thailand in fiscal year 2027, from which it expects to generate revenue.

(d)	The Company is exploring financing alternatives to raise additional capital while seeking to control financing costs.

(e)	The Company repaid all short-term borrowings in February 2026, and the majority of principal repayments on its long-term borrowings are not contractually required within the next twelve months.

Management believes that these actions, if successfully executed, will mitigate the conditions giving rise to substantial doubt. However, uncertainty remains with respect to whether the Company can successfully collect outstanding receivables, secure new orders, generate expected revenue from new regions, complete additional financing on acceptable terms, and comply with relevant debt agreements. If these efforts are not successful, the Company may be required to seek alternative strategic actions. As a result, substantial doubt remains regarding the Company’s ability to continue as a going concern. The accompanying consolidated financial statements have been prepared under the assumption that the Company will continue as a going concern, and they do not include any adjustments that might result from the outcome of this uncertainty.

For the fiscal years ended August 31, 2024 and 2025

	For the fiscal years ended August 31,
	2024	2025
	USD	USD
Net cash (used in)/ provided by operating activities	(924,185)	1,507,849
Net cash (used in) investing activities	(52,529)	(424,465)
Net cash provided by/ (used in) financing activities	922,304	(535,242)
Effect of exchange rate changes on cash	(70,636)	46,568
Net (decrease)/ increase in cash and cash equivalents	(125,046)	594,710

For the six months ended February 28, 2025 and 2026

	Six months ended February 28,
	2025	2026
	USD	USD
Net cash used in operating activities	(132,421)	(9,384)
Net cash (used in)/ provided by investing activities	(85,762)	64,892
Net cash provided by/ (used in) financing activities	673,046	(353,530)
Effect of exchange rate changes on cash	(3,327)	13,589
Net increase/(decrease) in cash and cash equivalents	451,536	(284,433)

Operating Activities

Net cash used in operating activities was approximately $0.92 million for the fiscal year ended August 31, 2024. This amount was primarily attributable to a net loss of approximately $0.95 million, adjusted (i) to add back depreciation and amortization of approximately $0.05 million, (ii) to add back provision for expected credit losses of approximately $0.04 million, (iii) for changes in operating assets and liabilities that positively affected operating cash flow, including primarily an increase of accounts payable of approximately $0.03 million, accrued expenses and other current liabilities of approximately $0.12 million, taxes payable of approximately $0.01 million, and amounts due to related parties of approximately $0.05 million, and (iv) for changes in operating assets and liabilities that negatively affected operating cash flow, including primarily an increase of accounts receivable of approximately $0.18 million, prepayments and other current assets of approximately $0.03 million, other non-current assets of $9,065, amounts due from related parties of $6,906, and operating lease liabilities of $8,062.

Net cash provided by operating activities was approximately $1.51 million for the fiscal year ended August 31, 2025. This amount was primarily attributable to net income of approximately $1.03 million, adjusted (i) to add back depreciation and amortization of approximately $0.08 million, (ii) to add back loss from the disposal of property and equipment of $32, (iii) to add back provision for expected credit losses of $6,936, (iv) for changes in operating assets and liabilities that positively affected operating cash flow, including primarily an increase of accounts payable of approximately $1.27 million, accrued expenses and other current liabilities of approximately $0.16 million, taxes payable of approximately $0.44 million, and amounts due to related parties of approximately $0.05 million, and (v) for changes in operating assets and liabilities that negatively affected operating cash flow, including primarily an increase of accounts receivable of approximately $1.25 million, prepayments and other current assets of approximately $0.19 million, other non-current assets of approximately $0.01 million, amounts due from related parties of approximately $0.04 million, and operating lease liabilities of approximately $0.05 million.

Net cash used in operating activities was approximately $0.01 million for the six months ended February 28, 2026. This amount was primarily attributable to net income of approximately $0.24 million, adjusted (i) to add back depreciation of property and equipment of $94,772 and amortization of operating lease right-of-use asset of $26,509, (ii) to deduct unrealized foreign exchange gain of $6,175, (iii) for changes in operating assets and liabilities that positively affected operating cash flow, including primarily a decrease of amounts due from related parties of approximately $0.24 million, an increase of accounts payable of approximately $0.59 million, and taxes payable of approximately $0.13 million, and (iv) for changes in operating assets and liabilities that negatively affected operating cash flow, including primarily an increase of notes and accounts receivable of approximately $1.06 million, prepayments and other current assets of approximately $0.21 million, other non-current assets of $7,037, a decrease of accrued expenses and other current liabilities of $9,742, and a decrease of operating lease liabilities of approximately $0.04 million.

Investing Activities

Net cash used in investing activities was approximately $0.05 million for the fiscal year ended August 31, 2024, which was used in acquisition of property and equipment.

Net cash used in investing activities was approximately $0.42 million for the fiscal year ended August 31, 2025, which was used in acquisition of property and equipment.

Net cash provided by investing activities was approximately $0.06 million for the six months ended February 28, 2026. This was primarily attributable to $65,852 in net cash received from disposal of a subsidiary, partially offset by $960 spent on purchase of property and equipment.

Financing Activities

Net cash provided by financing activities was approximately $0.92 million for the fiscal year ended August 31, 2024, which represents (i) advances of approximately $1.20 million from related parties, mainly including $0.71 million from Wuxi Baiqun Internet Technology Co. Ltd., $0.28 million from Wuxi Zhitianxin Industrial Service Outsourcing Ltd., and $0.14 million from Xiang Chen; (ii) repayment of approximately $0.28 million to related parties, mainly including $0.12 million to Wuxi Baiqun Internet Technology Co. Ltd. and $0.15 million to Xiang Chen; (iii) cash advances of approximately $0.28 million from Jiangsu Shengpusi Facility Management Co., Ltd.; and (iv) repayment of approximately $0.27 million to third parties, including $0.22 million to Jiangsu Shengpusi Intelligent Security Service Co., Ltd. and $0.05 million to Jiangsu Shengpusi Facility Management Co., Ltd.

Net cash used in financing activities was approximately $0.54 million for the fiscal year ended August 31, 2025, which represents (i) short-term bank loans of approximately $0.42 million and long-term bank loans of approximately $0.70 million received from banks, and $8,593 repayment to banks; (ii) cash advances of approximately $0.78 million from and repayment of approximately $2.47 million to related parties; (iii) cash advances of approximately $0.13 million from and repayment of approximately $0.21 million to third parties; and (iv) proceeds from new issuance of Ordinary Shares of $0.20 million and payment for deferred offering cost of $0.08 million.

Net cash used in financing activities was approximately $0.35 million for the six months ended February 28, 2026, which represents (i) repayment of short-term bank loans of approximately $0.42 million and repayment of long-term bank loans of approximately $0.01 million; (ii) payment for deferred offering costs of approximately $0.43 million; (iii) cash advances of approximately $0.70 million from and repayment of approximately $0.55 million to related parties; (iv) cash advances of $60,000 from and repayment of $9,934 to third parties; and (v) proceeds from new issuance of ordinary shares of $350 and proceeds from capital contributions of approximately $0.30 million.

Capital Expenditures

The Company made capital expenditures of approximately $0.05 million and $0.42 million for the fiscal years ended August 31, 2024 and 2025, respectively. For the six months ended February 28, 2026, the Company made capital expenditures of $960. The Company will make capital expenditures to meet the expected growth of its business when necessary.

Contractual Obligations

Payments Due by Period	Total	Less than 1 year	1-3 years
	USD	USD	USD
Short-term borrowings	-	-	-
Long-term borrowings	714,505	14,582	699,923
Operating lease payment	58,276	58,276	-
Total	772,781	72,858	699,923

The Company had outstanding bank loans of approximately $nil, $1.11 million and $0.71 million as of August 31, 2024, August 31, 2025, and February 28, 2026, respectively.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements for the fiscal years ended August 31, 2024 and 2025 that have, or that in the opinion of management are likely to have, a current or future material effect on our financial condition or results of operations.

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events for the fiscal year ended August 31, 2025 that are reasonably likely to have a material adverse effect on our net revenue, income, profitability, liquidity, or capital resources, or that caused the disclosed financial information to be not necessarily indicative of future operating results or financial condition.

Quantitative and Qualitative Disclosures about Market Risk

Credit Risk

Our credit risk primarily arises from cash and cash equivalents and accounts receivable. As of August 31, 2025, all of our cash and cash equivalents were held with major financial institutions in the PRC, Singapore, and the KSA. We believe these institutions possess strong creditworthiness and present minimal credit risk to the Company.

For accounts receivable, we extend credit based on a careful evaluation of each client’s financial position and payment history. We typically do not require collateral or other forms of security. To mitigate credit risk, we review the recoverability of accounts receivable on a regular basis and provide for expected credit losses where necessary. This ongoing review process helps to significantly reduce our credit exposure.

Liquidity Risk

We are exposed to liquidity risk, the risk that we may be unable to meet our financial obligations as they become due. We manage this risk by maintaining a conservative liquidity position, monitoring our working capital requirements closely, and applying regular financial position analysis. In the event of any liquidity shortfall, we may seek financing through bank facilities or shareholder support to meet short-term funding needs.

Foreign Currency Risk

The reporting currency of the Company is USD. The functional currency of the Company is RMB in the PRC, the Singapore dollar and the U.S. dollar in Singapore, and Saudi Riyal and the U.S. dollar in the KSA. Substantially all of the Company’s revenue, expenses, assets, and liabilities are denominated and settled in RMB and Saudi Riyal. The exchange rate between Saudi Riyal and USD is relatively stable and consistent. The exchange rate between RMB and USD and between the Singapore dollar and USD fluctuate from time to time. As a result, the Company’s financial position and operating results are directly exposed to fluctuations between RMB and USD currencies, and between Singapore dollar and USD.

Inflation Risk

Since our inception, inflation has not had a material impact on our operating results. According to the National Bureau of Statistics of China, the consumer price index increased by 1.8% in 2023 and 0.2% in 2024, and according to the General Authority for Statistics of Saudi Arabia, the consumer price index increased by 1.7% in 2024. Although inflation has been moderate in recent years, a significant increase in inflation in the future could result in higher operating costs and may adversely affect our profitability.

Interest Rate Risk

Our exposure to interest rate risk arises from our cash and cash equivalents held in banks and our short-term and long-term borrowings. Our cash deposits earn interests at variable rates, while our short-term and long-term loans carry fixed interest rates. Therefore, our primary exposure relates to the interest income we receive from our cash balances.

Fluctuations in interest rates will affect the interest income we earn on our cash deposits. We have not used any derivative financial instruments to manage our interest rate risk exposure. Based on our cash and cash equivalents balance as of August 31, 2025, a hypothetical 100 basis point (1.0%) increase in interest rates would have resulted in an increase of approximately USD0.006 million in our interest income over a one-year period. Management believes our exposure to interest rate risk is not material to our overall financial position.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates, and assumptions. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates and assumptions on our own historical data and other assumptions that we believe are reasonable after taking account of our circumstances and expectations for the future based on available information. We evaluate these estimates and assumptions on an ongoing basis.

Our expectations regarding the future are based on available information and assumptions that we believe to be reasonable and accurate, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

Our significant accounting policies, which are important for an understanding of our financial position and results of operations, are set forth in detail in Note 2 to the consolidated financial statements included elsewhere in this prospectus. Some of our accounting policies are considered to be critical as 1) they require us to apply estimates and assumptions as well as complex judgments relating to accounting items; and 2) the estimates and assumptions that we use and the judgments that we make in applying our accounting policies have a significant impact on our financial position and results of operations. Our critical accounting policies and practices include the following: (i) revenue recognition; (ii) accounts receivable, net; and (iii) income taxes. See “Note 2—Summary of Significant Accounting Policies to our consolidated financial statements for the disclosure of these accounting policies.”

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. We consider our critical accounting estimates to include (i) expected credit losses, and (ii) valuation allowance for deferred tax assets.

Expected credit losses

We recorded allowances for credit losses to reserve for potentially uncollectible amounts related to our accounts receivable and other receivables. Our estimation process evaluates the collectability of these financial assets by considering accounts receivable aging, historical collection trends, customer creditworthiness, and current economic conditions, which involves significant management judgment and uncertainty due to the unpredictability of customer payment behavior and volatility in economic conditions, and expected future conditions. The Company assesses collectability by pooling receivables that have similar risk characteristics and evaluates receivables individually when specific receivables no longer share those risk characteristics and aging schedule is applied when assessing credit losses on accounts receivable. As of August 31, 2024, August 31, 2025 and February 28, 2026, the Company estimated that no credit loss on accounts receivables is required. For other receivables, we assess collectability on an individual basis, recording specific provisions when there is evidence that collection is unlikely. Because expected credit losses can vary substantially over time, estimating expected credit losses requires a number of assumptions about matters that are uncertain. For the fiscal years ended August 31, 2024 and 2025, $40,515 and $6,936 credit loss provision was made and written off on other receivables, respectively. For the six months ended February 28, 2025 and 2026, no credit loss provision was made or written off on other receivables. Actual losses could differ materially from these estimates due to the volatility of inputs used in developing the Company’s estimations.

Provision of income tax and valuation allowance for deferred tax asset

Deferred income taxes are provided using assets and liabilities method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized to the extent that these assets are more likely than not to be realized. In making such a determination, the management considers all positive and negative evidence, including future reversals of projected future taxable income and results of recent operation. Deferred tax assets are then reduced by a valuation allowance through a charge to income tax expense when, in the opinion of management, it is more likely than not that a portion of or all of the deferred tax assets will not be realized.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Recovery of substantially all of the Company’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences. The Company’s deferred tax assets were mainly from accumulated losses in the PRC. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are recoverable in the PRC, the Company is not able to assure that the results of future operations in the PRC will generate sufficient taxable income to realize the deferred tax assets as of August 31, 2024 and 2025, and February 28, 2026. As a result, management decided to record a full valuation allowance on deferred tax assets as of August 31, 2024 and 2025, and February 28, 2026. Changes to the estimates for the tax consequences in future years can significantly affect the valuation allowance for deferred tax assets.

INTERNAL CONTROL OF FINANCIAL REPORTING

Prior to this offering, we have been a private company with limited accounting and financial reporting personnel and other resources to address our internal controls and procedures. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Our independent registered public accounting firm had not conducted an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements as of and for the fiscal years ended August 31, 2024 and 2025, we identified three “material weaknesses” in our internal control over financial reporting. Because of the material weakness described above, our management has concluded that we had not maintain effective internal control over financial reporting as of August 31, 2024 and 2025, respectively, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The material weaknesses identified are related to:

(i) a lack of sufficient skilled staff with U.S. GAAP knowledge and the SEC reporting knowledge for the purpose of financial reporting as well as a lack of formal accounting policies and procedures manual to ensure proper financial reporting in accordance with U.S. GAAP and SEC reporting requirements; and

(ii) a lack of formal policies and procedures to establish risk assessment process and internal control framework.

To address the material weaknesses identified before this offering, as of the date of this prospectus, we have implemented a range of measures aimed at remediating the identified weaknesses. These actions involve, but are not limited to: recruiting additional accounting staff in the KSA, switching to more professional accounting and taxes service providers in the KSA and the PRC, and hiring accounting and group financial reporting service providers with proficiency in U.S. GAAP and experience in SEC reporting; arranging recurring training sessions for our accounting staff, particularly concerning U.S. GAAP standards and SEC reporting obligations; preparing to enforce more stringent authentication and access control systems, while bolstering the authorization process and supervision of system alterations; instituting proper controls for data backup and system restoration; and intensifying the supervision of third-party vendors.

The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation.

Recently issued accounting pronouncements

A list of recent relevant accounting pronouncements is included in “Note 2–Summary of Principal Accounting Policies” of our consolidated financial statements.

INDUSTRY

Unless otherwise stated, all of the information and data presented in this section have been derived from an industry report of Frost & Sullivan Limited (“Frost & Sullivan”) commissioned by us in October 2025 titled “Middle East and The PRC Integrated Facility Management and Logistics Services Platform, enhanced by AIoT technologies Market Study” (the “Frost & Sullivan Report”). Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

OVERVIEW OF INTEGRATED FACILITY MANAGEMENT ENHANCED BY AIOT TECHNOLOGIES AND LOGISTICS SERVICES IN MIDDLE EAST

Definition of Integrated Facility Management Enhanced by AIoT Technologies

Traditionally, facility management involves the coordination of physical workplace operations, including maintenance, cleaning, security, logistics, and infrastructure management, to ensure a safe, functional, and efficient environment. It covers services like safety assurance, environmental management, and accommodation support (for instance, catering and commuting).

Integrated facility management services enhanced by AIoT refers to the application of AI and IoT technologies to streamline and optimize the management of facilities, encompassing a wide range of services such as maintenance, security, energy management, fire safety, and operational support within buildings, industrial sites, or campuses. By integrating AIoT, these services leverage real-time data collection, predictive analytics, and automation to enhance efficiency, reduce costs, ensure safety, and improve decision-making.

Application of AIoT Technologies in Integrated Facility Management

The value proposition of AIoT in Facility Management lies in its ability to transform traditional operations into proactive, efficient, and sustainable systems by integrating IoT’s real-time data collection with AI’s predictive analytics and automation. It reduces costs through automated tasks, predictive maintenance, and energy optimization, while enhancing safety with smart security and fire management systems that minimize risks and ensure regulatory compliance. AIoT improves operational efficiency via seamless automation, remote management, and data-driven insights displayed on intuitive dashboards, enabling informed decision-making. Its scalability and compatibility with existing systems allow cost-effective implementation, while strong data security and high reliability foster client trust and retention. By targeting niche markets and supporting environmental, social, and governance goals through reduced emissions and resource efficiency, AIoT provides a competitive edge, creating smarter, safer, and more sustainable facilities.

Source: The Frost & Sullivan Report

Services Scope of Integrated Facility Management Enhanced by AIoT Technologies

The service scope of integrated facility management enhanced by AIoT technologies generally encompasses technical advisory, solution design and selection, deployment and integration, trial operation and optimization, as well as technical support and upgrade.

Source: The Frost & Sullivan Report

Value Chain Analysis

The facility management solution industry involves multi-level participants that collectively drive the design, development, deployment, operation, maintenance, and optimization of building management systems, which include: 1) hardware and software suppliers, 2) the turnkey solution providers, and 3) end-users.

Upstream hardware and software suppliers generally provide underlying hardware, key software, communication protocols, and basic technical support for facility management solutions. Hardware components mainly include controllers, sensors, actuators, network devices, etc. Software and systems primarily cover application platforms, operating systems, databases, cloud computing, and IoT platforms.

The midstream consists of turnkey solution providers and system integrators. As turnkey solution providers, our subsidiaries offer one-stop services including technical advisory, solution design and selection, deployment and integration, trial operation and optimization, as well as technical support and upgrade of facility management system.

Downstream end users, usually including building operation and management enterprises and owners of commercial real estate, public buildings and institutions, industrial facilities, and infrastructure, are the ultimate purchasers, users, and beneficiaries of facility management solutions.

Source: The Frost & Sullivan Report

Market Size of Integrated Facility Management Enhanced by AIoT Technologies

The market for integrated facility management enhanced by AIoT technologies in the Middle East recorded a growth from US$17.8 billion in 2020 to US$30.5 billion in 2024, representing a compound annual growth rate (“CAGR”) of 14.4%. The growth is attributed to rapid urbanization, mega-projects under Saudi Vision 2030 and UAE’s smart city initiatives, and increasing adoption of smart technologies for predictive maintenance, energy optimization, and real-time monitoring. The market is expected to rise at a CAGR of 17.1% from 2025 to 2029.

Source: The Frost & Sullivan Report

Definition of Logistics Servies

Logistics services act as a core subset of the broader supply chain, handling the physical movement, storage, and distribution of materials to meet customer requirements while optimizing costs, time, and compliance (for instance, customs and trade regulations). The logistics services integrate global elements like multimodal transport, including sea, air, and land, with localized execution to support international trade, reducing complexities in cross-border operations and ensuring “extreme service” for in-time delivery. The logistics services primarily include:

●	Domestic Pickup and Inland Transportation: Involves door-to-door collection from customer sites, including land and river transport to ports.

●	Port Consolidation and Preparation: Covers aggregation of goods at ports, including packaging, labelling, and preparation for export.

●	Customs Declaration and Compliance: Manages export/import documentation, tariffs, and regulatory adherence for cross-border movement.

●	International Sea/Air Transportation: Handles the core transit phase using sea or air freight via partnerships with shipowners and airlines.

●	Customs Clearance and Import Processing: Involves local customs handling, inspections, and deconsolidation.

●	Last-Mile Delivery and Tail-End Distribution: Provides final door-to-door delivery to end-user sites.

●	Value-Added Services: Extends beyond core transport to include field logistics like temporary storage, mid-route transshipment, and equipment rental.

Market Size of Logistic Services

Market size of logistics services in the Middle East increased from US$90.5 billion in 2020 to US$115.5 billion in 2025, at a CAGR of 6.3%. The surge of Chinese outbound firms in high-speed rail, photovoltaics, energy storage, batteries, and e-commerce drives Middle East logistics services. With Saudi Vision 2030 and UAE’s port expansions enhancing connectivity, the market size is forecasted to rise at a CAGR of 4.9% from 2025 to 2029.

Source: The Frost & Sullivan Report

Market Drivers

Lauch of Saudi Vision 2030 and the UAE’s Smart City Initiatives: Saudi Vision 2030 and UAE’s smart city initiatives are the market drivers of AIoT-enabled integrated facility management and logistics services in the Middle East, which catalyze economic diversification, technological advancement, and infrastructure growth. Saudi Vision 2030’s mega-projects, alongside the UAE’s Dubai Smart City Strategy and Masdar City, translate into growth opportunities for AIoT solutions to manage smart buildings and urban infrastructure. On the other hand, Saudi Arabia’s National Industrial Development and Logistics Program and the UAE’s logistics hubs further enhance connectivity through investments in ports, railways, and air cargo, which in turn support the demand for door-to-door services for sectors like e-commerce and new energy vehicles. The e-commerce boom, regulatory reforms, and sustainable logistics innovations, such as low-emission fuels and digital tracking benefits those logistic services providers who focus on efficient customs clearance, last-mile delivery, and value-added services.

Surge in Commercial Construction and Infrastructure Projects: The surge in commercial construction and infrastructure projects is projected to expand the integrated facility management market in the Middle East, driven by mega-developments in hospitality, MICE (Meetings, Incentives, Conferences, Exhibitions), and urban expansion. In Saudi Arabia, mega-projects, including Oxagon, Trojena, and Sindalah, the Red Sea Project’s eco-luxury resorts, Qiddiya’s entertainment hub, and port expansions at Jeddah and King Abdullah Economic City are advancing. The UAE is progressing with Dubai Creek Tower, Palm Jebel Ali’s luxury waterfront, Guggenheim Abu Dhabi’s cultural landmark, Etihad Rail’s nationwide connectivity, and Marsa Al Arab’s high-end hospitality. This construction boom directly amplifies demand for integrated facility management, as newly developed buildings and infrastructure require integrated oversight of maintenance, installation of electrical and mechanical systems, security, and cleaning services, with AIoT enabling real-time monitoring, predictive maintenance, and energy optimization to manage complex, high-value infrastructure effectively.

Outbounding of Chinese Enterprises to the Middle East: Chinese firms in renewables, including photovoltaics, energy storage and batteries, high-speed rail, and e-commerce drive logistics demand in the Middle East by exporting critical components for projects like Saudi Arabia’s battery storage systems and Etihad Rail, requiring multimodal logistics, customs clearance, and warehousing to manage heavy equipment and regional challenges.

Market Opportunities

Automation of Logistics and Warehouse Management: The logistics services market is considered a labor-intensive industry which relies on manual labor to handle and schedule shipments, deliver cargos from supply chain to end-customers. Further, warehouse workers need to perform repetitive processes, such as receiving, picking, and packing cargos. Due to the increasing wage level of workers and operation costs, some logistics services providers have adopted advanced robots and automated systems to reduce reliance on labors and tackle the increasing labor costs in warehousing and distribution centers. The adoption of robotics and automation technology also enhances warehouse operational efficiency by reducing processing time and minimizing human errors, and better utilizes storage capacity.

Growing Demand for Specialized Logistics Services: Chinese enterprises in high-tech sectors, such as digital technologies, renewable energy, AI, and biopharmaceuticals, are contributing to the demand for specialized logistics services in the Middle East. These sectors require specialized logistics to transport sensitive equipment, including AI hardware, solar panels, and pharmaceutical supplies, often under strict temperature or handling conditions. Services like 24-hour customer support and advanced warehousing solutions are also increasing to meet expectations for rapid delivery and real-time tracking. The integration of AIoT in logistics enables real-time monitoring, predictive maintenance, and route optimization, ensuring efficient handling of complex, high-value shipments.

Rise of Connected Infrastructure: The demand for connected infrastructure in the Middle East is surging, driven by the adoption of smart building technologies and digital building management systems (“BMS”). AIoT devices are increasingly embedded in critical systems such as chillers, elevators, and fire-safety equipment, enabling predictive maintenance, asset-health scoring, and automated load balancing. In the Middle East, where cooling accounts for over 60% of residential energy consumption, these technologies deliver cost savings by optimizing energy use.

Market Risk

Infrastructure Gaps and Supply Chain Disruptions: In the Middle East, integrated facility management and logistics services face challenges due to inadequate logistics infrastructure, particularly in remote regions of Saudi Arabia and the UAE, where delays in procuring essential equipment disrupt maintenance operations.

Technological Barriers: The Middle East’s integrated facility management and logistics sector also faces technological challenges, including high implementation costs for digital BMS, IoT sensors, and advanced building information modeling (“BIM”), which deter small and medium enterprises due to capital intensity and legacy system compatibility issues.

Competition Overview

The overall market of logistics services in the Middle East is relatively fragmented. While no single player dominates, a certain degree of concentration is emerging within specific industries and customer segments. The main participants can be categorized into the following types:

●	Global integrated logistics service giants, such as DHL, Kuehne + Nagel, and DB Schenker, leverage their worldwide networks, brand credibility, and standardized project management systems to hold a dominant position in major international tenders. These companies typically have dedicated business divisions capable of providing complex multimodal transport, oversized equipment transportation, and compliance management services. Their core strengths lie in global resource coordination and risk management, though they face challenges in deep localization customization and cost optimization.

●	Chinese logistics service enterprises, including nationally owned companies like Sinotrans and COSCO, as well as civilian-run companies, possess core advantages including a profound understanding of Chinese clients’ needs, strong supply chain cost-control capabilities, and active promotion of localized operations—establishing local teams, obtaining customs clearance qualifications, deploying warehouse nodes, and integrating local transportation capacity. They offer end-to-end solutions spanning domestic collection, international transportation, customs clearance, project site delivery, warehousing, on-site facility management, equipment rental, etc., and are particularly adept at handling engineering logistics challenges in the complex Middle Eastern environment.

●	Leading local players, such as Aramex, Bahri Logistics, and Almajdouie Logistics, draw on years of involvement in the local energy and infrastructure sectors to possess advantages in government relations, market access, and ground networks. They demonstrate strength in customs clearance, special permit acquisition, regional distribution, and handling time-sensitive projects. These firms often extend their offerings to include facility management and camp services tailored to the operational needs of remote industrial sites, further enhancing their value proposition in sectors like energy and construction.

In terms of AIoT-based facility management solutions, the services provided by these leading enterprises are largely aligned with core application scenarios within the logistics industry. These solutions encompass intelligent warehousing, in-transit monitoring, energy consumption management, and predictive equipment maintenance.

Leveraging technologies including the IoT and AI, these enterprises primarily adopt business models such as “software as a service” subscriptions for scalable logistics scenario-specific tools and an “engineering + services” model for customized on-site AIoT deployments, such as those at logistics hubs supporting construction projects. Currently, they typically collaborate with leading software and hardware suppliers to jointly advance the digital transformation of logistics operations in targeted scenarios.

Overall, competition in the Middle East’s market of logistics services and integrated facility management enhanced by AIoT technologies reflects a fusion of global capabilities and supply chain advantages, local practices, and digital innovation. Going forward, companies must further integrate international standards, industry-specific characteristics, local experience, and technological applications to build reliable, efficient, and cost-competitive end-to-end solutions, thereby strengthening their market position.

Entry Barriers

Regulation Barrier: Major markets in the PRC and the Middle East region, especially countries like Saudi Arabia and the UAE, have established strict market access and compliance thresholds. Policies such as “Saudization” mandate enterprises to employ a certain percentage of local employees, which not only increases the complexity and cost of human resource management and training but also imposes practical requirements on enterprises’ localized operation capabilities. Additionally, complex customs clearance procedures, frequently updated industry standards, and special permits/qualifications required for projects in sensitive sectors like energy and infrastructure pose significant compliance challenges. New entrants must invest substantial time and resources to understand and adapt to this system. Any oversight may lead to project delays, fines, or even revocation of operational qualifications.

Initial Capital Investment: Enterprises seeking to enter the market face capital investment pressure. This includes not only establishing local teams and offices but also heavy investment in key assets, such as compliant warehousing facilities, transportation fleets, and special equipment. Furthermore, major customers in the railway and new energy sectors typically have mature and stable supply chain partner systems. New entrants struggle to prove reliability and gain access in the short term, often requiring enduring low profits or even losses initially, and use competitive quotations and solutions to enter the market, which is considered a severe challenge to new entrants’ capital sustainability.

Relationship with Key Stakeholders and Track Records: One of the core competencies in this market lies in the ability to control and integrate local resources. This includes building relationships with local customs and transportation authorities to ensure customs clearance and transportation efficiency, forming stable cooperation with capable local subcontractors and suppliers, and having a management team well-versed in local business culture, laws, and regulations. However, establishing such relationships is challenging for new entrants without sufficient track records, which are considered a key requisite, especially when it comes to high-value equipment transportation and critical project support. Therefore, new players lacking track records and brand trust may find it difficult to win customers, especially key contracts for medium- and large-scale projects, in the short term.

OVERVIEW OF INTEGRATED FACILITY MANAGEMENT ENHANCED BY AIOT TECHNOLOGIES IN THE PRC

Market Size of Integrated Facility Management Enhanced by AIoT Technologies in the PRC

The integrated facility management market in the PRC is undergoing a transformation, shifting from basic services to diversified, high-quality offerings driven by evolving consumer demands and technological advancements. Clients are increasingly prioritizing standardized, high-quality basic services like cleaning, security, and maintenance, with service quality and responsiveness becoming key metrics. Value-added services, such as housekeeping, elderly care, childcare, and real estate brokerage, are growing. Digitalization is reshaping the industry, with smart technologies like intelligent access control, online maintenance requests, and community e-commerce gaining traction. The market size of integrated facility management enhanced by AIoT technologies in the PRC increased from US$25.3 billion (RMB180.6 billion) in 2020 to US$61.9 billion (RMB441.0 billion) in 2024, representing a CAGR of 25.0%. The market size is expected to rise at a CAGR of 20.7% from 2025 to 2029, reaching US$157.8 billion (RMB1,124.9 billion) in 2029.

Source: The Frost & Sullivan Report

Market Drivers

Digital Transformation of Facility Management Services: The integrated facility management industry in the PRC has experienced rapid growth. Advancements in information technology and digital data integration have enabled facility management providers to enhance service quality while reducing operational costs, labor expenses, and energy and material consumption. Leading companies leverage technologies like AIoT, AI-driven analytics, and mobile applications to optimize community resource management, streamline operations, and improve resident experiences. For example, smart property management platforms integrate social media, mobile apps, and cloud-based systems to facilitate business collaborations and deliver value-added services, such as housekeeping, community eldercare, childcare, and consulting for property developers. By diversifying services and embracing digital transformation, facility management providers are meeting rising consumer expectations for convenience and sustainability while supporting the PRC’s urban modernization goals.

Growing Emphasis on Energy Conservation and Emission Reduction: The PRC government has intensified its focus on energy conservation and emission reduction to meet its “dual-carbon” goals of peaking CO₂ emissions by 2030 and achieving carbon neutrality by 2060. Policies like the 2024-2025 Action Plan, which targets a 2.5% reduction in energy consumption and a 3.9% drop in emissions intensity, support this effort. Driven by rapid urbanization, global commitments, and clean energy advancements, this emphasis increases demand for AIoT-enabled facility management solutions. AIoT integrates AI and IoT to optimize energy use in buildings, which account for 20–30% of the PRC’s energy consumption, through real-time monitoring, predictive analytics, and automation. The adoption of smart technologies, particularly for retrofitting and upgrading heating, ventilation, and air conditioning (“HVAC”) and electrical systems, is rising to enhance energy efficiency and reduce carbon emissions, significantly boosting demand for AIoT applications in integrated facility management in the PRC.

Advancements in Large-scale AI models and Edge Computing: The integration of AIoT in facility management in the PRC is revolutionizing building operations. In 2025, AI industry in the PRC is transitioning from exploratory large-model technologies to scalable applications, with breakthroughs in multimodal understanding, cross-modal interactions, and complex reasoning, accelerating AIoT’s commercial adoption in facility management. For instance, AIoT platforms leverage IoT sensors in HVAC, lighting, and security systems, analyzed by AI models to predict equipment failures and reduce energy consumption by 20-30% in smart buildings. There is widespread adoption of AIoT in projects like Shanghai’s Pudong smart city, where BIM-IoT hybrids enable predictive analytics for high-rise maintenance. Huawei’s AIoT solutions optimize energy and fault detection in commercial facilities, while Alibaba’s cloud-based digital twins streamline logistics hubs in Shenzhen. Yuntian Lifei (Cloudwalk), with its “algorithm-chip” integration and “edge-cloud synergy” approach, enhances edge AIoT applications in facility management, deploying specialized hardware like AI-integrated chips for real-time monitoring in industrial parks and urban infrastructure. The surge in intelligent hardware, such as AI earphones, glasses, and humanoid robots, further supports AIoT’s role in smart facilities.

Rising Demand for System Upgrades Supported by Technological Iteration: The rapid evolution of AI and IoT technologies is transforming IoT into intelligent, data-driven platforms, increasing demand for upgrading legacy systems across the PRC. Cost-effective and precise AIoT sensors enable real-time monitoring of building metrics, such as temperature, energy consumption, and equipment performance. These sensors, paired with AI algorithms that use machine learning to analyze historical energy and occupant behavior data, reduce prediction errors and optimize control strategies for greater efficiency. Advanced chip technology supports hardware miniaturization and seamless integration into HVAC, lighting, and other building systems, lowering renovation complexity and costs. These advancements have transformed traditional BMS from isolated control units into intelligent building hubs, addressing prior limitations and enabling holistic resource management. As a result, technological advancements are fueling demand for AIoT solutions in facility management, including full or partial system replacements and intelligent retrofits, particularly in commercial and residential sectors seeking to comply with stringent regulations and improve operational efficiency.

Market Opportunities

Supportive Government Policies: Supportive government policies drive the growth of AIoT-enabled facility management in the PRC by driving technological integration and investment in smart infrastructure. Launched in 2015, Made in China 2025 emphasizes intelligent manufacturing and high-tech upgrades, promoting the fusion of AI, IoT, and cloud computing to enable predictive maintenance, digital twins, and automated systems in facilities, which optimizes energy use, reduces operational costs, and enhances precision. Complementing this, the Internet Plus initiative also accelerates the convergence of digital technologies with real economy sectors, fostering industrial Internet platforms that support real-time monitoring, big data analytics, and seamless IoT connectivity in building management systems. Together, these strategies align with broader goals like the 14th Five-Year Plan, encouraging standardization, public-private collaborations, and regional pilots—such as Shanghai’s AI+Manufacturing plan, which aims to expand AIoT applications in commercial and residential facilities, ultimately boosting sustainability, compliance with emission targets, and economic growth through innovative, interconnected ecosystems.

Accelerated Industry Concentration: The degree of concentration of the facility management services market is increasing in recent years as a result of policy environment, market competition, and information technology. Especially, a few of the leading facility management services companies begin to enhance core competitiveness through mergers and acquisitions. Moreover, facility management services companies are making efforts to develop alliance and consolidation to achieve economies of scale resulting in further increasing concentration level.

Market Risk

Retrofitting Legacy Buildings: A major challenge to adoption of AIoT in facility management in the PRC is the physical and structural limitations of older buildings. Many were not designed to accommodate modern digital infrastructure, lacking sufficient space, power capacity, or wiring pathways for IoT systems and centralized controls. Retrofitting in dense urban environments is particularly complex and costly, often requiring disruptive construction work that affects residents or tenants. Additionally, most residential and mixed-use buildings are co-owned by hundreds of individuals. The process for approval of large-scale upgrade, such as installing a smart building management system, is slow and complicated. As a result, facility management services providers deprioritize these buildings, especially in the residential sector, and innovation in this segment remains limited.

Cybersecurity and Data Privacy Exposure: As building systems move online, cybersecurity becomes a critical risk. Many operational technology components were never designed for internet connectivity and are now exposed to a growing threat surface. Cyberattacks can lead to real-world consequences, including system shutdowns, unauthorized access, or manipulation of life-safety functions. At the same time, smart systems collect large volumes of sensitive data, including occupancy patterns, behavioral insights, and biometric identifiers. This raises significant regulatory risks, which imposes strict obligations on data collection, use, and protection. Any breach, whether technical or reputational, can result in legal liability, loss of stakeholder trust, and financial damage.

Competition Overview

The market for integrated facility management enhanced by AIoT technologies in the PRC presents a competitive landscape characterized by overall fragmentation. This is primarily attributed to the highly fragmented downstream application scenarios, with distinct scenarios present markedly different facility management requirements, making it challenging for market players to achieve full coverage of business scenarios. Meanwhile, the market exhibits distinct entry barriers—relatively low thresholds for hardware deployment and integration and higher barriers for advanced capabilities, i.e., AI algorithm optimization, cross-scenario data integration, and long-term operational maintenance services—further intensifying competitive fragmentation.

Overall, key market players can be broadly categorized as follows:

●	Hardware-originated integrated suppliers, such as Terminus Technology, Hikvision, and Xiaomi, leverage their hardware manufacturing strengths to extend into software platforms and solutions. Their core competitiveness lies in the integration of hardware, software, and data capabilities, particularly dominating consumer-facing and general business-to-business scenarios.

●	Software-empowered service providers, typically represented by major internet technology companies, including Baidu and Tencent, mainly provide software platforms and solution design for facility management, leveraging AI algorithms, cloud computing, and big data technologies. These providers rarely engage in direct hardware production, with core clients concentrated among large-to-medium enterprises in government and business sectors, targeting high-value-added vertical scenarios.

●	Traditional facility management enterprises, such as our PRC Subsidiaries and Onewo, often originate from traditional facility and property management, engineering services, or logistics firms. Leveraging on-site experience, they incorporate AIoT technologies to upgrade service capabilities. Their core competitiveness lies in experienced offline operations teams and online digital platforms.

●	Vertical scenario specialists typically focus on niche applications within single or several industries, such as smart energy, smart controls, or smart operations, represented by companies including Enercomn and OVOPARK. Their competitive edge lies in deep industry understanding and customization capabilities.

The core competitive dimension in the PRC’s market has shifted from pure hardware integration and deployment toward a combination of scenario-based solution capabilities and long-term operational maintenance services. Leading enterprises are expected to constantly expand their core competitive advantages through mergers and acquisitions, in-house R&D, and other means, to enhance cross-technology integration capabilities, deep understanding of industry needs, and scaled offline implementation teams, thereby strengthening their market positions.

BUSINESS

Overview

Through our subsidiaries, we provide two primary lines of services: integrated facility management and integrated logistics services. Additionally, our subsidiaries provide a secondary line of service in equipment leasing and software development services as value-added offerings that we believe complement and enhance our two primary lines of service.

Our integrated facility management offerings include security management, fire safety management, energy management, and cleaning and landscaping. These services are provided through deployed personnel, “intelligent systems,” or a combination of both. For personnel deployment, our PRC Subsidiaries engage third-party human resource companies to supply the necessary workforce. In terms of “intelligent systems,” our PRC Subsidiaries source sensors and other smart hardware from third-party providers, integrate them with our proprietary AIoT cloud platform, and deploy them across client sites. We believe this AIoT cloud platform serves as the backbone of our facility management services, connecting physical devices to digital systems and enabling automation, incident alerts, and system-wide optimization.

In addition, we offer integrated logistics services, providing comprehensive logistics solutions that cover the supply chain from port operations and customs clearance to land transportation and delivery to designated project sites.

For the fiscal years ended August 31, 2024 and 2025, our integrated facility management business accounted for approximately $3,039,055 and $3,126,119, or 96.68% and 22.87%, of our total revenue, respectively. For the six months ended February 28, 2026, our integrated facility management business accounted for approximately $783,538, or 19.41%, of our total revenue.

For the fiscal years ended August 31, 2024 and 2025, our integrated logistics business accounted for approximately $nil and $6,438,886, or 0% and 47.11%, of our total revenue, respectively. For the six months ended February 28, 2026, our integrated logistics business accounted for approximately $2,372,608, or 58.77%, of our total revenue.

For the fiscal years ended August 31, 2024 and 2025, our transportation equipment lease business accounted for approximately $nil and $2,863,148, or 0% and 20.95%, of our total revenue, respectively. For the six months ended February 28, 2026, transportation equipment lease business accounted for approximately $212,355, or 5.26%, of our total revenue.

For the fiscal years ended August 31, 2024 and2025, our software development business accounted for approximately $nil and $920,810, or 0% and 6.74%, of our total revenue, respectively. For the six months ended February 28, 2026, software development business accounted for approximately $241,809, or 5.99%, of our total revenue.

For the fiscal years ended August 31, 2024 and 2025, our other services, mainly including business consulting services and apartment rental services, accounted for approximately $104,501 and $318,914, or 3.32% and 2.33%, of our total revenue, respectively. For the six months ended February 28, 2026, our other services, mainly including business consulting services and apartment rental services, accounted for approximately $426,491, or 10.57%, of our total revenue.

Competitive Strengths

We believe that the following strengths contribute to our subsidiaries’ success and are the differentiating factors that set them apart from their peers:

Integrated service model: We believe our ability to offer both integrated logistics and integrated facility management services provides us with a competitive advantage compared to single-service providers. By managing the logistics phase of the clients’ projects, we believe our subsidiaries acquire detailed knowledge of their physical and operational infrastructure. We believe this insight allows our subsidiaries to tailor their subsequent integrated facility management solutions to the specific requirements of each client, resulting in services that are customized and difficult for competitors to replicate. We believe this integrated approach not only enhances the effectiveness of our services but also promotes client retention. By converting a short-term, high-intensity logistics engagement into a multi-year integrated facility management relationship, we believe we are able to generate a recurring revenue stream. Accordingly, we believe our dual-service model positions us to establish long-term client relationships, increase customer loyalty, and differentiate our offerings in the market.

Customer loyalty driven by embedded AIoT solutions: Our PRC Subsidiaries’ facility management solutions are integrated with their proprietary AIoT cloud platform, that we believe can foster high customer retention. This is primarily due to the deep integration of the platform and its sensors within clients’ critical energy and safety infrastructure. Once deployed, these sensors become difficult to replace, that we believe create a barrier to entry for competitors. We believe the deep integration of our PRC Subsidiaries’ solutions within client operations fosters long-term customer loyalty and reduces the risk of attrition.

Early-mover advantage in emerging markets: We have been establishing a foothold in emerging markets such as Saudi Arabia and the United Arab Emirates by being an early mover in the facility management sector. Our subsidiaries have been extending their services in these regions, and accordingly, once their solutions are embedded into clients’ operations, we believe they become integral to their day-to-day functions, making the process of switching to alternative providers costly and disruptive. As a result, we believe clients in these regions are often reluctant to replace our solutions.

AIoT cloud platform’s seamless compatibility with a wide range of branded hardware: We believe a core strength of our AIoT cloud platform is its broad compatibility with a wide range of third-party sensors and smart devices. This flexibility offers dual advantages to our PRC Subsidiaries’ clients. On one hand, if clients already have devices that are compatible with our platform, our PRC Subsidiaries can easily integrate them, facilitating a smooth and efficient deployment of our facility management services. On the other hand, this compatibility allows our PRC Subsidiaries to source devices from multiple vendors, providing the flexibility to select what we believe to be the most cost-effective options without sacrificing performance or quality. By doing so, we believe our PRC Subsidiaries can help clients reduce costs while optimizing the devices for the specific needs of each facility.

Experienced management team: We are supported by an experienced management team, whose expertise spans across management, logistics, and facility management. For example, Peng Yu, the Company’s chief executive officer and director, with a bachelor’s degree in marketing, has years of experience in logistics and facility management. From June 2020 to October 2021, he served as the global sourcing manager at Beijing ByteDance Technology Co., Ltd, where he was responsible for overseeing the company’s global procurement operations. From November 2021 to July 2023, he was a deputy procurement director at Hangzhou Youxing Technology Co., Ltd, where he played a key role in establishing the company’s strategic sourcing framework. From July 2023 to September 2024, he served as the procurement director at Shanghai Kuangshichuanqi Media Technology Group Co., Ltd., overseeing the company’s procurement department. Throughout his career, Peng Yu has been responsible for establishing and managing large-scale, international supply chains and developing and maintaining strategic vendor relationships. Xiang Chen, the Company’s chief financial officer and director, possesses over 13 years of corporate management and facility management. From January 2012 to July 2020, he served as the chief executive officer at Jiangsu SKY Facilities Management Co., Ltd., a company engaged in comprehensive property and facilities management services.

Challenges

Set forth below are the challenges we believe our subsidiaries face in their business operations:

Geopolitical risks and market uncertainty in the Middle East: Our subsidiaries operate in both Dubai and Saudi Arabia, which exposes them to the risks associated with geopolitical instability in the Middle East. Periodic conflicts in the region can create market uncertainties, potentially affecting our subsidiaries’ operations, business continuity, and long-term growth. These geopolitical challenges may disrupt supply chains, alter market demand, or lead to changes in regulatory environments, all of which could hinder our subsidiaries’ ability to navigate the market and achieve their objectives in the region. See “Risk Factors—Risks Related to Our Business—We conduct our operations in the Middle East. The current hostilities involving Israel, the Gaza Strip, and their regional neighbors may materially and adversely impact our operations.”

Supply chain complexities in expanding operations to the Middle East: As our subsidiaries expand their operations into Dubai and Saudi Arabia, they face challenges associated with managing an internationalized supply chain, particularly in procuring sensors. A significant portion of the required smart sensor models are currently only manufactured in China, with limited local alternatives available in the Middle East markets. As a result, these components must be procured from China and shipped to the Middle East, which introduces additional complexities. Compared to operating in a single market, international projects involve more intricate logistics, including longer shipping times, quality control issues, and the increased need for effective management to ensure timely project delivery and consistent product performance. These challenges require additional resources and careful coordination to maintain operational efficiency and meet client expectations in the new markets. See “Risk Factors—Risks Related to Our Business—Supply chain complexities arising from our expansion into the Middle East may adversely affect our subsidiaries’ ability to deliver products and services on time and to expected quality standards.”

Upfront costs and integration complexity of our service model: Our integrated logistics and facility management service model requires substantial upfront investment and ongoing integration efforts. Delivering both services involves maintaining a fleet of logistics equipment, hiring and training personnel with expertise across both logistics and facility management, and implementing systems and processes that allow for seamless coordination between the two service lines. In addition to these upfront investments, integrating logistics and integrated facility management operations imposes ongoing costs and operational complexity. Effective integration requires aligning scheduling, workflows, and resource allocation across both service lines, coordinating teams across different functional areas, and standardizing operational procedures to ensure consistent service delivery. Failure to manage these integration efforts efficiently could increase operating costs, delay service delivery, or reduce the overall efficiency and profitability of the service model. See “Risk Factors—Risks Related to Our Business—Our service model requires substantial upfront investment and ongoing integration efforts, which could have a material adverse effect on our business, financial condition, and results of operations.”

Growth Strategies

We intend to develop our business and strengthen brand loyalty by implementing the following strategies:

Driving growth through exemplary case studies: We are focused on creating exemplary case studies by designing customized facility management solutions for large, high-profile companies. By providing solutions for industry leaders, we aim to establish a proven track record that can serve as a tool to attract additional clients. One such example is the comprehensive facility management solutions our PRC Subsidiaries provided for IKEA’s distribution center warehouse in Shanghai, which we believe demonstrates our PRC Subsidiaries’ ability to integrate our solutions with the client’s operations. See “—Business Model—Case Study.” Building on this success, we plan to pursue new opportunities with other prominent international companies. By leveraging these case studies as marketing tools, we aim to expand our presence across multiple industries and drive sustained growth.

Leveraging acquisitions for market consolidation: We plan to accelerate our growth in the integrated facility management business through targeted acquisitions. There are numerous small companies offering similar services in China. While these companies are relatively small in scale, they possess high customer retention and favorable profit margins. By acquiring and consolidating these businesses, we aim to create operational synergies and develop a more integrated platform. This strategy is expected to enable us to quickly gain market share, achieve regional dominance, and enhance profitability. As of the date of this prospectus, we have not yet identified any specific acquisition targets.

Expansion into new markets: We are gradually shifting our focus in the Middle East from integrated logistics management to integrated facility management. This transition is aimed at aligning our business with the growing demand for comprehensive, smart facility management solutions in the region. Once our position in the Middle East is further consolidated and market penetration is strengthened, we aim to tap into the emerging opportunities in Africa, where demand for sophisticated facility management services is expected to grow, by leveraging our track record in the Middle East. As of the date of this prospectus, no concrete plans or actions have been initiated with respect to expanding into the African market.

Business Model

Our business model is centered on our clients’ “facility circle,” which represents the lifecycle of a facility from initial construction to ongoing operation. A facility becomes fully operational only after a series of processes, including the transportation of construction materials and equipment, construction activities, installation of infrastructure and equipment, and ongoing management.

Our services focus on two critical stages within this lifecycle: the logistics of construction materials and equipment, and facility management. We, through our subsidiaries, provide integrated logistics solutions to facilitate the efficient and timely transportation of materials, machinery, and equipment required for facility construction. Once construction and installation are complete, our subsidiaries are in a position to deliver integrated facility management services to maintain and operate the facility effectively.

By concentrating on these two pivotal stages, we offer integrated solutions that are designed to help clients streamline their projects, reduce operational bottlenecks, and maintain efficiency throughout the facility lifecycle.

Integrated Facility Management Services

Our integrated facility management services can be classified into four categories: security management, fire safety management, energy management, and cleaning and landscaping. These integrated facility management services are provided in the PRC by RUI Facility Management and its subsidiaries.

Security Management

Our PRC Subsidiaries provide security management services through the deployment of security personnel and the provision of intelligent security management systems. These services are offered either independently or as an integrated solution tailored to the specific needs of our clients.

The on-site security personnel are primarily responsible for maintaining vigilance and conducting routine patrols, promptly identifying and reporting any violations of public order, environmental regulations, or other applicable laws and regulations within the designated service areas. Their responsibilities also include conducting inspections, managing access control, verifying the entry and exit of personnel and vehicles, responding to emergencies at client facilities, and maintaining detailed patrol logs and incident reports.

To fulfill these services, our PRC Subsidiaries engage security guards through third-party human resource companies. Our PRC Subsidiaries do not directly employ the security personnel; rather, they enter into service agreements with the human resource companies, which remain the legal employers of the dispatched security guards.

In addition to the deployment of security personnel, our PRC Subsidiaries also offer intelligent security management systems composed of surveillance cameras, various sensors, and a centralized software platform. These systems are primarily categorized into following three modules:

●	Video Surveillance System: This is designed to automatically detect and recognize unknown individuals or persons on a watchlist (such as wanted individuals) and trigger alerts accordingly. It can identify abnormal behavior patterns, such as unauthorized intrusions, falls, or large gatherings, and issue real-time alerts. The system also supports mobile integration, enabling abnormal events—such as fire or theft—to be immediately pushed to users through a dedicated mobile application.
●	Access Control System: This system features biometric authentication capabilities, including fingerprint, iris, and voiceprint recognition. It also supports remote access management, allowing users to unlock doors via a mobile application or generate temporary access codes. In addition, anti-tampering alarms are triggered in the event of suspicious attempts to force open doors, with notifications sent to property owners or authorized personnel.
●	Alarm System: It integrates multiple types of sensors, including infrared, microwave, magnetic contacts for doors and windows, and electronic fences, to detect potential intrusions. Using intelligent analysis algorithms, the system is able to distinguish between real threats and benign factors such as pets or insects, thereby reducing false alarms. Once an intrusion is detected, the system can initiate a coordinated response, such as activating lighting, initiating video surveillance tracking, or notifying on-site security personnel.

These intelligent security systems are designed to enhance operational efficiency and reduce the reliance on manual patrols. By automating routine surveillance and incident detection, the systems can lower labor-related inspection costs, improve response times in emergency situations, and minimize false alarms, thereby contributing to a more effective and cost-efficient security solution for our clients.

Except for our AIoT cloud platform, the centralized software platform used in the system, our PRC Subsidiaries do not research, develop, or manufacture any of the hardware of the intelligent security systems, such as surveillance cameras and sensors. Instead, our PRC Subsidiaries act as solution integrators, assisting clients in sourcing and procuring such equipment from third-party manufacturers or technology providers.

Fire Safety Management

Our PRC Subsidiaries offer fire protection services as a critical component of their comprehensive facility management offerings. Similar to our security management services, these fire protection services involve both the deployment of trained personnel and the integration of intelligent fire safety management systems.

On the personnel side, security staff deployed by our PRC Subsidiaries are trained to handle fire-related emergencies, monitor fire-fighting equipment to ensure it remains in proper working condition, respond to fire alarm activations, and regularly inspect fire safety facilities to confirm their compliance with applicable standards and operational readiness.

In addition to personnel deployment, our PRC Subsidiaries assist clients in sourcing and procuring components for intelligent fire safety management systems from third-party providers. These components—such as surveillance cameras and various sensors—integrate with our centralized software platform to form a comprehensive intelligent fire safety management system. The system supports a range of fire safety functions:

●	Intelligent Monitoring and Early Warning: By installing terminal devices such as wireless smoke detectors, temperature sensors, and electrical fire monitoring units, the system collects real-time environmental data (for instance, smoke, temperature, and electrical current). Using AI algorithms, it is designed to detect anomalies—such as short circuits or electrical leakage—and instantly pushes alerts to designated platforms and responsible personnel.

●	Remote Monitoring and Management: The system enables online monitoring of fire protection equipment, including sprinkler systems, fire hydrants, and alarm devices. It also utilizes big data analytics designed to identify high-risk areas prone to fire incidents and generates fire risk assessment reports to aid in preventive planning.

●	Emergency Response Coordination: Upon detection of a fire-related event, alerts are simultaneously sent to fire departments, property managers, and property owners to minimize response times. The system integrates geographic information system mapping to locate the fire source and assist in planning optimal rescue routes.

●	Smart Inspection and Maintenance: We believe the system can replace traditional paper-based inspections with digital check-ins using near field communication or radio frequency identification tags, recording the full inspection path because it automatically generates maintenance schedules and issues reminders for equipment servicing or replacement.

The intelligent fire safety management systems offered by our PRC Subsidiaries encompass a range of specialized sub-systems, each designed to enhance detection, monitoring, maintenance, and emergency response capabilities. Key system categories include the following:

●	Intelligent Monitoring and Early Warning Systems: These include smart smoke detection systems capable of monitoring real-time smoke concentration levels and issuing audible and visual alarms, as well as sending alerts via mobile apps or messages. Electrical fire monitoring systems track circuit temperature, residual current, voltage, and current, identifying abnormal power usage such as short circuits or overloads. In the event of detected anomalies, the system can trigger automatic power shutoff. Additionally, combustible gas detection systems monitor for the leakage of gases such as natural gas or liquefied petroleum gas and can automatically shut off valves and issue alarms upon detection.

●	Fire Protection Equipment Monitoring Systems: These systems include smart water pressure and water level monitoring solutions, which provide real-time tracking of water tank levels and pipeline pressure in fire suppression systems. When anomalies are detected, alerts are triggered automatically. Fire equipment status monitoring terminals track the operational status of devices such as sprinkler pumps, fire hydrants, and emergency lighting, and automatically report malfunctions, reducing reliance on manual inspections.

●	Fire Alarm Host Network Modules: These modules enable the integration of traditional fire alarm control panels into a centralized smart platform, allowing for remote monitoring and centralized alert management.

●	Smart Inspection and Maintenance Systems: The use of digital inspection tags (near field communication or radio frequency identification) replaces traditional paper-based inspection processes. Personnel scan the tags during patrols to record their presence and upload data in real time. The system prevents data tampering and aims to ensure that inspection paths are fully traceable.

●	Other Innovative Technologies: Our PRC Subsidiaries also help clients implement fire safety solutions such as AI-based fire video analytics systems, which use surveillance cameras to detect visual indicators of fire, such as smoke or flames, and trigger alarms accordingly. In addition, our PRC Subsidiaries may help their clients source and deploy robotic fire control assistants to replace manual on-duty fire monitoring roles, further improving operational efficiency and reducing human labor costs.

Together, we believe these systems allow clients to achieve a higher level of fire safety and regulatory compliance, while also reducing maintenance costs and improving real-time responsiveness in the event of fire-related incidents.

Energy Management

Our PRC Subsidiaries also offer energy management systems as part of their integrated facility management services. These systems are designed to help clients optimize energy production, distribution, and consumption across a wide range of building and industrial environments.

The energy management systems work by leveraging sensor networks to collect real-time data on various types of energy usage, including electricity, gas, water, and thermal energy. This data is then processed using advanced analytics and big data technologies to identify usage patterns, assess energy efficiency, and detect potential areas of waste or inefficiency. Based on these insights, the systems can automatically adjust the operational parameters of connected equipment to improve overall energy performance. Additionally, by analyzing historical data, the systems can forecast future energy demand and provide early warnings for abnormal consumption, thereby allowing proactive energy planning and reduction of the risk of costly disruptions.

As with our security and fire protection services, except for our AIoT cloud platform, our PRC Subsidiaries do not research, develop, or manufacture any hardware of the intelligent energy management systems. Instead, our PRC Subsidiaries act as “solution integrators,” assisting clients in sourcing and procuring the necessary equipment and platforms from qualified third-party manufacturers and technology providers.

Cleaning and Landscaping

Our PRC Subsidiaries also provide cleaning and landscaping services as part of their broader facility management offerings. These services are delivered through the deployment of qualified personnel who perform a variety of tasks, including daily cleaning of indoor and outdoor areas, high-altitude cleaning of building exteriors and glass surfaces, wet and dry waste removal, sorting and handling of recyclable waste, as well as greening and general gardening services.

These services are designed to help clients maintain a clean, safe, and aesthetically pleasing environment in both commercial and residential settings. In addition to routine cleaning, our personnel are capable of handling specialized sanitation and waste management requirements in compliance with local environmental and health regulations.

Consistent with the staffing model used in our security management and fire safety management businesses, our PRC Subsidiaries do not directly employ the personnel involved in cleaning and landscaping services. Instead, our PRC Subsidiaries enter into service agreements with third-party human resource companies, which remain the legal employers of the dispatched personnel.

AIoT Cloud Platform

At the core of our security management, fire safety management, and energy management services is a centralized AIoT cloud platform, which is developed by our PRC Subsidiaries and serves as the digital backbone of these systems.

This AIoT cloud platform functions as the central hub that connects physical devices—such as surveillance cameras, fire detectors, energy meters, and other sensors—to digital monitoring and control systems. It collects, processes, and analyzes real-time data from distributed devices, enabling smart automation, incident alerts, remote control, and system-wide optimization across multiple functions.

Key features of the AIoT platform include secure device connectivity and centralized device lifecycle management, which allow for the efficient onboarding, configuration, monitoring, and maintenance of connected hardware. Through edge computing and data preprocessing, the platform is designed to help reduce latency and bandwidth consumption, while aiming to ensure that data from various device types is standardized and stored in a scalable format for further analysis.

In addition, the platform also provides real-time dashboards, data visualization tools, and predictive analytics powered by machine learning algorithms. These capabilities support proactive decision-making by identifying usage trends, detecting anomalies, and forecasting risks.

Within the context of our business, “AI” refers to the application of computer vision, machine learning, and data analytics technologies integrated into our AIoT cloud platform to support operational monitoring, analysis, and automation. Based on customers’ business requirements, our PRC Subsidiaries integrate open-source AI models and third-party visual recognition technologies into the platform to enable the identification and analysis of objects, personnel behavior, and instrument or equipment data. See “Risk Factors—Risks Related to Our Business—Our PRC Subsidiaries’ products incorporate open-source AI and third-party technologies, and our PRC Subsidiaries’ use of open-source AI technology and third-party technologies could negatively affect both our PRC Subsidiaries’ and our business, results of operations, financial condition, and prospects.”

Specifically, AI-enabled functionalities of the platform include: (i) object recognition, such as detecting whether goods occupy passageways or obstruct entrances and exits; (ii) personnel recognition, which focuses on identifying personnel behavior patterns in order to assess compliance with operational standards and enhance service quality; and (iii) instrument and meter recognition, which involves reading data from instruments and meters and generating alerts when abnormal conditions are detected.

With respect to data collection and usage, our PRC Subsidiaries collect and analyze data strictly within the scope authorized by their customers pursuant to applicable contractual arrangements. Data collected from authorized areas may include, without limitation, visual data reflecting personnel behavior, operational data generated by equipment, and numerical readings from instruments and meters. Such data are processed on the AIoT cloud platform for analytical and monitoring purposes, including anomaly detection, trend analysis, and alert generation. Neither we nor our PRC Subsidiaries collect, upload, or store any data from areas that are not expressly authorized by our PRC Subsidiaries’ customers. The outputs of the data processing and analysis are presented to customers through the platform in formats requested by them, such as images or structured data lists.

By leveraging this cloud platform, we believe our PRC Subsidiaries are able to deliver scalable and flexible smart management solutions that help clients reduce costs, improve operational efficiency, and enhance safety across their facilities. The platform’s open and extensible architecture also allows for compatibility with mainstream hardware vendors and future upgrades, supporting long-term digital transformation for our clients.

Zhilian Technology holds 12 copyrights related to the AIoT cloud platform. On September 20, 2025, our subsidiaries, RUI Facility Management and Deep Quest, entered into a software copyright licensing agreement with Zhilian Technology, respectively, under which RUI Facility Management and Deep Quest are authorized to use the software underlying these copyrights at no cost for a period of ten years. See “Risk Factors—Risks Related to Our Business—Our business depends on a license to use the AIoT cloud platform, and the loss or restriction of this license could materially adversely affect our business, financial condition, or results of operations.”

Case Study

An illustrative example of our integrated facility management services is the security enhancement solution we designed and implemented in 2025 for the IKEA distribution center warehouse located in Shanghai, China. This project showcases how our PRC Subsidiaries combine AI-driven monitoring, sensor-based detection, and centralized AIoT cloud platform integration to improve workplace safety, energy efficiency, and operational control in a large-scale industrial setting.

Key components of the solution include:

●	AI Workwear Compliance Monitoring: To facilitate compliance with safety protocols, our solution used surveillance cameras and loudspeakers positioned at warehouse entry and exit points. AI algorithms monitor whether personnel are wearing required safety workwear (for instance, reflective vests). If non-compliance is detected, real-time voice reminders are issued to prompt corrective action.

●	Vehicle Approach Alerts at Entry/Exit Points: Radar-based audio-visual alarm devices were installed at key access points, including lithium battery charging zones. These devices issue alerts to drivers about approaching vehicles, reducing collision risks, and enhancing on-site traffic safety.

●	Charging Cable High-Temperature Monitoring: Thermal imaging devices were deployed to monitor the temperature of charging cables and connectors (for instance, three devices across 13 charging spots). If overheating is detected, the AIoT cloud platform triggers a pop-up alert, prompting immediate inspection and on-site response.

●	Improper Vehicle Parking Reminders: To prevent obstructions and enhance safety in charging areas, surveillance cameras (six to eight units monitoring multiple spots each) and speakers were used to detect and address vehicles parked outside marked zones. Drivers receive voice reminders to reposition their vehicles appropriately.

●	Flammable Item Detection in Vehicles: In sensitive areas such as charging rooms, overhead cameras and loudspeakers monitor vehicles entering at low speeds. The system automatically detects the presence of flammable items and alerts drivers to remove them before proceeding.

●	Conveyor Belt Motor Overheat Monitoring: High-temperature sensors were installed on each of the 35 conveyor belt motors along a 135-meter belt line. Each motor is labeled with a digital identification displayed above the equipment. When overheating is detected, the platform notifies engineers, enabling rapid identification and resolution.

●	Shelf Tilt and Flame Detection: For warehouse shelving units and flammable storage areas, tilt sensors (two per shelf set) and ultraviolet flame detectors (one per 30 square meters) monitor for structural imbalance or early-stage fire. Alarms are automatically triggered on the platform, and personnel are dispatched accordingly.

●	Water Immersion Detection at Wet Pressure Valves: Water immersion sensors were installed around wet pressure alarm valves in areas prone to leakage. If immersion is detected, the system automatically issues alerts and shuts off water flow to prevent damage and flooding.

All of the above systems and devices are connected to and managed through a centralized AIoT cloud platform, which acts as the digital control center for the site. The platform collects and standardizes real-time data from various sensors and devices, performs intelligent analysis, issues alerts, and facilitates coordinated response efforts. This integration allows for unified monitoring and operational oversight, that we believe improves safety, efficiency, and incident response time across the warehouse facility.

Integrated Logistics Services

In addition to our integrated facility management business, our subsidiary, Aish Alnas, is engaged in providing integrated logistics services, offering logistics solutions that span the supply chain from the destination port to the designated stacking area at the project site. These integrated logistics services are provided in the KSA by Aish Alnas.

Our integrated logistics services include the following key components:

●	Port Operations and Customs Clearance: Upon the arrival of cargo at the destination port, Aish Alnas oversees the complete unloading process, cargo counting and acceptance, short-distance transport within the port area, stacking, custody, and subsequent loading for onward transportation. This phase also involves managing comprehensive customs clearance procedures, including the preparation and submission of import and export documents, handling of customs guarantees, applications for temporary entry and re-export, and the acquisition of all necessary permits and approvals.

●	Land Transportation: Once cleared through customs, the cargo is transported from the destination port to the project site primarily via road transportation. Aish Alnas coordinates the routing, scheduling, and delivery to facilitate on-time arrival and minimal disruption to project timelines.

●	Material Handling: The scope of our logistics services covers a broad range of materials essential to construction and engineering projects. This includes, but is not limited to, steel members, construction machinery and equipment, instrumentation, electrical cables, power distribution units, tire racks, road steel plates, and other engineering materials. We manage both bulk and containerized cargo, offering tailored logistics plans for cargo pick-up and port-to-destination transport.

●	Safety and Compliance: All logistics activities are conducted under strict safety and compliance protocols. These include protective handling during loading and unloading operations, secure stacking methods, damage prevention procedures, and adherence to access and operational safety requirements in line with local and international standards.

●	Documentation and Delivery: Our services also encompass full documentation management, including invoices, delivery notes, and all other records required for legal, regulatory, and internal purposes. We aim to have goods delivered within the agreed timelines, with traceability and accountability maintained throughout the logistics chain.

Through these integrated logistics services, we believe Aish Alnas provides comprehensive support for complex logistical needs, particularly in large-scale infrastructure and industrial projects, helping clients minimize delays, reduce administrative burdens, and ensure regulatory compliance throughout the transportation process.

Equipment Leasing

In the course of providing our logistics services, we identified a recurring need among our customers for specialized tools and equipment essential to their operations, particularly for lifting, moving, and handling cargo. To address this demand and enhance the overall value of our service offerings, our subsidiaries provide equipment leasing as a value-added service complementary to our logistics business. We believe this service offering not only supports our customers’ operational efficiency but also strengthens our logistics ecosystem by providing a more integrated solution. These equipment leasing services are provided in the KSA by Aish Alnas.

Our equipment leasing operations primarily involve supplying material-handling equipment to customers on a rental basis. The equipment our subsidiaries offer typically includes forklifts and other industrial tools commonly used in logistics environments. A majority of the equipment is leased by our subsidiaries from third parties, with only a small portion owned directly by them. See “Risk Factors—Risks Related to Our Business—Our equipment leasing operations rely on third-party suppliers for equipment, and disruptions, cost increases, or issues with these third-party supplier relationships could materially impact our business, financial condition, or results of operations.”

Software Development

Beyond our primary business lines, our subsidiaries also engage in the development and sale of software as a value-added service that complements our core businesses. The software our subsidiaries development and sell includes our AIoT cloud platform and operational and workflow management system. The AIoT cloud platform is developed and sold in the PRC by RUI Facility Management and its subsidiaries, and the operational and workflow management system is provided in the KSA by Aish Alnas.

Our AIoT cloud platform is integrated into the facility management solution packages offered to our integrated facility management clients. At the same time, the platform can also be sold as a standalone product to clients who do not require a comprehensive facility management solution. For the fiscal years ended August 31, 2024 and 2025, and the six months ended February 28, 2026, our subsidiaries sold 0, 4 and 0 AIoT cloud platforms, generating $nil, $287,900, and $nil in revenue, accounting for nil%, 31.27%, and nil% of our revenue generated from software development services, respectively.

Another software product developed and sold by our subsidiaries is an operational and workflow management system. This system is typically offered to clients of our equipment leasing business as a value-added service. It is a mobile and cloud-based application designed to facilitate equipment monitoring, usage tracking, scheduling, and workflow management. For the fiscal years ended August 31, 2024 and 2025, and the six months ended February 28, 2026, our subsidiaries sold 0, 1, and 1 operational and workflow management system, generating $nil, $632,910, and $241,809 in revenue, accounting for nil, 68.73%, and 5.99% of our revenue generated from software development services, respectively.

Other Services

In addition to the businesses described above, our subsidiaries also offer business consulting and apartment rental services.

Clients

Clients of our business include companies in a wide range of industries, such as manufacturing, logistics, technology, new energy, e-commerce, and education.

Our subsidiaries enter into service agreements with their clients. Although each service agreement is unique, they generally share key components. These include a description of the services to be provided, outlining the scope, nature, and quality expected. Additionally, specific payment terms are detailed, covering aspects such as the payment schedule, amounts, invoicing procedures, and any conditions that may affect payment.

Our subsidiaries enter into equipment rental agreements with their clients. The material provisions in these agreements include payment terms, permitted equipment usage hours and excess-hour charges, early return rules, damage-related liabilities, delivery and logistics responsibilities, and daily maintenance obligations.

A material portion of our revenue depends on several major clients. For the fiscal year ended August 31, 2024, two clients, Shanghai Haichang and Shanghai Wangting, accounted for 30.55% and 19.34% of our total revenue, respectively. For the fiscal year ended August 31, 2025, one client, Metallurgical Saudi, accounted for 60.62% of our total revenue. For the six months ended February 28, 2026, one client, FFT Technologies LLC, accounted for 44.67% of our total revenue.

In 2024, our subsidiary in the KSA, Aish Alnas, entered into three logistics services contracts with Metallurgical Saudi, pursuant to which Alsa Aiah provides logistics services for Metallurgical Saudi’s CEER Automobile Manufacturing Plant Project in Saudi Arabia. These contracts are project-based and remain in effect for the duration of the relevant projects. Each contract may be extended or terminated by Metallurgical Saudi upon advance written notice, depending on the actual project timelines. These contracts generally provide for either a fixed price covering all of Aish Alnas’ services or for certain payments specifically agreed to be made by Metallurgical Saudi, such as fuel costs incurred in connection with the use of equipment leased by Aish Alnas. Payments are generally required to be made on a monthly basis. Certain contracts require specified logistics facilities to be provided, replaced, or removed within prescribed time periods. If such requirements are not satisfied within the agreed time frame, Aish Alnas may be required to pay daily penalty fees, and Metallurgical Saudi may have the right to terminate the contract if the delay exceeds the period specified in the contract.

On June 14, 2024, our subsidiary in the PRC, RUI Facility Management, entered into a cleaning service contract with Shanghai Haichang, pursuant to which RUI Facility Management provides cleaning services and waste removal and sorting services. The contract term is from June 16, 2024 to December 31, 2025. The contract may be renewed by mutual written agreement of the parties at least 30 days prior to its expiration. The contract may be terminated in the event of force majeure or other circumstances that render continued performance impracticable. Shanghai Haichang may terminate the contract upon 15 days’ prior written notice or if RUI Facility Management fails to provide the contracted services. The amount of the service fees is determined based on the actual working hours of the cleaning personnel, the size of the cleaning area, and other applicable charges as agreed by the parties. This contract was terminated by RUI Facility Management on September 30, 2024.

On August 11, 2023, RUI Facility Management entered into a facilities service management contract with Shanghai Wangting, pursuant to which RUI Facility Management provides services including dormitory management, waste removal, and conference services. The contract term is from August 15, 2023 to June 30, 2025. The contract is automatically renewable for successive one-year terms unless either party provides written notice of termination at least three months prior to the expiration of the then-current term. Shanghai Wangting may terminate the contract if RUI Facility Management materially breaches the contract and fails to cure such breach within 30 days after receipt of written notice. If Shanghai Wangting fails to make payment in accordance with the contract and such failure continues for more than 30 days, RUI Facility Management may terminate the contract and seek liquidated damages equal to one month of service fees. Except for termination resulting from the foregoing circumstances or force majeure, either party is required to pay liquidated damages equal to one month of service fees upon unilateral termination of the contract. Pursuant to the agreement, RUI Facility Management deposited RMB50,000 into an escrow account designated by Shanghai Wangting. The deposit is refundable to RUI Facility Management, without interest, within 30 days following termination of the contract, whether upon expiration in accordance with its terms or earlier termination by either party, provided that RUI Facility Management is not in material breach of the agreement and have not caused any liability or damages to Shanghai Wangting. Shanghai Wangting has agreed to remit payment on a monthly basis at the end of each month. In the event of additional service requirements, including increased personnel, facility support for specific events, or other supplemental services, the parties have agreed to negotiate additional service fees. If Shanghai Wangting requires overtime work, RUI Facility Management is entitled to charge an administrative service fee of RMB25 per hour. The parties have agreed to adopt a results-oriented, performance-based service model. Under this model, Shanghai Wangting has agreed to provide performance-based incentives if RUI Facility Management’s monthly performance evaluation exceeds specified thresholds. If RUI Facility Management fails to meet the agreed performance standards, the parties have agreed that a corresponding percentage of service fee may be reduced in accordance with the agreed evaluation mechanism. The parties have further agreed to review the agreement every six months to renegotiate performance standards, service fees, and other relevant terms.

Suppliers

Our suppliers include hardware manufacturers, algorithm developers, logistics service providers, equipment rental companies, and human resource companies.

The material terms of our purchase agreements with hardware manufacturers and algorithm developers generally include provisions relating to product or service specifications, pricing and payment terms, delivery schedules, intellectual property rights, warranties, and confidentiality obligations.

The material terms of our agreements with logistics service providers generally cover service scope, pricing and payment terms, delivery timelines, liability for loss or damage, insurance requirements, and performance standards.

The material terms of our agreements with equipment rental companies generally cover the lease duration, rental rates, maintenance responsibilities, insurance requirements, and any penalties for equipment damage.

The material terms of our service agreements with human resource companies generally include the scope of recruitment or staffing services, fee structures, candidate replacement policies, confidentiality obligations, and compliance with labor and employment laws. These agreements also typically provide for termination rights and define the responsibilities of each party regarding worker management and liability.

A material portion of our supplies purchased depends on several major suppliers. For the fiscal year ended August 31, 2024, one supplier, Shanghai Saying, accounted for approximately 16.57% of our subsidiaries’ total supplies purchased. For the fiscal year ended August 31, 2025, one supplier, Shenzhen Minsheng accounted for approximately 30.63% of our subsidiaries’ total supplies purchased. For the six months ended February 28, 2026, one supplier, Heng Y Logistics Co., Ltd., accounted for approximately 18.41% of our subsidiaries’ total supplies purchased.

On January 8, 2024, our subsidiary in the KSA, Aish Alnas, entered into a Service Agreement with Shenzhen Minsheng, pursuant to which Shenzhen Minsheng agreed to procure, coordinate, and arrange customs clearance, transportation, trucking, and storage services for Aish Alnas through qualified third-party service providers. Shenzhen Minsheng was obligated to coordinate customs clearance and trucking services for all assigned projects, including arranging of the delivery of containers or consignments directly from the port, terminal, depot, or warehouse to Aish Alnas’ designated location, and vice versa. Both parties agree that the relevant fees shall be paid as reflected in the final invoice and/or the agreed project documentation for the assigned projects. This contract shall remain valid for a period of one year, commencing on January 8, 2024. It shall automatically renew for successive one-year terms unless either party provides written notice of its intention not to renew at least one month prior to the renewal date.

On June 2, 2023, RUI Facility Management entered into an Intelligent Comprehensive Service Agreement for the Sharing Economy with Shanghai Saying (the “RUI-Saying Agreement”). Pursuant to the agreement, Shanghai Saying provides comprehensive services in connection with the sharing economy, including, but not limited to: (i) screening and recommending suitable freelancers for RUI Facility Management; (ii) supervising the business activities of freelancers providing services to RUI Facility Management; (iii) withholding and remitting taxes and fees on behalf of such freelancers; and (iv) accepting RUI Facility Management’s entrustment to pay corresponding performance fees to freelancers. RUI Facility Management has agreed to pay service fees to Shanghai Saying, which include: (i) amounts calculated based on the specific services provided by each freelancer to RUI Facility Management; (ii) a basic service fee for sharing economy services provided by Shanghai Saying; and (iii) hosting fees for industrial and commercial households registered and established by freelancers. Prior to the expiration of the performance period, if either party expressly indicates, or demonstrates through its conduct, that it will not perform its principal obligations under the agreement, or if either party delays performance or otherwise breaches the agreement in a manner that renders the purpose of the agreement incapable of being realized, the non-breaching party may unilaterally terminate the agreement. During the term of the agreement, if either party is legally dissolved, has its business license revoked, or otherwise loses its legal qualification as a result of statutory reasons, the other party shall have the right to treat the agreement as terminated. Either party may terminate the agreement in advance if the other party materially breaches its provisions, refuses or fails to perform its duties and obligations thereunder, becomes bankrupt, or has its business license revoked. The agreement may also be amended or terminated in advance upon mutual agreement of the parties. In addition, either party may terminate the agreement due to force majeure events. RUI Facility Management may terminate the agreement at any time and require Shanghai Saying to bear corresponding liability for breach of contract and compensate for related losses if Shanghai Saying fails to issue the agreed invoices without reasonable explanation and fails to rectify such failure after notice, or if Shanghai Saying’s negligence causes a material adverse impact on RUI Facility Management. Shanghai Saying may terminate the agreement at any time and require RUI Facility Management to bear corresponding liability for breach of contract and compensate for related losses if RUI Facility Management arranges for freelancers to engage in illegal activities, activities contrary to public morals, or activities that materially harm Shanghai Saying’s interests, fails to pay service fees in a timely manner, or if RUI Facility Management’s negligence causes a material adverse impact on Shanghai Saying. The RUI-Saying Agreement has a term of one year and shall automatically renew for successive one-year periods unless either party provides written notice of its intention to terminate prior to the expiration of the then-current term.

Marketing

Our marketing strategy focuses on building brand awareness and market credibility through a combination of proven project success, industry visibility, and local partnerships.

We prioritize the development of high-profile, benchmark projects. These successful case studies serve as marketing tools, enabling us to establish a reputation and gain recognition within targeted markets.

To further enhance our market presence, we participate in industry trade shows and exhibitions. These events provide opportunities to showcase our capabilities, connect with potential customers, and stay abreast of emerging industry trends.

We also implement a localized market entry strategy by cooperating with experienced local sales agents or distributors who specialize in the components of our systems and services. These agents bring deep-rooted channel resources and a solid reputation within their respective markets. We believe maintaining good relationships with our local partners forms a key pillar of our marketing and expansion efforts in these regions. For example, on August 17, 2025, RUI Singapore and Aish Alnas entered into a memorandum of understanding with Shoag Trading Company (“Shoag”), under which Shoag agreed to promote our subsidiaries’ solutions in the member states of the GCC, excluding Qatar, for a period of three years.

R&D

Our subsidiaries invest in R&D, aiming to develop new products and improve their existing products and services to accommodate the market needs. The R&D expenses totalled approximately $0.14 million, $0.09 million and $0.02 million for the fiscal years ended August 31, 2024 and 2025, and the six months ended February 28, 2026, respectively. R&D expenses mainly consist of applicable personnel, design, rent and materials expenses. As of February 28, 2026, our subsidiaries had a total of three employees in the R&D department.

Our R&D department focuses on software platform development and software-hardware integration testing. It has successfully developed an AIoT cloud platform and aims to continue to invest in enhancing its core features. Additionally, ongoing investments are expected to be made in the edge computing and data security aspects of the platform. While the R&D department develops its products independently, it incorporates open-source AI and third-party technologies into the development process.

Competition

The industries of integrated facility management services and integrated logistics services are intensely competitive, subject to rapid change and significantly affected by new product and service introductions and other market activities of industry participants. Our subsidiaries compete with providers of integrated facility management services and integrated logistics services. Some of these competitors are large, well-capitalized companies with greater market share, resources, and experience than our subsidiaries have. Consequently, they are able to spend more on service development, marketing, sales, and other product initiatives than our subsidiaries can.

In the area of integrated facility management services, our PRC Subsidiaries’ major competitors include Tuya Inc., Lumi United Technology Co., Ltd., and Xiaomi Corporation. In the integrated logistics services sector, Aish Alnas’s primary competitors include China COSCO Shipping Corporation Limited, Sinotrans Limited, and Shenzhen AIDC Supply Chain Co., Ltd.

Although there can be no assurance that our subsidiaries will be able to continue to compete successfully in the future, we believe that our subsidiaries can compete successfully with these companies by offering services of better quality to their customers. This competitive edge is bolstered by our subsidiaries’ customer loyalty driven by embedded AIoT solutions, early-mover advantage in emerging markets, AIoT cloud platform’s seamless compatibility with a wide range of branded hardware, and experienced management team. See “—Competitive Strengths.”

Seasonality

We have not experienced, and do not expect to experience, any seasonal fluctuations in our results of operations for our business.

Property

Our PRC Subsidiaries currently lease two properties in Shanghai, the PRC, and Wuxi, Jiangsu Province, the PRC, as offices. The breakdown of the leased properties is as follows:

Lessor	Lessee	Location	Area (Square Feet)	Total Rent	Term	Use
Wuxi Chunzhiyu Environmental Technology Co., Ltd.(1)	Ruiwuhang (Shanghai) Catering Management Co., Ltd.	50801, 90 Dicui Road, Binhu District, Wuxi, Jiangsu Province, China	7,535	RMB880,000	March 1, 2025 – December 31, 2027	Office
Shanghai Liangxiang Intelligent Engineering Co., Ltd.(2)	Ruiwuhang (Shanghai) Facility Management Co., Ltd.	3rd Floor, Exhibition Hall, Building D, No. 909 Duhui Road, Minhang District, Shanghai, China	1,916	RMB18,000	January 1, 2025 – December 31, 2027	Office
Aish Alnas	Deep Quest	Plot 2224, Block 6739, Al-Zanbaq Street, King Abdullah Economic City, Makkah Province, Saudi Arabia	437	Saudi Riyals 270,000	June 1, 2025 – December 31, 2026	Office

Note:

(1)	The lease shall terminate upon the expiration of the lease term or by mutual agreement of the lessor and the lessee. The lease does not include an automatic renewal clause. Should the lessee wish to renew the lease, the lessee must provide written notice to the lessor at least three months prior to the expiration of the lease term. Upon the lessor’s consent, both parties may enter into a new lease agreement.

(2)	The lease shall terminate upon the expiration of the lease term or by mutual agreement of the lessor and the lessee. The lease does not contain a renewal provision.

Intellectual Property

Our subsidiaries rely on a combination of trademarks and domain names to protect their intellectual property rights. As of the date of this prospectus, our subsidiaries own the following intellectual properties:

●	31 registered trademarks; and

●	three domain names.

Employees

As of February 28, 2026 and August 31, 2023, 2024, and 2025, our subsidiaries had 24, 163, 252, and 145 full-time employees, respectively. The following table provides a breakdown of our subsidiaries’ employees by function as of February 28, 2026:

Function	Number of Employees
Operation	6
Sales and Marketing	3
R&D	3
Management	4
General	8
Total	24

Our subsidiaries’ success depends on their ability to attract, motivate, train, and retain qualified personnel. We believe our subsidiaries offer their employees competitive compensation packages and an environment that encourages self-development and, as a result, have generally been able to attract and retain qualified personnel and maintain a stable core management team.

As required by PRC laws and regulations, our PRC Subsidiaries participate in various employee benefit plans that are organized by municipal and provincial governments, including pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance, and housing fund plans through a PRC government-mandated benefit contribution plan. Our PRC Subsidiaries are required under PRC laws to make contributions to employee benefit plans at specified percentages of the salaries, bonuses, and certain allowances of their employees.

The Social Insurance Law of the KSA issued pursuant to Royal Decree No M/273 dated June 14, 2024 (corresponding to 26/12/1445H) requires the employers in the KSA (i.e., Aish Alnas and Deep Quest) to contribute equally, together with their employees, a certain percentage of the salary of the KSA employees to various social insurance funds, including pensions, unemployment insurance, and work-related injury insurance. For non-KSA employees, employers are only required to contribute to work-related injury insurance. Aish Alnas and Deep Quest are also required by the KSA laws and regulations to provide mandate medical insurance coverage to all the employees, whether they are KSA national or not.

We believe our subsidiaries maintain a good working relationship with their employees, and our subsidiaries have not experienced any material labor disputes. None of their employees are represented by a labor union.

Insurance

Our PRC Subsidiaries provide social security insurance including pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan for their employees. They do not carry any key-man life insurance, product liability, and professional liability insurance and have not purchased any property insurance or business interruption insurance. Our subsidiaries have determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical. We consider the insurance coverage to be sufficient for our subsidiaries’ business operations.

Both Aish Alnas and Deep Quest provide social insurance including pensions, unemployment insurance, and work-related injury insurance for their KSA employees and work-related injury insurance mandated to be contributed for their non-KSA employees. Both Aish Alnas and Deep Quest provide prescribed medical insurance coverage for all their local and non-KSA employees.

Legal Proceedings

As of the date of this prospectus, neither we nor our subsidiaries are parties to any material legal or administrative proceedings. From time to time, our subsidiaries may be subject to various claims and legal actions arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our subsidiaries’ resources, including management’s time and attention. Furthermore, as of the date of this prospectus, our subsidiaries are not parties to any international claims or litigation with respect to any matters.

REGULATIONS

Regulation in the KSA

The business and operations of the KSA subsidiaries are subject to laws and regulations in the KSA. This section summarizes the major KSA laws, rules, and regulations applicable to the KSA subsidiaries’ business and the key aspects of the industry in which they operate. This summary does not purport to be a complete description of all laws and regulations that apply to our KSA subsidiaries’ business and operations. Investors should note that the following summary is based on relevant laws and regulations in effect as of the date of this prospectus, which are subject to change.

Regulations Related to the KSA Subsidiaries’ Business Activities

Renting Vehicles to Transport Goods

To legally operate a truck leasing business in the KSA, obtaining a license from the TGA is mandatory. Under the Road Transport Law, issued pursuant to Royal Decree No. M/188 dated 24/08/1446H (correspondence to 23/2/2025), any entity engaged in road transport activities, including truck leasing, must be licensed by the TGA.

To obtain such a license, an establishment must comply with the conditions set out in Articles 3 and 5 of the Executive Regulations for the Activity of Renting Vehicles for the Transport of Goods, which include, but are not limited to, submitting an application through approved channels to the TGA, maintaining a valid commercial registration that covers vehicle rental activity for freight transport activity, holding current social insurance and Zakat/income certificates, and providing suitable premises that meet competent authorities standards. The business must also maintain a minimum fleet of 25 single vehicle and/or a trailer and/or a car, either owned or under financial lease, properly registered under as a public transport vehicle in accordance with the Traffic Law, insurance coverage, and subject to periodic technical inspections. All vehicles must be connected to the TGA’s electronic platform, and operational cards must be issued for each vehicle. These cards are valid for one year, renewable upon payment of applicable fees, and are subject to cancellation if not renewed within 90 days.

If any of these conditions are violated, the license will be suspended, and the establishment is prohibited from conducting vehicle rental activity for freight transport activities until full compliance is achieved, and in case the activity is conducted during the suspension period, the license shall be considered canceled, without prejudice to the TGA’s right to impose the applicable financial penalties. Similarly, if the minimum required number of vehicles falls below the prescribed threshold for a continuous period of 180 days due to accidents or events beyond the establishment’s control, and the shortfall is not rectified within this period, the license shall also be considered suspended, without prejudice to the TGA’s right to impose financial penalties for failing to maintain the minimum fleet in cases of repeated violation. Moreover, if the activity is conducted without obtaining the required license, the penalty imposed by the TGA on the establishment is the seizure of vehicles for a period of 20 days.

Transporting Heavy Goods for Commercial or Non-Commercial Purposes

Similar to truck leasing activity, the activity of transporting goods by road also requires obtaining a license from the TGA. To obtain such a license, an establishment must comply with the mandatory conditions set out in Articles 3 and 6 of the Executive Regulations Governing Heavy Goods Transport Activities for Commercial or Non-Commercial Purposes, including submitting an application through approved channels to the TGA, maintaining a valid commercial registration covering goods transport, holding current social insurance and Zakat/income certificates, providing suitable premises, and maintaining a minimum fleet of 10 vehicles, either owned or under financial lease, properly registered under public transport type in accordance with the Traffic Law, insurance coverage, and subject to periodic technical inspections.

All vehicles must be connected to the TGA’s electronic platform and other systems specified by the TGA. Compliance with these conditions is mandatory. Any violation leads to suspension of the license, and in case the activity is conducted during the suspension, the license shall be considered canceled, without prejudice to the TGA’s right to impose the applicable financial penalties. Similarly, if the fleet falls below the minimum required number for a continuous period of 180 days due to accidents or events beyond the establishment’s control, and the shortfall is not corrected, the license will also be suspended, without prejudice to the TGA’s right to impose financial penalties in cases of repeated violation.

Moreover, if the activity is conducted without obtaining the required license, the penalty imposed by the TGA on the establishment is the seizure of vehicles for a period of 20 days.

As of the date of this prospectus, Aish Alnas is currently engaging in: (i) the leasing of vehicles for the transport of goods; and (ii) the actual transport of heavy goods within the KSA, and is subject to the regulations as described above by the TGA. Aish Alnas does not currently hold either required TGA license, nor do the agreements demonstrate compliance with the fleet ownership, vehicle classification, or operating-card requirements. Operating in either activity without holding the required TGA license constitutes a regulatory violation and may trigger enforcement measures under the TGA Schedule of Violations. These may include the seizure of vehicles for up to twenty (20) days, suspension or cancellation of the activity, and financial penalties that may increase in cases of repeated non-compliance. As a newly-established foreign company in the KSA, Aish Alnas follows the practice to sub-contract their heavy good transportation service to a qualified vehicle provider with prescribed TGA license to carry out their logistic activities. Aish Alnas plans to gradually equip itself with the prescribed fleet of transportation vehicles to fulfil the TGA license requirements. As of the date of this prospectus, we are not aware of warning, investigations, prosecutions, disputes, claims, or other proceedings in respect of related regulations, nor have we been punished by any government authorities of the KSA with respect to the TGA license. See “Risk Factors—Risks Relating to Doing Business in the Certain Countries and Regions—Our subsidiary’s non-compliance with certain KSA regulatory requirements may render its contracts unenforceable and expose our subsidiary to penalties, operational suspension, or other adverse consequences.”

Lease Regulations

Lease agreements in the KSA are primarily governed by the Civil Transactions Law (the “CTL”). The CTL was issued pursuant to Royal Decree No. M/191 dated 29/11/1444H (corresponding to 19 June 2023G) and is intended to codify Islamic law (Shari’ah) principles into a unified legal framework. By doing so, it provides greater certainty and predictability in commercial transactions within the KSA.

Among other types of contracts, CTL regulates lease agreements, setting out their essential elements, conditions for validity, and the respective obligations of lessor and lessee. For example, the lessor is generally responsible for maintaining and repairing the leased asset, unless the parties agree otherwise. In addition, the lessee may not sublease the leased asset, in whole or in part, or assign the lease without the prior consent of the lessor.

Alongside the CTL, commercial and residential real estate lease transactions are also subject to the Council of Ministers’ Resolution No. 131 dated 03/04/1435H, which mandated the Ministry of Housing to establish an electronic platform for documenting and managing lease transactions. This platform, known as Ejar, standardizes real estate lease agreements and provides several benefits, including safeguarding contractual rights, facilitating rent collection, electronically storing contracts, and offering multiple payment options.

Importantly, under Council of Ministers’ Resolution No. 292 dated 16/5/1438H, and under Minister of Justice Circular No. 13/T/8843 dated 19/12/1443H, any real estate lease agreement that is not registered on the Ejar platform is not considered valid or enforceable for administrative or judicial purposes.

In addition, any real estate located within special economic cities or zones, such as King Abdullah Economic City, is subject to mandatory registration in the real estate registry maintained by the ECSZ. No lease shall benefit from regulatory protections unless it is in the form of a written agreement executed by the parties, specifying the leased property, the lessee’s details, rental amount, payment schedule, lease term, and any other agreed conditions. Specifically, any lease with a duration exceeding one year must be registered in the ECSZ real estate registry to be enforceable under ECSZ regulations.

As of the date of the prospectus, Aish Alnas has entered into sub-lease arrangements with third parties; however, the underlying lease agreements do not grant Aish Alnas the right to sub-lease the premises. Under the Article (437) of the CTL, sub-leasing without the prior written consent of the lessor constitutes a breach of the primary lease and may give rise to termination and potential compensation claims. The sub-lease agreements themselves are also not registered on Ejar or with ECZA, which further affects their enforceability. Furthermore, the lease agreements entered into by Aish Alnas within the King Abdullah Economic City are not registered with ECSZ, which, also affects the enforceability of such lease agreements. As of the date of the prospectus, we are not aware of any warning, investigations, prosecutions, disputes, claims, or other proceedings in respect of related regulations, nor have we been punished by any government authorities of the KSA. See “Risk Factors—Risks Relating to Doing Business in the Certain Countries and Regions—Our subsidiary’s non-compliance with certain KSA regulatory requirements may render its contracts unenforceable and expose our subsidiary to penalties, operational suspension, or other adverse consequences.”

Regulations Related to Companies and Foreign Investment

Companies Law

The establishment, operation, and management of companies in the KSA are governed by the Companies Law, issued pursuant to Royal Decree No. M/132 dated 1/12/1443H (corresponding to 30/6/2022G). The Companies Law recognizes multiple types of companies, including limited liability company structure (the “LLC”), which may be established by either a single owner or multiple partners. An LLC is treated as a separate legal entity, and its assets and liabilities are distinct from those of its partners or capital owners.

For single-owner LLCs, governance is set out in the company’s bylaws, which specify the share capital, financial year, and other management provisions. The bylaws, together with any amendments, must be made in writing, registered with the Commercial Register, and published in accordance with the Companies Law and its regulations. Any unregistered information cannot be relied upon against third parties. Failure to register the required documents may result in joint and several liability for the incorporators, partners, or managers for any damage sustained by the company, its partners, or third parties.

LLCs are subject to several obligations. One key requirement is the appointment of an external auditor, which is mandatory for all foreign companies, regardless of their size or capital. The Companies Law also imposes limits on the duration of external auditor appointments:

●	Individual auditors may serve for a maximum of 10 consecutive financial years.

●	Institutional auditors may serve for a maximum of 20 consecutive financial years. However, the managing partner responsible for supervising the audit must be changed after a maximum of 10 consecutive years.

LLCs are also required to submit their financial statements to the Ministry of Commerce, along with an annual report describing the company’s activities. The management of an LLC may be entrusted to one or more managers as appointed by the partners and as provided in the bylaws or articles of association. Managers represent the company before courts, arbitration tribunals, and other parties, and their acts within the scope of the company’s purposes are binding on the company. Companies Law includes a comprehensive set of penalties to ensure compliance and accountability. Serious violations, such as intentionally falsifying financial statements, may result in imprisonment of up to three years, fines up to SAR5,000,000, or both. Lesser offenses, such as an external auditor’s failure to report criminal violations identified in the financial statements to the authorities, may result in imprisonment of up to one year, fines up to SAR1,000,000, or both. Administrative violations, such as neglecting duties related to accounting records, financial statements, general meetings, or commercial registry filings, may result in fines of up to SAR500,000. Penalties are determined based on the seriousness and impact of the offense and may be doubled in the case of repeated violations within three years.

Commercial Registration Law

Commercial registration in the KSA is governed by the Commercial Registration Law, issued under Royal Decree No. M/83, dated September 22, 2024 (Corresponding to 19/03/1446H)), and must be conducted in accordance with the rules and regulations issued by the Ministry of Commerce. Merchants are generally required to comply with the registration, updating, and annual confirmation obligations to ensure the transparency and accuracy of the data recorded in the Commercial Register.

Under the Commercial Registration Law, every merchant must register in the Commercial Register. The registration application must include essential information, such as the applicant’s name and address, the trade name under which the merchant intends to conduct business, the legal form, the capital, the names and authorities of managers, and the address of the principal place of business. The Commercial Register operates as a centralized electronic database administered by the Ministry of Commerce and the designated Registrar.

Merchants are obligated to maintain accurate and up-to-date data in the commercial register. Any change or modification must be recorded within 15 days of the change. Additionally, all merchants are required to submit an annual confirmation verifying the accuracy of their registered data.

Failure to comply with the requirements of the Commercial Register Law may result in a fine of up to SAR50,000. This includes providing incorrect information, failing to register when required, not updating the registered information within 15 days of any change, or not submitting the annual confirmation statement. The same penalty applies if a merchant fails to display the Commercial Registration information in a conspicuous place within the business premises, as specified in the Regulations, or fails to submit the bank account details within 90 days of registration or update them when required. The fine may be doubled if the violation is repeated within three years, and the committee may issue a warning or require corrective measures, with the right to appeal the decision within 30 days.

Furthermore, if a merchant fails to submit the annual confirmation within 90 days of its due date, the Commercial Registrar may suspend the merchant’s registration for one year, during which all associated licenses will also be suspended. Continued non-compliance may ultimately result in the compulsory strike-off of the registration.

If any material error whether typographical, numerical or procedural, is identified in the Commercial Register, the Commercial Registrar must correct the error within five days from the date of its discovery or from the date on which the merchant submits a correction request. The Commercial Registrar is also required to record final judicial decisions affecting the merchant’s legal status, including decisions related to bankruptcy, liquidation, capacity, guardianship, or similar matters.

Regulations on Foreign Investment

Foreign investment in the KSA is governed by the Investment Law, issued pursuant to Royal Decree No. M/19 dated 16/1/1446H (corresponding to July 22, 2024), and must be conducted in accordance with the rules and regulations issued by the Ministry of Investment.

The Investment Law was issued as an integrated framework to replace the previous Foreign Investment Law issued by Royal Decree No. M/1 dated November 13, 1991 (corresponding to 5/1/1412H). Foreign investors are generally permitted to invest in the KSA, except in activities listed as excluded activities, which is published by the Ministry of Investment in accordance with Article 8 of the Investment Law. If a foreign investor wishes to engage in an excluded activity, they must submit an application to the Ministry of Investment, which will refer it to the competent authority for approval in accordance with the applicable rules and procedures.

Prior to undertaking any investment, foreign investors are required to register with the Ministry of Investment by submitting a registration application in accordance with the Investment Law implementing regulation. The Investment Law grants foreign investors several rights, including equal treatment with local investors in comparable circumstances, protection against appropriation of investments except pursuant to a final judicial ruling, the freedom to transfer funds within or outside the KSA, and protection of intellectual property and trade secrets.

The Investment Law also establishes penalties for violations. Minor violations typically require rectification as an initial step, and failure to comply may result in warnings, fines of up to SAR300,000, or cancellation of registration. Serious violations, such as investing without registration, engaging in excluded activities without approval, or providing false or misleading information, may result in significant penalties as determined by the designated committee, in accordance with the rules and regulations.

Regulations Related to Labor

Labor Law and Saudization

The Labor Law of Saudi Arabia, issued pursuant to Royal Decree No. M/51 dated 23/8/1426H (corresponding to 7/9/2005), governs the rights and obligations of employers and employees, including working hours, leave entitlements, and termination procedures. All employment contracts must be in writing and registered through a platform designated by the Ministry of Human Resources and Social Development (the “MHRSD”), as updated from time to time. The law provides protections against unfair dismissal and ensures that employees are treated fairly and equitably.

Based on Article 26 of the Labor Law, employers are required to ensure that at least 75% of their workforce consists of KSA nationals, pursuant to the Saudization policy (the “Saudization”), which imposes mandatory workforce localization requirements on private sector companies operating in KSA. The Minister of the MHRSD may, however, temporarily reduce this requirement if the necessary technical skills or educational qualifications are unavailable, or if it is otherwise not feasible to fill positions with the KSA citizens.

To enforce this, the Nitaqat program (the “Nitaqat”) was established, requiring establishments operating in the KSA to hire a specified number of KSA nationals. Under Nitaqat, establishments are classified into five categories: Platinum, High Green, Mid Green, Low Green, and Red, based on the percentage of the KSA employees and the total workforce. The required percentage varies depending on the establishment’s industry and size. Establishments in the upper Nitaqat tiers are entitled to certain benefits. Establishments classified as Mid-Green and above may, among other things, renew work permits for foreign employees and apply for new permanent work visas. Establishments classified as Red are subject to significant restrictions, including inability to apply for new visas, use transfer visas, renew work permits, or open new files for additional branches or facilities. In general, red classification establishments are not entitled to services from MHRSD. This includes restrictions such as the inability to submit new visa applications, the prohibition on issuing work permits for new expatriate workers, and the inability to open files for new facilities or branches.

Social Insurance

In accordance with the Social Insurance Law issued pursuant to Royal Decree No M/273 dated 26/12/1445H (corresponding to 14/6/2024G), employers are required to contribute equally, together with their employees, a certain percentage of the salary of the KSA employees to various social insurance funds, including pensions, unemployment insurance, and work-related injury insurance. For non-KSA employees, employers are only required to contribute to work-related injury insurance (the “Subscription Amounts”). These Subscription Amounts for KSA and non-KSA employees are made to the General Organization for Social Insurance (“GOSI”), and employers who fail to comply may be fined and ordered to pay any outstanding Subscription Amounts. The Subscription Amounts and fines imposed for delays are secured by a lien in favor of GOSI, which ranks immediately after the statutory privilege for employee wage claim. In the event of continued non-payment by employers, GOSI may initiate attachment and compulsory enforcement measures to recover the amounts due, in accordance with paragraph (2) of Article (11) of Social Insurance Law.

As of the date of this prospectus, Aish Alnas and Deep Quest have fulfilled their Saudization requirements, which is evidenced by the Saudization Certificate No. (106442-19191776) for Aish Alnas classified in high green category and Saudization Certificate No. (118954-48406977) for Deep Quest classified in small green category. Aish Alnas and Deep Quest are both in compliance with laws and regulations on social insurance and medical insurance.

Regulations Relating to Tax

Value Added Tax

The Value Added Tax Law was issued pursuant to Royal Decree No. M/113 dated 2/12/1438H (corresponding to 23/8/2017G) (the “VAT Law”). In accordance with the VAT Law, natural and legal persons engaged in economic activity in the KSA are required to register for value added tax (the “VAT”) within 30 days from the end of the month in which both of the following conditions are met: (i) the taxpayer is a resident in the KSA; and (ii) the total value of taxable supplies exceeds SAR375,000 in the preceding 12 months or is expected to exceed SAR375,000 in the following 12 months.

VAT applies to the supply of most goods and services within the KSA, with certain transactions designated as zero-rated or exempt. The VAT framework is broadly categorized into three types: (i) standard-rated supplies –most goods and services taxed at a 15% rate; (ii) zero-rated supplies – specific goods and services subject to the VAT at 0%, allowing businesses to recover input VAT on related expenses; and (iii) exempt supplies – transactions outside the scope of the VAT, for which the VAT is neither charged nor recoverable. The majority of goods and services in the KSA fall within the 15% standard-rated category. The VAT registration and returns are handled and governed by the Zakat, Tax and Customs Authority. Failure to comply with the provisions governing VAT may result in administrative penalties, including fines and interest, as prescribed under the VAT Law.

Income Tax

Pursuant to the Income Tax Law issued pursuant to Royal Decree No. M/1 dated 15/1/1425H (corresponding to 24/3/2004G). In the KSA, non-KSA investors’ shares or stakes in resident capital companies are generally subject to income tax. Under the Income Tax Law, income tax applies to resident companies with non-KSA or non-Gulf Cooperation Council (the “GCC”) ownership, resident non-KSA individuals, non-residents conducting business through a permanent establishment or earning the KSA-source income without a permanent establishment, and entities engaged in natural gas, oil, and hydrocarbon production. The standard income tax rate is 20% of net adjusted profits. Registration and filing of income tax is handled and governed by the Zakat, Tax and Customs Authority.

Withholding Tax

Pursuant to the Income Tax Law, Withholding Tax (the “WHT”) is imposed on payments made to non-resident individuals or entities in respect of income sourced within the KSA. WHT is imposed on payments made by the KSA residents and is required to be deducted at source to ensure compliance with the Income Tax Law. WHT applies to non-resident natural or legal persons that do not maintain a permanent establishment in the KSA. Any income arising from activities performed, or property utilized, within the KSA is considered the KSA-source income and is subject to WHT. The person or entity making a payment subject to WHT is obligated to deduct the appropriate tax at the applicable rate and remit such tax to the Zakat, Tax and Customs Authority in accordance with applicable regulations. Failure to comply with the provisions governing WHT may result in administrative penalties, including fines and interest, as prescribed under the Income Tax Law.

As of the date of this prospectus, Aish Alnas and Deep Quest have obtained the ZATCA Certificate and VAT Certificate, in compliance with registration requirements.

Regulations of Intellectual Property

Trademark

Trademarks in the KSA are governed by the Trademarks Law of the GCC States, which was adopted pursuant to Royal Decree No. M/51 dated 26/07/1435H (corresponding to 25/05/2014G) (the “GCC Trademarks Law”).

This law provides a unified legal framework for trademark protection across GCC member states, including the KSA. Under Article 2 of the GCC Trademarks Law, a trademark is defined as any distinctive sign capable of distinguishing the goods or services of one undertaking from those of other undertakings. This includes names, words, signatures, letters, figures, drawings, logos, titles, hallmarks, seals, pictures, engravings, packaging, figurative elements, shapes, colors, groups of colors, or any combination thereof. Additionally, sounds and scents may also be considered trademarks.

The GCC Trademarks Law stipulates certain prohibitions on trademark registration. Marks that lack distinctive character, are contrary to public order or morality, resemble official emblems or flags, or are identical or confusingly similar to existing trademarks may not be registered. Furthermore, trademarks that mislead the public or contain false information about the origin or characteristics of goods or services are also prohibited. Trademark registration in the KSA is handled by the Saudi Authority for Intellectual Property (the “SAIP”). The registration process involves filing an application, examination, publication for opposition, and issuance of a registration certificate upon successful completion of these steps.

The protection granted to a registered trademark is for a period of ten years from the filing date, and may be renewed for successive ten-year periods. Renewal applications must be submitted within the last year of the protection period, with a six-month grace period allowed after expiration, subject to payment of additional fees. The owner of a registered trademark has the exclusive right to use the mark in relation to the goods or services for which it is registered. Unauthorized use of a registered trademark constitutes infringement and may result in legal action.

Penalties for trademark infringement include imprisonment for a period between one month and three years, and a fine of between SAR5,000 and SAR1,000,000. In cases of repeated offenses, the penalties may be doubled. The GCC Trademarks Law also provides for the cancellation of a trademark registration if the mark has not been used for a continuous period of five years, unless the owner can provide a valid reason for the non-use.

Trade secrets

Trade secrets in the KSA are governed by the Regulations for the Protection of Confidential Commercial Information (the “PCCI”), issued under Ministerial Decision No. 3218 dated 25/03/1426H (corresponding to 04/05/2005G) and amended by Ministerial Decision No. 431 dated 01/05/1426H (corresponding to 08/06/2005G).

These regulations provide legal protection for undisclosed information that has commercial value and are subject to reasonable efforts to maintain its secrecy, without requiring formal registration. Under Article 1 of the Regulations, information is considered a trade secret if it is (i) not generally known or easily accessible in its final form or in any of its components, (ii) has commercial value due to its confidentiality, and (iii) has been subject to reasonable steps by its rightful owner to maintain its secrecy.

Trade secrets may include technical know-how, business methods, financial data, customer lists, formulas, or any other confidential commercial or industrial information that provides a competitive advantage. There is no fixed duration for the protection of trade secrets in the KSA. Protection is maintained for as long as the information remains secret and reasonable measures are taken to keep it confidential. However, for confidential test data submitted to government agencies as part of approval processes for pharmaceuticals or agricultural chemicals containing new chemical compounds, the PCCI provides a protection period of five years from the date of its marketing authorization.

The unauthorized acquisition, use, or disclosure of trade secrets in a manner contrary to honest commercial practices constitutes an infringement under the PCCI. The rightful holder of a trade secret is entitled to seek civil remedies, including compensation for damages and injunctive relief, through the competent judicial authorities.

Regulations on Data Privacy and Protection

Data privacy and protection in the KSA are governed by the Personal Data Protection Law (the “PDPL”), enacted by Royal Decree No. M/19 dated 09/02/1443H (corresponding to 16/09/2021G), and amended by Royal Decree No. M/148 dated 05/09/1444H (corresponding to 27/03/2023G). The Saudi Data & Artificial Intelligence Authority (the “SDAIA”) serves as the primary regulatory authority overseeing the implementation of the PDPL. SDAIA is responsible for issuing regulations, guidelines, and standards to ensure the protection of personal data within the KSA.

The PDPL applies to the processing of personal data by both public and private entities located in the KSA, as well as foreign entities that process data related to individuals in the KSA. The PDPL defines “personal data” broadly to include any information that directly or indirectly identifies a person, and categorizes certain types of data such as health, biometric, genetic, religious, or financial information as “sensitive personal data.”

Under the PDPL, the data controller (i.e., the entity that determines the purpose and means of data processing) must process personal data fairly, lawfully, and transparently. Core principles include purpose limitation, data minimization, accuracy, storage limitation, and ensuring data security. The processing of personal data must rely on a legal basis, such as the data subject’s consent, legal obligation, contractual necessity, protection of public interest, or the legitimate interests of the controller, provided the data subject’s rights are not infringed.

The PDPL grants individuals a set of data subject rights, including the right to access their personal data, request rectification, request erasure in limited circumstances, restrict or object to certain types of processing, and request data portability. These rights may be exercised by submitting a request to the data controller, who is obligated to respond within the timeline specified by SDAIA.

As of the date of this prospectus, neither Aish Alnas nor Deep Quest has any registered trademark. No trademark, trade secret, or personal data privacy infringement claim has been filed, or, to the best of our knowledge, threatened, against either Aish Alnas or Deep Quest.

REGULATIONS IN THE PRC

The business and operations of the PRC Operating Entities are subject to laws and regulations in the PRC. This section summarizes the major PRC laws, rules, and regulations applicable to the PRC Operating Entities’ business and the key aspects of the industry in which they operate. This summary does not purport to be a complete description of all laws and regulations that apply to the PRC Operating Entities’ business and operations. Investors should note that the following summary is based on relevant laws and regulations in effect as of the date of this prospectus, which are subject to change.

Regulations on Intellectual Property in the PRC

Trademark

Pursuant to the Trademark Law of the PRC (the “Trademark Law”), which was promulgated by the SCNPC on August 23, 1982, became effective on March 1, 1983, and was most recently amended on April 23, 2019, with the latest amendment effective on November 1, 2019, the right to the exclusive use of a registered trademark shall be limited to trademarks that have been approved for registration and to goods and/or services for which the use of such trademark has been approved. According to the Trademark Law, using a trademark that is identical to or similar to a registered trademark in connection with the same or similar goods and/or services without the authorization of the owner of the registered trademark constitutes an infringement of the exclusive right to use a registered trademark. Infringers may be ordered to cease the infringing acts, eliminate adverse effects, and compensate for losses. In serious cases, the administrative authorities for market regulation may impose a fine of up to five times the illegal business revenue; where there is no illegal business revenue, a fine of up to RMB250,000 may be imposed.

The Implementation Regulations for the Trademark Law promulgated by the State Council came into effect on September 15, 2002 and was further amended on April 29, 2014. Under the Trademark Law and its related implementing regulations, the Trademark Office of the State Administration for Market Regulation (the “Trademark Office”) is responsible for the registration and administration of trademarks. China has adopted a “first-to-file” principle for trademark registration. If two or more applicants apply for registration of identical or similar trademarks for the same or similar commodities, the application filed first will receive a preliminary approval and will be publicly announced. The period of validity of a registered trademark is 10 years, counted from the day the registration is approved. A registrant may apply to renew a registration within the period of 12 months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of additional 6 months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years.

In addition to the above, a Trademark Review and Adjudication Board was established for the purpose of resolving trademark disputes. According to the Trademark Law, within three months from the date of the announcement of a preliminarily validated trademark, if a titleholder is of the view that such trademark in application is identical or similar to its registered trademark for the same type of commodities or similar commodities, and, as such, violates the relevant provisions of the Trademark Law, such titleholder may raise an objection to the Trademark Office within the aforesaid period. In such event, the Trademark Office shall consider the facts and grounds submitted by both the dissenting party and the party being challenged and shall decide on whether the registration is allowed within the period of 12 months upon the expiration of the announcement after investigation and verification, and notify the dissenting party and the party challenged in writing.

As of the date of this prospectus, our PRC Operating Entities have registered 31 trademarks in China. No trademark infringement claim has been filed, or, to the best of our knowledge, threatened, against our PRC Operating Entities so far.

Domain Name

Pursuant to the Administrative Measures on Internet Domain Names of China, which were most recently amended by the Ministry of Industry and Information Technology (“MIIT”) on August 24, 2017 and became effective on November 1, 2017, “domain name” refers to the character mark of a hierarchical structure, which identifies and locates a computer on the Internet and corresponds to the Internet protocol address of that computer. The principle of “first come, first serve” is followed for the domain name registration service. An applicant for registration of domain names shall provide the true, accurate, and complete information of their identifications to domain name registration service institutions. After completing the domain name registration, the applicant becomes the holder of the domain name registered by him/it. Furthermore, the holder shall pay operation fees for registered domain names in a timely manner. If the domain name holder fails to pay the corresponding fees as required, the original domain name registrar shall deregister and notify the holder of the domain name in writing. The validity period of a registered domain name varies from one to ten years, depending on the period chosen by the registrant, and the holder may apply for renewal upon expiration.

As of the date of this prospectus, our PRC Operating Entities have registered three domain names in China. No infringement claim has been filed, or to the best of our knowledge, threatened, against the domain names of our PRC Operating Entities.

Regulations on Employment and Social Welfare in the PRC

According to the Labor Law of the PRC (the “Labor Law”), which was promulgated by the SCNPC on July 5, 1994, came into effect on January 1, 1995, and was most recently amended on December 29, 2018, an employer shall develop and improve its rules and regulations to safeguard the rights of its employees. An employer shall develop and improve its labor safety and health system, stringently implement national protocols and standards on labor safety and health, conduct labor safety and health education for its employees, guard against labor accidents, and reduce occupational hazards. Labor safety and health facilities must comply with the relevant national standards. An employer must provide its employees with the necessary labor protection gear which complies with labor safety and health conditions stipulated under national regulations, as well as provide regular physical examinations for its employees engaged in operations with occupational hazards. Laborers engaged in special operations shall undergo specialized training and possess pertinent qualifications. An employer shall develop a vocational training system. Vocational training funds shall be set aside and used in accordance with national regulations, and vocational training for workers shall be carried out systematically based on the actual conditions of the employer.

The Labor Contract Law, which was promulgated by the SCNPC on June 29, 2007, came into effect on January 1, 2008, and was amended on December 28, 2012, with the latest amendment effective on July 1, 2013, and the Implementation Regulations on Labor Contract Law, which were promulgated and effective on September 18, 2008, contain specific provisions involving the terms of labor contracts. According to the Labor Contract Law and its implementation regulations, a labor contract must be made in writing. An employer and an employee may enter into a fixed-term labor contract, an indefinite term labor contract, or a labor contract that concludes upon the completion of certain work assignments, after reaching an agreement following due negotiations. An employer may legally terminate a labor contract and dismiss its employees after reaching an agreement upon due negotiations with such employees or by fulfilling the statutory conditions. With respect to the circumstances where an employment relationship has already been established without a formal written contract, a written labor contract shall be entered into within one month from the commencement date of the employment. Employers are prohibited from forcing employees to work beyond prescribed time limits and shall pay employees for overtime work in accordance with national regulations. In addition, employees’ wages shall be no lower than local standards on minimum wages and shall be paid to employees timely.

According to the Interim Regulations on the Collection and Payment of Social Insurance Premiums, the Regulations on Work-related Injury Insurance, the Regulations on Unemployment Insurance, and the Trial Measures on Employee Maternity Insurance of Enterprises, enterprises in the PRC shall provide benefit plans for their employees, including basic pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, and basic medical insurance. An enterprise must provide social insurance by registering with the local social insurance agencies, and shall pay or withhold relevant social insurance premiums for or on behalf of its employees. The Law on Social Insurance of the PRC, which was promulgated by the SCNPC on October 28, 2010, became effective on July 1, 2011, and was most recently amended on December 29, 2018, has consolidated pertinent provisions for basic pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, and basic medical insurance, and has specified the legal obligations and liabilities of employers who do not comply with relevant laws and regulations on social insurance. Where an employer fails to fully pay social insurance premiums, the relevant social insurance collection agency shall order it to make up for any shortfall within a prescribed time limit, and may impose a late payment fee at the rate of 0.05% per day of the outstanding amount from the due date. If such employer still fails to make up for the shortfalls within the prescribed time limit, the relevant administrative authorities shall impose a fine of one to three times the outstanding amount upon such employer.

According to the Regulations on the Administration of Housing Funds, which were promulgated by the State Council and became effective on April 3, 1999, amended on March 24, 2002, and further amended on March 24, 2019 by the Decision of the State Council on Revising Some Administrative Regulations (Decree No. 710 of the State Council), both the individual employee’s and the employer’s contributions to the housing fund shall belong to the individual employee. Registration by PRC companies at the applicable housing fund management center is compulsory, and a special housing fund account for each of the employees shall be established at an entrusted bank.

The employer shall timely pay up and deposit housing fund contributions in full amount, and late or insufficient payments shall be prohibited. Under the circumstances where financial difficulties exist due to which an employer is unable to pay housing funds, a permission from the labor union of the employer and the approval of the local housing funds commission must be obtained before the employer may suspend or reduce their payment of housing funds. The employer shall complete housing fund payment and deposit registrations with the housing fund administration center. The minimum standard for housing funds is 5% of the employees’ average monthly salary of the preceding year, and such percentage rate may be uplifted by the local housing funds management commissions if examined by the people’s government of the same level and approved by people’s government of provincial, autonomous region, or municipality level. With respect to companies which violate the above regulations and fail to complete housing fund payment and deposit registrations or establish housing fund accounts for their employees, such companies shall be ordered by the housing fund administration center to complete such procedures within a designated period. Those who fail to complete their registrations within the designated period shall be subject to a fine ranging from RMB10,000 (approximately US$1,400) to RMB50,000 (approximately US$7,100). When companies violate these regulations and fail to fully pay housing fund contributions as required, the housing fund administration center shall order such companies to make the overdue payment within a designated period, and may further apply to the people’s court for mandatory enforcement if the companies fail to comply after the expiry of such period.

As of the date of this prospectus, our PRC Operating Entities have complied in all material respects with the applicable laws and regulations relating to employment, labor protection, social insurance, and housing funds, and no actions or investigations are currently or have been brought up by any PRC governmental agency against any of the PRC Operating Entities regarding labor or employment matters.

Regulations on Tax in the PRC

Enterprise Income Tax (the “EIT”)

In January 2008, the EIT Law took effect, which was last amended by the SCNPC on December 29, 2018. On December 6, 2007, the State Council enacted the Regulations for the Implementation of the Law on Enterprise Income Tax (the “EIT Law Implementation Regulations”), which were recently amended on December 6, 2024, together with the EIT Law. Under the EIT Law, both resident enterprises and non-resident enterprises are subject to taxation in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled within the PRC. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose “de facto management body” is located outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from within the PRC. The EIT Law applies a uniform 25% enterprise income tax rate to both resident enterprises and non-resident enterprises, except where tax incentives are granted to special industries and projects. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 20% with respect to their income sourced from within the PRC.

The EIT Law Implementation Regulations define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts, and properties of an enterprise. Under the EIT Law, dividends generated from the business of a PRC subsidiary after January 1, 2008, and payable to its foreign investor may be subject to a withholding tax rate of 10 percent if the PRC tax authorities determine that the foreign investor is a non-resident enterprise which does not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected to the establishment or place of business, to the extent such dividends are derived from sources within the PRC, unless there is a tax treaty with China that provides for a preferential withholding tax rate.

In January 2009, the SAT promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (the “Non-resident Enterprises Measures”), which were repealed by Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises in December 2017 (the “Announcement”). According to the Announcement, which was amended on June 15, 2018 and March 24, 2025, it shall apply to the handling of matters relating to withholding at the source of income tax of non-resident enterprises pursuant to the provisions of Article 37, Article 39, and Article 40 of the EIT Law. According to Article 37 and Article 39 of the EIT Law, income tax over non-resident enterprise income pursuant to the provisions of the third paragraph of Article 3 shall be subject to withholding at the source, where the payer shall act as the withholding agent. The tax amount for each payment made or due shall be withheld by the withholding agent from the amount paid or payable. Where a withholding agent fails to withhold tax or perform tax withholding obligations pursuant to the provisions of Article 37, the taxpayer shall pay tax at the place where the income is derived. Where the taxpayer fails to pay tax pursuant to law, the tax authorities may demand payment of the tax amount payable, from the taxpayer’s payable tax amounts from other taxable income items in China.

On April 30, 2009, the Ministry of Finance of the PRC (“MOF”) and the SAT jointly issued the Circular on Issues Concerning Treatment of Enterprise Income Tax in Enterprise Restructuring Business, which became effective retroactively as of January 1, 2008 and was amended on January 1, 2014. By promulgating and implementing this circular, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise.

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Relating to Enterprise Income Tax on Indirect Transfers of Assets by Non-resident Enterprises, or SAT Bulletin 7, which was partially abolished on December 1, 2017 and December 29, 2017. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of immovable property in China, and assets held under the establishment and placement in China, of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Bulletin 7 also addresses the transfer of the equity interest in a foreign intermediate holding company broadly. In addition, SAT Bulletin 7 introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the indirect transfer as they have to assess whether the transaction should be subject to PRC taxation and to file or withhold the PRC tax accordingly.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017 and was amended on June 15, 2018. The SAT Bulletin 37 further clarifies the practice and procedure of withholding of non-resident enterprise income tax and provides that:

●	for the income from equity investment assets, the competent tax authority for the income tax of the invested enterprise shall be the competent tax authority, while for the income from the dividends, extra dividends, and other equity investments, the competent tax authority for the income tax of the enterprise distributing the income shall be the competent tax authority;

●	the withholding obligator shall declare and pay the withheld tax to the competent tax authority in the place where such withholding obligator is located within seven days from the date of occurrence of the withholding obligation;

●	where the income obtained by the withholding obligator and required to be withheld at source is in the form of dividends, extra dividends, or any other equity investment gains, the date of occurrence of the obligation for withholding relevant payable tax is the date of actual payment of the dividends, extra dividends, or other equity investment gains;

●	for the income tax required to be withheld under Article 37 of the EIT Law, if the withholding obligator fails to withhold in accordance with the law or is unable to perform withholding obligation, the non-resident enterprise obtaining the income shall declare and pay the tax not withheld to the competent tax authority of the place of the occurrence of the income in accordance with Article 39 of the EIT Law and complete the Form of Report on Withholding of Enterprise Income Tax of the PRC. Where the non-resident enterprise fails to declare and pay tax in accordance with Article 39 of the EIT Law, the tax authority may order it to pay the tax within a prescribed time limit. The non-resident enterprise that declares and pays the tax voluntarily before the tax authority orders it to pay the tax shall be deemed as having paid the tax on time; and

●	the competent tax authority may require the taxpayer, withholding obligator, and relevant parties with knowledge of relevant information to provide the contracts and other relevant materials relating to the withholding of tax.

Where the withholding obligator fails to withhold the tax required to be withheld under Article 37 of the EIT Law, the competent tax authority of the place where the withholding agent is located shall order the withholding obligator to make up for the withholding of tax in accordance with Article 23 of the Administrative Punishment Law of the PRC and hold the withholding agent liable in accordance with the law. If recovery of tax payment from the taxpayer is necessary, the competent tax authority of the place where the income occurs shall implement the recovery in accordance with the law. If the place where the withholding obligator is located is different from the place where the income occurs, the competent tax authority of the place of occurrence of the income that is responsible for recovering the tax payment shall give notice to the competent tax authority of the place where the withholding obligator is located for verifying relevant information. The competent tax authority of the place where the withholding agent is located shall, within five business days from the date, confirms that the withholding agent has failed to withhold the tax as required by law or is unable to perform the withholding obligation, send a “Tax Matters Liaison Letter” to the competent tax authority of the place where the income occurs, notifying it of the matters concerning the taxpayer’s declaration and payment of tax.

Pursuant to the SAT Bulletin 7, where an investment transaction involving non-resident investors is determined by the tax authorities to lack a reasonable commercial purpose, the relevant parties are obligated to file a tax return and are subject to taxation accordingly. In such circumstances, the domestic enterprise bears the liability to fulfill the associated withholding and filing obligations, which may necessitate the allocation of resources to ensure compliance or to substantiate that the transaction falls outside the scope of SAT Bulletin 7.

According to the EIT Law and a series of policies issued by the MOF and the State Taxation Administration (Announcement [2021] No. 12, Announcement [2022] No. 3, Announcement [2023] No. 6), enterprises that meet the criteria of annual taxable income not exceeding RMB3 million, no more than 300 employees, and total assets not exceeding RMB50 million are classified as “small and low profit enterprises.” Qualified entities would benefit from a preferential EIT rate of 20%.

As of the date of this prospectus, five of our PRC Operating Entities, RUI Beijing, RUI Shanghai, RUI Wuxi, RUI Catering, and Ruimu Boshi, qualify as small and low profit enterprises, and are entitled to a 20% enterprise income tax rate rather than the 25% uniform statutory tax rate imposed on RUI Facility Management.

Value-Added Tax

According to the Temporary Regulations on Value-added Tax, which was promulgated by the State Council on December 13, 1993 and most recently amended on November 19, 2017, and the Detailed Implementing Rules of the Temporary Regulations on Value-added Tax, which was promulgated by the MOF on December 25, 1993 and amended on October 28, 2011, with the latest amendment effective on November 1, 2011, all taxpayers selling goods, providing processing, repairing, or replacement services, or importing goods within the PRC shall pay value-added tax (the “VAT”). The tax rate of 17% shall be levied on general taxpayers selling or importing various goods and providing processing, repairing, or replacement service. The applicable rate for the export of goods and cross-border sale of services and intangible assets by domestic organizations and individuals within the scope stipulated by the State Council shall be nil, unless otherwise stipulated. On April 4, 2018, the MOF and the SAT jointly issued the Notice of Adjustment of Value-added Tax Rates which declared that the VAT rate in regard to the sale of goods, provision of processing, repairing, and replacement services, and importation of goods into China shall be reduced from the previous 17% to 16% from May 1, 2018. According to the People’s Republic of China Value-Added Tax Regulations (“PRC VAT Regulations”), the VAT rate for the sale of services and the sale of intangible properties is 6% unless otherwise specified.

On December 25, 2024, the Thirteenth Meeting of the Standing Committee of the Fourteenth National People’s Congress adopted the VAT Law of the PRC (which will come into effect on January 1, 2026), replacing the existing provisional regulations on VAT. In terms of tax rates, the new law maintains the existing rates of 13%, 9%, and 6%. It also zero-rates exports of certain goods and services. A simplified method of calculating and paying VAT will be applied at a rate of 3%.

As of the date of this prospectus, our PRC Operating Entities are subjected to value-added tax at rates of 13%, 9%, and 6% for the sale of goods and services.

Regulations on Foreign Exchange

Foreign Currency Exchange

Pursuant to the Foreign Currency Administration Rules, as amended, and various regulations issued by the State Administration of Foreign Exchange (“SAFE”) and other relevant PRC government authorities, Renminbi is freely convertible with respect to the current account items, such as trade-related receipts and payments, interest, and dividends. Capital account items, such as direct equity investments, loans, and repatriation of investment, unless expressly exempted by laws and regulations, still require prior approval from the SAFE or its provincial branch for the conversion of Renminbi into a foreign currency, such as U.S. dollars, and the remittance of the foreign currency outside of the PRC. Payments for transactions that take place within the PRC must be made in Renminbi. Foreign currency revenue received by PRC companies may be repatriated into China or retained outside of China in accordance with the requirements and terms specified by the SAFE. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaged in the settlement and sale of foreign exchange pursuant to relevant the SAFE rules and regulations. For foreign exchange proceeds from the capital accounts, approval from the SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in the settlement and sale of foreign exchange.

Pursuant to the Circular of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, or the SAFE Circular 59, promulgated by the SAFE on November 19, 2012, which became effective on December 17, 2012, amended on May 4, 2015 and October 10, 2018, and partially abolished on December 30, 2019, approval is not required for opening a foreign exchange account and depositing foreign currency into the accounts relating to the direct investments. The SAFE Circular 59 also simplifies foreign exchange-related registration required for foreign investors to acquire the equity interests of PRC companies and further improves the administration of foreign exchange settlement for foreign-invested enterprises (the “FIEs”).

On February 13, 2015, the SAFE promulgated the Circular on Further Simplifying and Improving Policies for Foreign Exchange Administration for Direct Investment (“SAFE Circular 13”), effective on June 1, 2015and partially abolished on December 30, 2019, which cancels the administrative approvals of foreign exchange registration of direct domestic and overseas investments. In addition, the SAFE Circular 13 simplifies the procedure of foreign exchange-related registration, under which investors shall register with banks for direct domestic investment and direct overseas investment.

On March 30, 2015, the SAFE promulgated the Circular of the State Administration of Foreign Exchange Concerning Reform of the Administrative Approaches to Settlement of Foreign Exchange Capital of Foreign-invested Enterprises (“SAFE Circular 19”), which came into effect on June 1, 2015 and was partially repealed on December 30, 2019. According to the SAFE Circular 19, the foreign exchange capital in the capital account of the FIEs, meaning the monetary contribution confirmed by the foreign exchange authorities or the monetary contribution registered for account entry through banks, shall be granted the benefit of discretional foreign exchange settlement (the “DFES”). With DFES, foreign capital in the capital account of a foreign-invested enterprise for which the rights and interests of monetary contribution have been confirmed by the local foreign exchange bureau, or for which book-entry registration of monetary contribution has been completed by the banks, can be settled by the banks based on the actual operational needs of the foreign-invested enterprise. The allowed DFES percentage of the foreign exchange capital of a foreign-invested enterprise has been temporarily set to 100%. The Renminbi converted from the foreign exchange capital will be kept in a designated account and if a foreign-invested enterprise needs to make further payment from such account, it still needs to provide supporting documents and go through the review process with the banks. The SAFE Circular 19 allows all FIEs established in China to use their foreign exchange capitals to make equity investments and prohibits the FIEs from, among other things, using Renminbi funds converted from their foreign exchange capitals for expenditure beyond its business scope and providing entrusted loans or repaying loans between non-financial enterprises.

The SAFE issued the Circular of the State Administration of Foreign Exchange Concerning Reform and Specifying of Policies for the Administration of Foreign Exchange Settlement under Capital Accounts (“SAFE Circular 16”), on June 9, 2016, which became effective on the same date. Pursuant to the SAFE Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to Renminbi on a discretionary basis. The SAFE Circular 16 provides an integrated standard for the conversion of foreign exchange under capital account items (including foreign currency capital and foreign debts) on a discretionary basis which applies to all enterprises registered in the PRC. The SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, and such converted Renminbi shall not be provided as loans to its non-affiliated entities.

On April 10, 2020, the SAFE issued the Notice of the SAFE on Optimizing Foreign Exchange Administration to Support the Development of Foreign-related Business, or the SAFE Circular 8. The SAFE Circular 8 provides that under the condition that the use of the funds is genuine and compliant with current administrative provisions on the use of income relating to capital accounts, enterprises are allowed to use income under capital accounts such as capital funds, foreign debts, and overseas listings for domestic payment, without submission to the bank prior to each transaction of materials evidencing the veracity of such payment. The bank in charge shall review and examine the transactions after their completion through spot checks in accordance with the relevant requirements.

As of the date of this prospectus, our PRC Operating Entities are in compliance with the regulations related to foreign exchange.

Dividend Distribution

The principal laws and regulations regulating the dividend distribution of dividends by the FIEs in the PRC include the Company Law of the PRC, as recently amended in 2023, and the Foreign Investment Law promulgated by the SCNPC on March 15, 2019 and became effective on January 1, 2020.

Wholly foreign-owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, these FIEs may not pay dividends unless they set aside at least 10% of their respective accumulated profits after tax each year, if any, to fund certain reserve funds, until such time as the accumulative amount of such fund reaches 50% of the enterprise’s registered capital. These reserves are not distributable as cash dividends. A PRC company shall not distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, these companies may also allocate a portion of their after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion.

As of the date of this prospectus, our PRC Operating Entities are in compliance with the regulations related to dividend distribution.

Regulations Relating to Foreign Exchange Registration of Overseas Investment by PRC Residents

The Circular on Relevant Issues Concerning Foreign Exchange Administration for Overseas Investment and Financing and Return Investment by Domestic Residents via Special Purpose Vehicles (“SAFE Circular 37”), issued by the SAFE and effective on July 4, 2014, regulates foreign exchange matters in relation to the use of special purpose vehicles (the “SPVs”) by PRC residents or entities to seek offshore investment and financing and conduct round-trip investment in China. Under the SAFE Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investments, using legitimate domestic or offshore assets or interests, and “round-trip investment” refers to the direct investment in China by PRC residents or entities through SPVs, namely, establishing the FIEs to obtain the ownership, control rights, and management rights. The SAFE Circular 37 requires that, before establishing, controlling, and making contributions into a SPV, PRC residents or entities are required to complete foreign exchange registration with the SAFE or its local branches.

PRC residents or entities who have contributed legitimate domestic or offshore interests or assets to SPVs but have yet to obtain the SAFE registration before the implementation of the SAFE Circular 37 shall register their ownership interests or control in such SPVs with SAFE or its local branches. An amendment to the registration is required if there is a material change in the registered SPV, such as any change of basic information (including change of such PRC resident’s name and operation duration), increase or decrease in the investment amounts, transfers or exchanges of shares, or mergers or divisions. Failure to comply with the registration procedures set forth in the SAFE Circular 37, or making misrepresentation on or failure to disclose controllers of a foreign-invested enterprise that is established through round-trip investment, may result in restrictions on the foreign exchange activities of the relevant FIEs, including payment of dividends and other distributions, such as proceeds from any reduction in registered capital, share transfer, or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations. On February 13, 2015, the SAFE further promulgated the Circular on Further Simplifying and Improving Policies for Foreign Exchange Administration for Direct Investment (“SAFE Circular 13”), which took effect on June 1, 2015. The SAFE Circular 13 amended the SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than the SAFE or its local branches in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

Regulations Relating to Foreign Investment

The Foreign Investment Law

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which took effect on January 1, 2020. The Foreign Investment Law establishes the basic framework for the access to, and the promotion, protection, and administration of foreign investments in view of investment protection and fair competition.

According to the Foreign Investment Law, “foreign investment” refers to investment activities directly or indirectly conducted by one or more natural persons, business entities, or otherwise organizations of a foreign country (collectively referred to as “foreign investors”) within China. Investment activities include: (i) a foreign investor, individually or collectively with other investors, establishing a foreign-invested enterprise within China; (ii) a foreign investor acquiring stock shares, equity shares, shares in assets, or other similar rights and interests of an enterprise within China; (iii) a foreign investor, individually or collectively with other investors, investing in a new project within China; and (iv) other forms of investments as provided by laws, administrative regulations, or the decisions of the State Council.

According to the Foreign Investment Law, the State Council will publish, or approve to publish, the negative list for special administrative measures concerning foreign investment (the “Negative List”). The Foreign Investment Law grants national treatment to foreign-invested enterprises, except for those foreign-invested enterprises that operate in industries deemed to be either “restricted” or “prohibited” in the Negative List. The Foreign Investment Law provides that foreign-invested enterprises operating in foreign-restricted industries will require market entry clearance and other approvals from the relevant PRC governmental authorities. If a foreign investor is found to have invested in any prohibited industry in the Negative List, such foreign investor may be required to, among other sanctions, cease its investment activities, dispose of its equity interests or assets within a prescribed time limit, and have its income confiscated. If the investment activity of a foreign investor is in violation of any special administrative measure for restricted access provided for in the Negative List, the competent authority shall order the foreign investor to make corrections and take necessary steps to meet the requirements of the special administrative measure for restrictive access.

On December 26, 2019, the State Council issued the Implementation Regulations for the Foreign Investment Law of the PRC, or the Implementation Rules, which came into effect on January 1, 2020. According to the Implementation Rules, in the event of any discrepancy between the Foreign Investment Law, the Implementation Rules, and the relevant provisions on foreign investment promulgated prior to January 1, 2020, the Foreign Investment Law and the Implementation Rules shall prevail. The Implementation Rules also state that foreign investors that invest in sectors on the Negative List in which foreign investment is restricted shall comply with the special management measures with respect to, among others, shareholding and senior management personnel qualification in the Negative List.

On December 30, 2019, the MOFCOM and the State Administration for Industry and Commerce (the “SAMR”) jointly promulgated the Measures for Reporting of Foreign Investment Information, or the Foreign Investment Reporting Measures, which came into effect on January 1, 2020. The Foreign Investment Reporting Measures establish an online reporting system for foreign investment. Pursuant to the Foreign Investment Reporting Measures, for foreign investment carried out directly or indirectly within mainland China, foreign investors or foreign-invested enterprises shall submit investment information for establishment, modifications, and dissolution of, and annual reports of the FIEs online. Meanwhile, the PRC establishes the foreign investment security review system under which a security review shall be conducted on foreign investments affecting or likely to affect the national security, and a decision legally made on security review will be considered as final.

In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that a foreign investor may freely transfer into or out of China, in Renminbi or a foreign currency, its contributions, profits, capital gains, income from disposition of assets, royalties of intellectual property rights, indemnity or compensation lawfully acquired, and income from liquidation, among others, received within China. Local governments shall abide by their commitments to the foreign investors, and governments at all levels and their departments shall enact local normative documents concerning foreign investment in compliance with laws and regulations and shall not impair legitimate rights and interests of foreign investors or the FIEs, impose additional obligations onto the FIEs, set market access restrictions and exit conditions, or intervene with the normal production and operation activities of the FIEs. If there is a need to change policy commitments or contract agreements due to national interests or public interests, it should be done according to statutory authority and procedures. Compensation should be provided to foreign investors or the FIEs for any losses incurred as a result.

On December 19, 2020, the NDRC and the MOFCOM promulgated Measures for Security Review of Foreign Investment, with an effective date of January 18, 2021. The foreign investment security review mechanism (the “Security Review Mechanism”) in charge of organization, coordination, and guidance of foreign investment security review is thereunder established. A working mechanism office shall be established under the NDRC and led by the NDRC and the MOFCOM to undertake routine work on the security review of foreign investment. According to the Security Review Mechanism, where foreign investment activities fall within the scope such as important cultural products and services, important information technologies and Internet products and services, important financial services, key technologies, and other important fields that concern national security, and involve the acquisition of actual control over the invested enterprises, a foreign investor or a party concerned in the PRC shall take the initiative to make a declaration to the working mechanism office prior to making the investment.

The Guidance Catalog of Industries for Foreign Investment

On October 26, 2022, the NDRC and the MOFCOM promulgated the Encouragement Catalog (2022 Edition), which became effective on January 1, 2023. On September 6, 2024, the NDRC and the MOFCOM promulgated the Negative List (2024 Edition), which became effective on November 1, 2024. The Negative List stipulates the encouraged, prohibited, and restricted industries for foreign investment. The Encouragement Catalog specifies the industries in which foreign investment is encouraged. If the investment falls within the “encouraged” category, foreign investment can be conducted through the establishment of a wholly foreign-owned enterprise. If the investment falls within the “restricted” category, foreign investment may be conducted through the establishment of a wholly foreign-owned enterprise if certain requirements are met, or in some cases, such foreign investment must be completed through the establishment of a joint venture enterprise, with varying minimum shareholdings for the Chinese party, depending on the particular industry. If the investment falls within the “prohibited” category, foreign investment of any kind is not allowed. Any investment that occurs within an industry not falling into any of these categories is classified as a permitted industry for foreign investment unless otherwise specifically restricted by other PRC rules and regulations.

RUI Shanghai and RUI Beijing, our wholly foreign owned subsidiaries, as foreign invested entities, and RUI Singapore, as a foreign investor, are required to comply with the information reporting requirements under the Foreign Investment Law, the Implementing Rules, and the Information Reporting Measures for Foreign Investment and are currently in full compliance.

Regulations Relating to Information Security and Privacy Protection

Regulations on Information Security

Pursuant to the Decision on the Maintenance of Internet Security issued by the SCNPC on December 28, 2000, which was amended on August 27, 2009, a person may be subject to criminal liabilities for any attempt to: (i) improperly access to a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; (v) infringe upon intellectual property rights or damage business credit or reputation of others; (vi) intentionally make or spread computer viruses or other destructive programs, or attack computer systems and communication networks which lead to damages to such systems and networks; (vii) carry out theft, fraud, or racketeering through internet; and (viii) other activities prohibited by relevant laws and regulations.

The Administration Measures on the Security Protection of Computer Information Network with International Connections, issued by the Ministry of Public Security of the PRC, or MPS, on December 16, 1997, and amended by the State Council on January 8, 2011, prohibits using the Internet in ways that result in a leak of state secrets or a spread of socially destabilizing content. The MPS has supervision and inspection powers and relevant local security bureaus may also have jurisdiction.

On November 7, 2016, the SCNPC promulgated the Cyber Security Law of the PRC, or the Cyber Security Law, which took effect on June 1, 2017, pursuant to which, network operators must comply with laws and regulations and fulfil their obligations to safeguard security of the network when conducting business and providing services. Those who provide services through networks must take technical measures and other necessary measures pursuant to laws, regulations, and compulsory national requirements to safeguard the safe and stable operation of the networks, respond to network security incidents effectively, prevent illegal and criminal activities, and maintain the integrity, confidentiality, and usability of network data. It also states that network operator may not collect personal information that is irrelevant to the services it provides or collect or use the personal information in violation of the provisions of laws or agreements between both parties. Under the Cyber Security Law, network operators are subject to various security protection-related obligations, including:

●	complying with security protection obligations in accordance with tiered requirements with respect to maintenance of the security of Internet systems, which include formulating internal security management rules and developing manuals, appointing personnel who will be responsible for Internet security, adopting technical measures to prevent computer viruses and activities that threaten Internet security, adopting technical measures to monitor and record status of network operations, holding Internet security training events, retaining user logs for at least six months, and adopting measures such as data classification, key data backup, and encryption for the purpose of securing networks from interference, vandalism, or unauthorized visits, and preventing network data from leakage, theft, or tampering;

●	verifying users’ identities before signing agreements or providing services such as network access, domain name registration, landline telephone or mobile phone access, information publishing, or real-time communication services;

●	clearly indicating the purposes, methods, and scope of the information collection, the use of information collection, and obtaining the consent of those from whom the information is collected when collecting or using personal information;

●	strictly preserving the privacy of user information, and establishing and maintaining systems to protect user privacy; and

●	strengthening management of information published by users. When the network operators discover information prohibited by laws and regulations from publication or dissemination, they shall immediately stop dissemination of that information, including taking measures such as deleting the information, preventing the information from spreading, saving relevant records, and reporting to the relevant governmental agencies.

On November 15, 2018, the CAC issued the Provisions on Security Assessment of the Internet Information Services with Public Opinion Attributes or Social Mobilization Capacity, which came into effect on November 30, 2018. The provisions require Internet information providers to conduct security assessments on their Internet information services if their services include forums, blogs, microblogs, chat rooms, communication groups, public accounts, short-form videos, online live-streaming, information sharing, mini programs, or other functions that provide channels for the public to express opinions or have the capability of mobilizing the public to engage in specific activities. Internet information providers must conduct self-assessment on, among other things, the legality of new technology involved in the services and the effectiveness of security risk prevention measures, and file the assessment report with the local competent cyberspace administration authority and public security authority.

On July 1, 2015, the SCNPC promulgated the new National Security Law, which took effect on the same date. According to the National Security Law, the state shall ensure that the information system and data in important areas are secure and controllable. In addition, according to the National Security Law, the state shall establish national security review and supervision institutions and mechanisms, and conduct national security reviews of key technologies and information technology products and services that affect or may affect national security. There are uncertainties on how the new National Security Law will be implemented in practice.

Pursuant to the Ninth Amendment to the Criminal Law issued by the SCNPC on August 29, 2015, which took effect on November 1, 2015, any Internet service provider that fails to fulfill the obligations related to Internet information security administration as required by the applicable laws and refuses rectification as ordered by relevant authorities is subject to criminal liability for (i) any dissemination of illegal information in large scale; (ii) causing any severe effect due to the unauthorized disclosure of the client’s information; (iii) incurring any serious loss of criminal evidence; or (iv) other severe situation. This amendment also states that any individual or entity that (i) sells or provides personal information to others that violates applicable law, or (ii) steals or illegally obtains any personal information, is subject to criminal penalty for severe violations. Pursuant to the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues Concerning the Application of Law in Handling Criminal Cases Involving Crimes of Illegally Using an Information Network or Providing Aid for Criminal Activities in Relation to Information Network, the term “severe effect due to the unauthorized disclosure of the client’s information” refers to: (i) causing the disclosure of at least 500 pieces of information, including location data, communication content, credit information, and property information; (ii) causing the disclosure of at least 5,000 pieces of other sensitive user information, such as accommodation details, communication records, health and physiological data, transaction information, or other data that could impact personal or property safety; (iii) causing the dissemination of at least 50,000 pieces of user information not included in the above categories (i) and (ii); (iv) causing the dissemination of user information that does not meet the thresholds of the above categories (i), (ii), or (iii) but, when proportionally adjusted, meets the relevant quantity standards in total; (v) resulting in death, serious injury, mental disorders, kidnapping, or other severe outcomes; (vi) causing significant economic losses; (vii) creating major disruptions to social order; or (viii) leading to other severe consequences.

On June 10, 2021, the SCNPC published the PRC Data Security Law (the “Data Security Law”), which took effect on September 1, 2021. The Data Security Law requires data processing, which includes the collection, storage, use, processing, transmission, provision, and publication of data, to be conducted in a legitimate and proper manner. The Data Security Law provides for data security and privacy obligations on entities and individuals carrying out data processing activities. The Data Security Law also introduces a data classification and hierarchical protection system based on the data’s economic and social importance, and the degree of harm it may cause to national security, public interests, or legitimate rights and interests of individuals or organizations if such data are tampered with, destroyed, leaked, illegally acquired, or illegally used. The appropriate level of protection measures is required to be taken for each respective category of data. For example, a processor of important data is required to designate the personnel and the management body responsible for data security, carry out risk assessments of its data processing activities, and file the risk assessment reports with the competent authorities. State core data, namely, data pertaining to national security, national economy, essential aspects of people’s livelihoods, and significant public interest, shall be subject to a more rigorous management system. Moreover, the Data Security Law provides a national security review procedure for those data processing activities that affect or may affect national security and imposes export restrictions on certain data and information. In addition, the Data Security Law also provides that no organization or individual within the territory of the PRC may provide any foreign judicial body or law enforcement body with any data stored within the territory of the PRC without the approval of the competent PRC governmental authorities.

On August 17, 2021, the State Council promulgated the Regulations on Security Protection of Critical Information Infrastructure, which became effective on September 1, 2021. Pursuant to these regulations, critical information infrastructure refers to any important network facilities and information systems of an important industry and field, such as public communication and information service, energy, transport, water conservation, finance, public services, e-government affairs (meaning the government services adopting applications of digital technologies and online platforms), national defense-related science and technology industry, and other industries and fields where an instance of damage, function loss, or data leakage may seriously endanger national security, people’s livelihood, and public interest. In addition, relevant administration departments of each important industry and field are responsible for formulating eligibility criteria and determining the critical information infrastructure in the respective industry or field. The operators will be informed about the final determination as to whether they are categorized as Critical Information Infrastructure Operators (“CIIOs”).

On December 28, 2021, the CAC and other twelve PRC regulatory authorities jointly revised and promulgated the Cybersecurity Review Measures, which came into effect on February 15, 2022. The Cybersecurity Review Measures require that CIIOs that purchase network products and services shall anticipate the potential national security risk of products and services after they commence their operations. If such products and services affect or may affect national security, a cybersecurity review shall be reported to the Cybersecurity Review Office. Further, it is required that any online platform operators with more than one million users’ personal information data shall apply for a mandatory cybersecurity review with the Cybersecurity Review Office prior to its listing in a foreign country.

On July 7, 2022, the CAC promulgated the Data Outbound Transfer Security Assessment Measures (the “Security Assessment Measures”), which became effective on September 1, 2022. The Security Assessment Measures provide that, among others, data processors shall apply to competent authorities for security assessment when (1) the data processors transferring important data abroad; (2) a CIIO and personal information processor that has processed personal information of more than one million people, transferring personal information abroad; (3) a data processor who has provided personal information of 100,000 individuals or sensitive personal information of 10,000 individuals to overseas recipients, in each case as calculated cumulatively, since January 1 of the last year, and (4) other circumstances where the security assessment of data cross-border transfer is required as prescribed by the CAC.

On September 24, 2024, the State Council promulgated the Regulations on the Network Data Security Administration (the “Security Administration Regulations”) which came into effect on January 1, 2025. According to the regulations, network data processing activities refer to the collection, storage, use, processing, transmission, provision, disclosure, deletion, and other activities of network data. A network data processor refers to an individual or organization that independently determines the purpose and method of processing in network data processing activities. Article 13 of the regulations stipulates that network data processors engaging in data processing activities that affect or may affect national security shall undergo a national security review in accordance with relevant national regulations. Security Administration Regulations further stipulates that if it is indeed necessary to provide important data collected or generated within the PRC to overseas entities, a data export security assessment organized by the national cyberspace administration must be conducted.

As of the date of this prospectus, the PRC Operating Entities do not engage in any business related to critical information infrastructure as defined by the Regulations on Protection of Critical Information Infrastructure. Additionally, no government authority from any key industry or sector has notified the PRC Operating Entities that any one of them has been categorized as a CIIO, nor do we or our PRC Operating Entities possess personal information data of over one million users. Therefore, we or the PRC Operating Entities are currently not subject to any cybersecurity review.

Regulations on Privacy Protection

On December 13, 2005, the MPS issued the Regulations on Technological Measures for Internet Security Protection, or the Internet Protection Measures, which took effect on March 1, 2006, requiring Internet service providers to (i) utilize standard technical measures for Internet security protection; (ii) keep records of certain information about their users (including user registration information, log-in and log-out time, Internet protocol address, content and time of posts) for at least 60 days; and (iii) submit the above information as required by laws and regulations.

Under the Several Provisions on Regulating the Market Order of Internet Information Services issued by the MIIT on December 29, 2011, which took effect on March 15, 2012, Internet Content Providers (“ICPs”) are also prohibited from collecting any personal user information or providing any information to the third parties without the consent of the users. The Cyber Security Law provides an exception to the consent requirement where the information is anonymous, not personally identifiable, and unrecoverable. ICPs must expressly inform the users of the method, content, and purpose of the collection and processing of the personal information of the users, and may only collect information necessary for their services. ICPs are also required to properly maintain the personal information of the users, and in case of any leak or likely leak of the personal information of the users, ICPs must take remedial measures immediately and report any material leak to the telecommunications regulatory authority.

In addition, the Decision on Strengthening Network Information Protection, issued by the SCNPC on December 28, 2012, emphasizes the need to protect electronic information that contains individual identification information and other private data. The decision requires ICPs to expressly inform their users of the Internet service providers’ collection and use of users’ personal information, establish and publish policies regarding the purpose, manner, and scope of collection and use of personal electronic information, collect and use users’ personal information only with the consent of the users and only within the scope of such consent, and take necessary measures to ensure the security of the information and to prevent leakage, damage, or loss. The decision also mandates that Internet service providers and their employees must keep strictly confidential the personal information that they collect.

Furthermore, MIIT’s Order on Protection of Personal Information of Telecommunications and Internet Users, or the Order, which was issued on July 16, 2013 and took effect on September 1, 2013, contains detailed requirements on the use and collection of personal information as well as the security measures to be taken by ICPs. Most of the requirements under the Order that are relevant to Internet service providers are consistent with the requirements already established under the MIIT provisions discussed above, except that under the Order the requirements are stricter and have a wider scope. If an Internet service provider wishes to collect or use personal information, it may do so only if such collection is necessary for the services it provides. Further, the Internet service provider must disclose to its users the purpose, method, and scope of any such collection or use, and must obtain consent from the users whose information is being collected or used. Internet service providers are also required to establish and publish their protocols relating to personal information collection or use, keep any collected information strictly confidential, and take technological and other measures to maintain the security of such information. Internet service providers are also required to cease any collection or use of the user personal information, and de-register the relevant user account, when a given user stops using the relevant Internet service. Internet service providers are further prohibited from divulging, distorting, or destroying any such personal information, or selling or providing such information unlawfully to other parties. The Order states, that violators may face warnings, fines, and disclosure to the public and, in the most severe cases, criminal liability.

On January 5, 2015, the SAMR promulgated the Measures on Punishment for Infringement of Consumer Rights, which were amended on October 23, 2020, pursuant to which business operators collecting and using personal information of consumers must comply with the principles of legitimacy, propriety, and necessity, specify the purpose, method, and scope of collection and use of the information, and obtain the consent of the consumers whose personal information is to be collected. Business operators may not (i) collect or use personal information of their consumers without their consents, (ii) unlawfully divulge, sell, or provide personal information of their consumers to others, or (iii) send commercial information to their consumers without their consents or requests, or when consumers have explicitly declined to receive such information.

In addition, the Civil Code of the PRC, which was issued by the National People’s Congress on May 28, 2020 and took effect on January 1, 2021, requires the personal information of individuals to be protected. Any organizations or individuals seeking to collect the personal information of others shall obtain such information legally and ensure the security of such information, and shall not illegally collect, use, process, or transmit such personal information, or illegally buy, sell, provide, or publish such personal information.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law, which took effect on November 1, 2021. The Personal Information Protection Law enhances the protection requirements for processing personal information, and specifies the rules for processing “sensitive personal information,” which refers to personal information that, once leaked or illegally used, may easily cause harm to the dignity of natural persons or cause harm to the safety of people or property, including information on biometric characteristics, financial accounts, individual location tracking, and others, as well as personal information of minors under the age of 14. Personal information processors shall bear responsibility for their personal information processing activities, and adopt the necessary measures to safeguard the security of the personal information they process. Otherwise, the personal information processors will be subject to correction of their operations, suspension, or termination of the provision of their services, confiscation of illegal income, fines, or other penalties.

As of the date of this prospectus, our PRC Operating Entities are in compliance with the regulations on privacy protection, and are not aware of any warning, investigations, prosecutions, disputes, claims, or other proceedings in respect of related regulations, nor have we been punished or can foresee any punishment to be made by any government authorities of China.

Regulations Related to Mergers and Acquisitions and Overseas Listings

On August 8, 2006, six PRC governmental and regulatory agencies, including the MOFCOM and the CSRC promulgated the Mergers and Acquisitions Rules (the “M&A Rules”), governing the mergers and acquisitions of domestic enterprises by foreign investors, which became effective on September 8, 2006 and were amended on June 22, 2009. Pursuant to the M&A Rules, offshore SPVs that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, are required to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC under the M&A Rules for the approval of the quotation and trading of our Class A Ordinary Shares on OTCQB because we established our PRC subsidiary by means of direct investment and not through a merger or acquisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rules. However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules, regulations, or detailed implementations and interpretations in any form relating to the M&A Rules.

In addition, the Trial Measures came into effect on March 31, 2023. Pursuant to the Trial Measures, an indirect overseas offering and listing by a domestic company shall be identified from two perspectives: (i) in the most recent accounting year, the total assets, net assets, revenue, or profits of the domestic operating entities of the issuer should account for more than 50% of the corresponding figures in the issuer’s audited consolidated financial statements for the same period, and (ii) the issuer’s major operational activities should be conducted in China, its main places of business should be located in China, and the senior managers responsible for the issuer’s operation and management should predominantly be Chinese citizens or reside in China. Where a PRC domestic company seeks to indirectly offer and list its securities in overseas markets, the company shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC within three business days. The Trial Measures also lay out requirements for the reporting of material events. Violations of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, will result in legal liabilities, including fines ranging from RMB1.0 million (approximately US$140,000) to RMB10.0 million (approximately US$1.4 million). The Trial Measures also raise the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the securities market integrity archives.

We will not be required to complete the filing procedure for this offering with the CSRC since (i) our PRC Subsidiaries contributed only a minority portion of our consolidated operating revenue, total profit, total assets and consolidated net assets for the most recent fiscal year; (ii) our core business functions and management activities are primarily conducted outside of the PRC; and (iii) the majority of the members of our board of directors and senior management in charge of our business operations or management are neither citizens nor habitual residents of the PRC.

MANAGEMENT

Set forth below is information concerning our directors, director appointees, and executive officers.

The following individuals are our executive management and members of the board of directors.

Name	Age	Position(s)
Peng Yu	37	Chief Executive Officer and Director
Xiang Chen	39	Chief Financial Officer and Director
Lim Choon San	59	Chief Operating Officer and Director
Ooi Kok Ling	58	Chief Marketing Officer and Director
Manli Zhang Robinson	57	Chief Compliance Officer and Director

The following is a brief biography of each of our executive officers and directors:

Mr. Peng Yu has served as our chief executive officer and director since November 2025. He is responsible for the Company’s daily operations and business development in the Middle East. Since October 2024, Mr. Yu has served as a general manager at Aish Alnas, where he oversees the company’s business operations and leads business development efforts in the Middle East. From July 2023 to September 2024, Mr. Yu served as the procurement director at Shanghai Kuangshi Chuansheng Media Technology Group Co., Ltd., a company specializing in end-to-end engineers, data-driven media ecosystems that fuse AI content generation, immersive virtual production, and cross-channel digital marketing to help brands orchestrate high-impact storytelling, where he oversaw the procurement department. From November 2021 to July 2023, Mr. Yu served as the deputy procurement director at Hangzhou Youxing Technology Co., Ltd., a company operates a zero-emission, chauffeur-grade ride-hailing network that integrates a proprietary fleet of connected electronic vehicles, smart-energy charging infrastructure and AI dispatching, where he was responsible for establishing the company’s strategic-sourcing framework. From June 2020 to October 2021, he served as the global procurement manager at Beijing ByteDance Technology Co., Ltd., which is a global portfolio of AI-curated content apps, headlined by TikTok and Douyin, that algorithmically match short-form video, live commerce, gaming and news to billions of users, where he managed global procurement operations. From June 2017 to June 2020, Mr. Yu served as an indirect procurement manager at Nanjing Byton Automobile Technology Co., Ltd., a company specializing in the design and production of the premium smart-electric SUV M-Byte, where he was responsible for leading end-to-end sourcing for non-production spend, managing contract negotiations, and overseeing supplier performance dashboards and cost-down programs. From August 2013 to June 2017, Mr. Yu served as a safety and fire protection engineer at Ford Motor Engineering Research (Nanjing) Co., Ltd, a R&D and validation center for Ford’s global and China-market models, where he was responsible for developing and enforcing fire-protection standards for laboratories, conducting fire-risk assessments, performing safety acceptance inspections and organizing emergency drills. Mr. Yu obtained his bachelor’s degree in marketing from Anhui Normal University in 2012. We believe that Mr. Yu is well qualified to serve as our chief executive officer and director due to his extensive experience in procurement operations and corporate governance.

Mr. Xiang Chen has served as our director since February 2025 and chief financial officer since November 2025. He is responsible for corporate strategic planning and key international partnership negotiations. Since August 2020, Mr. Chen has served as the chief executive officer of RUI Facility Management, where he is responsible for business development and partner negotiations. From January 2012 to July 2020, Mr. Chen served as the chief executive officer at Jiangsu SKY Facilities Management Co., Ltd., an integrated-facility-services provider offering outsourcing solutions for cleaning, security, maintenance and energy management, where he oversaw all operational and financial functions. Mr. Chen obtained an associate degree in tourism management from Shanghai Open University in 2020. We believe Mr. Chen is well qualified to serve as our chief financial officer and director due to his extensive experience in financial management and corporate governance.

Mr. Lim Choon San has served as our chief operating officer and director since November 2025 and is responsible for overseeing our end-to-end FM and logistics operations, scaling service networks, standardizing operating procedures, and leading real-time data analytics initiatives to support predictive maintenance and rapid response capabilities. Since June 2024, Mr. Lim has served as a consultant at Zhonghui Middle East W.L.L, a company specializing in high-end commercial and residential interior fit-out packages in the Middle East, where he has been responsible for promoting the company’s services and brand in the region and overseeing the establishment of its Bahrain operations. Mr. Lim’s consulting work is not full-time and is conducted on a project-based, ad-hoc basis. His consulting role provides flexible hours and remote working arrangements, allowing him to adjust his schedule as needed. As a result, he is able to dedicate the necessary time and attention to fulfill his responsibilities as COO and director of the Company. From February 2020 to May 2024, Mr. Lim served as a consultant at Designscape Pte. Ltd., an architectural design and space-planning consultancy focused on commercial, office and hospitality projects, where he was responsible for promoting the company’s services and brand to the Middle East through online and virtual channels. From May 2015 to January 2020, Mr. Lim served as a general manager at Dezign Format Pte Ltd, a Singapore-based interior fit-out turnkey contractor providing design-procure-build solutions primarily to the Middle East, where he oversaw the company’s expansion into the region and managed its Bahrain office operations. From April 2013 to August 2014, Mr. Lim served as a regional business development director at Wintier Technologies Ptd Ltd, a company provides systems and network integration services to enterprise clients, where he oversaw marketing and brand development initiatives and promoted the company’s IT services to clients in the Middle East. From March 2009 to March 2013, Mr. Lim served as a general manager at Linear Association Design Consultancy, an interior design consultancy firm offering residential and commercial design services, where he oversaw its establishment and daily operations. Mr. Lim obtained his bachelor of laws (honours) from University of Warwick in 2002. We believe that Mr. Lim is well qualified to serve as our chief operating officer and director due to his extensive experience in brand promotion and corporate governance.

Ms. Ooi Kok Ling has served as our chief marketing officer and director since November 2025. Since June 2024, Ms. Ooi has served as a consultant at Zhonghui Middle East W.L.L, a company specializing in high-end commercial and residential interior fit-out packages in the Middle East, where she was responsible for brand promotion in the Middle East and business operation of Bahrain office. Ms. Ooi’s consulting work is part-time in nature and carried out on a project-specific and occasional basis. Her consulting engagements offer substantial scheduling flexibility and can be performed remotely, enabling her to manage her availability effectively. This arrangement allows her to devote the required time and focus to her responsibilities as an officer and director of the Company. From February 2020 to May 2024, she served as a consultant at Designscape Pte. Ltd., an architectural design and space-planning consultancy focused on commercial, office and hospitality projects, where she was responsible for online promotions in the Middle East. From February 2016 to January 2020, Ms. Ooi served as a business development director at Dezign Format Pte Ltd, a Singapore-based interior fit-out turnkey contractor providing design-procure-build solutions primarily in the Middle East, where she oversaw the company’s market expansion and promote the company’s services and brand to clients in the region. From February 2014 to January 2016, Ms. Ooi served as a business development director at Wintier Technologies Pte Ltd, a Singapore-based systems-and-network-integration specialist delivering enterprise IT infrastructure solutions across Southeast Asia and the Middle East, where she directed all marketing and brand-building initiatives. From February 2012 to January 2014, Ms. Ooi served as a business development director at Third Design and Research Institute of Mechanical Industry, an architectural, interior-design and EPC firm serving government and private-sector projects across the Gulf region, where she built a sales pipeline and converted leads into projects for architecture, interior-design and turnkey EPC services. From April 2008 to February 2012, Ms. Ooi served as a business development director at Linear Association Design Consultancy, a boutique interior-design consultancy providing residential and commercial design services in Singapore, where she generated new marketing leads and drove sales to establish an initial client base. Ms. Ooi obtained her general certificate of education from the Singapore Ministry of Education and the University of Cambridge Local Examinations Syndicate in 1989. We believe Ms. Ooi is well qualified to serve as our director due to her extensive experience in business promotion and corporate governance.

Ms. Manli Zhang Robinson has served as our chief compliance officer and director since November 2025. Since April 2022, Ms. Robinson has served as general manager at Beijing Yituotongda Enterprise Management Co., Ltd., a company supplies short-term trade-finance by purchasing and managing domestic receivables on a non-recourse basis, where she focuses on strategic direction and business development. Ms. Robinson, in her role as general manager at Beijing Yituotongda Enterprise Management Co., Ltd., focuses primarily on high-level strategic planning and oversight rather than day-to-day operations. This provides her with the necessary flexibility to undertake professional responsibilities at our company, particularly with respect to compliance matters. From April 2020 to March 2022, she served as legal manager at Beijing Quanyi Internet Network Co., Ltd, a company builds and operates carrier-neutral data-center and high-bandwidth connectivity services for cloud and enterprise customers, where she led the legal department. Ms. Robinson obtained her bachelor’s degree in law from China University of Political Science and Law in 1996 and master of laws from The University of Liverpool in 2000. We believe Ms. Robinson is well qualified to serve as our director due to her extensive experience in legal management and corporate governance.

For additional information, see “Description of Share Capital—Directors.”

Family Relationships

Except for Mr. Lim Choon San and Ms. Ooi Kok Ling being spouses, none of our directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of five directors upon closing of this offering.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our Company, including a duty to act bona fide in the best interests of the Company, a duty not to make a profit based on his or her position as director, a duty not to put himself in a position where the interests of the Company conflict with his or her personal interest or his or her duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. Our directors also owe to our Company a duty to act with skill, care and diligence. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association as may be amended from time to time. Our Company has the right to seek damages if a duty owed by any of our directors is breached.

The functions and powers of our board of directors include, among others:

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of the company and mortgaging the property of the company;

●	declaring dividends and distributions; and

●	convening shareholders’ general meetings and reporting its work to shareholders at such meetings

Terms of Directors and Executive Officers

Each of our directors holds office until he or she is removed from office by the Company by ordinary resolutions or a successor has been duly elected and qualified. All of our executive officers are appointed by and serve at the discretion of our board of directors.

The office of our director shall also be automatically vacated, if he/she: (a) becomes bankrupt or makes any arrangement or composition with his creditors; (b) is found to be or becomes of unsound mind; (c) resigns his/her office by notice in writing to the Company; (d) is removed from office by Ordinary Resolution; (e) is convicted of an arrestable offence; or (f) dies.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Pursuant to employment agreements, the form of which is filed as Exhibit 10.1 to this Registration Statement, we agree to employ each of our executive officers for a one-year term, commencing on November 21, 2025, which will be automatically extended for successive one-year terms unless either party gives the other party a one-month prior written notice to terminate the employment prior to the expiration of the then current term or unless terminated earlier. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice. Each executive officer has agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

We have entered into indemnification agreements with our independent directors. Under these agreements, we agree to indemnify our independent directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director of our company.

Compensation of Directors and Executive Officers

For the fiscal year ended August 31, 2025, we paid an aggregate of $306,560 as compensation to our executive officers and directors. Our executive officers and directors are eligible to participate in share incentive plan or any standard employee benefit plan of the Company that currently exists or may be adopted in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan. We have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers, except that the PRC Subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance, and other statutory benefits and a housing provident fund under PRC laws, and our subsidiaries in the KSA are required to contribute to work-related injury insurance and provide mandate medical insurance coverage for their employees.

Insider Participation Concerning Executive Compensation

Our board of directors has been making all determinations regarding executive officer compensation from the inception of our Company. When our compensation committee is set up, it will be making all determinations regarding executive officer compensation (please see below).

Committees of the Board of Directors

We not establish any committees under the board of directors prior to the closing of this offering.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics, which is filed as Exhibit 99.1 to the registration statement of which this prospectus forms a part and will be applicable to all of our directors, officers, and employees. We will make our code of business conduct and ethics publicly available on our website prior to the initial closing of this offering.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Class A Ordinary Shares offered in this offering for:

●	each of our directors and executive officers who beneficially own our Ordinary Shares; and

●	each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 15,690,000 Class A Ordinary Shares and 18,935,000 Class B Ordinary Shares outstanding as of the date of this prospectus immediately prior to the effectiveness of the registration statement of which this prospectus is a part. Percentage of beneficial ownership of each listed person after this offering is based on 15,990,000 Class A Ordinary Shares outstanding immediately after the completion of this offering.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them. As of the date of the prospectus, we have 11 shareholders of record, ten of whom are located outside the United States and one of whom is located within the United States.

	Class A Ordinary Shares Beneficially Owned Prior to this Offering		Class B Ordinary Shares Beneficially Owned Prior to this Offering		Class A Ordinary Shares Beneficially Owned After this Offering		Class B Ordinary Shares Beneficially Owned After this Offering		Voting Power After this Offering
	Number	%	Number	%	Number	%	Number	%	%
Directors and Executive Officers(1):
Xiang Chen	—	—	4,215,000	22.26%	—	—	4,215,000	22.26%	21.16%
Peng Yu	—	—	4,215,000	22.26%	—	—	4,215,000	22.26%	21.16%
Manli Zhang Robinson	—	—	10,505,000	55.48%	—	—	10,505,000	55.48%	52.74%
Lim Choon San	1,725,000	10.99%	—	—	1,725,000	8.76%	—	—	0.43%
Ooi Kok Ling	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (eight individuals):	1,725,000	10.99%	18,935,000	100%	1,725,000	8.76%	18,935,000	100%	95.49%

5% Shareholders:
Serenity Prime Limited (2)	—	—	10,505,000	55.48%	—	—	10,505,000	55.48%	52.74%
RUI Horizon Holding Ltd. (3)	—	—	4,215,000	22.26%	—	—	4,215,000	22.26%	21.16%
Southenlake Holding Ltd. (4)	—	—	4,215,000	22.26%	—	—	4,215,000	22.26%	21.16%
RIDGEHALL SERVICE PTE.LTD.(5)	3,422,500	21.81%	—	—	3,422,500	17.38%	—	—	0.86%
RUI Unity Co., Ltd.(6)	3,450,000	21.99%	—	—	3,450,000	17.52%	—	—	0.87%
MAIS Holding Limited(7)	1,725,000	10.99%	—	—	1,725,000	8.76%	—	—	0.43%
MMG Holding Ltd.(8)	1,725,000	10.99%	—	—	1,725,000	8.76%	—	—	0.43%
Vexara Dynamics Limited(9)	1,690,000	10.77%	—	—	1,690,000	8.58%	—	—	0.42%
Elyseum Limited(10)	1,697,500	10.82%	—	—	1,697,500	8.62%	—	—	0.43%
Frost Peak Investment Limited(11)	855,000	5.45%	—	—	855,000	4.34%	—	—	0.22%
ZENITH CAPITAL I LP(12)	1,125,000	7.17%	—	—	1,125,000	5.71%	—	—	0.28%

Notes:

(1)	Unless otherwise indicated, the business address of each of the individuals is Plot 2224, Block 6739, Al-Zanbaq Street, King Abdullah Economic City, Makkah Province, KSA 23982.

(2)	Represents 10,505,000 Class B Ordinary Shares indirectly held by Manli Zhang Robinson, our chief compliance officer and director and the 100% beneficial owner of Serenity Prime Limited, as of the date of this prospectus. Serenity Prime Limited is incorporated at Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Virgin Islands.

(3)	Represents 4,215,000 Class B Ordinary Shares indirectly held by Xiang Chen, our chief financial officer and director and the 100% beneficial owner of RUI Horizon Holding Ltd., as of the date of this prospectus. RUI Horizon Holding Ltd. is incorporated with ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(4)	Represents 4,215,000 Class B Ordinary Shares indirectly held by Peng Yu, our chief executive officer and director and the 100% beneficial owner of Southenlake Holding Ltd., as of the date of this prospectus. Southenlake Holding Ltd. is incorporated with ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(5)	Represents 3,422,500 Class A Ordinary Shares indirectly held by Tan Wee Kiat, the 100% beneficial owner of RIDGEHALL SERVICE PTE. LTD., as of the date of this prospectus. RIDGEHALL SERVICE PTE. LTD. is incorporated at 9 Raffles Place, #06-01, Republic Plaza, Singapore.

(6)	Represents 3,450,000 Class A Ordinary Shares held by five shareholders, among which, VIGUAN Co., Ltd. owns 50% of the equity interests in RUI Unity Co., Ltd. and is wholly owned by Erpeng Xia, who owns the voting and investment control over the shares held by RUI Unity Co., Ltd. RUI Unity Co., Ltd. is incorporated at ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, BVI.

(7)	Represents 1,725,000 Class A Ordinary Shares indirectly held by Lim Choon San, our director and the 100% beneficial owner of MAIS HOLDING LIMITED, as of the date of this prospectus. MAIS HOLING LIMITED is incorporated with ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(8)	Represents 1,725,000 Class A Ordinary Shares indirectly held by Zhang Zhenqin, the 100% beneficial owner of MMG Holding Ltd., as of the date of this prospectus. MMG Holding Ltd. is incorporated at Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(9)	Represents 1,690,000 Class A Ordinary Shares indirectly held by Jie Liu, the 100% beneficial owner of Vexara Dynamics Limited., as of the date of this prospectus. Vexara Dynamics Limited is incorporated with ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, BVI.

(10)	Represents 1,697,500 Class A Ordinary Shares indirectly held by Tan Wee Tin, the 100% beneficial owner of Elyseum Limited, as of the date of this prospectus. Elyseum Limited is incorporated with Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, BVI.

(11)	Represents 855,000 Class A Ordinary Shares indirectly held by Zhijiao Zhao, the 100% beneficial owner of Frost Peak Investment Limited, as of the date of this prospectus. Frost Peak Investment Limited is incorporated with Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, BVI.

(12)	Represents 1,125,000 Class A Ordinary Shares indirectly held by Zhiliang Zhou, the 100% beneficial owner of ZENITH CAPITAL I LP, as of the date of this prospectus. ZENITH CAPITAL I LP is incorporated at 8 The Green, STE A, Dover, DE 19901.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

The “related party transactions” are transactions identified in accordance with the rules prescribed under Part I, Item 7.B of Form 20-F.

Material Transactions with Related Parties

1)	The following is a list of related parties which the Company had transactions with:

Name of Related Party	Relationship to the Company
Xiang Chen	Chief Financial Officer, shareholder and director of the Company
Peng Yu	Chief Executive Officer and shareholder of the Company
Ping Wu	Immediate family member of Xiang Chen, and shareholder of the Company
Minzhi Tong	Senior management of the Group and shareholder of the Company
Ruiwuhang (Shanghai) Corporate Management Co., Ltd.	An entity in which Minzhi Tong holds a 24.5% equity interest and serves as the legal representative
Jinshi (Shanghai) Corporate Management Co., Ltd.	An entity in which Minzhi Tong holds a 90% equity interest and serves as the legal representative
Wuxi Baiqun Internet Technology Co., Ltd.	An entity in which Ping Wu holds a 49% equity interest and serves as the legal representative
Shanghai Aobo Technology Co., Ltd.	An entity wholly owned by Ping Wu
Beijing Ruiwuhang Management Consulting Co., Ltd.	An entity collectively controlled by Xiang Chen and Peng Yu; Ping Wu serves as its legal representative
Wuxi Wuyue Drinking Water Co., Ltd. ("Wuxi Wuyue")	An entity in which Xiang Chen holds a 70% equity interest and serves as the legal representative
Wuxi Shenrui Commercial Technology Co., Ltd. ("Wuxi Shenrui")	An entity in which Xiang Chen holds a 70% equity interest and serves as the legal representative
Wuxi Xinzhongxing Human Resources Service Co., Ltd.	An entity in which Wuxi Shenrui, Ping Wu and Xiang Chen hold 90%, 4% and 3% equity interests, respectively; Ping Wu serves as the legal representative
Jiangsu Ruiwuhang Security Services Co., Ltd. ("RUI Security")	An entity wholly owned by Wuxi Shenrui
Jiangsu Ruiwuhang Zhilian Technology Co., Ltd.	An entity 49.5% owned by RUI Security
Wuxi Niuwosi Management Consulting Co., Ltd.	An entity in which Wuxi Shenrui and Xiang Chen hold 60% and 28% equity interests, respectively; Xiang Chen serves as manager
Wuxi Zhitianxin Industrial Service Outsourcing Co., Ltd.	An entity for which Xiang Chen serves as the general manager

2)	Related party transactions

The Company had the following significant related party transactions for the fiscal years ended August 31, 2024 and 2025, the six months ended February 28, 2026 and as of the date of this prospectus:

Sales to a related party

	For the fiscal years ended August 31,		Six months ended February 28,		From March 1, 2026 to the date of the
	2024	2025	2025	2026	prospectus
	USD	USD	USD	USD	USD
Wuxi Xinzhongxing Human Resources Service Co., Ltd. (1)	-	52,218	23,438	4,858	-
Wuxi Niuwosi Management Consulting Co., Ltd. (2)	-	-	-	-	16,148
Total	-	52,218	23,438	4,858	16,148

(1)	The Company provided market research consulting services to Wuxi Xinzhongxing Human Resources Service Co., Ltd.

(2)	The Company provided catering service to Wuxi Niuwosi Management Consulting Co., Ltd.

Purchases from related parties

	For the fiscal years ended August 31,		Six months ended February 28,		From March 1, 2026 to the date of the
	2024	2025	2025	2026	prospectus
	USD	USD	USD	USD	USD
Ruiwuhang (Shanghai) Corporate Management Co., Ltd. (1)	-	19,630	19,648	30,489	39,024
Shanghai Aobo Technology Co., Ltd. (2)		-	9,042	9,050	785-
Wuxi Xinzhongxing Human Resources Service Co., Ltd. (1)	37,972	46,298	22,085	-	-
Jiangsu Ruiwuhang Zhilian Technology Co., Ltd. (1)	-	-	-	6,627	14,456
Wuxi Niuwosi Management Consulting Co., Ltd. (3)	-	-	-	30,621	-
Total	37,972	74,970	50,783	68,522	53,480

(1)	Ruiwuhang (Shanghai) Corporate Management Co., Ltd., Wuxi Xinzhongxing Human Resources Service Co., Ltd. and Jiangsu Ruiwuhang Zhilian Technology Co., Ltd. provided facility management outsourcing services to the Group for its integrated facility management service business.

(2)	Shanghai Aobo Technology Co., Ltd. sold small tools to the Group for its integrated facility management service business.

(3)	Wuxi Niuwosi Management Consulting Co., Ltd. provided labor service to the Group for its software development service business.

Cash advances to related parties

	For the fiscal years ended August 31,		Six months ended February 28,		From March 1, 2026 to the date of the
	2024	2025	2025	2026	prospectus
	USD	USD	USD	USD	USD
Xiang Chen (1)	-	479,136	311,580	-	-
Wuxi Wuyue Drinking Water Co. Ltd. (2)	8,829	-	-	32,197	-
Jiangsu Ruiwuhang Security Services Co. Ltd. (2)	-	-	-	28,382	-
Total	8,829	479,136	311,580	60,579	-

(1)	The cash advances provided to Xiang Chen are interest-free. All the cash advances to Xiang Chen have been repaid during the reporting period. As of the date of this prospectus, there is no outstanding balance due from Xiang Chen.

(2)	The cash advances provided to Wuxi Wuyue Drinking Water Co. Ltd. and Jiangsu Ruiwuhang Security Services Co. Ltd. represent interest-free advances to support the business operations of Wuxi Wuyue and RUI Security. As of February 28, 2026, the outstanding amounts were fully repaid by Wuxi Wuyue and RUI Security. As of the date of this prospectus, there is no outstanding balance due from Wuxi Wuyue and RUI Security.

Cash advances from related parties

	For the fiscal years ended August 31,		Six months ended February 28,		From March 1, 2026 to the date of the
	2024	2025	2025	2026	prospectus
	USD	USD	USD	USD	USD
Xiang Chen	138,464	170,620	161,060	285,236	16,258
Ping Wu	34,616	177,091	131,902	-	-
Jinshi (Shanghai) Corporate Management Co., Ltd.	-	151,893	152,035	70,954	-
Wuxi Baiqun Internet Technology Co., Ltd.	706,166	5,549	5,554	4,257	-
Beijing Ruiwuhang Management Consulting Co., Ltd.	41,539	-	-	14,191	-
Wuxi Wuyue Drinking Water Co., Ltd.		-	268,586	268,836	--
Jiangsu Ruiwuhang Zhilian Technology Co., Ltd.	-	7,685	-	327,809	-
Wuxi Zhitianxin Industrial Service Outsourcing Co., Ltd.	276,928	-	-	-	-
Total	1,197,713	781,424	719,387	702,447	16,258

As of and during the fiscal years ended August 31, 2024 and 2025, the six months ended February 28, 2026 and from March 1,2026 to the date of the prospectus, the Company has obtained in total US$1,197,713, US$781,424, US$702,447 and US$16,258 cash advances credits from the above listed related parties, respectively. The cash advances obtained are for temporary operation supports and the Company may repay at its discretion while the related parties would not request for repayments before August 31, 2028.

Amounts due from related parties

	As of August 31,		As of February 28,	As of the date of the
	2024	2025	2026	prospectus
	USD	USD	USD	USD
Xiang Chen (1)	-	2,805	-	-
Ruiwuhang (Shanghai) Corporate Management Co., Ltd. (2)	71	-	-	-
Wuxi Baiqun Internet Technology Co., Ltd. (3)	-	2,104	-	-
Shanghai Aobo Technology Co., Ltd. (4)	-	822	-	-
Wuxi Wuyue Drinking Water Co., Ltd. (5)	8,993	-	-	-
Wuxi Xinzhongxing Human Resources Service Co., Ltd. (6)	-	41,884	47,457	46,364
Total	9,064	47,615	47,457	46,364

(1)	The amounts due from Xiang Chen represent an allowance the Group made to Xiang Chen. As of the date of this prospectus, there is no amount due from Xiang Chen.

(2)	The amounts due from Ruiwuhang (Shanghai) Corporate Management Co., Ltd. represent interest-free cash advances with no expiration date provided by the Group to Ruiwuhang (Shanghai) Corporate Management Co., Ltd. As of the date of this prospectus, there is no amount due from Ruiwuhang (Shanghai) Corporate Management Co., Ltd.

(3)	The amounts due from Wuxi Baiqun Internet Technology Co., Ltd. represent interest-free cash advances with no expiration date provided by the Group to Wuxi Baiqun Internet Technology Co., Ltd. As of the date of this prospectus, there is no amount due from Wuxi Baiqun Internet Technology Co., Ltd.

(4)	The amounts due from Shanghai Aobo Technology Co., Ltd. represent interest-free cash advances with no expiration date provided by the Group to Shanghai Aobo Technology Co., Ltd. As of the date of this prospectus, there is no amount due from Shanghai Aobo Technology Co., Ltd.

(5)	The amounts due from Wuxi Wuyue Drinking Water Co., Ltd. represent interest-free cash advances with no expiration date provided by the Group to Wuxi Wuyue Drinking Water Co., Ltd. As of the date of this prospectus, there is no amount due from Wuxi Wuyue Drinking Water Co., Ltd.

(6)	The amounts due from Wuxi Xinzhongxing Human Resources Services Co., Ltd. represent an accounts receivable of a service the Group provided to Wuxi Xinzhongxing Human Resources Services Co., Ltd. The amounts are expected to be repaid in the fiscal year ending August 31, 2026.

Amounts due to related parties

	As of August 31,		As of February 28,	As of the date of the
	2024	2025	2026	prospectus
	USD	USD	USD	USD
Xiang Chen (1)	219,451	-	293,093	312,597
Peng Yu (2)	6,883	46,817	47,177	47,132
Ping Wu (3)	1,191,820	185,016	191,988	194,048
Minzhi Tong (4)	161	631	659	666
Ruiwuhang (Shanghai) Corporate Management Co., Ltd. (5)	-	-	2,724	-
Jinshi (Shanghai) Corporate Management Co., Ltd. (6)	479,549	490,155	479,010	470,885
Wuxi Baiqun Internet Technology Co., Ltd. (7)	654,443	225,769	131,939	133,354
Beijing Ruiwuhang Management Consulting Co., Ltd. (8)	42,313	-	-	-
Wuxi Wuyue Drinking Water Co., Ltd. (9)	-	1,645	-	-
Wuxi Xinzhongxing Human Resources Service Co., Ltd. (10)	409,027	406,709	422,870	427,407
Jiangsu Ruiwuhang Security Services Co., Ltd. (11)	-	-	7,138	7,215
Jiangsu Ruiwuhang Zhilian Technology Co., Ltd. (12)	-	7,770	250,135	265,936
Wuxi Niuwosi Management Consulting Co., Ltd. (13)	-	-	33,352	33,710
Wuxi Zhitianxin Industrial Service Outsourcing Co., Ltd. (14)	282,087	280,489	291,634	294,763
Total	3,285,734	1,645,001	2,151,719	2,187,713

(1)	The amounts due to Xiang Chen represent interest-free cash advances provided by Xiang Chen to the Company, which will not be requested for repayment before August 31, 2028. As of the date of this prospectus, the amounts due to Xiang Chen are $312,597.

(2)	The amounts due to Peng Yu represent interest-free cash advances provided by Peng Yu to the Company, which will not be requested for repayment before August 31, 2028. As of the date of this prospectus, the amounts due to Peng Yu are $47,132.

(3)	The amounts due to Ping Wu represent interest-free cash advances provided by Ping Wu to the Company, which will not be requested for repayment before August 31, 2028. As of the date of this prospectus, the amounts due to Ping Wu are $194,048.

(4)	The amounts due to Minzhi Tong represent interest-free cash advances provided by Minzhi Tong to the Company, which will not be requested for repayment before August 31, 2028. As of the date of this prospectus, the amounts due to Minzhi Tong are $666.

(5)	The amounts due to Ruiwuhang (Shanghai) Corporate Management Co. Ltd. represent interest-free cash advances provided by Ruiwuhang (Shanghai) Corporate Management Co. Ltd. to the Company, which will not be requested for repayment before August 31, 2028. As of the date of this prospectus, there is no amount due to Ruiwuhang (Shanghai) Corporate Management Co. Ltd.

(6)	The amounts due to Jinshi (Shanghai) Corporate Management Co. Ltd. represent interest-free cash advances provided by Jinshi (Shanghai) Corporate Management Co. Ltd. to the Company. As of the date of this prospectus, the amounts due to Jinshi (Shanghai) Corporate Management Co. Ltd. are $470,885.

(7)	The amounts due to Wuxi Baiqun Internet Technology Co. Ltd. represent interest-free cash advances provided by Wuxi Baiqun Internet Technology Co. Ltd. to the Company, which will not be requested for repayment before August 31, 2028. As of the date of this prospectus, the amounts due to Wuxi Baiqun Internet Technology Co. Ltd. are $133,354.

(8)	The amounts due to Beijing Ruiwuhang Management Consulting Co. Ltd. represent interest-free cash advances provided by Beijing Ruiwuhang Management Consulting Co. Ltd. to the Company, which will not be requested for repayment before August 31, 2028. As of the date of this prospectus, there is no amount due to Beijing Ruiwuhang Management Consulting Co. Ltd.

(9)	The amounts due to Wuxi Wuyue Drinking Water Co. Ltd. represent interest-free cash advances provided by Wuxi Wuyue Drinking Water Co. Ltd. to the Company, which will not be requested for repayment before August 31, 2028. As of the date of this prospectus, there is no amount due to Wuxi Wuyue Drinking Water Co. Ltd.

(10)	The amounts due to Wuxi Xinzhongxing Human Resources Service Co. Ltd. represent interest-free cash advances provided by Wuxi Xinzhongxing Human Resources Service Co. Ltd. to the Company, which will not be requested for repayment before August 31, 2028. As of the date of this prospectus, the amounts due to Wuxi Xinzhongxing Human Resources Service Co. Ltd. are $427,407.

(11)	The amounts due to Jiangsu Ruiwuhang Security Services Co. Ltd. represent interest-free cash advances provided by Jiangsu Ruiwuhang Security Services Co. Ltd. to the Company, which will not be requested for repayment before August 31, 2028. As the date of this prospectus, the amounts due to Jiangsu Ruiwuhang Security Services Co. Ltd. are $7,215.

(12)	The amounts due to Jiangsu Ruiwuhang Zhilian Technology Co. Ltd. represent interest-free cash advances provided by Jiangsu Ruiwuhang Zhilian Technology Co. Ltd. to the Company, which will not be requested for repayment before August 31, 2028. As of the date of this prospectus, the amounts due to Jiangsu Ruiwuhang Zhilian Technology Co. Ltd. are $265,936.

(13)	The amounts due to Wuxi Niuwosi Management Consulting Co., Ltd. represent an accounts payable of a service the Group received from Wuxi Niuwosi Management Consulting Co., Ltd. to the Company. The amounts are expected to be repaid in the fiscal year ending August 31, 2026. As of the date of this prospectus, the amounts due to Wuxi Niuwosi Management Consulting Co., Ltd. are $33,710.

(14)	The amounts due to Wuxi Zhitianxin Industrial Service Outsourcing Ltd. represent interest-free cash advances provided by Wuxi Zhitianxin Industrial Service Outsourcing Ltd. to the Company, which will not be requested for repayment before August 31, 2028. As of the date of this prospectus, the amounts due to Wuxi Zhitianxin Industrial Service Outsourcing Ltd. are $294,763.

Employment Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

SELLING SHAREHOLDERS

This prospectus covers the public resale of the Class A Ordinary Shares owned by the Selling Shareholders named below. Such Selling Shareholders may from time to time offer and sell pursuant to this prospectus any or all of the Class A Ordinary Shares owned by them. The Selling Shareholders, however, make no representations that the Class A Ordinary Shares will be offered for sale. The table below presents information regarding the Selling Shareholders and the Class A Ordinary Shares that each such selling shareholder may offer and sell from time to time under this prospectus.

The following table sets forth:

●	the name of each Selling Shareholder;

●	the number of Class A Ordinary Shares beneficially owned by each Selling Shareholder prior to the sale of the Class A Ordinary Shares covered by this prospectus;

●	the number of Class A Ordinary Shares that may be offered by each Selling Shareholder pursuant to this prospectus;

●	the number of Class A Ordinary Shares to be beneficially owned by each Selling Shareholder following the sale of any Class A Ordinary Shares covered by this prospectus; and

●	the percentage of our issued and outstanding Class A Ordinary Shares to be owned by each Selling Shareholder before and after the sale of the Class A Ordinary Shares covered by this prospectus (based on 15,690,000 Class A Ordinary Shares issued and outstanding immediately before this offering and 15,990,000 Class A Ordinary Shares issued and outstanding immediately after this offering).

All information with respect to ownership of our Class A Ordinary Shares of the Selling Shareholders has been furnished by or on behalf of the Selling Shareholders and, unless otherwise indicated, is as of the date of this prospectus. We believe, based on information supplied by the Selling Shareholders, that except as may otherwise be indicated in the footnotes to the table below, the Selling Shareholders have sole voting and dispositive power with respect to the Class A Ordinary Shares reported as beneficially owned by them. Because the Selling Shareholder identified in the table may sell some or all of the Class A Ordinary Shares owned by them which are included in this prospectus, and because, except as set forth herein, there are currently no agreements, arrangements or understandings with respect to the sale of any of the Class A Ordinary Shares, no estimate can be given as to the number of Class A Ordinary Shares available for resale hereby that will be held by the Selling Shareholders upon termination of this offering. In addition, the Selling Shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Ordinary Shares they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Shareholders will sell all of the Class A Ordinary Shares owned beneficially by them that are covered by this prospectus. Unless otherwise indicated in the footnotes, shares in the table refer to our Class A Ordinary Shares.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to this Offering	Percent of Outstanding Shares Beneficially Owned Before Sale of Shares	Number of Shares to be Offered	Number of Shares Beneficially Owned After Sale of Shares	Percent of Outstanding Shares Beneficially Owned After Sale of Shares
RIDGEHALL SERVICES PTE. LTD.(1)	3,422,500	21.81%	1,850,000	1,572,500	9.83%
VEXARA DYNAMICS LIMITED(2)	1,690,000	10.77%	1,690,000	0	0%
ELYSEUM LIMITED(3)	1,697,500	10.82%	1,697,500	0	0%
FROST PEAK INVESTMENT LIMITED(4)	855,000	5.45%	855,000	0	0%

Notes:

(1)	Represents 3,422,500 Class A Ordinary Shares indirectly held by Tan Wee Kiat, the 100% beneficial owner of RIDGEHALL SERVICE PTE. LTD., as of the date of this prospectus. RIDGEHALL SERVICE PTE. LTD. is incorporated at 9 Raffles Place, #06-01, Republic Plaza, Singapore.
(2)	Represents 1,690,000 Class A Ordinary Shares indirectly held by Jie Liu, the 100% beneficial owner of Vexara Dynamics Limited., as of the date of this prospectus. Vexara Dynamics Limited is incorporated with ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, BVI.
(3)	Represents 1,697,500 Class A Ordinary Shares indirectly held by Tan Wee Tin, the 100% beneficial owner of Elyseum Limited, as of the date of this prospectus. Elyseum Limited is incorporated with Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, BVI.
(4)	Represents 855,000 Class A Ordinary Shares indirectly held by Zhijiao Zhao, the 100% beneficial owner of Frost Peak Investment Limited, as of the date of this prospectus. Frost Peak Investment Limited is incorporated with Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, BVI.

Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table, we believe that the shareholder identified in the table above possesses sole voting and investment power over all the Class A Ordinary Shares shown as beneficially owned by the shareholder.

Except for being holders of our securities listed in the table above, none of the Selling Shareholders has had any position, office or other material relationship with us since our incorporation on February 17, 2025.

The Selling Shareholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act with respect to the Class A Ordinary Shares offered by this prospectus, and any profits realized or commissions received may be deemed underwriting compensation.

Additional Selling Shareholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified Selling Shareholders will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its Class A Ordinary Shares from holders named in this prospectus after the effective date of this prospectus.

PLAN OF DISTRIBUTION

The Selling Shareholders, as used herein includes donees, pledgees, transferees or other successors-in-interest selling Class A Ordinary Shares or interests in Class A Ordinary Shares received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of the Class A Ordinary Shares on any stock exchange, market or trading facility on which the Class A Ordinary Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of Class A Ordinary Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Class A Ordinary Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately- negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such Class A Ordinary Shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the Class A Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Class A Ordinary Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer the Class A Ordinary Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of their Class A Ordinary Shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such Class A Ordinary Shares in the course of hedging the positions they assume. The Selling Shareholders may also sell Ordinary Shares short and deliver these securities to close out their short positions, or loan or pledge the Class A Ordinary Shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Class A Ordinary Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholders from the sale of the Class A Ordinary Shares offered by them will be the purchase price of such Class A Ordinary Shares less discounts or commissions, if any. Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from the resale of the Class A Ordinary Shares.

Once we have been subject to public company reporting requirements for at least 90 days, some of the Selling Shareholders also may resell all or a portion of their Class A Ordinary Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the Class A Ordinary Shares therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Shares may be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Class A Ordinary Shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Class A Ordinary Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Class A Ordinary Shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our Memorandum and Articles, the Companies Act, and the common law of the Cayman Islands.

As of the date of this prospectus, the Company’s authorized share capital is US$50,000 divided into 450,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares. As of the date of this prospectus, 15,690,000 Class A Ordinary Shares and 18,935,000 Class B Ordinary Shares are issued and outstanding. Immediately upon the completion of this offering, there will be 15,990,000 Class A Ordinary Shares issued and outstanding and 18,935,000 Class B Ordinary Shares issued and outstanding.

Our Memorandum and Articles

The following are summaries of material provisions of the Memorandum and the Articles and of the Companies Act, insofar as they relate to the material terms of our Class A Ordinary Shares and Class B Ordinary Shares. The summaries do not purport to be complete and are qualified in their entirety by reference to our Memorandum and Articles, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Objects of Our Company. Under our Memorandum and Articles, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Class A and Class B Ordinary Shares. Our Class A Ordinary Shares and Class B Ordinary Shares are issued in registered form and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Our Articles provide that dividends may be out of any funds of the Company lawfully available for distribution. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose subject to the restrictions of the Companies Act, provided that in no circumstances may we pay a dividend out of share premium account if, following the date on which the dividend is proposed to be paid, our company would be unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Any action required or permitted to be taken by the shareholders must be taken at a duly called and quorate annual or extraordinary general meeting of the shareholders entitled to vote on such action, or in lieu of a general meeting, be effected by a resolution in writing. On a poll, each shareholder is entitled to one (1) vote for each Class A Ordinary Share, and twenty (20) votes for each Class B Ordinary Share, both voting together as a single class, on all matters that require a shareholder’s vote.

A quorum required for a meeting of shareholders consists of one or more shareholders present and holding at least one-third of the number of paid up Class A Ordinary Shares and Class B Ordinary Shares of our company present in person or by proxy. Shareholders may be present in person or by proxy or, if the shareholder is a legal entity, by its duly authorized representative. Shareholders’ meetings may be convened by our board of directors on its own initiative or upon a written requisition by any one or more shareholder(s) entitled to attend and vote at general shareholders’ meetings of our company holding not less than 10% of the number of our paid up Class A Ordinary Shares and Class B Ordinary Shares deposited at the registered office of our company. Advance notice of at least seven days is required for the convening of our annual general shareholders’ meeting and any other general shareholders’ meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires, where a poll is taken, the affirmative vote of a simple majority of the votes attaching to the Class A Ordinary Shares and Class B Ordinary Shares cast at a meeting, while a special resolution requires, where a poll is taken, the affirmative vote of not less than two-thirds of the votes attaching to the Class A Ordinary Shares and Class B Ordinary Shares cast at a meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given. A special resolution will be required for important matters such as a change of company name or making amendments to our Memorandum or Articles. Holders of the Class A Ordinary Shares and Class B Ordinary Shares may, among other things, subdivide or consolidate their shares by passing of an ordinary resolution.

Conversion. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Share into Class A Ordinary Share. In no event shall Class A Ordinary Share be convertible into Class B Ordinary Share. Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to our Articles shall be effected by way of a re-designation and re-classification of each relevant Class B Ordinary Share as a Class A Ordinary Share, or a repurchase of each relevant Class B Ordinary Share for cancellation and an allotment and issuance of new Class A Ordinary Share. Any future issuances of Class B Ordinary Shares may be dilutive to holders of Class A Ordinary Shares. The conversion of Class B Ordinary Shares might have an impact on holders of Class A Ordinary Shares, including dilution and reduction in the aggregate voting power of holders of Class A Ordinary Shares, as well as the potential increase in the relative voting power if any holder of Class B Ordinary Shares retains its shares.

Election of directors. Directors may be appointed by an ordinary resolution of our shareholders or by a resolution of the directors of the Company.

Meetings of directors. At any meeting of directors, a quorum will be present if two directors are present, unless otherwise fixed by the directors. If there is a sole director, that director shall be a quorum. A director represented by an alternate director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors who consent in writing by all of the directors.

Transfer of Class A Ordinary Shares and Class B Ordinary Shares. Subject to our Articles relating to the transfer of Class A Ordinary Shares and Class B Ordinary Shares and provided that such transfer complies with the applicable rules of the SEC and federal and state securities laws of the U.S., our shareholders may transfer all or any of his or her Class A Ordinary Shares and Class B Ordinary Shares by an instrument of transfer in a common form or any other form approved by our board of directors. As referenced in Risk Factors, the OTCQB is not considered a recognized exchange for these purposes and so any transfer of shares must be made in this manner.

Subject to any applicable rules of any stock exchange, our board of directors may, in its absolute discretion, decline to register any transfer of any Class A Ordinary Shares and Class B Ordinary Shares whether or not it is fully paid up without assigning any reason for doing so.

If our directors refuse to register a transfer they shall, within six weeks after the date on which the instrument of transfer was lodged, send to the transferee a notice of such refusal.

Subject to any applicable rules of any stock exchange, the registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation rights. If we are wound up, the shareholders may, subject to the Articles and any other sanction required by the Companies Act, pass an ordinary resolution allowing the liquidator to do either or both of the following:

(a) to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to set such value to any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b) to vest the whole or any part of the assets in trustees upon such trusts for the benefit of contributories as the liquidator shall think fit.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Shares. The Companies Act and our Articles permit us to purchase, redeem or otherwise acquire our own shares, subject to certain restrictions and requirements under the Companies Act, our Memorandum and Articles. In accordance with our Articles, we may issue shares, with the sanction of a special resolution passed by the shareholders, be issued on terms that are, or at the option of our company or the holder is liable, to be redeemed. Under the Companies Act, the repurchase of any share may be paid out of our company’s profits, out of our share premium account or out of the proceeds of a fresh issue of shares made for the purpose of such repurchase, or, if authorized by the articles of association and subject to the Companies Act, out of capital. If the repurchase proceeds are paid out of our company’s capital, our company must, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be repurchased (1) unless it is fully paid up, (2) if such repurchase would result in there no longer be any issued shares of our company (other than shares held as treasury shares), and (3) unless the manner of repurchase (if not so authorized under the Memorandum and Articles) has first been authorized by a resolution of our shareholders. Under the Articles, our company may repurchase its own shares in such manner and on such terms as the directors may agree with the relevant shareholder, and may make a payment in respect of the purchase of its own shares in any manner permitted by the Companies Act. In addition, and pursuant to the Companies Act and the Articles of Association, the directors may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in no issued shares of our company (other than shares held as treasury shares).

Variations of Rights of Shares. The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or series or with the sanction of a resolution passed by at least a two-thirds majority of the holders of shares of the class or series present in person or by proxy and entitled to vote at a separate meeting of the holders of the shares of the class or series.

Changes in the Number of Shares We are Authorized to Issue and Those in Issue. We may from time to time by an ordinary resolution passed by our shareholders:

●	increase or reduce (by cancellation of shares that have not been taken or agreed to be taken by any person) the authorized share capital of our company;

●	subdivide our authorized and issued shares into a larger number of shares; and

●	consolidate our authorized and issued shares into a smaller number of shares.

Issuance of Additional Shares. Our Memorandum and Articles authorize our board of directors to issue additional Class A Ordinary Shares and Class B Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Inspection of Books and Records. Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Preferred Shares. As at the date of this prospectus, we do not have any preferred shares authorized, issued or outstanding.

Exempted Company

We are an exempted company incorporated with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts trade or business outside of the Cayman Islands or in furtherance of the business of the exempted company carried on outside of the Cayman Islands, may apply to be registered as an exempted company. The requirements for an exempted company are similar to an ordinary resident company except that, for an exempted company that does not hold a license to carry on business in the Cayman Islands:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company’s register of members is not required to be open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company that is not listed on the Cayman Islands Stock Exchange is prohibited from making any invitation to the public in the Cayman Islands to subscribe for any of its securities;

●	an exempted company may issue shares without nominal or par value;

●	an exempted company may not issue negotiable shares, and shares shall be transferred only on the books of such company;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are given for 20 or 30 years);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as an exempted limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from that of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of England. In addition, the Cayman Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the U.S. and their shareholders.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with, among other documents, a declaration as to the solvency of the consolidated or surviving company, a declaration of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders if a copy of the plan of merger is given to every shareholder of each subsidiary company to be merged unless that shareholder agrees otherwise. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by the Grand Court of the Cayman Islands upon application of the constituent company that has issued the security.

Except in certain limited circumstances, a shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting from a merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Cayman Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except to be paid the fair value of that person’s shares, to participate in all proceedings until such dissenter’s determination of fair value is reached, and the right to obtain relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Cayman Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement. Any such arrangement must be approved by (a) a majority in number of the creditors or each class of creditors, as the case may be, with whom the arrangement is to be made and who must, in addition, represent seventy-five percent in value of the creditors or each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting convened for that purpose, or (b) seventy-five percent in value of the shareholders or each class of shareholders, as the case may be, with whom the arrangement is to be made that are present and voting either in person or by proxy at a meeting convened for that purpose, as applicable. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the court’s directions and the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

The Cayman Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% in value of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholder;

●	an irregularity in the passing of a resolution which requires a qualified majority;

●	an act purporting to abridge or abolish the individual rights of a member; and

●	an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court of the Cayman Islands may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles permit indemnification of our directors and officers for costs, losses, damages and expenses incurred in their capacities as such unless such losses or damages arise from actual fraud or willful default or as otherwise required by law. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we plan to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our Memorandum and Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes duties to the company that include a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill, care and diligence. English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles provide that, on the written requisition of any one or more shareholder(s) who hold not less than 10 percent in the number of paid up Class A Ordinary Shares and Class B Ordinary Shares of our company deposited at the registered office of our company, our board of directors shall convene a general meeting of our shareholders and put the resolutions so requisitioned to a vote at such meeting. However, our Memorandum and Articles do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles, any of our directors may be removed by ordinary resolution of our shareholders. The office of a director of our company shall also be vacated if the director becomes bankrupt or makes any arrangement or composition with his creditors, is found to be or becomes of unsound mind, or resigns his office by notice in writing to our company.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target corporation’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally.

The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, our company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its shareholders or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its shareholders. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles, the rights attached to any class or series of shares may, unless otherwise provided in the Articles or the terms of issue of the shares of that class or series, be varied or abrogated with the consent in writing of the holders of two-thirds of the issued shares of that class or series, or with the sanction of a resolution passed by at least a two-thirds majority of the shares of that class or series present in person or by proxy and entitled to vote at a separate meeting of the holders of the class or series.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Act, our Memorandum and Articles may be altered or amended by a special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Memorandum and Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Powers to Issue Shares

Under our Memorandum and Articles, subject to any applicable provisions in our Memorandum, and without prejudice to any special rights previously conferred on the holders of existing shares, any share of our company may be issued with such preferred, deferred, or other special rights, or such restrictions, whether in regard to dividend, voting, return of share capital or otherwise, as our company may from time to time by special resolution determine, and subject to the Companies Act, any share of our company may, with the sanction of a special resolution, be issued on the terms that it is, or at the option of the Company or the holder is liable, to be redeemed.

Subject as otherwise provided in our Articles, all shares for the time being and from time to time unissued shall be under the control of our board of directors, and may be re-designated, allotted, issued or otherwise disposed of in such manner, to such persons and on such terms as our board of directors, in their absolute discretion, may think fit. Our directors may issue shares in separate classes and may issue shares of any class in different series.

History of Share Capital

The following is a summary of our share capital since incorporation.

We were incorporated in the Cayman Islands in February 2025 and we were authorized to issue a maximum of 500,000,000 shares of a single class with a par value of US$0.0001 each at the time of incorporation.

Share allotment and transfer in 2025

On February 17, 2025, we issued one ordinary share of par value US$0.0001 to ICS Corporate Services (Cayman) Limited, which was transferred to MAIS Holding Limited on the same date for the consideration of US$0.0001.

On May 16, 2025, we issued 14,999,999 ordinary shares of par value US$0.0001 to MAIS Holding Limited for the consideration of US$1,499.9999. On September 3, 2025, MAIS Holding Limited transferred 2,371,500, 4,215,000, 748,500, 4,215,000 and 1,725,000 ordinary shares to RUI Unity Co., Ltd., RUI Horizon Holding Ltd., RIDGEHALL SERVICES PTE. LTD., Southenlake Holding Ltd. and MMG Holding Ltd. with a consideration of US$237.15, US$421.5, US$74.85, US$421.5 and US$172.5, respectively.

On May 16, 2025, we issued 10,002,000 ordinary shares of par value US$0.0001 to Vertex Ventures Holding Limited for a consideration of US$1,000.2. On September 3, 2025, Vertex Ventures Holding Limited transferred 1,522,500, 1,540,000, 79,500, 1,505,000, and 5,355,000 to Elyseum Limited, Vexara Dynamics Limited, RUI Unity Co., Ltd., Frost Peak Investment Limited, and Serenity Prime Limited for a consideration of US$152.25, US$154, US$7.95, US$150.5 and US$535.5, respectively. On October 30, 2025, Frost Peak Investment Limited transferred 150,000, 175,000 and 325,000 ordinary shares to Vexara Dynamics Limited, Elyseum Limited and Serenity Prime Limited for a consideration of US$15, US$17.5, and US$150.5.

On May 16, 2025, we issued 3,999,000 ordinary shares of par value US$0.0001 to RIDGEHALL SERVICES PTE. LTD for a consideration of US$399.9. On October 30, 2025, RIDGEHALL SERVICES PTE. LTD. transferred 1,325,000 ordinary shares to Serenity Prime Limited for a consideration of US$132.5.

On May 16, 2025, we issued 999,000 ordinary share of par value US$0.0001 to PhoenixOne Holding Limited for a consideration of US$99.9. On September 3, 2025, PhoenixOne Holding Limited transfer to RUI Unity Co., Ltd for a consideration of US$99.9.

On June 10, 2025, we issued 1,125,000 ordinary share of par value US$0.0001 to ZENITH CAPITAL I LP for a consideration of US$500,000.

On October 30, 2025, we issued 3,500,000 ordinary share of par value US$0.0001 to Serenity Prime Limited for a consideration of US$350.

Re-designation of ordinary shares and change of authorized share capital

On November 20, 2025, our board of directors approved the creation of two new classes of shares, being Class A Ordinary Shares of par value US$0.0001 each and Class B Ordinary Shares of par value US$0.0001 each. Our board of directors further approved to covert, reclassify and redesignate 450,000,000 authorized shares of par value US$0.0001 each as 450,000,000 authorized Class A Ordinary Shares of par value US$0.0001 each and 15,690,000 ordinary shares held by our shareholders to 15,690,000 issued Class A Ordinary Share of par value US$0.0001 each. Our board of directors approved to convert, reclassify and redesignate 50,000,000 authorized shares of par value US$0.0001 each as 50,000,000 authorized Class B Ordinary Shares of par value US$0.0001 each and 18,935,000 ordinary shares held by our shareholders to 18,935,000 issued Class B Ordinary Share of par value of US$0.0001 each.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Class A Ordinary Shares, and although we intend to apply to quote our Class A Ordinary Shares on OTCQB, a regular trading market for our Class A Ordinary Shares may not develop. Future sales of substantial amounts of shares of our Class A Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering, we will have outstanding Class A Ordinary Shares held by public shareholders representing approximately 20.31% of our Class A Ordinary Shares in issue. All of the Class A Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Rule 144

All of our Class A Ordinary Shares outstanding prior to the closing of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Class A Ordinary Shares then outstanding, in the form of Class A Ordinary Shares or otherwise, which will equal approximately 159,900 shares immediately after this offering; or

●	the average weekly trading volume of the Class A Ordinary Shares reported through the OTC Markets during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases our Class A Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Class A Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-Up Agreements

We are not aware of any plans by any significant shareholders to dispose of significant numbers of our Class A Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Class A Ordinary Shares may dispose of significant numbers of our Class A Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our Class A Ordinary Shares, or the availability of Class A Ordinary Shares for future sale, will have on the trading price of our Class A Ordinary Shares from time to time. Sales of substantial amounts of our Class A Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class A Ordinary Shares.

MATERIAL INCOME TAX CONSIDERATION

People’s Republic of China Enterprise Taxation

The following brief description of Chinese enterprise income taxation is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

According to the EIT Law, which was promulgated by the SCNPC on March 16, 2007, became effective on January 1, 2008, and was then last amended on December 29, 2018, and the Implementation Rules of the EIT Law, which were promulgated by the State Council on December 6, 2007, and became effective on January 1, 2008, and last amended on April 23, 2018, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises with income having no substantial connection with their institutions in the PRC, pay enterprise income tax on their income obtained in the PRC at a reduced rate of 10%.

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from the PRC Subsidiaries. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property, and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although RUI Cayman does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of RUI Cayman and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe that we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as a holding company, the key assets and records of RUI Cayman, including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that RUI Cayman and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. We and our offshore subsidiaries may be treated as non-resident enterprises for PRC tax purposes because we do not meet some of the conditions outlined in SAT Notice 82. In addition, we not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities as of the date of the prospectus. Therefore, it is possible but highly unlikely that the income received by our overseas shareholders will be regarded as China-sourced income.

See “Risk Factors—Risks Relating to Doing Business in the PRC—We may be deemed to be a PRC resident enterprise under the Enterprise Income Tax Law, and be subject to the PRC taxation on our worldwide income, which may significantly increase our income tax expenses and materially decrease our profitability.”

Currently, resident enterprises in the PRC are generally subject to enterprise income tax at the statutory rate of 25%. Under particular circumstances, such as an enterprise being identified as a small-scale minimal profit enterprise or as a new high-tech enterprise, or its domicile authority having a preferential tax policy, the EIT rate is by various degrees. Pursuant to such regulations and policies, all of our PRC Subsidiaries, RUI Beijing, RUI Shanghai, RUI Catering, RUI Wuxi, Jiangsu Ruimu and RUI Facility Management, qualify as small-scale minimal profit enterprises and are subject to the enterprise income tax at the rate of 20%. The EIT is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. If the PRC tax authorities determine that RUI Cayman is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of our Class A Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to dividends or gains realized by non-PRC individuals, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. There is no guidance from the PRC government to indicate whether or not any tax treaties between the PRC and other countries would apply in circumstances where a non-PRC company was deemed to be a PRC tax resident, and thus there is no basis for expecting how tax treaty between the PRC and other countries may impact non-resident enterprises.

As for the value-added tax, or the “VAT,” pursuant to the current laws and regulations of the PRC, our PRC Subsidiaries mainly apply to two different VAT arrangements as of the date of this prospectus: (a) As a small-scale taxpayer without essential business operation, RUI Beijing and RUI Shanghai are only subject to the VAT tax rate of 3%, and; (b) As a general tax payers who is eligible for preferential tax policies and engaged with various businesses, the VAT tax rate of RUI Facility Management, RUI Catering, RUI Wuxi and Jiangsu Ruimu can be divided into three parts, including:(i) the VAT tax rate for sales of goods and services is 13%; (ii) the VAT tax rate for providing technical service is 6%; and (iii) the VAT rate for providing construction service is 9%

KSA Taxation

Pursuant to the Income Tax Law issued pursuant to Royal Decree No. M/1 dated March 24, 2004 (corresponding to 15/1/1425H), in the KSA, non-KSA investors’ shares or stakes in resident capital companies are generally subject to income tax. Under the Income Tax Law, income tax applies to resident companies with non-KSA or non-GCC ownership, non-KSA individuals resident, non-residents conducting business through a permanent establishment or earning the KSA-source income without a permanent establishment, and entities engaged in natural gas, oil, and hydrocarbon production. The standard income tax rate is 20% of net adjusted profits. Registration and filing of income tax is handled and governed by the Zakat, Tax and Customs Authority.

As for the value added tax, or the “VAT,” it is subject to the Value Added Tax Law, which was issued pursuant to Royal Decree No. M/113 dated August 23, 2017 (corresponding to 2/12/1438H) (the “VAT Law”). In accordance with the VAT Law, natural and legal persons engaged in economic activity in the KSA are required to register for the VAT within 30 days from the end of the month in which both of the following conditions are met: (i) the taxpayer is a resident in the KSA; and (ii) the total value of taxable supplies exceeds SAR375,000 in the preceding 12 months or is expected to exceed SAR375,000 in the following 12 months.

VAT applies to the supply of most goods and services within the KSA, with certain transactions designated as zero-rated or exempt. The VAT framework is broadly categorized into three types: (i) standard-rated supplies: most goods and services taxed at a 15% rate; (ii) zero-rated supplies: specific goods and services subject to the VAT at 0%, allowing businesses to recover input VAT on related expenses; and (iii) exempt supplies: transactions outside the scope of the VAT, for which the VAT is neither charged nor recoverable. The majority of goods and services in the KSA fall within the 15% standard-rated category. The VAT registration and returns are handled and governed by the Zakat, Tax and Customs Authority. Failure to comply with the provisions governing VAT may result in administrative penalties, including fines and interest, as prescribed under the VAT Law.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.

United States Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our Class A Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Class A Ordinary Shares);

●	persons who acquired our Class A Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Class A Ordinary Shares through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our Class A Ordinary Shares; or

●	persons holding our Class A Ordinary Shares through a trust.

The brief discussion set forth below only addresses U.S. Holders (defined below) that purchase Class A Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them for the purchase, ownership and disposition of our Class A Ordinary Shares.

Material Tax Consequences Applicable to U.S. Holders of Our Class A Ordinary Shares

The following brief summary sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Class A Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Class A Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Class A Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders who hold Class A Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Class A Ordinary Shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Class A Ordinary Shares are urged to consult their tax advisors regarding an investment in our Class A Ordinary Shares.

Taxation of Dividends and Other Distributions on Our Class A Ordinary Shares

Subject to the PFIC rules discussed below, the gross amount of distributions made by us to you with respect to the Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Class A Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Class A Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the OTC Markets. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Class A Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Class A Ordinary Shares

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Class A Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

PFIC Consequences

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Class A Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Class A Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Class A Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how quickly we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of us being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Class A Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may still be able to avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Class A Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Class A Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Class A Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:.

●	the excess distribution or gain will be allocated ratably over your holding period for the Class A Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A Ordinary Shares cannot be treated as capital, even if you hold the Class A Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Class A Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Class A Ordinary Shares as of the close of such taxable year over your adjusted basis in such Class A Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Class A Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Class A Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Class A Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A Ordinary Shares. Your basis in the Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including OTCQB. If the Class A Ordinary Shares are regularly traded on OTCQB and if you are a holder of Class A Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Class A Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Class A Ordinary Shares, including distributions received on the Class A Ordinary Shares and any gain realized on the disposition of the Class A Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A Ordinary Shares, then such Class A Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Class A Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Class A Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Class A Ordinary Shares when inherited from a decedent that was previously a holder of our Class A Ordinary Shares. However, if we are determined to be a PFIC, and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Class A Ordinary Shares, or a mark-to-market election and ownership of those Class A Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Class A Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Class A Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Class A Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Ordinary Shares.

EXPENSES RELATING TO THIS OFFERING

The estimated costs (assuming all shares are sold) of this offering are as follows:

SEC Registration Fee	$863
Legal Fees	$412,404
Accounting Fees and Expenses	$390,458
Printing Expenses	$20,000
Miscellaneous Expenses	$92,300
Total Expenses	$916,025

These expenses will be borne by us. The non-accountable expense allowance will be borne by us in proportion to the numbers of Class A Ordinary Shares sold in the offering.

LEGAL MATTERS

We are being represented by Charles Wilson LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Appleby.

EXPERTS

The consolidated financial statements for the fiscal years ended August 31, 2024 and 2025, included in this prospectus have been so included in reliance on the report of Prouden, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Prouden is located at Guangzhou, the PRC.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Class A Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Class A Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Effective March 18, 2026, our executive officers and directors are required, pursuant to the Holding Foreign Insiders Accountable Act, to file Section 16(a) reports with the SEC to disclose their beneficial ownership of our securities. Our principal shareholders who are not officers or directors, however, remain exempt from Section 16(a) reporting requirements.

The SEC maintains a website that contains reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

RUI HOLDINGS INC
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED BALANCE SHEETS AS OF AUGUST 31, 2025 AND FEBRUARY 28, 2026 (UNAUDITED)	F-30
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS) FOR THE SIX MONTHS ENDED FEBRUARY 28, 2025 AND 2026	F-32
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT FOR THE SIX MONTHS ENDED FEBRUARY 28, 2025 AND 2026	F-33
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED FEBRUARY 28, 2025 AND 2026	F-34
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIALSTATEMENTS	F-35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of RUI Holdings Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of RUI Holdings Inc. (the “Company”) as of August 31, 2024 and 2025, the related consolidated statements of operations and comprehensive income (loss), changes in deficit, and cash flows for each of the two years in the period ended August 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August, 2024 and 2025, and the results of its operations and its cash flows for each of the two years in the period ended August, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

We have served as the Company’s auditor since 2025.

Guangzhou, China

December 15, 2025

RUI HOLDINGS INC
CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. Dollars (“$”), except for the number of shares)

		As of August 31,
	Note	2024	2025
		USD	USD
ASSETS
Current assets:
Cash and cash equivalents	3	39,243	633,953
Notes and accounts receivable, net	4	501,427	1,753,815
Amounts due from related parties	13	9,064	47,615
Prepayments and other current assets, net	5	173,030	426,773
Total current assets		722,764	2,862,156

Non-current assets:
Property and equipment, net	7	103,288	874,375
Operating lease right-of-use assets, net	6	-	115,705
Other non-current assets, net	8	-	11,220
Total non-current assets		103,288	1,001,300
TOTAL ASSETS		826,052	3,863,456

LIABILITIES
Current liabilities:
Short-term loans	9	-	419,058
Accounts payable	10	209,219	1,878,882
Taxes payable		17,047	455,569
Amounts due to related parties	13	3,285,734	1,645,001
Accrued expenses and other current liabilities	11	604,709	689,806
Operating lease liabilities, current	6	-	55,751
Long-term loans, current	12	-	14,024
Total current liabilities		4,116,709	5,158,091

Non-current liabilities:
Long-term loans	12	-	680,186
Operating lease liabilities, non-current	6	-	40,249
Total non-current liabilities		-	720,435
TOTAL LIABILITIES		4,116,709	5,878,526

COMMITMENTS AND CONTINGENCIES		-	-

RUI HOLDINGS INC

CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. Dollars (“$”), except for the number of shares)

		As of August 31,
	Note	2024	2025
		USD	USD
DEFICIT
Class A ordinary shares ($0.0001 par value, 450,000,000 Class A Ordinary Shares authorized, 15,690,000 Class A Ordinary Shares issued and outstanding) ***		1,621	1,734
Class B ordinary shares ($0.0001 par value, 50,000,000 Class B Ordinary Shares authorized, 18,935,000 Class B Ordinary Shares issued and outstanding) ***		1,379	1,379
Additional paid-in capital		-	499,887
Subscription receivable		-	(300,000)
Accumulated deficit		(3,411,934)	(2,378,788)
Accumulated other comprehensive income		118,277	160,718
TOTAL SHAREHOLDERS' DEFICIT		(3,290,657)	(2,015,070)

TOTAL LIABILITIES AND DEFICIT		826,052	3,863,456

***	The Company effected a share re-designation and re-classification on November 19, 2025 by converting, re-classifying, and re-designating all the 34,625,000 issued ordinary shares into 450,00,000 authorized Class A Ordinary Shares of par value US$0.0001 each and 50,000,000 authorized Class B Ordinary Shares of par value US$0.0001 each, and then converting, re-classifying, and re-designating the 15,690,000 ordinary shares held by existing shareholders of the Company to 15,690,000 Class A Ordinary Shares, and 18,935,000 ordinary shares held by existing shareholders of the Company to 18,945,000 Class B Ordinary Shares.

The accompanying notes are an integral part of these consolidated financial statements.

RUI HOLDINGS INC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Expressed in U.S. Dollars (“$”), except for the number of shares)

		For the fiscal years ended August 31,
	Note	2024	2025
		USD	USD
Revenue		3,143,556	13,667,904
Cost of revenue		(3,178,978)	(10,861,525)
Gross (loss)/profit		(35,422)	2,806,379

Operating expenses
Selling, general and administrative expenses		(774,419)	(1,307,874)
Research and development expenses		(144,600)	(92,344)
Total operating expenses		(919,019)	(1,400,218)
(Loss)/income from operations		(954,441)	1,406,161

Other income/(expenses)
Other income/(expenses), net		823	(62,814)
Total other income, net		823	(62,814)

(Loss)/income before income tax		(953,618)	1,343,347
Income tax expenses	15	(875)	(310,201)
Net (loss)/income		(954,493)	1,033,146

Other comprehensive (loss)/income
Foreign currency translation adjustment		(71,539)	42,441
Total comprehensive (loss)/income		(1,026,032)	1,075,587

(Loss)/earnings per share
Basic		(0.0306)	0.0319
Diluted		(0.0306)	0.0319

Weighted average number of ordinary shares outstanding
Basic		33,500,000	33,755,822
Diluted		33,500,000	33,755,822

The accompanying notes are an integral part of these consolidated financial statements.

RUI HOLDINGS INC

CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT

(Expressed in U.S. Dollars (“$”), except for the number of shares)

		Ordinary Shares				Additional			Accumulated other
		Class A***		Class B***		paid-in	Subscription	Accumulated	comprehensive	Total
	Note	Shares	Amount	Shares	Amount	capital	receivable	Deficits	income (loss)	Deficit
			USD		USD	USD	USD	USD	USD	USD
Balance as of August 31, 2023	14	16,215,000	1,621	13,785,000	1,379	-	-	(2,457,441)	189,816	(2,264,625)
Net loss		-	-	-	-	-	-	(954,493)	-	(954,493)
Foreign currency translation adjustment		-	-	-	-	-	-	-	(71,539)	(71,539)
Balance as of August 31, 2024	14	16,215,000	1,621	13,785,000	1,379	-	-	(3,411,934)	118,277	(3,290,657)
Net Income		-	-	-	-	-	-	1,033,146	-	1,033,146
New issuance of Ordinary Shares		1,125,000	113	-	-	499,887	(300,000)	-	-	200,000
Foreign currency translation adjustment		-	-	-	-	-	-	-	42,441	42,441
Balance as of August 31, 2025	14	17,340,000	1,734	13,785,000	1,379	499,887	(300,000)	(2,378,788)	160,718	(2,015,070)

***	The Company effected a share re-designation and re-classification on November 19, 2025 by converting, re-classifying, and re-designating all the 34,625,000 issued ordinary shares into 450,00,000 authorized Class A Ordinary Shares of par value US$0.0001 each and 50,000,000 authorized Class B Ordinary Shares of par value US$0.0001 each, and then converting, re-classifying, and re-designating the 15,690,000 ordinary shares held by existing shareholders of the Company to 15,690,000 Class A Ordinary Shares, and 18,935,000 ordinary shares held by existing shareholders of the Company to 18,945,000 Class B Ordinary Shares.

The accompanying notes are an integral part of these consolidated financial statements.

RUI HOLDINGS INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. Dollars (“$”), except for the number of shares)

		For the fiscal years ended August 31,
	Note	2024	2025
		USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)/income		(954,493)	1,033,146
Adjustments to reconcile net (loss)/income to net cash (used in)/ provided by operating activities:
Depreciation of property and equipment		23,924	54,640
Amortization of operating lease right-of-use asset		23,380	24,836
Loss from the disposal of property and equipment		-	32
Provision for expected credit losses		40,515	6,936
Changes in operating assets and liabilities:
Notes and accounts receivable, net		(176,675)	(1,252,387)
Prepayments and other current assets, net		(31,264)	(186,022)
Other non-current assets, net		-	(11,220)
Amounts due from related parties		(9,065)	(38,552)
Accounts payable		25,829	1,273,552
Accrued expenses and other current liabilities		119,957	162,692
Taxes payable		14,863	438,522
Amounts due to related parties		6,906	50,184
Operating lease liabilities		(8,062)	(48,510)
Net cash (used in)/ provided by operating activities		(924,185)	1,507,849

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment		(52,529)	(424,465)
Net cash used in investing activities		(52,529)	(424,465)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from short-term loans		-	420,715
Repayment of short-term loans			(1,657)
Cash received from long-term loans		-	701,146
Repayment of long-term loans		-	(6,936)
Payment for deferred offering cost		-	(80,000)
Cash advanced from related parties		1,197,713	781,424
Repayments to related parties		(283,218)	(2,472,341)
Cash advanced from third parties		279,697	133,292
Repayments to third parties		(271,888)	(210,885)
Proceeds from new issuance of Ordinary Shares		-	200,000
Net cash provided by/(used in) financing activities		922,304	(535,242)

Effect of exchange rate changes on cash		(70,636)	46,568

Net (decrease)/increase in cash and cash equivalents		(125,046)	594,710
Cash and cash equivalents at the beginning of the year		164,289	39,243

Cash and cash equivalents at the end of the year		39,243	633,953
Supplemental disclosure information:
Cash paid for income tax		875	-
Cash paid for interest		301	26,945
Operating lease liabilities arising from obtaining right-of-use assets		-	139,527

The accompanying notes are an integral part of these consolidated financial statements.

RUI HOLDINGS INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars (“$”), except for the number of shares)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

(a) Principal activities

RUI Holdings Inc (“RUI” or the “Company”) is a holding company that was incorporated under the laws of the Cayman Islands on February 17, 2025. RUI, through its wholly-owned subsidiaries (collectively referred to as the “Group”) is principally engaged in offering integrated facility management services and integrated logistics services.

(b) History and Reorganization of the Group

The Group’s history began with the commencement of operations of RUI International Pte. Ltd., a limited liability company established in Republic of Singapore on January 26, 2024. The Group expands its operation in the Kingdom of Saudi Arabia by acquiring 100% ownership of Aish Alnas, which was under 100% control of Xiang Chen, through RUI International Pte. Ltd. on March 9, 2025. The Group further expands into the UAE by acquiring 50% ownership of RUI International Enterprise LLC, which was under 100% control of Xiang Chen, through RUI International Pte. Ltd. on July 23, 2025. The Group expands its operation into PRC by establishing its 100% owned subsidiary, Ruiwuhang (Shanghai) Information Technology Co. Ltd., on September 13, 2024 and then Ruiwuhang (Shanghai) Information Technology Co. Ltd. acquired Ruiwuhang (Shanghai) facility management Co. Ltd. and its subsidiaries, which was under control of Xiang Chen on September 19, 2024. The Group also established Beijing Ruiwuhang Information Technology Co. Ltd. on May 28, 2025 in the PRC.

As of August 31, 2025, the Group’s major subsidiaries were as follows:

Name	Date of Incorporation	Place of Incorporation	Controlled by	Percentage of Effective Ownership	Principal Activities
RUI International Pte. Ltd. (“RUI Singapore”)	2024/01/26	Singapore	RUI Holdings Inc.	100%	Investment holding
Aish Alnas For Logistics (“Aish Alnas”)	2024/06/06	KSA	RUI Singapore	100%	Operating
RUI International Enterprise LLC (“RUI UAE”)	2024/04/19	UAE	RUI Singapore	50%	Dormant
Ruiwuhang (Shanghai) Information Technology Co. Ltd. (“RUI Shanghai”）	2024/09/13	PRC	RUI Singapore	100%	Investment holding
Beijing Ruiwuhang Information Technology Co. Ltd. (“RUI Beijing”)	2025/05/28	PRC	RUI Singapore	100%	Dormant
Ruiwuhang (Shanghai) Facility Management Co. Ltd. (“RUI Facility Management”)	2021/01/25	PRC	RUI Shanghai	100%	Operating
Ruiwuhang (Shanghai) Catering Management Co., Ltd. (“RUI Catering”)	2022/09/26	PRC	RUI Facility Management	100%	Operating
Ruiwuhang (Wuxi) facility management Co. Ltd. (“RUI Wuxi”)	2021/02/02	PRC	RUI Facility Management	100%	Operating
Jiangsu Ruiwuhang Security Services Co. Ltd. (“RUI Security”)	2022/09/19	PRC	RUI Facility Management	100%	Operating, exited to be subsidiary on September 17, 2025
Jiangsu Ruimu Boshi Technology Co. Ltd. (“Jiangsu Ruimu”)	2020/10/14	PRC	RUI Facility Management	100%	Operating
Company Deep Quest (“Deep Quest”)	2025/05/27	KSA	Jiangsu Ruimu	100%	Operating

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”).

(b) Basis of consolidation

The consolidated financial statements include the financial statements of the Group. All intercompany transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

Subsidiaries are entities in which the Company, directly or indirectly, controls more than one half of the voting power, or has the authorities to govern financial and operating policies, appoint or remove a majority of the members of the board of directors, or cast a majority of votes at the meeting of directors.

(c) Use of estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the amount of reported revenue, expenses, gains, and losses during the reporting periods in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to the assessment of the valuation of accounts receivable, notes receivable, other receivables and related allowance for credit losses, useful lives of property and equipment, incremental borrowing rate used in calculation of lease liabilities, impairment assessment of long-lived assets, and valuation allowance for deferred tax assets. The Group bases its estimates and judgements on historical experience and on various other assumptions and information that are believed to be reasonable under the circumstances. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements. Estimates and assumptions are periodically reviewed, and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary.

(d) Foreign currency

The Group’s reporting currency is United States dollars (“US$,” “USD” or “$”). The Group determines its functional currencies based on the criteria of Accounting Standards Codification (“ASC”) 830, Foreign Currency Matters. The functional currency of the Group is USD and its subsidiaries in the KSA is Saudi Riyal, in Singapore is Singapore Dollar (“SGD”) and in the PRC is Renminbi (“RMB”).

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates quoted by authoritative banks prevailing at the dates of the transactions. Exchange gains and losses resulting from those foreign currency transactions denominated in a currency other than the functional currency are recorded as foreign currency exchange gain or loss included in “Other income/(expenses), net” in the consolidated financial statements of operations and comprehensive loss.

The Company and its subsidiaries with functional currencies other than the USD, translate their operating results and financial position into USD, the Company’s reporting currency. Assets and liabilities in reporting currencies other than USD are translated into USD using the applicable exchange rates at the balance sheet date. Equity accounts other than retained earnings generated in current period are translated into USD at the appropriate historical rates. Revenue, expenses, gains and losses are translated into USD using the periodic average exchange rates. The resulting foreign currency translation adjustments are recorded in accumulated other comprehensive loss as a component of shareholders’ deficit. The translation rates are obtained from U.S. Federal Reserve Board.

(e) Cash and cash equivalents

Cash and cash equivalents consist of cash held in banks, which are highly liquid and are unrestricted as to withdrawal or use.

(f) Notes and accounts receivable, net

Notes and accounts receivable represent the amounts that the Group has an unconditional right to considerations. These receivables are uncollateralized, which include amounts earned less payments received and provision for expected credit losses. Management continually monitors and adjusts its allowances associated with the Company’s receivables to address any credit risks associated with the accounts receivable and periodically writes off receivables when collection is not considered probable. The Company does not charge interest on past due accounts. When uncertainty exists as to the collection of receivables, the Company records an allowance for expected credit losses and a corresponding charge to expected credit losses expense.

(g) Expected credit losses

Accounts receivable along with components within prepaid expenses and other current assets, net, are presented net of the allowance for expected credit losses, in accordance with ASC Topic 326, Financial Instruments – Credit Losses. The Group estimates this allowance using the CECL model, which requires management to make significant judgments regarding the timing and amount of expected losses. These estimates incorporate historical collection experience, current economic conditions, and forward-looking information, including forecasts of factors that may impact customers’ ability to pay. The allowance is reassessed regularly and may be adjusted based on changes in economic outlook or customer-specific developments.

The Group uses the aging schedule method to calculate the credit loss and considers the relevant factors of the historical and future conditions of the Group to make reasonable estimation of the risk rate, such as historical credit loss experience, age of receivable balances, current market conditions, reasonable and supportable forecasts of future economic conditions, as well as an assessment of receivables due from specific identifiable counter-parties. The Group assesses collectability by pooling receivables that have similar risk characteristics and evaluates receivables individually when specific receivables no longer share those risk characteristics.

The Group has recognized $6,936 and $40,515 in current expected credit loss expense on other receivables for the fiscal years ended August 31, 2024 and 2025, respectively.

(h) Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives and residual value are as follows:

Category	Estimated useful lives
Machinery and equipment	4-5 years
Transportation equipment	5 years
Office equipment and furniture	3 years
Leasehold improvement	Over the shorter of the terms or the estimated useful lives

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of operations and comprehensive loss in other income or expenses.

(i) Impairment of long-lived assets

The Group’s long-lived assets, including property and equipment, operating lease right-of-use assets, and other non-current assets for impairment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability is measured by comparing the carrying amount of the asset or asset group to the related projected undiscounted cash flows expected to result from the use of the assets or asset group and their eventual disposition, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the carrying amount of the assets or assets group exceeds the expected undiscounted cash flows, the Group would recognize an impairment loss based on the fair value of the assets or assets group. No impairment loss on long-lived assets was recorded for the fiscal years ended August 31, 2024 and 2025.

(j) Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The Group applies ASC 820 Fair Value Measurements and Disclosures (“ASC 820”) in measuring fair value, which defines fair value, establishes a framework for measuring fair value and requires disclosures to be provided on fair value measurement. ASC 820 establishes a three-tier fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

●	Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

●	Level 3 — Unobservable inputs which are supported by little or no market activity that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

ASC 820 also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, notes and accounts receivables, other receivables included in prepaid expenses and other current assets, amount due from related parties, other non-current assets, short-term and long-term loans, operating lease liabilities, accounts payable, deferred revenue, other payables included in accrued expenses and other current liabilities, and amount due to related parties. As of August 31, 2024 and 2025, the carrying amounts of the current financial assets and liabilities approximate their fair values due to the short-term maturity.

(k) Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Group recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter. The Group did not identify any significant commitments or contingencies as of August 31, 2024 and 2025.

(l) Revenue recognition

The Group derives its revenue from four main sources: (ⅰ) integrated facility management services, (ⅱ) integrated logistics services, (iii) software development services, and (iv) transportation equipment lease services.

Revenue recognized pursuant to ASC 606 Revenue from Contracts with Customers (“ASC 606”)

The Group recognizes integrated facility management services, integrated logistics services, and software development services revenue pursuant to ASC 606. In accordance with ASC 606, the core principle is that revenue from contracts with customers is recognized when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services. Revenue is recorded net of value-added taxes.

The following five steps are applied to achieve that core principle:

Step 1: Identify the contract(s) with a customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

(ⅰ) Integrated facility management services

The Group enters into service agreements with customers to provide integrated facility management offerings which include security management, fire safety management, energy management, and cleaning and landscaping. The Group determines there is only one single performance obligation in the contract of integrated facility management services as the promised services are not considered capable of being distinct from each other.

The transaction price of integrated facility management services is the fee the Group expects to be entitled to for the service provided which corresponds directly with the value to clients, and the contract is not subject to any financing component. As the integrated facility management services represents a single distinct performance obligation, the entire estimated transaction price is allocated to this performance obligation.

The Group recognizes revenue from providing integrated facility management service over time. Output method is applied for measuring service completion progress, according to which revenue recognition is based on the service completed that would faithfully depicts the Group’s performance in transferring control of services promised to customers and can be measured reliably.

The Group acts as the principal and revenue is recognized on a gross basis. The Company is considered as a principal for the satisfaction of performance obligation mainly because the Company is the primary obligor for fulfilling the service promised in the contract, bares the risk of any loss incurred during the service, and is responsible for the instruction and supervision of other parties involved.

(ⅱ) Integrated logistics services

The Group enters into service agreements with customers to provide comprehensive logistic solutions that cover the supply chain service from customs clearance, land transportation and delivery to designated project sites and determines there is only one single performance obligation in the contract of integrated logistics services as the promise services are not considered capable of being distinct from each other.

The transaction price of integrated logistics services is the fee the Group expects to be entitled to for the service provided which corresponds directly with the value to clients. Some contracts with customers may contain withheld payment provision. The withheld payment is set at a percentage to the accumulated amount of revenue for service delivered and is expected to be collected within one year from the date of performance obligation fulfillment. Therefore, the withheld payment is not considered as financing components. As the integrated logistics service represents a single performance obligation, the entire estimated transaction price is allocated to this performance obligation.

The Group recognizes revenue from providing integrated logistics service over time. Output method is applied for measuring service completion progress, according to which revenue recognition is based on pre-determined unit price and the tonnage or number of containers’ transportation services completed that would faithfully depicts the Company’s performance in transferring control of services promised to customers and can be measured reliably. The Group acts as the principal based on the facts that the Group retains customers and controls the procedures of the logistics services on its own and, as a result, revenue is recorded on a gross basis.

(iii) Software development services

The Company’s software development service contracts are primarily on a fixed-price basis with no variable consideration, which require the Group to perform services including designing the software as agreed upon, delivering programming source code and related documents. Upon delivery of the services, customer acceptance is generally required.

There are a list of specification or function modules defined in the contract. Each specification or module are considered interrelated with each other because none of them can be delivered to customers separately. In addition, source code and documentation to be delivered to customers is a package of final deliverables, because if the delivery was without a source code, the documentation is worthless to customer. Maintaining the utility of the software platform developed is part of the bundle of activities stipulated in the contract, and has to be delivered collectively with other activities to the client as a distinct service, i.e., to provide a solution to efficient management of the customer’s equipment lease; therefore, it cannot stand alone as a separate performance obligation, and the obligations are highly interrelated to the final outcomes of the deliverables as a customer requires. As a result, the Group identified that software development service contract contains a single performance obligation, which is to conduct a full package of software development service for the customer as agreed in contracts. The Group considers that the software development contract is not subject to any variable consideration nor financing components. No specific or unspecific upgrade is agreed and therefore no contractual liabilities are accrued.

The Group recognizes revenue from software development service over time considering that the underlying deliverables are contractually or practically restricted in directing an asset for another use, nor creating an asset with an alternative use to the Company, and the Group has an enforceable right to payment for performance completed throughout the duration of the contract. An output method is applied for measuring platform software development services, according to which revenue is recognized based on the percentage of completion of the underlying software development progress. This method would faithfully depict the Company’s performance in transferring control of the software development services promised to customers and can be measured reliably. The Group acts as the principal, and revenue is recorded on a gross basis.

Revenue recognized pursuant to ASC 842 Lease (“ASC 842”)

Transportation equipment lease services

The Group recognizes transportation equipment lease revenue under ASC 842, and all the lease contracts are operating leases with lease terms within 12 months. The Group has elected to exclude from revenue and expenses sales taxes and other similar taxes collected from its tenants. The Group leases transportation equipment for its customers and generates rental fees. The price of each contract varies primarily based on the type, volume, and terms of the equipment leased by the customers. The Company’s lease contracts typically specify the unit leasing price for each type of equipment. The Group recognizes rental revenue on a monthly basis or at every billable period over the lease term according to the contracts based on the actual usage of the leased equipment, and the future minimum undiscounted lease collections from the contracts existed as of August 31, 2025 is considered not capable of being determined. Renewal of contracts is on a negotiation basis before termination.

The Company started generating revenue from providing transportation equipment lease service since October 2024. For the fiscal year ended August 31, 2025, the Company has no operating lease income of fixed payments and the lease income of variable payments were as follows:

	For the fiscal years ended August 31,
	2024	2025
	USD	USD
Variable operating lease income	-	2,863,148

(m) Contract balances

Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Group has satisfied its performance obligation and has unconditional right to the payment. Contract assets represent the Company’s right to consideration in exchange for goods or services that the Group has transferred to a customer. The Group has nil contract assets recorded on its consolidated balance sheets as of August 31, 2024 and 2025, respectively.

The contract liabilities consist of advances from customers, which represent the cash received in advance for performance obligations to be provided by the Group and will be recognized as revenue when the Group fulfills its performance obligation.

The Company’s contract liabilities which were included in deferred revenue amounted to US$0 and US$270,614 as of August 31, 2024 and 2025, respectively. There was no revenue recognized from deferred revenue in the fiscal years ended August 31, 2024 and 2025, respectively.

(n) Cost of revenue

Cost of revenue primarily consists of outsourced services expenses, cleaning equipment lease cost, and staff cost for integrated facility management services; the cost of outsourced logistics service providers, custom clearing, and other necessary services needed to fulfill the integrated logistics services; the cost of software development services outsourced to third parties and staff cost for the software development services; and transportation equipment lease cost and depreciation of equipment purchased by the Group for the transportation equipment lease service.

(o) Selling, General and administrative expenses

General and administrative expenses mainly consist of staff cost, rental expenses, office and utilities expenses, selling expenses, travel expenses, depreciation expenses and other expenses related to general corporate functions.

(p) Research and development expenses

Research and development expenses mainly consist of staff cost and rental expenses related to research and development personnel and office spaces.

(q) Leases

From the perspective as lessee

The Group accounts for leases in accordance with ASC 842, which requires lessees to recognize leases on the consolidated balance sheets in the presentation of operating lease right-of-use assets and operating lease liabilities, and disclose key information about leasing arrangements.

At inception of a contract, the Group assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company’s leases are mainly operating leases. Operating lease assets are included within operating lease right-of-use assets, net and the corresponding lease liabilities are included within operating lease liabilities, current and operating lease liabilities, non-current of the consolidated balance sheets.

The Group has elected not to present short-term leases on the consolidated balance sheets as these leases have a lease term of 12 months or less and do not include options to purchase or renew that the Group is reasonably certain to exercise. The Group recognizes lease expenses for such short-term leases on a straight-line basis over the lease term. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. As the rate implicit in the Group’s leases are not readily available, the Group uses the Company’s incremental borrowing rate based on the credit quality of the Group and by comparing interest rates available in the market for similar borrowings, and adjusting this amount based on the impact of collateral over the term of each lease at the lease commencement date. The Group recognizes operating lease expense on a straight-line basis over the lease term. Lease terms are based on the non-cancellable term of the lease and may contain options to extend the lease when it is reasonably certain that the Group will exercise.

From the perspective as lessor

See Note 2 (l) “Revenue recognition, Revenue recognized pursuant to ASC 842 for more discussion.

(r) Income taxes

The Group accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). Provision for income taxes consists of current taxes and deferred taxes. Current tax is recognized based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases that will be in effect when the differences are expected to reverse. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period including the enactment date. Valuation allowances are established, based on a more-likely-than-not threshold, to reduce deferred tax assets to the amount expected to be realized. The Company’s ability to realize deferred tax assets depends on each individual entity’s ability to generate sufficient taxable income within the carry forward periods provided for in the tax law.

The Company’s subsidiaries in the PRC, the KSA, and Singapore are subject to the income tax laws of the PRC, the KSA, and Singapore.

The tax authority in the KSA is the Zakat, Tax and Customs Authority (“ZATCA”). The two major direct taxes in the KSA are corporate income tax and “Zakat.” Corporate income tax and Zakat are essentially distinguished based on the nationality of the company’s shareholders. If directly or indirectly held by foreign investors or citizens of non-GCC member states, a KSA company shall pay corporate income tax at a rate of 20%. Aish Alnas, the subsidiary incorporated in the KSA, was subject to Zakat during the inception to May 31, 2025, and subject to corporate income tax thereafter.

The Group applies a “more-likely-than-not” recognition threshold in the evaluation of uncertain tax positions. The Group recognizes the benefit of a tax position in its consolidated financial statements if the tax position is “more-likely-than-not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more-likely-than-not” recognition threshold is measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. Unrecognized tax benefits may be affected by changes in interpretation of laws, rulings of tax authorities, tax audits, and expiry of statutory limitations. In addition, changes in facts, circumstances and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Accordingly, unrecognized tax benefits are periodically reviewed and re-assessed. Adjustments, if required, are recorded in the Company’s consolidated financial statements in the period in which the change that necessities the adjustments occur. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in certain circumstances, a tax appeal or litigation process. The Group records interest and penalties related to unrecognized tax benefits (if any) in income tax expenses.

The Group did not accrue any liability, interest, or penalties related to uncertain tax positions in its provision for income taxes of its consolidated statements of operations and comprehensive loss for the fiscal years ended August 31, 2024 and 2025, respectively. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

(s) Value added tax

Revenue represents the invoiced value of goods and services, net of value added tax (“VAT”). The VAT is based on gross sales price. VAT applicable rate for subsidiaries in the KSA is at 0% for services received outside of the KSA and 15% for services provided domestically, and for subsidiaries in the PRC is at 3%, 6%, 9%, and 13% depending on the type of services and goods served. VAT taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in accrued expenses and other liabilities.

Subsidiaries incorporated in Cayman Islands and British Virgin Islands are not subject to the VAT under the legal frameworks of their respective jurisdictions.

(t) Earnings per share

The Group computes earnings per share (“EPS”) in accordance with ASC 260 Earnings per Share, which requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common share outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis of the potential Class A Ordinary Shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential Class A Ordinary Shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

(u) Comprehensive loss

The Group applies ASC 220 Comprehensive Income with respect to reporting and presentation of comprehensive loss in financial statements. Comprehensive loss is defined to include all changes in equity of the Group during a period arising from transactions and other events and circumstances except those resulting from investments by shareholders and distributions to shareholders. For the fiscal years presented, the Group’s comprehensive loss primarily consists of the foreign currency translation adjustment that has been excluded from the determination of net (loss) income.

(v) Related parties

The Group identifies related parties in accordance with ASC 850 Related Party Disclosures. Related parties include individuals or entities that directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Group. This includes principal owners, members of management, immediate family members of principal owners and management, and other entities where significant influence exists over management or operating policies.

The Group discloses material related party transactions, including the nature of the relationship, the terms and conditions of the transactions, and their financial impact. Where transactions are conducted on terms equivalent to those prevailing in arm’s length transactions, such terms are disclosed, where determinable.

(w) Segment reporting

In accordance with ASC 280 Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s CODM is the chief executive officer, as in his capacity he is responsible for setting strategies and initiatives, establishing policies, allocating resources and assessing the performance of the Company’s business segments.

Operating income is the primary measure of business segments’ profit or loss that is most consistent with the measurement principles of U.S. GAAP and no items below operating income are allocated to segments. The CODM uses operating income to review financial performance, progress of the Group’s strategic initiatives and to determine compensation of segment managers. For the fiscal year ended August 31, 2024, the Group’s primary business was integrated facility management service provided to customers in the PRC and the CODM of the Group has identified the Group as one reportable segment in its entirety. For the fiscal year ended August 31, 2025, the CODM of the Group has identified financial information disaggregated by business segments including (i) PRC operation and other regions and (ii) KSA operation for internal management purposes. The Group’s CODM makes decisions on resource allocation, evaluates operating performance, and monitors budget versus actual results using operating income. There is no reconciling items or adjustments in operating income between segments and as presented in the Group’s consolidated statements of operations. The CODM does not review assets in evaluating the segment results and therefore such information is not presented.

	For the fiscal year ended August 31, 2025
	PRC and other regions	KSA	Consolidated
	USD	USD	USD
Revenue	3,557,200	10,110,704	13,667,904
Cost of revenue	(2,728,995)	(8,132,530)	(10,861,525)
Gross profit	828,205	1,978,174	2,806,379

Selling, general and administrative expenses	(677,823)	(630,051)	(1,307,874)
Research and development expenses	(92,344)	-	(92,344)
Other expenses, net	(60,439)	(2,375)	(62,814)
Income tax expenses	(3,317)	(306,884)	(310,201)
Net profits	(5,718)	1,038,864	1,033,146

Other comprehensive income	42,359	83	42,442

(x) Recent accounting pronouncements

The Company expects to be an emerging growth company (“EGC”) as defined by the Jumpstart Our Business Startups Act (“JOBS Act”). The JOBS Act provides that an EGC can take advantage of extended transition periods for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company elected to take advantage of the extended transition periods. However, this election will not apply should the Company cease to be classified as an EGC.

In October 2023, the Financial Accounting Standard Board (“FASB”) issued ASU 2023-06 Disclosure Improvements — Codification Amendments in Response to SEC’s Disclosure Update and Simplification Initiative (“ASU 2023-06”), which amends the disclosure or presentation requirements in the following codification topics and subtopic: 230-10, Statement of Cash Flows — Overall; 250-10, Accounting Changes and Error Corrections — Overall; 260-10, Earnings Per Share — Overall; 270-10, Interim Reporting — Overall; 440-10, Commitments — Overall; 470-10, Debt — Overall; 505-10, Equity — Overall; 815-10, Derivatives and Hedging — Overall; 860-30, Transfers and Servicing — Secured Borrowing and Collateral; 932-235, Extractive Activities — Oil and Gas — Notes to Financial Statements; 946-20, Financial Services — Investment Companies — Investment Group Activities; and 974-10, Real Estate — Real Estate Investment Trusts — Overall. Many of the amendments allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the SEC’s requirements. Also, the amendments align the requirements in the Codification with the SEC’s regulations. For entities subject to existing SEC disclosure requirements or those that must provide financial statements to the SEC for securities purposes without contractual transfer restrictions, the effective date aligns with the date when the SEC removes the related disclosure from Regulation S-X or Regulation S-K. Early adoption is not allowed. For all other entities, the amendments will be effective two years later from the date of the SEC’s removal. The Group is in the process of evaluating the effect of the adoption of ASU 2023-06.

In December 2023, the FASB issued ASU 2023-09, Improvement to Income Tax Disclosure (“ASU 2023-09”). This standard requires more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This standard also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for public business entities, for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. The Group is in the process of evaluating the impact of adopting ASU 2023-09 on its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income— Expense Disaggregation Disclosures (Subtopic 220-40) (“ASU 2024-03”). The amendments in this update intend to improve the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses in commonly presented expense captions (such as cost of sales, selling, general and administrative expenses, and research and development). ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods beginning after December 15, 2027. The Group is currently evaluating the impact from the adoption of ASU 2024-03 on its consolidated financial statements.

Recently issued ASUs by the FASB, except for the ones mentioned above, are not expected to have a significant impact on the Company’s consolidated results of operations or financial position. Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Group does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows, or disclosures.

(y) Significant risk and uncertainties

Foreign exchange risk

The reporting currency of the Company’s operations was in USD and the Company’s subsidiaries in the KSA, Singapore, and the PRC generally use their respective local currencies as their functional currencies. The Group is mainly exposed to foreign currency risk on fluctuations of USD against functional currency as the translation adjustment. The Group is exposed to foreign exchange risk in respect of operating activities when purchasing of goods and services in geographic areas is using transaction currencies other than USD.

Concentration

Concentration of customers and suppliers

The Company’s revenue and contract liabilities were generated from the contracts with various customers and one particular customer in KSA, Metallurgical Corporation of China Ltd. Saudi Branch, accounts for 60.62% of the Company’s total revenue for the fiscal year ended August 31, 2025 and two customers in PRC, Shanghai Haichang Polar Ocean World Co., Ltd. and Shanghai Wangting Logistics Management Service Co., Ltd., account for 30.55% and 19.34% of the Company’s total revenue respectively for the fiscal year ended August 31, 2024.

As of August 31, 2025, 54.78% of the Group’s total accounts receivable were collectable from Metallurgical Corporation of China Ltd. Saudi Branch. As of August 31, 2024, 19.74%, 12.03%, and 11.52% of the Group’s total accounts receivable were collectable from three different customers, Shanghai Haichang Polar Ocean World Co., Ltd., GE Energy Hangzhou Company Limited, and Shanghai Yingpei Facility Management Services Co., Ltd. respectively.

There was one supplier in the KSA, Shenzhen Minsheng GEFCO Logistics Co., Ltd., accounted for approximately 30.63% of the Group’s total purchases for the fiscal year ended August 31, 2025, and one supplier, Shanghai Saying Information Technology Ltd., accounted for approximately 16.57% of the Group’s total purchases for the fiscal year ended August 31, 2024.

As of August 31, 2025, 16.52% of the Company’s total accounts payable was due to the above particular supplier in the KSA. As of August 31, 2024, 46.52% and 15.98% of the Group’s total accounts payable were due to two suppliers, Feizhe Software Wuxi Co., Ltd. and Feizhe Software Wuxi Co., Ltd., respectively.

The Group started its operation in KSA with Metallurgical Corporation of China Ltd. Saudi Branch in KSA in the beginning of fiscal year 2025 and expanded its clientele into more than dozen customers in KSA in the second half of the fiscal year ended August 31, 2025. The Group mitigates its overall concentration risk by engaging with various clients and providing different streams of revenue to these clients, and also engaging with various suppliers in both KSA and PRC.

Credit risk

Assets that potentially subject the Group to significant concentrations of credit risk primarily consist of cash and cash equivalents, notes and accounts receivables, amounts due from related parties, and deposits and other receivables within prepaid expenses and other current assets. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. All of the Company’s cash and cash equivalents are held with financial institutions that Company’s management believes to be in high credit quality. Based on the Company’s historical experiences in collection of other receivables and amounts due from related parties, including the related parties and third parties’ repayment history and their creditworthiness, the Group considers the credit risk of collectability of these receivables to be low. Management regularly conducts assessments on expected credit losses arising from non-performance by these counterparties.

Interest rate risk

The Group is exposed to interest rate risk arising from cash and cash equivalents, amounts due from related parties, short-term and long-term bank loans and amount due to related parties. The Group expected no material risk from changes in market interest rates, and did not use any derivative financial instruments to manage the interest rate risk exposure during the fiscal years ended August 31, 2024 and 2025.

(z) Revenue Disaggregation

The following is a summary of the Group’s segregated revenue by revenue streams:

	For the fiscal years ended August 31,
	2024	2025
	USD	USD
Revenue
Integrated facility management services	3,039,055	3,126,119
Integrated logistics services	-	6,438,886
Transportation equipment lease services	-	2,863,148
Software development services	-	920,810
Other services	104,501	318,941
Total revenue	3,143,556	13,667,904

The following is a summary of the Group’s segregated revenue by geography:

	For the fiscal years ended August 31,
	2024	2025
	USD	USD
Revenue
The Kingdom of Saudi Arabia	-	10,110,704
People’s Republic of China	3,143,556	3,485,994
Other regions	-	71,206
Total revenue	3,143,556	13,667,904

The following is a summary of the Group’s segregated revenue by timing of revenue recognition:

	For the fiscal years ended August 31,
	2024	2025
	USD	USD
Revenue
Over time	3,143,556	13,667,904

3. CASH AND CASH EQUIVALENTS

Cash and cash equivalents comprise cash at commercial banks in Singapore, the KSA, and the PRC, there is no restricted cash as of August 31, 2025 and 2024 respectively.

	As of August 31,
	2024	2025
	USD	USD
Cash and cash equivalents	39,243	633,953

4. NOTES AND ACCOUNTS RECEIVABLE, NET

Notes and accounts receivable, net consisted of the following:

	As of August 31,
	2024	2025
	USD	USD
Notes receivable	-	26,869
Accounts receivable	501,427	1,726,946
Less: allowance for credit losses	-	-
Notes and accounts receivable, net	501,427	1,753,815

There was no balance of allowance for credit losses for notes and accounts receivable as of August 31, 2024 and 2025, respectively. No credit losses provision was made or written off for the fiscal years ended August 31, 2024 and 2025, respectively.

5. PREPAYMENTS AND OTHER CURRENT ASSETS, NET

Prepayments and other current assets, net, consisted of the following:

	As of August 31,
	2024	2025
	USD	USD
Prepaid rents (1)	9,883	169,292
Advances to suppliers (2)	9,435	48,824
Prepaid input value-added taxes	63,125	77,604
Deposits	22,460	33,507
Receivables from third parties (3)	68,127	17,546
Deferred offering costs	-	80,000
Less: allowance for credit losses	-	-
Prepayments and other current assets, net	173,030	426,773

(1)	Prepaid rents mainly represent prepayments for leased premises to be leased out to local lessees.

(2)	Advances to suppliers mainly represent advanced payments to suppliers for purchase of equipment in the PRC as of August 31, 2024 and for advanced logistics payments to suppliers in the KSA as of August 31, 2025.

(3)	Receivables from third parties mainly represent short-term cash advances made to third parties for potential co-operating projects.

There was no balance of allowance for credit losses for other receivable as of August 31, 2024 and August 31, 2025, respectively. US$40,515 and US$6,936 credit loss provision was made and written off for the fiscal years ended August 31, 2024 and 2025, respectively.

6. LEASE

From the perspective of lessee

The Group’s lease portfolio includes office space, machinery equipment, and apartments located in the PRC and the KSA. These assets are held for either the Group’s own use or for subleasing. As of and for the fiscal year ended August 31, 2024, there was no lease contract beyond 12 months identified under ASC 842. As of and for the fiscal year ended August 31, 2025, all leases were classified as operating leases under ASC 842.

The Group recognized right-of-use (“ROU”) assets and corresponding lease liabilities on its consolidated balance sheets in accordance with ASC 842. The ROU assets are amortized on a straight-line basis over the respective lease terms. As of August 31, 2025, the weighted-average remaining lease terms for the Group’s active leases was approximately 2.22 years. As of August 31, 2025, the weighted average discount rate for the Group’s active leases was 3.38%. Operating lease right-of-use assets, net consisted of the following:

As of August 31,
2025
USD
Original value of operating lease right of use asset	140,752
Less: Amortization of operating lease right-of-use asset	(25,047)
Operating lease right-of-use assets, net	115,705

Operating lease liabilities consisted of the following:

As of August 31,
2025
USD
Operating lease liabilities, current	55,751
Operating lease liabilities, non-current	40,249
Operating lease liabilities	96,000

The Company’s operating lease expenses are recognized in cost of revenue, selling, marketing, general and administrative expenses, research and development expenses in the consolidated statements of operations and comprehensive income. For the fiscal year ended August 31, 2024, the Group recognized operating lease expenses of US$24,988 and short-term lease expenses of US$40,740. For the fiscal year ended August 31, 2025, the Group recognized operating lease expenses of US$26,379 and short-term lease expense of US$2,661,126, respectively.

Cash paid for operating leases was US$50,452 and US$2,970,395 for the fiscal years ended August 31, 2024 and 2025, respectively.

The following table summarizes the maturity of operating lease liabilities as of August 31, 2025:

As of August 31,
2025
USD
Within 1 year	56,602
1 - 2 years	41,945
Total undiscounted lease payments	98,547
Less: imputed interest	(2,547)
Present value of lease liabilities	96,000
Amounts due within 12 months	55,751
Long-term lease liabilities	40,249

7. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	As of August 31,
	2024	2025
	USD	USD
Machinery and equipment	34,098	825,104
Transportation equipment	85,947	85,460
Office equipment and furniture	9,796	27,304
Leasehold improvement	20,457	37,711
Subtotal	150,298	975,579
Less: accumulated depreciation	(47,010)	(101,204)
Property and equipment, net	103,288	874,375

The Group recognized depreciation expenses of property and equipment amounted to US$23,924 and US$54,640 for the fiscal years ended August 31, 2024 and 2025, respectively.

For the fiscal year ended August 31, 2025, the Group disposed of property and equipment with cost of $637 with accumulated depreciation $605 resulting in disposal loss of $32.

8. OTHER NON-CURRENT ASSETS

	As of August 31,
	2024	2025
	USD	USD
Deposits, non-current	-	11,220

9. SHORT-TERM LOANS

As of August 31, 2024, the Group did not have any outstanding short-term loans. Short-term loans as of August 31, 2025 consisted of the following:

	Principal Amount	Annual Interest Rate	Contract Term
	USD
Bank of Shanghai	419,058	3.60%	2025/02/10 –2026/02/10
Short-term loan	419,058

The short-term bank loan is guaranteed by the Company’s chief financial officer and founding shareholder, Mr. Xiang Chen.

10. ACCOUNTS PAYABLE

Accounts payable consisted of the following:

	As of August 31,
	2024	2025
	USD	USD
Accounts payable for services	175,792	1,449,344
Accounts payable for equipment purchase	33,427	429,538
Accounts payable	209,219	1,878,882

11. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of August 31,
	2024	2025
	USD	USD
Deferred revenue (1)	-	270,614
Cash advances payable to third parties	286,319	208,725
Accrued payroll and employee benefits	269,439	108,094
Deposits payable	-	35,977
Advances from customers	14,104	-
Other payables to third parties	34,847	66,396
Accrued expenses and other current liabilities	604,709	689,806

(1)	Deferred revenue mainly represents premises rental fee received in advance from lessees in the KAS for leasing services to be rendered within next 12 months.

(2)	Cash advances payable to third parties are cash received from third parties without interests and maturity dates.

12. LONG-TERM LOANS

As of August 31, 2024, the Group did not have any outstanding long-term loans. Long-term loans as of August 31, 2025 consisted of the following:

As of August 31, 2025
USD
China CITIC Bank	694,210
Less: loan principal due within 12 months	14,024
Long-term loans	680,186

The long-term bank loans described above represented the outstanding balance from a line of credit obtained from China CITIC Bank on September 27, 2024, in a total amount of US$1,079,883 with its maturity date on September 27, 2029. Standalone interest rate and maturity date will be determined along with each withdrawal. This line of credit is guaranteed by the Company’s chief financial officer and founding shareholder, Mr. Xiang Chen, and mortgaged against a real estate property owned by Mr. Xiang Chen located in Wuxi, Jiangsu Province, PRC.

On September 29, 2024, the Group withdrew US$420,734 from the above line of credit with a maturity date of September 29, 2027, repayable of 1% of the loan every half year for five installment repayments from March 20, 2025 and 95% of the loan on the maturity date, and bearing interest rate of 3%.

On November 13, 2024, the Group withdrew USD$ 280,489 from the above line of credit with a maturity date of November 13, 2027, repayable of 1% of the loan every half year for five installment repayments from April 20, 2025 and 95% of the loan on the maturity date, and bearing interest rate of 2.85%.

13. RELATED PARTY BALANCES AND TRANSACTIONS

The Group records transactions with various related parties. These related party balances as of August 31, 2024 and 2025 and transactions for the fiscal years ended August 31, 2024 and 2025 are identified as follows:

(1) Related party with transactions and related party relationships

Name of Related Party	Relationship to the Company
Xiang Chen	Chief financial officer, shareholder, and director of the Company
Peng Yu	Chief executive officer and shareholder of the Company
Ping Wu	Immediate family member of Xiang Chen, and shareholder of the Company
Minzhi Tong	Senior management of the Group and shareholder of the company
Ruiwuhang (Shanghai) Corporate Management Co. Ltd.	An entity of which Minzhi Tong acts as the legal representative
Wuxi Wuyue Drinking Water Co. Ltd.	An entity in which Xiang Chen holds 70% equity interests and acts as the legal representative
Wuxi Baiqun Internet Technology Co. Ltd.	An entity in which Ping Wu holds 49% equity interests and acts as the legal representative
Jinshi (Shanghai) Corporate Management Co. Ltd.	An entity in which Minzhi Tong holds 90% equity interests and acts as the legal representative
Beijing Ruiwuhang Management Consulting Co. Ltd.	An entity controlled collectively by Xiang Chen and Peng Yu
Wuxi Xinzhongxing Human Resources Service Co. Ltd.	An entity in which Ping Wu is the legal representative and has minority equity interests
Shanghai Aobo Technology Co. Ltd.	An entity 100% controlled by Ping Wu
Jiangsu Ruiwuhang Zhilian Technology Co. Ltd.	An entity which is 49.5% owned by Jiangsu RUI Security Service Co. Ltd.
Wuxi Shenrui Commercial Technology Co. Ltd.	An entity in which Xiang Chen holds 70% equity interests
Wuxi Zhitianxin Industrial Service Outsourcing Ltd.	An entity in which Xiang Chen acts as a senior management

(2) Significant Related Party Transactions

Sales to a related party	For the fiscal years ended August 31,
	2024	2025
	USD	USD
Wuxi Xinzhongxing Human Resources Service Co. Ltd.	-	52,218
Total	-	52,218

The Group provided market research consulting service to the related party.

Purchases from related parties

	For the fiscal years ended August 31,
	2024	2025
	USD	USD
Wuxi Xinzhongxing Human Resources Service Co. Ltd. (1)	37,972	46,298
Ruiwuhang (Shanghai) Corporate Management Co. Ltd. (1)	-	19,630
Shanghai Aobo Technology Co. Ltd. (2)	-	9,042
Total	37,972	74,970

(1)	Ruiwuhang (Shanghai) Corporate Management Co. Ltd. and Wuxi Xinzhongxing Human Resources Service Co. Ltd. provided facility management outsourcing service to the Group for its integrated facility management service business.

(2)	Shanghai Aobo Technology Co. Ltd. sold small tools to the Group for its integrated facility management service business.

(3) Cash advances to related parties

	For the fiscal years ended August 31,
	2024	2025
	USD	USD
Xiang Chen (1)	-	479,136
Wuxi Wuyue Drinking Water Co. Ltd. (2)	8,829	-
Total	8,829	479,136

(1)	The cash advances provided to Xiang Chen are interest-free. As of August 31, 2025, the outstanding balance of US$479,136 was netted off with the outstanding balance of US$328,087 amounts due to Wuxi Baiqun Internet Technology Co. Ltd. and US$151,049 amounts due to Wuxi Wuyue Drinking Water Co. Ltd., respectively. All cash advances to Xiang Chen have been repaid during the reporting period.

(2)	The cash advances provided to Wuxi Wuyue Drinking Water Co. Ltd. represent interest-free advances to support the business operations of Wuxi Wuyue Drinking Water Co. Ltd. The outstanding amounts were fully repaid by Wuxi Wuyue Drinking Water Co. Ltd. in 2025.

(4) Cash advances from related parties

	For the fiscal years ended August 31,
	2024	2025
	USD	USD
Xiang Chen	138,464	170,620
Ping Wu	34,616	177,091
Wuxi Baiqun Internet Technology Co. Ltd.	706,166	5,549
Wuxi Zhitianxin Industrial Service Outsourcing Ltd.	276,928	-
Wuxi Wuyue Drinking Water Co. Ltd.	-	268,586
Jinshi (Shanghai) Corporate Management Co. Ltd.	-	151,893
Beijing Ruiwuhang Management Consulting Co. Ltd.	41,539	-
Jiangsu Ruiwuhang Zhilian Technology Co. Ltd.	-	7,685
Total	1,197,713	781,424

As of and during the fiscal years ended August 31, 2024 and 2025, the Company has obtained in total US$1,197,713 and US$781,424 cash advances credits from the above listed related parties, respectively. The cash advances obtained are for temporary operation supports and the Company may repay at its discretion while the related parties would not request for repayments before August 31, 2028.

(5) Amounts due from related parties

	As of August 31,
	2024	2025
	USD	USD
Wuxi Xinzhongxing Human Resources Service Co., Ltd. (1)	-	41,884
Xiang Chen (2)	-	2,805
Wuxi Baiqun Internet Technology Co. Ltd. (3)	-	2,104
Shanghai Aobo Technology Co. Ltd. (4)	-	822
Wuxi Wuyue Drinking Water Co. Ltd. (5)	8,993	-
Ruiwuhang (Shanghai) Corporate Management Co. Ltd. (6)	71	-
Total	9,064	47,615

(1)	The amounts due from Wuxi Xinzhongxing Human Resources Services Co. Ltd. represent an accounts receivable of a service the Company provided to Wuxi Xinzhongxing Human Resources Services Co. Ltd. The amounts are expected to be repaid in the fiscal year ending August 31, 2026.

(2)	The amounts due from Xiang Chen represent an allowance the Company made to Xiang Chen. The amounts are expected to be repaid in the fiscal year ending August 31, 2026.

(3)	The amounts due from Wuxi Baiqun Internet Technology Co. Ltd. represent interest-free cash advances with no expiration date provided by the Company to Wuxi Baiquan Internate Technology Co. Ltd. The amounts are expected to be repaid in the fiscal year ending August 31, 2026.

(4)	The amounts due from Shanghai Aobo Technology Co. Ltd. represent interest-free cash advances with no expiration date provided by the Company to Shanghai Aobo Technology Co. Ltd. The amounts are expected to be repaid in the fiscal year ending August 31, 2026.

(5)	The amounts due from Wuxi Wuyue Drinking Water Co. Ltd. represent interest-free cash advances with no expiration date provided by the Company to Wuxi Wuyue Drinking Water Co. Ltd. The amounts are expected to be repaid in the fiscal year ending August 31, 2026.

(6)	The amounts due from Ruiwuhang (Shanghai) Corporate Management Co. Ltd. represent interest-free cash advances with no expiration date provided by the Company to Ruiwuhang (Shanghai) Corporate Management Co. Ltd. The amounts are expected to be repaid in the fiscal year ending August 31, 2026.

(6) Amounts due to related parties

	As of August 31,
	2024	2025
	USD	USD
Xiang Chen (1)	219,451	-
Peng Yu (2)	6,883	46,817
Ping Wu (3)	1,191,820	185,016
Minzhi Tong (4)	161	631
Wuxi Baiqun Internet Technology Co. Ltd. (5)	654,443	225,769
Jinshi (Shanghai) Corporate Management Co. Ltd. (6)	479,549	490,155
Beijing Ruiwuhang Management Consulting Co. Ltd. (7)	42,313	-
Wuxi Xinzhongxing Human Resources Service Co. Ltd. (8)	409,027	406,709
Wuxi Zhitianxin Industrial Service Outsourcing Ltd. (9)	282,087	280,489
Wuxi Wuyue Drinking Water Co. Ltd. (10)	-	1,645
Jiangsu Ruiwuhang Zhilian Technology Co. Ltd. (11)	-	7,770
Total	3,285,734	1,645,001

(1)	The amounts due to Xiang Chen represent interest-free cash advances provided by Xiang Chen to the Company, which will not be requested for repayment before August 31, 2028.

(2)	The amounts due to Peng Yu represent interest-free cash advances provided by Peng Yu to the Company, which will not be requested for repayment before August 31, 2028.

(3)	The amounts due to Ping Wu represent interest-free cash advances provided by Ping Wu to the Company, which will not be requested for repayment before August 31, 2028.

(4)	The amounts due to Minzhi Tong represent interest-free cash advances provided by Minzhi Tong to the Company, which will not be requested for repayment before August 31, 2028.

(5)	The amounts due to Wuxi Baiqun Internet Technology Co. Ltd. represent interest-free cash advances provided by Wuxi Baiqun Internet Technology Co. Ltd. to the Company, which will not be requested for repayment before August 31, 2028.

(6)	The amounts due to Jinshi (Shanghai) Corporate Management Co. Ltd. represent interest-free cash advances provided by Jinshi (Shanghai) Corporate Management Co. Ltd. to the Company, which will not be requested for repayment before August 31, 2028.

(7)	The amounts due to Beijing Ruiwuhang Management Consulting Co. Ltd. represent interest-free cash advances provided by Beijing Ruiwuhang Management Consulting Co. Ltd. to the Company, which will not be requested for repayment before August 31, 2028.

(8)	The amounts due to Wuxi Xinzhongxing Human Resources Service Co. Ltd. represent interest-free cash advances provided by Wuxi Xinzhongxing Human Resources Service Co. Ltd. to the Company, which will not be requested for repayment before August 31, 2028.

(9)	The amounts due to Wuxi Zhitianxin Industrial Service Outsourcing Ltd. represent interest-free cash advances provided by Wuxi Zhitianxin Industrial Service Outsourcing Ltd. to the Company, which will not be requested for repayment before August 31, 2028.

(10)	The amounts due to Wuxi Wuyue Drinking Water Co. Ltd. represent interest-free cash advances provided by Wuxi Wuyue Drinking Water Co. Ltd. to the Company, which will not be requested for repayment before August 31, 2028.

(11)	The amounts due to Jiangsu Ruiwuhang Zhilian Technology Co. Ltd. represent interest-free cash advances provided by Jiangsu Ruiwuhang Zhilian Technology Co. Ltd. to the Company, which will not be requested for repayment before August 31, 2028.

14. EQUITY

Ordinary Shares

The Group was incorporated under the laws of the Cayman Islands with authorized share capital of 500,000,000 ordinary shares at par value of $0.0001 each. As of August 31, 2025, 31,125,000 ordinary shares were issued.

Retrospectively, the Group was established in Singapore on January 26, 2024 with authorized ordinary shares of 1,000,000 at par value of $0.01 each. The Group issued 666,800 ordinary shares to MAIS Holdings Limited, 33,300 ordinary shares to PhoenixOne Holding Limited, 133,300 ordinary shares to Ridgehall Services Pte. Ltd., 83,300 ordinary shares to Vertex Ventures Holding Limited, and 83,300 ordinary shares to Ruipal Holding Limited on the same day, all with consideration at par value.

On July 12, 2024, Ruipal Holding Limited transferred all of its shares to four other shareholders. After the share transfer, MAIS Holding Limited had 500,000 ordinary shares, PhoenixOne Holdings Limited had 33,300 ordinary shares, Ridgehall Services Pte. Ltd. had 133,300 ordinary shares, and Vertex Ventures Holding Limited had 333,400 ordinary shares.

On February 17, 2025, the Company was incorporated in Cayman Islands with authorized ordinary shares of 500,000,000, $0.0001 par value, and 1 ordinary share issued to MAIS Holding Limited. On May 16, 2025, the Group issued 14,999,999 ordinary shares to MAIS Holding Limited, 999,000 ordinary shares to PhoenixOne Holding Limited, 3,999,000 to Ridgehall Services Pte. Ltd., and 10,002,000 to Vertex Ventures Holding Limited, all with consideration at par value.

On June 10, 2025, the Group issued 1,125,000 ordinary shares to Zenith Capital LLP for consideration of US$500,000. As of August 31 2025, the Group had received US$200,000 from this shareholder.

Statutory reserve and restricted net assets

As stipulated by relevant PRC laws and regulations, the Company’s subsidiaries and affiliated entities in the mainland PRC (exclusive of Hong Kong) must take appropriations from tax profit to non-distributive funds. These reserves include general reserve and the development reserve.

The statutory reserve requires annual appropriation 10% of after-tax profits at each year-end until the balance reaches 50% of a mainland PRC company’s registered capital. Other reserve is set aside at the Company’s discretion. These reserves can only be used for general enterprise expansion and are not distributable as cash dividends. No general reserve were provided as of August 31, 2024 and 2025, respectively due to the accumulated deficit.

15. TAXES

TAXATION

The entities within the Group file separate tax returns in the respective tax jurisdictions in which they operate.

Cayman Islands

The Group incorporated in the Cayman Islands as an exempted Group with limited liability under the Companies Act of the Cayman Islands and, accordingly, is exempted from Cayman Islands income tax. As such, the Group is not subject to tax on either income or capital gain for the fiscal years ended August 31, 2024 and 2025.

Singapore

The Company’s subsidiary incorporated in Singapore is subject to Singapore tax laws, and the Singapore corporate income tax rate varies from year to year. For the fiscal years ended August 31, 2025 and 2024, the corporate income tax rate (“CIT”) was 17% combined with different applicable CIT rebate rate and CIT cash rebate applicable to different taxable profit range and different CIT cash rebate amount. The Group accrued corporate income taxes of $3,317 according to the applicable tax rates for the fiscal year ended August 31, 2025 and nil corporate income taxes in the fiscal year ended August 31, 2024 as there was an operating loss of $2,444 in the year.

The Kingdom of Saudi Arabia

The Company’s subsidiary incorporated in KSA is subject to corporate income tax since June 1, 2025. The corporate income tax was accrued at $306,884.30 for the fiscal year ended August 31, 2025.

People’s Republic of China

Pursuant to the Enterprise Income Tax Law of the PRC and its implementation rules, the Company’s subsidiaries incorporated in PRC are subject to enterprise income tax at a uniform rate of 25% for the fiscal years ended August 31, 2024 and 2025.

Income tax expenses of $875 and $nil were recognized for the PRC Subsidiaries for the fiscal years ended August 31, 2024 and 2025, respectively. No deferred income tax benefit or losses were recognized for the fiscal years ended August 31, 2024 and 2025.

i) The components of the income tax provision are as follows:

	For the fiscal years ended August 31,
	2024	2025
	USD	USD
Current tax expense	875	310,201
Deferred tax expense (benefit)	-	-
Total income tax expenses (benefit)	875	310,201

Income (losses) before provision for income taxes is attributable to the following geographic locations for the fiscal years ended August 31, 2024 and 2025:

	For the fiscal years ended August 31,
	2024	2025
	USD	USD
Cayman Islands	-	(137,212)
Singapore	(2,444)	82,339
The Kingdom of Saudi Arabia	(3,847)	1,345,749
People’s Republic of China	(947,326)	91,382
Elimination	-	(38,911)
Total (Loss)/Income before Income Taxes	(953,617)	1,343,347

ii) Reconciliation

The following table reconciles the Singapore statutory rate to the Singapore subsidiary’s effective tax rates:

	For the fiscal years ended August 31,
	2024	2025
Tax at statutory tax rate	17.00%	17.00%
Non-deductible expenses	(13.59)%	-
Preferential rate	-	(12.87%)
Valuation allowance	(3.41)%	(0.10%)
Effective Tax Rate	-	4.03%

The following table reconciles the KSA statutory rate to the KSA subsidiary’s effective tax rates:

	For the fiscal years ended August 31,
	2024	2025
Tax at statutory tax rate	20.00%	20.00%
Non-deductible expenses	(20.00)%	2.80%
Effective Tax Rate	-	22.80%

The following table reconciles the PRC statutory rate to the PRC Subsidiaries’ effective tax rates:

	For the fiscal years ended August 31,
	2024	2025
Tax at statutory tax rate	25.00%	25.00%
Non-deductible items	(1.40)%	52.75%
Tax losses not recognized	(23.69)%	-
Tax effect on previous tax losses utilization	-	(77.75)%
Effective Tax Rate	(0.09)%	-

iii) The following table summarizes deferred tax assets and liabilities resulting from differences between financial accounting basis and tax basis of assets and liabilities:

	As of August 31,
	2024	2025
	USD	USD
Deferred tax assets:
Net operating losses	760,327	732,634
Total deferred tax assets	760,327	732,634
Less: Valuation allowance	(760,327)	(732,634)
Total deferred tax assets, net of valuation allowance	-	-

As of August 31, 2025, net operating loss carry forward will expire, if unused, in the following amounts:

For the fiscal years ended August 31,
2025
USD
2026	337,789
2027	588,466
2028	266,667
2029	470,909
2030	692,326
2031	574,379
Total	2,930,536

16. COMMITMENTS AND CONTINGENCIES

Commitments

The Group had no purchase commitment as of August 31, 2024 and August 31, 2025. The information of lease commitments is provided in Note 6.

Contingencies

From time to time, the Group is subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Group does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity. As of December 15, 2025, the Group has no significant outstanding litigation.

17. SUBSEQUENT EVENTS

The Group evaluated subsequent events and transactions that occurred after the most recent balance sheet date up to December 15, 2025, the date on which the financial statements were available to be issued. Based on the review, the Group identify the following material subsequent events.

The Group issued 3,500,000 Class B Ordinary Shares with par value of US$0.0001 each and consideration of $350 to Serenity Prime Limited on October 30, 2025.

On November 20, 2025, the Group created two new classes of shares, being Class A Ordinary Shares of par value US$0.0001 each and Class B Ordinary Shares of par value US$0.0001 each, by converting, re-classifying, and re-designating all the 34,625,000 issued shares of par value US$0.0001 each held by the shareholders of the Company. As a result, the Company has divided its authorized share capital into 450,000,000 Class A Ordinary Shares of par value US$0.0001 each and 50,000,000 Class B Ordinary Shares of par value US$0.0001 each.

The Company has already retrospectively reflected the above subsequent events in the financial reports.

RUI HOLDINGS INC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. Dollars (“$”), except for the number of shares)

	Note	As of August 31, 2025	As of February 28, 2026
		USD	USD
		Audited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	3	633,953	349,520
Notes and accounts receivable, net	4	1,753,815	2,616,165
Amounts due from related parties	10	47,615	47,457
Deferred offering costs, current		80,000	507,966
Prepayments and other current assets, net	5	346,773	561,591
Total current assets		2,862,156	4,082,699

Non-current assets:
Property and equipment, net		874,375	760,107
Operating lease right-of-use assets, net	6	115,705	92,361
Other non-current assets, net		11,220	11,665
Total non-current assets		1,001,300	864,133
TOTAL ASSETS		3,863,456	4,946,832

LIABILITIES
Current liabilities:
Short-term loans	7	419,058	-
Accounts payable	8	1,878,882	2,317,860
Taxes payable		455,569	589,289
Amounts due to related parties	11	1,645,001	2,151,719
Accrued expenses and other current liabilities	9	689,806	696,556
Long-term loans, current	10	14,024	14,582
Operating lease liabilities, current	6	55,751	57,104
Total current liabilities		5,158,091	5,827,110

Non-current liabilities:
Long-term loans	10	680,186	699,923
Operating lease liabilities, non-current	6	40,249	-
Total non-current liabilities		720,435	699,923
TOTAL LIABILITIES		5,878,526	6,527,033

COMMITMENTS AND CONTINGENCIES		-	-

RUI HOLDINGS INC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. Dollars (“$”), except for the number of shares)

	Note	As of August 31, 2025	As of February 28, 2026
		USD	USD
		Audited	Unaudited
DEFICIT
Class A ordinary shares ($0.0001 par value, 450,000,000 Class A Ordinary Shares authorized, 15,690,000 Class A Ordinary Shares issued and outstanding) ***		1,734	1,569
Class B ordinary shares ($0.0001 par value, 50,000,000 Class B Ordinary Shares authorized, 18,935,000 Class B Ordinary Shares issued and outstanding) ***		1,379	1,894
Additional paid-in capital		499,887	499,887
Subscription receivable		(300,000)	-
Accumulated deficit		(2,378,788)	(2,142,124)
Accumulated other comprehensive income		160,718	58,573
TOTAL SHAREHOLDERS' DEFICIT		(2,015,070)	(1,580,201)

TOTAL LIABILITIES AND DEFICIT		3,863,456	4,946,832

***	The Company effected a share re-designation and re-classification on November 19, 2025 by converting, re-classifying, and re-designating all the 34,625,000 issued ordinary shares into 450,00,000 authorized Class A Ordinary Shares of par value US$0.0001 each and 50,000,000 authorized Class B Ordinary Shares of par value US$0.0001 each, and then converting, re-classifying, and re-designating the 15,690,000 ordinary shares held by existing shareholders of the Company to 15,690,000 Class A Ordinary Shares, and 18,935,000 ordinary shares held by existing shareholders of the Company to 18,945,000 Class B Ordinary Shares.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RUI HOLDINGS INC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME/(LOSS)

(Expressed in U.S. Dollars (“$”), except for the number of shares)

		Six months ended February 28,
	Note	2025	2026
		USD	USD
Revenue		9,396,333	4,036,801
Cost of revenue		(7,644,428)	(3,179,347)
Gross profit		1,751,905	857,454

Operating expenses
Selling, general and administrative expenses		(479,703)	(510,495)
Research and development expenses		(54,586)	(24,219)
Total operating expenses		(534,289)	(534,714)
Income from operations		1,217,616	322,740

Other expenses
Other expenses, net		(928)	(22,234)
Total other expenses, net		(928)	(22,234)

Income before income tax		1,216,688	300,506
Income tax expenses	12	(519)	(63,842)
Net income		1,216,169	236,664

Other comprehensive income/(loss)
Foreign currency translation adjustment		85,862	(102,145)
Total comprehensive income		1,302,031	134,519

Earnings per share
Basic		0.0405	0.0071
Diluted		0.0405	0.0071

Weighted average number of ordinary shares outstanding
Basic		30,000,000	33,484,116
Diluted		30,000,000	33,484,116

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RUI HOLDINGS INC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT

(Expressed in U.S. Dollars (“$”), except for the number of shares)

		Ordinary Shares				Additional			Accumulated other
		Class A***		Class B***		paid-in	Subscription	Accumulated	comprehensive	Total
	Note	Shares	Amount	Shares	Amount	capital	receivable	Deficits	Income/(loss)	Deficit
			USD		USD	USD	USD	USD	USD	USD
Balance as of September 1, 2024	12	16,215,000	1,621	13,785,000	1,379	-	-	(3,411,934)	118,277	(3,290,657)
Net Income		-	-	-	-	-	-	1,216,169	-	1,216,169
Foreign currency translation adjustment		-	-	-	-	-	-	-	85,862	85,862
Balance as of February 28, 2025	12	16,215,000	1,621	13,785,000	1,379	-	-	(2,195,765)	204,139	(1,988,626)

Balance as of September 1, 2025		17,340,000	1,734	13,785,000	1,379	499,887	(300,000)	(2,378,788)	160,718	(2,015,070)
Net Income		-	-	-	-	-	-	236,664	-	236,664
New issuance of Ordinary Shares		-	-	3,500,000	350	-	-	-	-	350
Conversion of Class A ordinary shares to Class B ordinary shares		(1,650,000)	(165)	1,650,000	165	-	-	-	-	-
Collection of subscription receivable		-	-	-	-	-	300,000	-	-	300,000
Foreign currency translation adjustment		-	-	-	-	-	-	-	(102,145)	(102,145)
Balance as of February 28, 2026	12	15,690,000	1,569	18,935,000	1,894	499,887	-	(2,142,124)	58,573	(1,580,201)

***	The Company effected a share re-designation and re-classification on November 19, 2025 by converting, re-classifying, and re-designating all the 34,625,000 issued ordinary shares into 450,00,000 authorized Class A Ordinary Shares of par value US$0.0001 each and 50,000,000 authorized Class B Ordinary Shares of par value US$0.0001 each, and then converting, re-classifying, and re-designating the 15,690,000 ordinary shares held by existing shareholders of the Company to 15,690,000 Class A Ordinary Shares, and 18,935,000 ordinary shares held by existing shareholders of the Company to 18,945,000 Class B Ordinary Shares.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RUI HOLDINGS INC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. Dollars (“$”), except for the number of shares)

		Six months ended February 28,
	Note	2025	2026
		USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income		1,216,169	236,664
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation of property and equipment		17,916	94,772
Amortization of operating lease right-of-use asset		120	26,509
Loss from the disposal of property and equipment		32	-
Unrealized foreign exchange gain		(7,850)	(6,175)
Changes in operating assets and liabilities:		-	-
Notes and accounts receivable		(4,310,064)	(1,057,053)
Prepayments and other current assets		(55,873)	(212,606)
Other non-current assets		(10,985)	(7,037)
Amounts due from related parties		(315,921)	240,757
Accounts payable		2,728,163	589,035
Accrued expenses and other current liabilities		(163,973)	(9,742)
Taxes payable		754,839	134,387
Amounts due to related parties		13,555	-
Operating lease liabilities		1,451	(38,895)
Net cash used in operating activities		(132,421)	(9,384)

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash received from disposal of subsidiary		-	65,852
Purchase of property and equipment		(85,762)	(960)
Net cash (used in)/ provided by investing activities		(85,762)	64,892

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from short-term loans		416,534	-
Repayment of short-term loans		-	(424,030)
Cash received from long-term loans		694,223	-
Repayment of long-term loans		-	(7,095)
Payment for deferred offering cost		-	(427,966)
Cash advanced from related parties		719,387	702,447
Repayments to related parties		(1,180,947)	(547,302)
Cash advanced from third parties		23,849	60,000
Repayments to third parties		-	(9,934)
Proceeds from new issuance of ordinary shares		-	350
Proceeds from subscription receivable		-	300,000
Net cash provided by/ (used in) financing activities		673,046	(353,530)

Effect of exchange rate changes on cash		(3,327)	13,589

Net increase/(decrease) in cash and cash equivalents		451,536	(284,433)
Cash and cash equivalents at the beginning of the year		39,243	633,953

Cash and cash equivalents at the end of the year		490,779	349,520

Supplemental cash flow information:
Cash paid for income tax		-	538
Cash paid for interest		4,099	18,579

Supplemental non-cash information:
Operating lease liabilities arising from obtaining right-of-use assets		2,293	-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RUI HOLDINGS INC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars (“$”), except for the number of shares)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

(a) Principal activities

RUI Holdings Inc (“RUI” or the “Company”) is a holding company that was incorporated under the laws of the Cayman Islands on February 17, 2025. RUI, through its wholly-owned subsidiaries (collectively referred to as the “Group”) is principally engaged in offering integrated facility management services and integrated logistics services.

(b) History and Reorganization of the Group

The Group’s history began with the commencement of operations of RUI International Pte. Ltd., a limited liability company established in Republic of Singapore on January 26, 2024. The Group expands its operation in the Kingdom of Saudi Arabia by acquiring 100% ownership of Aish Alnas For Logistics, which was under 100% control of Xiang Chen, through RUI International Pte. Ltd. on March 9, 2025. The Group further expands into the UAE by acquiring 50% ownership of RUI International Enterprise LLC, which was under 100% control of Xiang Chen, through RUI International Pte. Ltd. on July 23, 2025. The Group expands its operation into PRC by establishing its 100% owned subsidiary, Ruiwuhang (Shanghai) Information Technology Co., Ltd., on September 13, 2024 and then Ruiwuhang (Shanghai) Information Technology Co., Ltd. acquired Ruiwuhang (Shanghai) Facility Management Co., Ltd. and its subsidiaries, which was under control of Xiang Chen on September 19, 2024. The Group also established Beijing Ruiwuhang Information Technology Co., Ltd. on May 28, 2025 in the PRC.

As of February 28, 2026, the Group’s major subsidiaries were as follows:

Name	Date of Incorporation	Place of Incorporation	Controlled by	Percentage of Effective Ownership	Principal Activities
RUI International Pte. Ltd. ("RUI Singapore")	2024/01/26	Singapore	RUI Holdings Inc.	100%	Investment holding
RUI International Enterprise LLC ("RUI UAE")	2024/04/19	UAE	RUI Singapore	50%	Dormant
Aish Alnas For Logistics ("Aish Alnas")	2024/06/06	KSA	RUI Singapore	100%	Operating
Company Deep Quest ("Deep Quest")	2025/05/27	KSA	RUI Singapore	100%	Operating
RUI One Pte. Ltd. ("RUI One")	2025/12/04	Singapore	RUI Singapore	100%	Investment holding
Beijing Ruiwuhang Information Technology Co., Ltd. ("RUI Beijing")	2025/05/28	PRC	RUI One	100%	Dormant
Ruiwuhang (Shanghai) Information Technology Co., Ltd. ("RUI Shanghai")	2024/09/13	PRC	RUI One	100%	Investment holding
Ruiwuhang (Shanghai) Facility Management Co., Ltd. ("RUI Facility Management")	2021/01/25	PRC	RUI Shanghai	100%	Operating
Jiangsu Ruimu Boshi Technology Co., Ltd. ("Jiangsu Ruimu")	2020/10/14	PRC	RUI Facility Management	100%	Operating
Ruiwuhang (Wuxi) facility management Co., Ltd. ("RUI Wuxi")	2021/02/02	PRC	RUI Facility Management	100%	Operating
Ruiwuhang (Shanghai) Catering Management Co., Ltd. ("RUI Catering")	2022/09/26	PRC	RUI Facility Management	100%	Operating

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The accompanying unaudited condensed consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”).

(b) Basis of consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Group. All intercompany transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

Subsidiaries are entities in which the Company, directly or indirectly, controls more than one half of the voting power, or has the authorities to govern financial and operating policies, appoint or remove a majority of the members of the board of directors, or cast a majority of votes at the meeting of directors.

(c) Use of estimates

The preparation of the unaudited condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the amount of reported revenue, expenses, gains, and losses during the reporting periods in the unaudited condensed consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to the assessment of the valuation of accounts receivable, notes receivable, other receivables and related allowance for credit losses, useful lives of property and equipment, incremental borrowing rate used in calculation of lease liabilities, impairment assessment of long-lived assets, and valuation allowance for deferred tax assets. The Group bases its estimates and judgements on historical experience and on various other assumptions and information that are believed to be reasonable under the circumstances. Actual results could differ from those estimates, and as such, differences may be material to the unaudited condensed consolidated financial statements. Estimates and assumptions are periodically reviewed, and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary.

(d) Foreign currency

The Group’s reporting currency is United States dollars (“US$,” “USD” or “$”). The Group determines its functional currencies based on the criteria of Accounting Standards Codification (“ASC”) 830, Foreign Currency Matters. The functional currency of the Group is USD and its subsidiaries in the KSA is Saudi Riyal, in Singapore is Singapore Dollar (“SGD”) and in the PRC is Renminbi (“RMB”).

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates quoted by authoritative banks prevailing at the dates of the transactions. Exchange gains and losses resulting from those foreign currency transactions denominated in a currency other than the functional currency are recorded as foreign currency exchange gain or loss included in “Other expenses, net” in the unaudited condensed consolidated financial statements of operations and comprehensive loss.

The Company and its subsidiaries with functional currencies other than the USD, translate their operating results and financial position into USD, the Company’s reporting currency. Assets and liabilities in reporting currencies other than USD are translated into USD using the applicable exchange rates at the balance sheet date. Equity accounts other than retained earnings generated in current period are translated into USD at the appropriate historical rates. Revenue, expenses, gains and losses are translated into USD using the periodic average exchange rates. The resulting foreign currency translation adjustments are recorded in accumulated other comprehensive loss as a component of shareholders’ deficit. The translation rates are obtained from U.S. Federal Reserve Board.

(e) Liquidity and going concern

The Company evaluated whether existing conditions and events, considered in the aggregate, raised substantial doubt about the Company’s ability to continue as a going concern within one year from the date of this prospectus. For the six months ended February 28, 2026, the Company experienced persistent shortages in working capital and available cash, driven primarily by decreasing revenues, ongoing net cash outflows from operating and financing activities, and a shareholders’ deficit. The Company’s revenue decreased from approximately $9.40 million for the six months ended February 28, 2025 to approximately $4.04 million for the six months ended February 28, 2026. The Company recorded net cash outflows of $9,384 from operating activities and $353,530 from financing activities. As of February 28, 2026, the total shareholders' deficit amounted to $1,580,201. The Company’s declining revenues, persistent shortages in working capital and available cash, ongoing net cash outflows from operating and financing activities, and shareholders’ deficit raised substantial doubt about the Company's ability to continue as a going concern within one year from the date of this prospectus.

In response to these challenges, the Company has developed and begun implementing a series of strategic actions aimed at improving liquidity and ensuring business continuity. These actions include:

(a)	The Company will continue to collect its outstanding accounts receivable in the ordinary course of business. Substantially all of the accounts receivable outstanding as of February 28, 2026 are expected to be collected in accordance with their contractual payment terms during the second half of fiscal year 2026 and the first half of fiscal year 2027.

(b)	The Company has entered into and intends to enter into several large-scale integrated logistics service contracts in Saudi Arabia. It anticipates that services under the majority of such contracts will be performed and corresponding payments received in the second half of fiscal year 2026 and fiscal year 2027.

(c)	The Company plans to expand its geographic footprint and launch AIoT services in Thailand in fiscal year 2027, from which it expects to generate revenue.

(d)	The Company is exploring financing alternatives to raise additional capital while seeking to control financing costs.

(e)	The Company repaid all short-term borrowings in February 2026, and the majority of principal repayments on its long-term borrowings are not contractually required within the next twelve months.

Management believes that these actions, if successfully executed, will mitigate the conditions giving rise to substantial doubt. However, uncertainty remains with respect to whether the Company can successfully collect outstanding receivables, secure new orders, generate expected revenue from new regions, complete additional financing on acceptable terms, and comply with relevant debt agreements. If these efforts are not successful, the Company may be required to seek alternative strategic actions. As a result, substantial doubt remains regarding the Company’s ability to continue as a going concern. The accompanying consolidated financial statements have been prepared under the assumption that the Company will continue as a going concern, and they do not include any adjustments that might result from the outcome of this uncertainty.

(f) Notes and accounts receivable, net

Notes and accounts receivable represent the amounts that the Group has an unconditional right to considerations. These receivables are uncollateralized, which include amounts earned less payments received and provision for expected credit losses. Management continually monitors and adjusts its allowances associated with the Company’s receivables to address any credit risks associated with the accounts receivable and periodically writes off receivables when collection is not considered probable. The Company does not charge interest on past due accounts. When uncertainty exists as to the collection of receivables, the Company records an allowance for expected credit losses and a corresponding charge to expected credit losses expense.

(g) Expected credit losses

Accounts receivable along with components within prepaid expenses and other current assets, net, are presented net of the allowance for expected credit losses, in accordance with ASC Topic 326, Financial Instruments – Credit Losses. The Group estimates this allowance using the CECL model, which requires management to make significant judgments regarding the timing and amount of expected losses. These estimates incorporate historical collection experience, current economic conditions, and forward-looking information, including forecasts of factors that may impact customers’ ability to pay. The allowance is reassessed regularly and may be adjusted based on changes in economic outlook or customer-specific developments.

The Group uses the aging schedule method to calculate the credit loss and considers the relevant factors of the historical and future conditions of the Group to make reasonable estimation of the risk rate, such as historical credit loss experience, age of receivable balances, current market conditions, reasonable and supportable forecasts of future economic conditions, as well as an assessment of receivables due from specific identifiable counter-parties. The Group assesses collectability by pooling receivables that have similar risk characteristics and evaluates receivables individually when specific receivables no longer share those risk characteristics.

The Group has recognized no current expected credit loss expense on other receivables for the six months ended February 28, 2025 and 2026, respectively.

(h) Impairment of long-lived assets

The Group’s long-lived assets, including property and equipment, operating lease right-of-use assets, and other non-current assets for impairment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability is measured by comparing the carrying amount of the asset or asset group to the related projected undiscounted cash flows expected to result from the use of the assets or asset group and their eventual disposition, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the carrying amount of the assets or assets group exceeds the expected undiscounted cash flows, the Group would recognize an impairment loss based on the fair value of the assets or assets group. No impairment loss on long-lived assets was recorded for the six months ended February 28, 2025 and 2026.

(i) Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The Group applies ASC 820 Fair Value Measurements and Disclosures (“ASC 820”) in measuring fair value, which defines fair value, establishes a framework for measuring fair value and requires disclosures to be provided on fair value measurement. ASC 820 establishes a three-tier fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

●	Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

●	Level 3 — Unobservable inputs which are supported by little or no market activity that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

ASC 820 also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, notes and accounts receivables, other receivables included in prepaid expenses and other current assets, amount due from related parties, other non-current assets, short-term and long-term loans, operating lease liabilities, accounts payable, deferred revenue, other payables included in accrued expenses and other current liabilities, and amount due to related parties. As of August 31, 2025 and February 28, 2026, the carrying amounts of the current financial assets and liabilities approximate their fair values due to the short-term maturity.

(j) Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Group recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter. The Group did not identify any significant commitments or contingencies as of August 31, 2025 and February 28, 2026.

(k) Revenue recognition

The Group derives its revenue from four main sources: (ⅰ) integrated facility management services, (ⅱ) integrated logistics services, (iii) transportation equipment lease services, (iv) software development services and (v) other services.

Revenue recognition policies are consistent with those described in Note 2 to the audited consolidated financial statements for the fiscal year ended August 31, 2024 and 2025 included elsewhere in this prospectus.

Transportation equipment lease services

The Group started generating revenue from providing transportation equipment lease service since October 2024. For the six months ended February 28, 2026, the Company has no operating lease income of fixed payments and the lease income of variable payments were as follows:

	Six months ended February 28,
	2025	2026
	USD	USD
Variable operating lease income	1,606,602	212,355

Other services

For the six months ended February 28, 2026, the Group’s other services mainly consisted of housing rental services. The Group recognizes housing rental revenue pursuant to ASC 842 Leases, and all related lease contracts are operating leases, predominantly with lease terms within 12 months. The Group leases residential properties to customers and generates rental fees, with contract pricing primarily based on property type, leasable area and lease term. Rental revenue is recognized on a straight-line basis over the lease term in accordance with contractual terms. As of February 28, 2026, no material variable lease payments are involved in the Group’s existing housing lease contracts.

(l) Contract balances

Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Group has satisfied its performance obligation and has unconditional right to the payment. Contract assets represent the Company’s right to consideration in exchange for goods or services that the Group has transferred to a customer. The Group has no contract assets recorded on its condensed consolidated balance sheets as of August 31, 2025 and February 28, 2026, respectively.

The contract liabilities consist of advances from customers, which represent the cash received in advance for performance obligations to be provided by the Group and will be recognized as revenue when the Group fulfills its performance obligation.

The Company’s contract liabilities which were included in deferred revenue amounted to $270,614 and $142,074 as of August 31, 2025 and February 28, 2026, respectively. There was nil and $128,540 revenue recognized from deferred revenue in the six months ended February 28, 2025 and 2026, respectively.

(m) Cost of revenue

Cost of revenue primarily consists of outsourced services expenses, cleaning equipment lease cost, and staff cost for integrated facility management services; the cost of outsourced logistics service providers, custom clearing, and other necessary services needed to fulfill the integrated logistics services; the cost of software development services outsourced to third parties and staff cost for the software development services; and transportation equipment lease cost and depreciation of equipment purchased by the Group for the transportation equipment lease service.

(n) Income taxes

The Group accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). Provision for income taxes consists of current taxes and deferred taxes. Current tax is recognized based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the unaudited condensed consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases that will be in effect when the differences are expected to reverse. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period including the enactment date. Valuation allowances are established, based on a more-likely-than-not threshold, to reduce deferred tax assets to the amount expected to be realized. The Company’s ability to realize deferred tax assets depends on each individual entity’s ability to generate sufficient taxable income within the carry forward periods provided for in the tax law.

The Company’s subsidiaries in the PRC, the KSA, and Singapore are subject to the income tax laws of the PRC, the KSA, and Singapore.

The tax authority in the KSA is the Zakat, Tax and Customs Authority (“ZATCA”). The two major direct taxes in the KSA are corporate income tax and “Zakat.” Corporate income tax and Zakat are essentially distinguished based on the nationality of the company’s shareholders. If directly or indirectly held by foreign investors or citizens of non-GCC member states, a KSA company shall pay corporate income tax at a rate of 20%. Aish Alnas, the subsidiary incorporated in the KSA, was subject to Zakat during the inception to May 31, 2025, and subject to corporate income tax thereafter.

The Group applies a “more-likely-than-not” recognition threshold in the evaluation of uncertain tax positions. The Group recognizes the benefit of a tax position in its unaudited condensed consolidated financial statements if the tax position is “more-likely-than-not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more-likely-than-not” recognition threshold is measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. Unrecognized tax benefits may be affected by changes in interpretation of laws, rulings of tax authorities, tax audits, and expiry of statutory limitations. In addition, changes in facts, circumstances and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Accordingly, unrecognized tax benefits are periodically reviewed and re-assessed. Adjustments, if required, are recorded in the Company’s unaudited condensed consolidated financial statements in the period in which the change that necessities the adjustments occur. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in certain circumstances, a tax appeal or litigation process. The Group records interest and penalties related to unrecognized tax benefits (if any) in income tax expenses.

The Group did not accrue any liability, interest, or penalties related to uncertain tax positions in its provision for income taxes of its unaudited condensed consolidated statements of operations and comprehensive loss for the six months ended February 28, 2025 and 2026, respectively. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

(o) Earnings per share

The Group computes earnings per share (“EPS”) in accordance with ASC 260 Earnings per Share, which requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common share outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis of the potential Class A Ordinary Shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential Class A Ordinary Shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

(p) Related parties

The Group identifies related parties in accordance with ASC 850 Related Party Disclosures. Related parties include individuals or entities that directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Group. This includes principal owners, members of management, immediate family members of principal owners and management, and other entities where significant influence exists over management or operating policies.

The Group discloses material related party transactions, including the nature of the relationship, the terms and conditions of the transactions, and their financial impact. Where transactions are conducted on terms equivalent to those prevailing in arm’s length transactions, such terms are disclosed, where determinable.

(q) Segment reporting

In accordance with ASC 280 Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s CODM is the chief executive officer, as in his capacity he is responsible for setting strategies and initiatives, establishing policies, allocating resources and assessing the performance of the Company’s business segments.

Operating income is the primary measure of business segments’ profit or loss that is most consistent with the measurement principles of U.S. GAAP and no items below operating income are allocated to segments. The CODM uses operating income to review financial performance, progress of the Group’s strategic initiatives and to determine compensation of segment managers. For the six months ended February 28, 2025 and 2026, the CODM of the Group has identified financial information disaggregated by business segments including (i) PRC operation and other regions and (ii) KSA operation for internal management purposes. The Group’s CODM makes decisions on resource allocation, evaluates operating performance, and monitors budget versus actual results using operating income. There is no reconciling items or adjustments in operating income between segments and as presented in the Group’s unaudited condensed consolidated statements of operations. The CODM does not review assets in evaluating the segment results and therefore such information is not presented.

	Six months ended February 28, 2025
	PRC and other regions	KSA	Consolidated
	USD	USD	USD
Revenue	2,049,483	7,346,850	9,396,333
Cost of revenue	(1,531,420)	(6,113,008)	(7,644,428)
Gross profit	518,063	1,233,842	1,751,905

Selling, general and administrative expenses	(265,880)	(213,823)	(479,703)
Research and development expenses	(54,586)	-	(54,586)
Other expenses, net	(521)	(407)	(928)
Income tax expenses	(519)	-	(519)
Net income	196,557	1,019,612	1,216,169

Other comprehensive income	84,913	949	85,862

	Six months ended February 28, 2026
	PRC and other regions	KSA	Consolidated
	USD	USD	USD
Revenue	1,168,425	2,868,376	4,036,801
Cost of revenue	(886,663)	(2,292,684)	(3,179,347)
Gross profit	281,762	575,692	857,454

Selling, general and administrative expenses	(278,482)	(232,013)	(510,495)
Research and development expenses	(24,219)	-	(24,219)
Other expenses, net	(21,320)	(914)	(22,234)
Income tax expenses	(864)	(62,978)	(63,842)
Net income	(43,123)	279,787	236,664

Other comprehensive income	(102,692)	547	(102,145)

(r) Recent accounting pronouncements

The Company expects to be an emerging growth company (“EGC”) as defined by the Jumpstart Our Business Startups Act (“JOBS Act”). The JOBS Act provides that an EGC can take advantage of extended transition periods for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company elected to take advantage of the extended transition periods. However, this election will not apply should the Company cease to be classified as an EGC.

(s) Significant risk and uncertainties

Foreign exchange risk

The reporting currency of the Company’s operations was in USD and the Company’s subsidiaries in the KSA, Singapore, and the PRC generally use their respective local currencies as their functional currencies. The Group is mainly exposed to foreign currency risk on fluctuations of USD against functional currency as the translation adjustment. The Group is exposed to foreign exchange risk in respect of operating activities when purchasing of goods and services in geographic areas is using transaction currencies other than USD.

Concentration

Concentration of customers and suppliers

The Company’s revenue and contract liabilities were generated from the contracts with various customers and one particular customer in KSA, Metallurgical Corporation of China Ltd. Saudi Branch, account for 76.34% of the Company’s total revenue for the six months ended February 28, 2025 and one customer in KSA, FFT Technologies LLC, accounts for 44.67% of the Company’s total revenue for the six months ended February 28, 2026.

As of February 28, 2026, 52.33% and 27.60% of the Group’s total accounts receivable were collectable from two customers, FFT Technologies LLC and Metallurgical Corporation of China Ltd. Saudi Branch, respectively.

There was one supplier in KSA, Shenzhen Minsheng GEFCO Logistics Co., Ltd., accounted for approximately 42.37% of the Group’s total purchases for the six months ended February 28, 2025 and one supplier in KSA, Heng Y Logistics Co., Limited, accounted for approximately 18.41% of the Group’s total purchases for the six months ended February 28, 2026.

As of February 28, 2026, 21.74% and 17.56% of the Company’s total accounts payable was due to two suppliers in KSA, Heng Y Logistics Co., Limited and Great Arabin Wisdom Equipment Co., Ltd., respectively.

The Group started its operation in KSA with Metallurgical Corporation of China Ltd. Saudi Branch in KSA in the beginning of fiscal year 2025 and expanded its clientele into more than dozen customers in KSA in the second half of the fiscal year ended August 31, 2025. The Group mitigates its overall concentration risk by engaging with various clients and providing different streams of revenue to these clients, and also engaging with various suppliers in both KSA and PRC.

Interest rate risk

The Group is exposed to interest rate risk arising from cash and cash equivalents, amounts due from related parties, short-term and long-term bank loans and amount due to related parties. The Group expected no material risk from changes in market interest rates, and did not use any derivative financial instruments to manage the interest rate risk exposure during the six months ended February 28, 2025 and 2026.

(t) Revenue Disaggregation

The following is a summary of the Group’s segregated revenue by revenue streams:

	Six months ended February 28,
	2025	2026
	USD	USD
Revenue
Integrated facility management services	1,656,460	783,538
Integrated logistics services	5,740,248	2,372,608
Transportation equipment lease services	1,606,602	212,355
Software development services	288,168	241,809
Other services	104,855	426,491
Total revenue	9,396,333	4,036,801

The following is a summary of the Group’s segregated revenue by geography:

	Six months ended February 28,
	2025	2026
	USD	USD
Revenue
The Kingdom of Saudi Arabia	7,346,850	2,868,376
People’s Republic of China	2,016,670	921,758
Other regions	32,813	246,667
Total revenue	9,396,333	4,036,801

The following is a summary of the Group’s segregated revenue by timing of revenue recognition:

	Six months ended February 28,
	2025	2026
	USD	USD
Revenue
Over time	9,396,333	4,036,801

3. CASH AND CASH EQUIVALENTS

Cash and cash equivalents comprise cash at commercial banks in Singapore, the KSA, and the PRC, there is no restricted cash as of August 31, 2025 and February 28, 2026, respectively.

	As of August 31, 2025	As of February 28, 2026
	USD	USD
Cash and cash equivalents	633,953	349,520

4. NOTES AND ACCOUNTS RECEIVABLE, NET

Notes and accounts receivable, net consisted of the following:

	As of August 31, 2025	As of February 28, 2026
	USD	USD
Notes receivable	26,869	-
Accounts receivable	1,726,946	2,616,165
Less: allowance for credit losses	-	-
Notes and accounts receivable, net	1,753,815	2,616,165

There was no balance of allowance for credit losses for notes and accounts receivable as of August 31, 2025 and February 28, 2026, respectively. No credit losses provision was made or written off for the six months ended February 28, 2025 and 2026, respectively.

5. PREPAYMENTS AND OTHER CURRENT ASSETS, NET

Prepayments and other current assets, net, consisted of the following:

	As of August 31, 2025	As of February 28, 2026
	USD	USD
Prepaid rents (1)	169,292	154,886
Advances to suppliers (2)	48,824	21,493
Prepaid input value-added taxes	77,604	84,641
Deposits receivable	33,507	39,041
Receivables from third parties (3)	17,546	261,530
Less: allowance for credit losses	-	-
Prepayments and other current assets, net	346,773	561,591

(1)	Prepaid rents mainly represent prepayments for leased premises to be leased out to local lessees.

(2)	Advances to suppliers mainly represent advanced logistics payments to suppliers in the KSA as of August 31, 2025 and February 28, 2026.

(3)	Receivables from third parties mainly represent short-term cash advances made to third parties for potential co-operating projects.

There was no balance of allowance for credit losses for other receivable as of August 31, 2025 and February 28, 2026. No credit loss provision was made and written off for the six months ended February 28, 2025 and 2026.

6. LEASE

From the perspective of lessee

The Group’s lease portfolio includes office space, machinery equipment, and apartments located in the PRC and the KSA. These assets are held for either the Group’s own use or for subleasing. As of August 31, 2025 and February 28, 2026, and for the six months ended February 28, 2025 and 2026, all leases were classified as operating leases under ASC 842.

The Group recognized right-of-use (“ROU”) assets and corresponding lease liabilities on its unaudited condensed consolidated balance sheets in accordance with ASC 842. The ROU assets are amortized on a straight-line basis over the respective lease terms. As of February 28, 2026, the weighted-average remaining lease terms for the Group’s active leases was approximately 1.64 years. As of February 28, 2026, the weighted average discount rate for the Group’s active leases was 3.59%. Operating lease right-of-use assets, net consisted of the following:

	As of August 31, 2025	As of February 28, 2026
	USD	USD
Original value of operating lease right of use asset	140,752	145,222
Less: Amortization of operating lease right-of-use asset	(25,047)	(52,861)
Operating lease right-of-use assets, net	115,705	92,361

Operating lease liabilities consisted of the following:

	As of August 31, 2025	As of February 28, 2026
	USD	USD
Operating lease liabilities, current	55,751	57,104
Operating lease liabilities, non-current	40,249	-
Operating lease liabilities	96,000	57,104

The Company’s operating lease expenses are recognized in cost of revenue, selling, marketing, general and administrative expenses, research and development expenses in the unaudited condensed consolidated statements of operations and comprehensive income. For the six months ended February 28, 2025, the Group recognized operating lease expenses of $127 and short-term lease expenses of $19,174. For the six months ended February 28, 2026, the Group recognized operating lease expenses of $27,940 and short-term lease expense of $243,952, respectively.

Cash paid for operating leases was $833 and $nil for the six months ended February 28, 2025 and 2026, respectively.

The following table summarizes the maturity of operating lease liabilities as of February 28, 2026:

As of February 28, 2026
USD
Within 1 year	58,276
1 - 2 years	-
Total undiscounted lease payments	58,276
Less: imputed interest	(1,172)
Present value of lease liabilities	57,104
Amounts due within 12 months	57,104
Long-term lease liabilities	-

7. SHORT-TERM LOANS

All of the Company’s short-term loans were fully settled during the six months ended February 28, 2026, with no remaining principal balance as of the balance sheet date.

7. ACCOUNTS PAYABLE

Accounts payable consisted of the following:

	As of August 31, 2025	As of February 28, 2026
	USD	USD
Accounts payable for services	1,449,344	1,910,918
Accounts payable for equipment purchase	429,538	406,942
Accounts payable	1,878,882	2,317,860

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of August 31, 2025	As of February 28, 2026
	USD	USD
Deferred revenue (1)	270,614	142,074
Cash advances payable to third parties (2)	208,725	227,842
Accrued payroll and employee benefits	108,094	66,059
Deposits payable	35,977	40,901
Other payables to third parties	66,396	219,680
Accrued expenses and other current liabilities	689,806	696,556

(1)	Deferred revenue mainly represents premises rental fee received in advance from lessees in the KAS for leasing services to be rendered within next 12 months.

(2)	Cash advances payable to third parties are cash received from third parties without interests and maturity dates.

9. LONG-TERM LOANS

Long-term loans consisted of the following:

	As of August 31, 2025	As of February 28, 2026
	USD	USD
China CITIC Bank	694,210	714,505
Less: loan principal due within 12 months	(14,024)	(14,582)
Long-term loans	680,186	699,923

The long-term bank loans described above represented the outstanding balance from a line of credit obtained from China CITIC Bank on September 27, 2024, in a total amount of $1,079,883 with its maturity date on September 27, 2029. Standalone interest rate and maturity date will be determined along with each withdrawal. This line of credit is guaranteed by the Company’s chief financial officer and founding shareholder, Mr. Xiang Chen, and mortgaged against a real estate property owned by Mr. Xiang Chen located in Wuxi, Jiangsu Province, PRC.

On September 29, 2024, the Group withdrew $420,734 from the above line of credit with a maturity date of September 29, 2027, repayable of 1% of the loan every half year for five installment repayments from March 20, 2025 and 95% of the loan on the maturity date, and bearing interest rate of 3%.

On November 13, 2024, the Group withdrew $280,489 from the above line of credit with a maturity date of November 13, 2027, repayable of 1% of the loan every half year for five installment repayments from April 20, 2025 and 95% of the loan on the maturity date, and bearing interest rate of 2.85%.

10. RELATED PARTY BALANCES AND TRANSACTIONS

The Group records transactions with various related parties. These related party balances as of August 31, 2025 and February 28, 2026 and transactions for the six months ended February 28, 2025 and 2026 are identified as follows:

(1) Related party with transactions and related party relationships

Name of Related Party	Relationship to the Company
Xiang Chen	Chief Financial Officer, shareholder, and director of the Company
Peng Yu	Chief Executive Officer and shareholder of the Company
Ping Wu	Immediate family member of Xiang Chen and a shareholder of the Company
Minzhi Tong	Senior management member of the Group and shareholder of the Company
Ruiwuhang (Shanghai) Corporate Management Co., Ltd.	An entity in which Minzhi Tong holds a 24.5% equity interest and serves as the legal representative
Jinshi (Shanghai) Corporate Management Co., Ltd.	An entity in which Minzhi Tong holds a 90% equity interest and serves as the legal representative
Wuxi Baiqun Internet Technology Co., Ltd.	An entity in which Ping Wu holds a 49% equity interest and serves as the legal representative
Shanghai Aobo Technology Co., Ltd.	An entity wholly owned by Ping Wu
Beijing Ruiwuhang Management Consulting Co., Ltd.	An entity collectively controlled by Xiang Chen and Peng Yu; Ping Wu serves as its legal representative
Wuxi Wuyue Drinking Water Co., Ltd. ("Wuxi Wuyue")	An entity in which Xiang Chen holds a 70% equity interest and serves as the legal representative
Wuxi Shenrui Commercial Technology Co., Ltd. ("Wuxi Shenrui")	An entity in which Xiang Chen holds a 70% equity interest and serves as the legal representative
Wuxi Xinzhongxing Human Resources Service Co., Ltd.	An entity in which Wuxi Shenrui, Ping Wu and Xiang Chen hold 90%, 4% and 3% equity interests, respectively; Ping Wu serves as the legal representative
Jiangsu Ruiwuhang Security Services Co., Ltd. ("RUI Security")	An entity wholly owned by Wuxi Shenrui
Jiangsu Ruiwuhang Zhilian Technology Co., Ltd.	An entity 49.5% owned by RUI Security
Wuxi Niuwosi Management Consulting Co., Ltd.	An entity in which Wuxi Shenrui and Xiang Chen hold 60% and 28% equity interests, respectively; Xiang Chen serves as manager
Wuxi Zhitianxin Industrial Service Outsourcing Co., Ltd.	An entity for which Xiang Chen serves as the general manager

(2) Significant Related Party Transactions

Sales to a related party

	Six months ended February 28,
	2025	2026
	USD	USD
Wuxi Xinzhongxing Human Resources Service Co., Ltd.	23,438	4,858
Total	23,438	4,858

The Group provided market research consulting service to the related party.

Purchases from related parties

	Six months ended February 28,
	2025	2026
	USD	USD
Ruiwuhang (Shanghai) Corporate Management Co., Ltd. (1)	19,648	30,489
Shanghai Aobo Technology Co., Ltd. (2)	9,050	785
Wuxi Xinzhongxing Human Resources Service Co., Ltd. (1)	22,085	-
Jiangsu Ruiwuhang Zhilian Technology Co., Ltd. (1)	-	6,627
Wuxi Niuwosi Management Consulting Co., Ltd. (3)	-	30,621
Total	50,783	68,522

(1)	Ruiwuhang (Shanghai) Corporate Management Co., Ltd., Wuxi Xinzhongxing Human Resources Service Co., Ltd. and Jiangsu Ruiwuhang Zhilian Technology Co., Ltd. provided facility management outsourcing services to the Group for its integrated facility management service business.

(2)	Shanghai Aobo Technology Co., Ltd. sold small tools to the Group for its integrated facility management service business.

(3)	Wuxi Niuwosi Management Consulting Co., Ltd. provided labor service to the Group for its software development service business.

(3) Cash advances to related parties

	Six months ended February 28,
	2025	2026
	USD	USD
Xiang Chen (1)	311,580	-
Wuxi Wuyue Drinking Water Co., Ltd. (2)	-	32,197
Jiangsu Ruiwuhang Security Services Co., Ltd. (2)	-	28,382
Total	311,580	60,579

(1)	The cash advances provided to Xiang Chen are interest-free. All cash advances to Xiang Chen have been repaid during the reporting period.

(2)	The cash advances provided to Wuxi Wuyue Drinking Water Co. Ltd. and Jiangsu Ruiwuhang Security Services Co. Ltd. represent interest-free advances to support the business operations of Wuxi Wuyue and RUI Security. As of February 28, 2026, the outstanding amounts were fully repaid by Wuxi Wuyue and RUI Security.

(4) Cash advances from related parties

	Six months ended February 28,
	2025	2026
	USD	USD
Xiang Chen	161,060	285,236
Ping Wu	131,902	-
Jinshi (Shanghai) Corporate Management Co., Ltd.	152,035	70,954
Wuxi Baiqun Internet Technology Co., Ltd.	5,554	4,257
Beijing Ruiwuhang Management Consulting Co., Ltd.	-	14,191
Wuxi Wuyue Drinking Water Co., Ltd.	268,836	-
Jiangsu Ruiwuhang Zhilian Technology Co., Ltd.	-	327,809
Total	719,387	702,447

During the six months ended February 28, 2025 and 2026, the Group has obtained in total US$719,387 and US$702,447 cash advances credits from the above listed related parties, respectively. The cash advances obtained are for temporary operation supports and the Group may repay at its discretion while the related parties would not request for repayments before August 31, 2028.

(5) Amounts due from related parties

	As of August 31, 2025	As of February 28, 2026
	USD	USD
Xiang Chen (1)	2,805	-
Wuxi Baiqun Internet Technology Co., Ltd. (2)	2,104	-
Shanghai Aobo Technology Co., Ltd. (3)	822	-
Wuxi Xinzhongxing Human Resources Service Co., Ltd. (4)	41,884	47,457
Total	47,615	47,457

(1)	The amounts due from Xiang Chen represent an allowance the Group made to Xiang Chen. As of February 28, 2026, there is no amount due from Xiang Chen.

(2)	The amounts due from Wuxi Baiqun Internet Technology Co., Ltd. represent interest-free cash advances with no expiration date provided by the Group to Wuxi Baiqun Internet Technology Co., Ltd. As of February 28, 2026, there is no amount due from Wuxi Baiqun Internet Technology Co., Ltd.

(3)	The amounts due from Shanghai Aobo Technology Co., Ltd. represent interest-free cash advances with no expiration date provided by the Group to Shanghai Aobo Technology Co., Ltd. As of February 28, 2026, there is no amount due from Shanghai Aobo Technology Co., Ltd.

(4)	The amounts due from Wuxi Xinzhongxing Human Resources Services Co., Ltd. represent an accounts receivable of a service the Group provided to Wuxi Xinzhongxing Human Resources Services Co., Ltd. The amounts are expected to be repaid in the fiscal year ending August 31, 2026.

(6) Amounts due to related parties

	As of August 31, 2025	As of February 28, 2026
	USD	USD
Xiang Chen (1)	-	293,093
Peng Yu (2)	46,817	47,177
Ping Wu (3)	185,016	191,988
Minzhi Tong (4)	631	659
Ruiwuhang (Shanghai) Corporate Management Co., Ltd. (5)	-	2,724
Jinshi (Shanghai) Corporate Management Co., Ltd. (6)	490,155	479,010
Wuxi Baiqun Internet Technology Co., Ltd. (7)	225,769	131,939
Wuxi Wuyue Drinking Water Co., Ltd. (8)	1,645	-
Wuxi Xinzhongxing Human Resources Service Co., Ltd. (9)	406,709	422,870
Jiangsu Ruiwuhang Security Services Co., Ltd. (10)	-	7,138
Jiangsu Ruiwuhang Zhilian Technology Co., Ltd. (11)	7,770	250,135
Wuxi Niuwosi Management Consulting Co., Ltd. (12)	-	33,352
Wuxi Zhitianxin Industrial Service Outsourcing Co., Ltd. (13)	280,489	291,634
Total	1,645,001	2,151,719

(1)	The amounts due to Xiang Chen represent interest-free cash advances provided by Xiang Chen to the Group, which will not be requested for repayment before August 31, 2028.

(2)	The amounts due to Peng Yu represent interest-free cash advances provided by Peng Yu to the Group, which will not be requested for repayment before August 31, 2028.

(3)	The amounts due to Ping Wu represent interest-free cash advances provided by Ping Wu to the Group, which will not be requested for repayment before August 31, 2028.

(4)	The amounts due to Minzhi Tong represent interest-free cash advances provided by Minzhi Tong to the Group, which will not be requested for repayment before August 31, 2028.

(5)	The amounts due to Ruiwuhang (Shanghai) Corporate Management Co., Ltd. represent an accounts payable of a service the Group received from Ruiwuhang (Shanghai) Corporate Management Co., Ltd. The amounts are expected to be repaid in the fiscal year ending August 31, 2026.

(6)	The amounts due to Jinshi (Shanghai) Corporate Management Co., Ltd. represent interest-free cash advances provided by Jinshi (Shanghai) Corporate Management Co., Ltd. to the Group, which will not be requested for repayment before August 31, 2028.

(7)	The amounts due to Wuxi Baiqun Internet Technology Co., Ltd. represent interest-free cash advances provided by Wuxi Baiqun Internet Technology Co., Ltd. to the Group, which will not be requested for repayment before August 31, 2028.

(8)	The amounts due to Wuxi Wuyue Drinking Water Co., Ltd. represent interest-free cash advances provided by Wuxi Wuyue Drinking Water Co., Ltd. to the Group. As of February 28, 2026, there is no amount due to Wuxi Wuyue Drinking Water Co., Ltd.

(9)	The amounts due to Wuxi Xinzhongxing Human Resources Service Co., Ltd. represent interest-free cash advances provided by Wuxi Xinzhongxing Human Resources Service Co., Ltd. to the Group, which will not be requested for repayment before August 31, 2028.

(10)	The amounts due to Jiangsu Ruiwuhang Security Services Co., Ltd. represent interest-free cash advances provided by Jiangsu Ruiwuhang Security Services Co., Ltd. to the Group, which will not be requested for repayment before August 31, 2028.

(11)	The amounts due to Jiangsu Ruiwuhang Zhilian Technology Co., Ltd. represent interest-free cash advances provided by Jiangsu Ruiwuhang Zhilian Technology Co., Ltd. to the Group, which will not be requested for repayment before August 31, 2028.

(12)	The amounts due to Wuxi Niuwosi Management Consulting Co., Ltd. represent an accounts payable of a service the Group received from Wuxi Niuwosi Management Consulting Co., Ltd. The amounts are expected to be repaid in the fiscal year ending August 31, 2026.

(13)	The amounts due to Wuxi Zhitianxin Industrial Service Outsourcing Ltd. represent interest-free cash advances provided by Wuxi Zhitianxin Industrial Service Outsourcing Ltd. to the Group, which will not be requested for repayment before August 31, 2028.

11. EQUITY

Ordinary Shares

The Group was incorporated under the laws of the Cayman Islands with authorized share capital of 500,000,000 ordinary shares at par value of $0.0001 each. As of February 28, 2026, 31,125,000 ordinary shares were issued.

Retrospectively, the Group was established in Singapore on January 26, 2024 with authorized ordinary shares of 1,000,000 at par value of $0.01 each. The Group issued 666,800 ordinary shares to MAIS Holdings Limited, 33,300 ordinary shares to PhoenixOne Holding Limited, 133,300 ordinary shares to Ridgehall Services Pte. Ltd., 83,300 ordinary shares to Vertex Ventures Holding Limited, and 83,300 ordinary shares to Ruipal Holding Limited on the same day, all with consideration at par value.

On July 12, 2024, Ruipal Holding Limited transferred all of its shares to four other shareholders. After the share transfer, MAIS Holding Limited had 500,000 ordinary shares, PhoenixOne Holdings Limited had 33,300 ordinary shares, Ridgehall Services Pte. Ltd. had 133,300 ordinary shares, and Vertex Ventures Holding Limited had 333,400 ordinary shares.

On February 17, 2025, the Company was incorporated in Cayman Islands with authorized ordinary shares of 500,000,000, $0.0001 par value, and 1 ordinary share issued to MAIS Holding Limited. On May 16, 2025, the Group issued 14,999,999 ordinary shares to MAIS Holding Limited, 999,000 ordinary shares to PhoenixOne Holding Limited, 3,999,000 to Ridgehall Services Pte. Ltd., and 10,002,000 to Vertex Ventures Holding Limited, all with consideration at par value.

On June 10, 2025, the Group issued 1,125,000 ordinary shares to Zenith Capital LLP for consideration of US$500,000. As of August 31 2025, the Group had received US$200,000 from this shareholder.

On September 3, 2025, all of the Group’s existing ordinary shares with a total of 31,125,000 shares were reclassified and split into Class A ordinary shares and Class B ordinary shares with the same par value of $0.0001 per share, through internal share transfers among existing shareholders. Upon completion of the transfer and reclassification, the total issued and outstanding shares of the Group remained unchanged. After the reclassification, the Group had 17,340,000 Class A ordinary shares and 13,785,000 Class B ordinary shares issued and outstanding.

On October 30, 2025, the Group completed a new round of share allotment and internal share transfers. The Group newly issued 3,500,000 ordinary shares at par value, and the total issued and outstanding shares increased to 34,625,000. Effective on this date, Class A ordinary shares and Class B ordinary shares of the Group were entitled to differentiated voting rights. Following the transactions, the Group had 15,690,000 Class A ordinary shares and 18,935,000 Class B ordinary shares issued and outstanding, with the shareholders’ shareholdings correspondingly adjusted.

Statutory reserve and restricted net assets

As stipulated by relevant PRC laws and regulations, the Company’s subsidiaries and affiliated entities in the mainland PRC (exclusive of Hong Kong) must take appropriations from tax profit to non-distributive funds. These reserves include general reserve and the development reserve.

The statutory reserve requires annual appropriation 10% of after-tax profits at each year-end until the balance reaches 50% of a mainland PRC company’s registered capital. Other reserve is set aside at the Company’s discretion. These reserves can only be used for general enterprise expansion and are not distributable as cash dividends. No general reserve were provided as of August 31, 2025 and February 28, 2026, respectively due to the accumulated deficit.

12. TAXES

TAXATION

The entities within the Group file separate tax returns in the respective tax jurisdictions in which they operate.

Cayman Islands

The Group incorporated in the Cayman Islands as an exempted Group with limited liability under the Companies Act of the Cayman Islands and, accordingly, is exempted from Cayman Islands income tax. As such, the Group is not subject to tax on either income or capital gain for the six months ended February 28, 2025 and 2026.

Singapore

The Company’s subsidiary incorporated in Singapore is subject to Singapore tax laws, and the Singapore corporate income tax rate varies from year to year. For the six months ended February 28, 2025 and 2026, the corporate income tax rate (“CIT”) was 17% combined with different applicable CIT rebate rate and CIT cash rebate applicable to different taxable profit range and different CIT cash rebate amount.

The Kingdom of Saudi Arabia

The Company’s subsidiary incorporated in KSA is subject to corporate income tax since June 1, 2025.

People’s Republic of China

Pursuant to the Enterprise Income Tax Law of the PRC and its implementation rules, the Company’s subsidiaries incorporated in PRC are subject to enterprise income tax at a uniform rate of 25% for the six months ended February 28, 2025 and 2026.

The components of the income tax provision are as follows:

	For the six months ended February 28,
	2025	2026
	USD	USD
Current tax expense	(519)	(63,842)
Deferred tax expense (benefit)	-	-
Total income tax expenses (benefit)	(519)	(63,842)

Income before provision for income taxes is attributable to the following geographic locations for the six months ended February 28, 2025 and 2026:

	For the six months ended February 28,
	2025	2026
	USD	USD
Cayman Islands	-	(156,540)
Singapore	26,546	(460,183)
The Kingdom of Saudi Arabia	1,019,613	342,764
People’s Republic of China	170,790	(128,803)
Elimination	(261)	703,268
Total Income before Income Taxes	1,216,688	300,506

13. COMMITMENTS AND CONTINGENCIES

Commitments

The Group had no purchase commitment as of August 31, 2025 and February 28, 2026. The information of lease commitments is provided in Note 6.

Contingencies

From time to time, the Group is subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Group does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity. As of December 15, 2025, the Group has no significant outstanding litigation.

17. SUBSEQUENT EVENTS

The Group has evaluated all subsequent events through the date of issuance of the consolidated financial statements, the Group did not identify any subsequent events with material financial impact on the Group’s consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association permit indemnification of our directors and officers for costs, losses, damages and expenses incurred in their capacities as such unless such losses or damages arise from actual fraud or willful default or as otherwise required by law.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we have agreed to indemnify our independent directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities		Consideration
ICS Corporate Services (Cayman) Limited	February 17, 2025	1	(1)	$0.0001
MAIS Holding Limited	May 16, 2025	14,999,999	(2)	$1,4999.9999
Vertex Ventures Holding Limited	May 16, 2025	10,002,000	(3)	$1,000.2
RIDGEHALL SERVICES PTE. LTD.	May 16, 2025	3,999,000	(4)	$399.9
PhoenixOne Holding Limited	May 16, 2025	999,000	(5)	$99.9
ZENITH CAPTIAL I LP	June 10, 2025	1,125,000		$500,000
Serenity Prime Limited	October 30, 2025	3,500,000		$350

(1)	On February 17, 2025, ICS Corporate Services (Cayman) Limited transferred 1 ordinary share it was holding to MAIS Holding Limited.

(2)	On September 3, 2025, MAIS Holding Limited transferred 2,317,500, 4,215,000, 748,500, 4,215,000 and 1,725,000 ordinary shares it was holding to RUI Unity Co., Ltd., RUI Horizon Holding Ltd., RIDGHALL SERVICES PTE. LTD., Southenlake Holding Ltd., and MMG Holding Ltd, respectively.

(3)	On September 3, 2025, Vertex Ventures Holding Limited transferred 1,522,500, 1,540,000, 79,500, 1,505,000, and 5,355,000 ordinary shares it was holding to Elyseum Limited, Vexara Dynamics Limited, RUI Unity Co., Ltd., Frost Peak Investment Limited, and Serenity Prime Limited, respectively.

(4)	On October 30, 2025, RIDGHALL SERVICES PTE. LTD. transferred 1,325,000 ordinary shares it was holding to Serenity Prime Limited.

(5)	On September 3, 2025, PhoenixOne Holding Limited transferred 999,000 ordinary shares it was holding to RUI Unity Co., Ltd.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	The undersigned Registrant hereby undertakes that:

(1)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shanghai, the People’s Republic of China, on August 13, 2026.

RUI Holdings Inc

By:	/s/ Xiang Chen
Xiang Chen
Chief Financial Officer and Director (Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peng Yu	Chief Executive Officer and Director	August 13, 2026
Name: Peng Yu	(Principal Executive Officer)

/s/ Xiang Chen	Chief Financial Officer and Director	August 13, 2026
Name: Xiang Chen	(Principal Accounting and Financial Officer)

/s/ Lim Choon San	Chief Operating Officer and Director	August 13, 2026
Name: Lim Choon San

/s/ Ooi Kok Ling	Chief Marketing Officer and Director	August 13, 2026
Name: Ooi Kok Ling

/s/ Manli Zhang Robinson	Chief Compliance Officer and Director	August 13, 2026
Name: Manli Zhang Robinson

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of RUI Holdings Inc, has signed this registration statement or amendment thereto in New York, NY on August 13, 2026.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.

EXHIBIT INDEX

Description
3.1**	Memorandum and Articles of Association

4.1**	Specimen Certificate for Class A Ordinary Shares

5.1*	Opinion of Appleby regarding the validity of the Class A Ordinary Shares being registered

10.1**	Form of Employment Agreement by and between executive officers and the Registrant

10.2**	Form of Indemnification Agreement with the Registrant’s directors and officers

10.3**	Form of Director Offer Letter between the Registrant and its directors

10.4**	Loan Agreement dated February 10, 2025, by and between RUI Facility Management and Shanghai Bank Co., Ltd. Baiyu Sub-branch

10.5**	Lease Agreement dated January 8, 2025, by and between RUI Catering and Wuxi Chunzhiyu Environmental Technology Co., Ltd.

10.6**	Lease Agreement dated December 26, 2024, by and between RUI Facility Management and Shanghai Liangxiang Intelligent Engineering Co., Ltd.

10.7**	Translation of the Lease Agreement dated May 29, 2025, by and between Aish Alna and Deep Quest

10.8**	Translation of Software Copyright License Agreement dated September 20, 2025, by and between Jiangsu Ruiwuhang Zhilian Technology Co., Ltd. and Deep Quest

10.9**	Translation of Software Copyright License Agreement dated September 20, 2025, by and between Jiangsu Ruiwuhang Zhilian Technology Co., Ltd. and RUI Facility Management

10.10**	Logistics Services Contract dated June 30, 2024, by and between The Metallurgical Corporation of China Ltd Saudi Branch and Aish Alnas For Logistics

10.11**	Logistics Services Contract dated October 10, 2024, by and between The Metallurgical Corporation of China Ltd Saudi Branch and Aish Alnas For Logistics

10.12**	Logistics Services Contract dated November 22, 2024, by and between The Metallurgical Corporation of China Ltd Saudi Branch and Aish Alnas For Logistics

10.13**	Translation of Cleaning Service Contract dated June 14, 2024, by and between Shanghai Haichang Polar Ocean World Co., Ltd. and Ruiwuhang (Shanghai) Facility Management Co., Ltd.

10.14**	Translation of Facilities Service Management Contract dated August 11, 2023, by and between Shanghai Wangting Logistics Management Service Co., Ltd. and Ruiwuhang (Shanghai) Facility Management Co., Ltd.

10.15**	Service Agreement dated January 8, 2024, by and between Shenzhen Minsheng GEFCO Logistics Co., Ltd. and Aish Alnas For Logistics

10.16**	Translation of Intelligent Comprehensive Service Agreement for the Sharing Economy dated June 2, 2023, by and between Shanghai Saying Information Technology Ltd. and Ruiwuhang (Shanghai) Facility Management Co., Ltd.

10.17*	Form of Subscription Agreement

21.1**	List of Subsidiaries

23.1*	Consent of Prouden

23.2*	Consent of Appleby (included in Exhibit 5.1)

23.3**	Consent of Frost & Sullivan

99.1**	Code of Business Conduct and Ethics of the Registrant

107*	Filing Fee Table

*	Filed herewith
**	Previously filed